    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1998
                                                           REGISTRATION NO .333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C 20549

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            NORTON MCNAUGHTON, INC.
             (Exact Name of Registrant as Specified in its Charter)

               DELAWARE                               5137
    (State or Other Jurisdiction of        (Primary Standard Industrial
     Incorporation or Organization)         Classification Code Number)

                                   13-3747173
                      (I.R.S. Employer Identification No.)

  NORTON MCNAUGHTON OF SQUIRE, INC.                 MISS ERIKA, INC.
    (Exact Name of Co-Registrant             (Exact Name of Co-Registrant
    as Specified in its Charter)              as Specified in its Charter)
            NEW YORK                                    DELAWARE
  (State or Other Jurisdiction of           (State or Other Jurisdiction of
   Incorporation or Organization)           Incorporation or Organization)
           13-3050179                                  13-3959402
(I.R.S. Employer Identification No.)      (I.R.S. Employer Identification No.)

        JERI-JO KNITWEAR, INC.                        NORTY'S, INC.
     (Exact Name of Co-Registrant             (Exact Name of Co-Registrant
     as Specified in its Charter)             as Specified in its Charter)
              DELAWARE                                  DELAWARE
   (State or Other Jurisdiction of          (State or Other Jurisdiction of
    Incorporation or Organization)           Incorporation or Organization)
             52-2080607                                13-3463814
(I.R.S. Employer Identification No.)      (I.R.S. Employer Identification No.)

                               463 SEVENTH AVENUE
                                   9TH FLOOR
                           NEW YORK, NEW YORK, 10018
                                 (212) 947-2960
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                PETER BONEPARTH
                                   PRESIDENT
                               463 SEVENTH AVENUE
                                   9TH FLOOR
                           NEW YORK, NEW YORK, 10018
                                 (212) 947-2960

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   Copies to:

                             BRADLEY P. COST, ESQ.
                                HAYTHE & CURLEY
                                237 PARK AVENUE
                            NEW YORK, NEW YORK 10017

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

================================================================================================
                                                   Proposed
                                     Proposed       Maximum                        Aggregate
     Title of each Class of           Maximum      Offering       Aggregate        Amount of
        Securities to be           Amount to be      Price        Amount of      Registration
         Registered(1)              Registered     Per Note    Offering Price         Fee
================================================================================================
12 1/2% Senior Notes due 2005      $125,000,000      100%       $125,000,000      $36,875.00
------------------------------------------------------------------------------------------------
Guarantees of 12 1/2% Senior           (2)           (2)              (2)             (2)
Notes due 2005
=============================================================================================

(1) The issuer of the Notes registered hereby is Norton McNaughton, Inc. The Guarantees registered hereby are made by Norton McNaughton of Squire, Inc., Miss Erika, Inc., Jeri-Jo Knitwear, Inc. and Norty's, Inc.

(2) No additional consideration will be received for the guarantees of the Notes registered hereby.

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED AUGUST __, 1998
PRELIMINARY PROSPECTUS
                                  $125,000,000
                                 EXCHANGE OFFER
                            NORTON MCNAUGHTON, INC.

                   OFFER TO EXCHANGE ITS 12 1/2% SENIOR NOTES
          DUE 2005 THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
    OF 1933 FOR ANY AND ALL OF ITS OUTSTANDING 12 1/2% SENIOR NOTES DUE 2005

          THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
                 TIME, ON _____________, 1998, UNLESS EXTENDED

  Norton McNaughton, Inc. a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, this "Prospectus") and in the accompanying Letter of Transmittal (the "Exchange Offer"), to exchange its 12 1/2% Senior Notes due 2005 (the "Exchange Notes") for a like aggregate principal amount of its outstanding 12 1/2% Senior Notes due 2005 (the "Outstanding Notes"), of which an aggregate principal amount of $125,000,000 is outstanding as of the date hereof. The form and the terms of the Exchange Notes will be the same in all material respects as the form and terms of each of the Outstanding Notes, except that (i) the Exchange Notes will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and hence will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of Outstanding Notes under the Exchange and Registration Rights Agreement dated June 18, 1998 (the "Registration Rights Agreement"). See "The Exchange Offer -- Purpose and Effect of the Exchange Offer." The Exchange Notes will be initially issued as a single, permanent global certificate. See "Description of Exchange Notes."

  The Outstanding Notes were issued and sold in a transaction exempt from the registration requirements of the Securities Act and may not be offered or sold in the United States unless so registered or pursuant to an applicable exemption under the Securities Act. The Exchange Notes are being offered herewith in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement. Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties with respect to similar transactions, the Company believes that the Exchange Notes to be issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchases such Exchange Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. However, the Company has not sought a no-action letter with respect to the Exchange Offer and there can be no assurance the staff of the Commission would make a similar determination with respect to the Exchange Offer. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A broker-dealer may nonetheless be deemed to be an "underwriter" under the Securities Act notwithstanding such disclaimer. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  Holders of Outstanding Notes whose Outstanding Notes are not tendered and accepted in the Exchange Offer will continue to hold such Outstanding Notes and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the indenture governing the Outstanding Notes and the Exchange Notes. Following consummation of the Exchange Offer, the holders of Outstanding Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Outstanding Notes held by them. The Exchange Notes will evidence the same debt as the Outstanding Notes and will be entitled to the benefits of the indenture (the "Indenture"), dated June 18, 1998, governing the Outstanding Notes and the Exchange Notes. The Outstanding Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes."

  Interest on the Notes will be payable semiannually on June 1 and December 1 of each year commencing on December 1, 1998 at the rate of 12 1/2%. The Notes will mature on June 1, 2005. Except as described herein, the Company may not redeem the Notes prior to June 1, 2003. On or after such date, the Company may redeem the Notes, in whole or in part, at any time, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon to the redemption date. In addition, at any time prior to June 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price of 112.50% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net cash proceeds of one or more offerings of Equity Interests (as defined) of the Company, provided that at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption. The Notes will not be subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined), the Company will be required to make an offer to each holder of Notes to repurchase the Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase. See "Risk Factors--Change of Control" and "Description of Notes."

  The Outstanding Notes are, and the Exchange Notes will be, senior unsecured obligations of the Company and will be unconditionally guaranteed on a senior, unsecured basis (the "Subsidiary Guarantees") by the Subsidiary Guarantors (as defined herein). The Outstanding Notes and the Exchange Notes and each Subsidiary Guarantee will rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the Company and the applicable Subsidiary Guarantors, respectively, and senior to all subordinated indebtedness of the Company and the applicable Subsidiary Guarantors, respectively, but will be effectively subordinated to secured indebtedness of the Company and the respective Subsidiary Guarantors. On June 18, 1998, the Company and the Subsidiary Guarantors entered into a secured revolving credit and letter of credit facility (the "Current Credit Agreement"). See "Description of Other Indebtedness."

  The Exchange Offer is not conditioned on any minimum aggregate principal amount of Outstanding Notes being tendered for exchange. The Company will accept for exchange any and all validly tendered Outstanding Notes not withdrawn prior to 5:00 p.m., New York City time, on _______ __, 1998 unless extended by the Company, (the "Expiration Date"). Tenders of Outstanding Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer -- Conditions." The Company has agreed to pay all expenses incident to the Exchange Offer. The Company will not receive any proceeds from the Exchange Offer.

  The Outstanding Notes, which have been designated for trading on the PORTAL Market, constitute securities for which there is no established trading market. Any Outstanding Notes not tendered and accepted in the Exchange Offer will remain outstanding. The Company does not currently intend to list the Exchange Notes on any securities exchange. To the extent that any Outstanding Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Outstanding Notes could be adversely affected. No assurances can be given as to the liquidity of the trading market for either the Outstanding Notes or the Exchange Notes.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OUTSTANDING NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  _________

  THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -----------------------------

   SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER.

The date of this Prospectus is ________ __, 1998.

                      SPECIAL CAUTIONARY NOTICE REGARDING
                           FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Those statements include, among other things, the discussions of the Company's business strategy and expectations concerning market position, future operations, margins, profitability, liquidity and capital resources, and statements concerning the integration of the operations acquired pursuant to the Acquisitions (as defined herein) and achievement of certain benefits in connection therewith. Forward-looking statements are included in the sections captioned "Prospectus Summary," "Risk Factors," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Result of Operations," "Business" and elsewhere in this Prospectus. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that the expectations will prove to be correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, projected or anticipated benefits from acquisitions made by or to be made by the Company (including the Acquisitions, as herein defined) or projections involving anticipated revenues, expenses, earnings, levels of capital expenditures or other aspects of operating results.

  The Company's operations are subject to a number of uncertainties, risks and other influences, many of which are outside the Company's control and any one of which, or a combination of which could materially affect the Company's results of operations, financial condition and whether the forward-looking statements ultimately prove to be accurate. Important factors that could cause actual results to differ materially from the Company's expectations include (i) a deterioration in retailing conditions in women's apparel, (ii) an increase in pricing pressures and other competitive factors, any of which could result in an unanticipated decrease in gross profit margin, (iii) the unanticipated loss of a major customer, (iv) the unanticipated loss of a major contractor or supplier,
(v) unanticipated problems arising out of the integration of Miss Erika's (as hereinafter defined) and Jeri-Jo's (as hereinafter defined) businesses with that of the Company and (vi) the other factors disclosed under the caption "Risk Factors" below.


                             AVAILABLE INFORMATION

  The Company and the Subsidiary Guarantors have filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the Subsidiary Guarantors and the Exchange Notes offered hereby, reference is made to the Registration Statement. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement otherwise filed with the Commission.

  The Company is subject to the information requirements of the Exchange Act, and the rules and regulations thereunder, and in accordance therewith files periodic reports, proxy and information statements, and other information with the Commission. All reports, proxy and information statements, and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements regarding registrants, such as the Company, that file electronically with the Commission.

  In addition, the Company has agreed that, whether or not it is required by the rules and regulations of the Commission, so long as any Notes are outstanding, it will furnish to the holders of the Notes, and file with the Commission (unless the Commission will not accept such a filing), (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," in each case, that describes the financial condition and results of operations of the Company and its subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, for so long as any Notes remain outstanding, the Company will agree to make available to any prospective purchaser of the Notes, or any beneficial owner of the Notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

                               PROSPECTUS SUMMARY

  The following is a summary of certain information contained elsewhere in this Prospectus. The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial data, including the historical and pro forma financial statements and the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, the discussion herein assumes the consummation of (i) the acquisition by a wholly owned subsidiary of the Company of substantially all of the assets of Miss Erika, Inc. (the "Miss Erika Acquisition"), which occurred on September 30, 1997, (ii) the acquisition by a wholly owned subsidiary of the Company of substantially all of the assets of Jeri-Jo Knitwear Inc. and Jamie Scott, Inc. (together, the "Jeri-Jo Companies")(the "Jeri-Jo Acquisition" and, together with the Miss Erika Acquisition, the "Acquisitions"), which occurred on June 18, 1998, (iii) the initial borrowings under the Current Credit Agreement (the "Current Credit Agreement Transaction"), which occurred on June 18, 1998, and (iv) the offering of the Outstanding Notes and the application of the net proceeds therefrom (the "Outstanding Notes Offering"), which occurred on June 18, 1998 (the Acquisitions, Current Credit Agreement Transaction and the Outstanding Note Offering, collectively, the "Transactions"). Also, unless the context otherwise requires, references to (a) the "Company" shall mean Norton McNaughton, Inc., a Delaware corporation, and its consolidated subsidiaries on a pro forma combined basis after consummation of the Transactions, (b) "Norton" shall mean Norton McNaughton of Squire, Inc., a New York corporation and wholly owned subsidiary of the Company, (c) "Miss Erika" shall mean Miss Erika, Inc., a Delaware corporation and wholly owned subsidiary of the Company and the purchaser of substantially all of the assets of Miss Erika, Inc., (d) "Jeri-Jo" shall mean Jeri-Jo Knitwear, Inc., a Delaware corporation, a wholly owned subsidiary of the Company and the purchaser of substantially all of the assets of the Jeri-Jo Companies, and (e) "Subsidiaries" or "Subsidiary Guarantors" shall mean, collectively, Norton, Miss Erika, Jeri-Jo and Norty's, Inc., a Delaware corporation and a wholly owned subsidiary of Norton. References herein to the Company's "fiscal year" shall mean the fiscal year which ends on October 31, if such date falls on a Saturday, or the first Saturday following October
31. See "Unaudited Pro Forma Financial Information" for the assumptions reflected in the pro forma financial information included herein. Careful consideration should be given to the matters set forth under the caption "Risk Factors."

                                  THE COMPANY

  Norton McNaughton, Inc. is one of the leading women's and juniors' branded apparel companies in the United States. The Company designs, sources, markets and distributes moderately-priced casual separates and collections of career and casual clothing under such brand names as Norton McNaughton(R), Erika(R) and Energie(R). The Company's primary design and merchandising strategies rely largely on interpretation of popular designer fashions, avoiding fashion-forward designs that are subject to rapidly changing trends. The Company believes that its primary brands enjoy a long-established market position and reputation for design, value and quality among retailers and consumers. The Company estimates that its products are sold nationwide in over 8,000 individual stores, operated by over 1,500 department stores, national chains, mass merchants, off-price retail chains and specialty retailers, including The May Department Stores Company (consisting of Hechts, Foley's, Robinson-May, Kaufmann's, Famous Barr and Meier & Frank), J.C. Penney Company, Inc., Federated Department Stores, Inc. (consisting of Macy's, Rich's, Burdines, Bon Marche and Stern's), Sears, Roebuck and Co., T.J. Maxx and Mervyn's. The Company contracts for the manufacture of all of its products, principally through an established network of foreign manufacturers and agents, thereby avoiding significant capital expenditures for manufacturing facilities and the costs of a large production work force.

  The Company conducts its business through three subsidiaries, Jeri-Jo, Norton and Miss Erika.

  . Jeri-Jo.   Jeri-Jo is a designer and merchandiser of moderately-priced, updated sportswear, knitwear and casual wear for juniors and misses (ages 12 to 35), a category which the Company believes presents significant growth opportunities based upon the demographics and buying patterns of this segment. First introduced in 1975, Jeri-Jo's products are sold under its brand names Energie(R), Currants(R) and Jamie Scott(R) and under private labels to national chains, department stores, off-price retail chains, and mass merchants. The acquisition of the Jeri-Jo Companies diversified and expanded the Company's product offerings, distribution channels and sourcing relationships, and added further strength and depth to the Company's management team.

  . Norton.   Norton designs, sources and markets moderately-priced separates and collections of career and casual clothing for women aged 25 to 55. The Norton product lines were first introduced in 1981, and are sold under Norton's brand names, including Norton McNaughton(R), Maggie McNaughton(R) and Norton Studio(R) primarily to department stores and national chains. Norton believes that it has a loyal customer base, a reputation for design, value and quality and, based upon industry data, that its Norton McNaughton(R) product line is one of the top five national brands in the moderately-priced women's segment of the apparel industry.

  . Miss Erika.   Miss Erika designs, sources and distributes women's
moderately-priced casual separates. Miss Erika's target customer is a middle income, budget-minded but fashionable woman ranging in age from 15 to 50 years old. First introduced in 1968, Miss Erika sells its products under its brand names Erika(R), Sugar Blues(R) and Ricki(R) and under private labels to national chains, department stores, off-price retail chains, and specialty stores. The acquisition of Miss Erika diversified and expanded the Company's product offerings, distribution channels and sourcing relationships, and provided the Company with access to management having long-standing business, merchandising and sourcing experience in the moderately-priced women's apparel industry. The Company believes that Miss Erika will benefit from the increased preference for and acceptance of casual wear generally, and specifically, in the workplace.

INDUSTRY OVERVIEW

  The Company competes in the moderately-priced women's and juniors' segments of the apparel market. According to industry data, sales of moderately-priced women's apparel accounted for in excess of $17 billion or approximately 20% of total retail women's apparel sales in 1997. Juniors apparel is marketed to teenagers and young women. According to the U.S. Census Bureau, the so-called Generation Y (ages 10 to 24 years) number more than 56 million people and is expected to grow 10% to approximately 62 million people by 2005. An independent consumer research firm has estimated that the teenaged segment of the Generation Y consumer (ages 12 to 19 years) accounted for approximately $122 billion of retail sales in 1997 and estimated that approximately 37% of teenaged girls would choose to spend their discretionary cash on clothes, the largest category of any discretionary spending by that group. The Company's products are sold at retail for prices ranging from $10 to $80, which is consistent with pricing in the moderate women's and juniors' segments. The Company believes that the popularity of moderately-priced women's and juniors' clothing, especially in career and casual clothing, has resulted from an increased consumer preference for comfortable, yet value-priced and fashionable, apparel selections and a trend toward more flexible dress codes, including greater acceptance of casual wear in the workplace.

  The apparel industry is highly fragmented but is increasingly moving toward consolidation. Due to a similar consolidation in the retail industry, major retailers are now purchasing for a larger number of stores. As a result, it has become more efficient for these retailers to centralize their buying with a more select group of larger, established vendors, who are better positioned to accommodate their needs. These include the vendor's ability to fill larger orders, comply with more intensive quality control standards and accommodate the retailers' information system and distribution requirements. The Company believes that it is in a position to capitalize on this ongoing consolidation trend due to its extensive production and sourcing network, advanced distribution capabilities, sophisticated management information systems and access to capital.

KEY STRENGTHS

  The Company intends to enhance its industry position by capitalizing on what it believes are its competitive advantages:

 .  ESTABLISHED MARKET POSITION.   The Company's primary brands enjoy long-
  established market positions, having been sold to major apparel retailers nationwide for periods ranging between 15 and 30 years. The Company believes that its primary brand names, Norton McNaughton(R), Erika(R) and Energie(R), are well-recognized and enjoy a long-standing reputation for design, value and quality. Based upon the latest available industry data compiled by NPD American Shoppers Panel, the Company's Norton McNaughton(R) product line is one of the top five national brands in the moderately-priced women's apparel segment.

 .  LOW COST PRODUCT SOURCING WITH MINIMAL CAPITAL EXPENDITURES.   The Company
  contracts for the manufacture of all its products principally through its established network of over 100 contractors and buying agents in over 25 countries. Contract manufacturing allows the Company to avoid significant capital expenditures for manufacturing facilities and the fixed costs of maintaining a large production work force. The Company continues to increase its proportion of foreign contract manufacturing, which is expected to reach approximately 95% for fiscal 1998 on a pro forma basis. The Company believes that foreign sourcing for moderately-priced merchandise allows it to avail itself of a well-equipped and skilled labor force thereby enabling it to produce higher quality, better-valued products for its customers. The Company offsets the longer lead-time necessary for foreign sourced fabrics and manufacturing by early and timely attention to production planning.

 .  LOW FASHION RISK WITH BROAD CONSUMER APPEAL.   The Company interprets popular
  designer fashions at moderate prices. The Company does not seek to dictate fashion trends; rather, it offers current styles while avoiding fashion-forward designs that are subject to rapidly changing trends. In addition, the Company believes that its wide assortment of fashionable women's and juniors' career and casual clothing appeals to a large cross section of the moderately-priced women's and juniors' apparel market.

 .  REDUCED SEASONALITY.   Often, apparel manufacturers experience their highest
  sales at the end of the calendar year. As a result of the Acquisitions, the Company anticipates that it will enjoy substantially equal sales volume in the first half and second half of its fiscal year. At present, Miss Erika experiences its highest sales in the Spring season (the second fiscal quarter) and Jeri-Jo and Norton experience their highest sales in the Fall season (the fourth fiscal quarter). This should enable the Company to better manage its working capital needs.

 . LONG-STANDING RELATIONSHIPS WITH RETAILERS.   Each of Norton, Jeri-Jo and
  Miss Erika enjoy long-standing relationships with a large and diverse number of retailers, many of which have been customers for over 15 years. In addition, the Company has established itself as an accepted vendor with the corporate buying offices of its department store and national chain store customers. The Company believes that these corporate relationships are difficult to attain and provide significant barriers to entry while creating a stable base from which to pursue future business.

 . ABILITY TO MEET THE NEEDS OF LARGE RETAILERS.   The Company's branded product
  lines provide retailers with a single source for a variety of moderately-priced women's and juniors' apparel. The Company believes that its buying power with its suppliers provides it with the capability to meet large orders and control quality, and that it has in place the necessary distribution and management information systems to meet retailers' logistical requirements. The Company believes that these strengths will permit it to benefit from the consolidation in the retail segment of the apparel industry.


STRATEGIC INITIATIVES AT NORTON

     Beginning in late fiscal 1996, Norton undertook a number of strategic initiatives to address a flattening of its sales and a decline in profitability. The Company believes that these initiatives will better position Norton for future growth. The Company strengthened its management team with the addition of a new President and Chief Operating Officer, a Vice President of Merchandise Planning at Norton, a Director of Design at Norton, and a Director of Production at Norton. In addition, Norton also implemented the following merchandising, sourcing and cost saving initiatives designed to increase its sales and improve profitability:

 .    discontinued five unprofitable product lines;

 .    closed its retail outlet division;

 .    reduced headcount by over 100 employees or approximately 33% and reduced corporate overhead by terminating certain lease obligations and reducing executive compensation;

 .    increased proportion of foreign contract manufacturing from approximately
     40% in fiscal 1996 to an estimated 90% in fiscal 1998 to take advantage of lower costs and higher quality production;

 .    lowered prices commencing in the first quarter of fiscal 1998 to improve sell-through at retail, without a reduction in quality; and

 .    streamlined merchandise assortment through the reduction of SKU count by approximately 30%.

     In connection with these actions, the Company incurred approximately $9.4 million of special charges in fiscal 1997 and significantly reduced its ongoing operating expenses.

BUSINESS STRATEGIES

     The Company's business strategies are to focus on improving operating efficiencies, increasing sales and improving profitability. In order to implement these strategies, the Company is pursuing the following:

 .    FOCUS ON OPERATING EFFICIENCIES AND COST REDUCTION.   The Company will
     continue to focus on achieving enhanced operating efficiencies and lower costs. The Company believes that, over time, its acquisition strategy will allow it to realize economies of scale associated with sourcing, manufacturing, marketing, distribution and administration. As part of this strategy, the Company is presently investigating the feasibility of relocating Norton's and Miss Erika's warehousing and distribution activities to the southeastern United States, where it will perform these operations "in-house." The Company believes that this will allow it to achieve higher operating efficiencies and enjoy tax and other cost advantages in a lower-tax and lower-cost state.

 .    ENHANCE MERCHANDISING.   Norton is implementing new merchandising programs
     designed to increase sales and expand retail personnel and consumer awareness of its brands. For example, Norton is developing "in-store shops" for certain of its brand name products in a select number of stores of its major retail customers. Norton is also implementing other initiatives such as the development of merchandising plans to assist retailers in marketing Norton's products and the redesign of product logos and labels.

 .    PURSUE SELECTED ACQUISITIONS OF COMPLEMENTARY BUSINESSES AND BRANDS. The
     Company believes that it is well-positioned to continue to participate in the further consolidation of the apparel industry. The Company has adopted a disciplined acquisition strategy focused on acquiring businesses that meet its criteria for attractive acquisition candidates, which may include such criteria as (i) diversifying and expanding the Company's product offerings, distribution channels and sourcing relationships, (ii) gaining access to the talents of key management, merchandising, design and sourcing personnel, (iii) acquisition prices which, coupled with the target company's existing results of operations, yield an immediate accretion to the Company's earnings, (iv) acquisitions structured to include future earn-out payments payable at the Company's option in the Company's common stock and/or cash and (v) achieving potential synergies resulting from improvements in finance, management information systems and other corporate overhead items, and consolidation and improvement in warehousing and shipping operations.

 .    CONTINUE TO DIVERSIFY PRODUCT LINES AND DISTRIBUTION CHANNELS.   With the
     Acquisitions, the Company has diversified its product offerings to include juniors' apparel and an expanded line of casual separates. In addition, the Acquisitions have allowed it to increase sales to its existing customers and to expand its distribution channels to include off-price retail chains, discounters and specialty retailers. The Company believes that this strategy will allow it to cover a larger portion of the retail market while reducing its exposure to any one market segment or customer. In addition, the Company believes that the expansion will provide opportunities for cross-marketing its product lines among its expanded customer base.

THE ACQUISITIONS

     Jeri-Jo.   On June 18, 1998, pursuant to an Agreement of Purchase and Sale with the Jeri-Jo Companies (as amended on May 27 and June 18, 1998, the "Jeri-Jo Purchase Agreement"), Jeri-Jo acquired substantially all of the assets and assumed substantially all of the liabilities of the Jeri-Jo Companies.

     The purchase price paid in the Jeri-Jo Acquisition was (i) $55.0 million in cash at the closing of the acquisition, (ii) the assumption of funded indebtedness of $10.9 million and certain other contractual obligations. In addition, the Company has agreed to pay an additional contingent payment in cash and its common stock, $.01 par value (the "Common Stock"), in the event that certain earnings targets are achieved by Jeri-Jo for the two years subsequent to the closing of the Jeri-Jo Acquisition. The Jeri-Jo Purchase Agreement requires that the Company pay at least 50% of any required contingent payment in cash. The aggregate contingent payment, if any, payable by the Company is equal to the excess of (1) the sum of (A) five times Jeri-Jo's average EBITDA (as defined in the Jeri-Jo Purchase Agreement) for the two years ending June 30, 2000, plus (B)
0.50 times any such average EBITDA between $17.0 million and $20.0 million, plus
(C) one times any such average EBITDA over $20.0 million, over (2) $55.0 million (the initial closing purchase price under the Jeri-Jo Purchase Agreement). Under certain circumstances, the sellers under the Jeri-Jo Purchase Agreement will have the option to accelerate the Company's contingent payment obligation. In such event, the accelerated contingent payment obligation would be payable in cash. See "The Acquisitions."

     Miss Erika.   On September 30, 1997, the Company, through a wholly owned subsidiary, acquired substantially all of the assets and assumed substantially all of the liabilities of Miss Erika, Inc. pursuant to an Agreement of Purchase and Sale (the "Miss Erika Purchase Agreement").

     The purchase price for the Miss Erika Acquisition consisted of (i) $24.0 million in cash paid at closing and (ii) the assumption of funded indebtedness (approximately $2.5 million) and of certain other contractual obligations. In addition, the Company has agreed to pay an additional contingent payment in cash and/or Common Stock, in the event that certain earnings targets are achieved by Miss Erika for the two fiscal years ending November 6, 1999. The aggregate contingent payment, if any, payable by the Company is equal to the amount by which (i) four times Miss Erika's average EBITDA (as defined in the Miss Erika Purchase Agreement) for the two fiscal years ending November 6, 1999, exceeds
(ii) $24.0 million. At the Company's option, the Company may, subject to a maximum number of shares, pay all or any portion of the contingent payment in shares of Common Stock valued over a period of 30 consecutive business days prior to the payment date. See "The Acquisitions."

THE COMPANY

     The Company is a Delaware corporation with executive offices located at 463 Seventh Avenue, New York, New York 10018 and its telephone number is (212) 947-2960.

                               THE EXCHANGE OFFER



Issuer...............    Norton McNaughton, Inc.

Outstanding Notes....    The Outstanding Notes were sold by the Company on June
                         18, 1998 to NatWest Capital Markets Limited and ING
                         Baring (U.S.) Securities, Inc. (collectively, the
                         "Initial Purchasers") pursuant to a Purchase Agreement, dated June 18, 1998 (the "Purchase Agreement"). The
                         Initial Purchasers subsequently resold the Outstanding
                         Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act or institutional
                         "accredited investors" (as defined in Rule 501(a)(1),
                         (2), (3) or (7) of Regulation D under the Securities
                         Act) or outside the United States in compliance with Regulation S under the Securities Act.

Registration Rights
 Agreement...........    Pursuant to the Purchase Agreement, the Company and the
                         Initial Purchasers entered into the Registration Rights
                         Agreement, which grants the holders of the Outstanding
                         Notes certain exchange and registration rights.  The
                         Exchange Offer is intended to satisfy such exchange and registration rights which terminate upon the consummation of the Exchange Offer.

Securities Offered...    $125,000,000 aggregate principal amount of 12 1/2%
                         Senior Notes due 2005.

The Exchange Offer...   The Company is offering to exchange $1,000 principal
                         amount of Exchange Notes for each $1,000 principal amount of Outstanding Notes that are properly tendered and accepted. The Company will issue Exchange Notes on or promptly after the Expiration Date. As of the date hereof, there is $125,000,000 aggregate principal amount of Outstanding Notes outstanding. The terms of the Exchange Notes are the same in all material respects as the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof (other than as provided herein), and are not subject to any covenant restricting transfer absent registration under the Securities Act. See "The Exchange Offer". The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange.

                         Based on no-action letters issued by the staff of the Commission to third parties with respect to similar transactions, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchases such Exchange Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, have no arrangement or understanding with any person to participate in, and do not intend to engage in, any distribution of the Exchange Notes. However, the Company has not sought a no-action letter with respect to the Exchange Offer and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Each holder of Exchange Notes, other than a broker-dealer, must represent that such conditions have been met. In addition, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

                         The Letter of Transmittal accompanying this Prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may nonetheless be deemed to be an "underwriter" under the Securities Act notwithstanding such disclaimer. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.
                         Pursuant to the Registration Rights Agreements, the Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "Plan of Distribution."

                         Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an applicable exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date......    5:00 p.m., New York City time, on ______ __, 1998,
                         unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The
                         Exchange Offer -- Expiration Date; Extensions;
                         Amendments".

Accrued Interest on
 the Exchange Notes..    Each Exchange Note will bear interest from the most
                         recent date to which interest has been paid on the Outstanding Notes or, if no interest has been paid on such Outstanding Notes, from June 18, 1998.

Exchange Date........    As soon as practicable after the close of the Exchange
                         Offer, the Company will accept for exchange all Outstanding Notes properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer --
                         Withdrawal of Tenders."

Conditions to the
 Exchange Offer......    The Exchange Offer is subject to customary conditions,
                         certain of which may be waived by the Company.  The
                         Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition. The
                         Exchange Offer is not conditioned on any minimum aggregate principal amount of Outstanding Notes being tendered for exchange. See "The Exchange Offer --
                         Conditions."

Consequences of Failure
 to Exchange.........    Any Outstanding Notes not tendered pursuant to the
                         Exchange Offer will remain outstanding and continue to accrue interest. Such Outstanding Notes will remain
                         "restricted securities" under the Securities Act, subject to the transfer restrictions described herein.
                         As a result, the liquidity of the market for such Outstanding Notes could be adversely affected upon completion of the Exchange Offer. See

                         "Risk Factors -- Consequences of Failure to Exchange" and "The Exchange Offer -- Consequences of Failure to Exchange."

Certain Federal Income
 Tax Considerations..    The exchange of the Outstanding Notes for Exchange
                         Notes by tendering holders should not be a taxable exchange for U.S. Federal income tax purposes, and such holders should not recognize any taxable gain or loss for U.S. Federal income tax purposes as a result of such exchange. Holders of Exchange Notes will continue to be required to include interest on such Exchange
                         Notes in gross income in accordance with their method of accounting for U.S. Federal income tax purposes.
                         Holders should review the information set forth under "Certain U.S. Federal Income Tax Consequences" for a discussion of certain U.S. Federal income tax consequences relating to the Outstanding Notes and the Exchange Notes prior to tendering the Outstanding Notes in the Exchange Offer.

Use of Proceeds......    There will be no cash proceeds to the Company from the
                         Exchange Offer.  See "Use of Proceeds."

                   PROCEDURES FOR TENDERING OUTSTANDING NOTES

Tendering Outstanding
 Notes..............     Each beneficial owner owning interests in Outstanding
                         Notes ("Beneficial Owner") through a DTC Participant
                         (as defined) must instruct such DTC Participant to cause Outstanding Notes to be tendered in accordance with the procedures set forth in this Prospectus and in the applicable Letter of Transmittal. See "The Exchange
                         Offer -- Procedures for Tendering -- Outstanding Notes held through DTC."

                         Each participant (a "DTC Participant") in the Depository Trust Company ("DTC") holding Outstanding Notes through DTC must (i) electronically transmit its acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent's (as defined herein) account at DTC and send an Agent's Message (as defined herein) to the Exchange Agent for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth in this Prospectus and in the Letter of Transmittal. By tendering through ATOP, DTC Participants will expressly acknowledge receipt of the accompanying Letter of Transmittal and agree to be bound by its terms and the Company will be able to enforce such agreement against such DTC Participants. See "The Exchange Offer -- Procedures for Tendering -- Outstanding Notes held through DTC" and "-- Guaranteed Delivery Procedures --Outstanding Notes held through DTC."

                         Each Holder must (i) complete and sign a Letter of Transmittal, and mail or deliver such Letter of Transmittal, and all other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Outstanding Notes, to the Exchange Agent at its address set forth in this Prospectus and in the Letter of Transmittal, or (ii) comply with the guaranteed delivery procedures set forth in this Prospectus. See "The Exchange Offer -- Procedures for Tendering," "--Exchange Agent" and "-- Guaranteed Delivery Procedures --Outstanding Notes held by Holders."

                         By tendering, each holder will represent to the Company that, among other things, (i) it is not an affiliate of the Company, (ii) it is not a broker-dealer tendering Outstanding Notes acquired directly from the Company for its own account, (iii) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder and (iv) it has no arrangements or understandings with any person to participate in the Exchange Offer for the purpose of distributing the Exchange Notes. See "The Exchange Offer -- Procedures for Tendering."

Guaranteed Delivery
Procedures..........     DTC Participants holding Outstanding Notes through DTC
                         who wish to cause their Outstanding Notes to be tendered, but who cannot transmit their acceptances through ATOP prior to the Expiration Date, may effect a tender in accordance with the procedures set forth in this Prospectus and in the Letter of Transmittal. See
                         "The Exchange Offer -- Guaranteed Delivery Procedures."
                         Holders who wish to tender their Outstanding Notes but
                         (i) whose Outstanding Notes are not immediately available and will not be available for tendering prior to the Expiration Date, or (ii) who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender in accordance with the procedures set forth in this Prospectus. See "The Exchange Offer --Guaranteed
                         Delivery Procedures."

Withdrawal Rights...     The tender of Outstanding Notes pursuant to the
                         Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, in accordance with the procedures set forth in this Prospectus. See "The Exchange Offer -- Withdrawal of
                         Tenders."

Exchange Agent......     United States Trust Company of New York is serving as
                         Exchange Agent (the "Exchange Agent") in connection with the Exchange Offer. See "The Exchange Offer --
                         Exchange Agent."

Shelf Registration
Statement...........     Under certain circumstances described in the
                         Registration Rights Agreement, certain holders of Outstanding Notes (including holders who are not permitted to participate in the Exchange Offer or who may not freely resell Exchange Notes received in the Exchange Offer) may require the Company to file and use its best efforts to cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of Outstanding Notes by such holders. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

                               THE EXCHANGE NOTES

Securities Offered..     $125,000,000 aggregate principal amount of 12 1/2%
                         Senior Notes due 2005 that have been registered under the Securities Act. The form and terms of the Exchange
                         Notes are the same in all material respects as the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except for certain provisions providing for an increase in the interest rate on the Outstanding Notes under circumstances relating to the Exchange Offer. See
                         "Description of Exchange Notes."

Maturity Date.......     June 1, 2005.

Interest Payment
 Dates..............     June 1 and December 1 of each year, commencing on
                         December 1, 1998.

Optional
 Redemption..........    Except as described below and under "Change of
                         Control", the Company may not redeem the Notes prior to June 1, 2003. On or after such date, the Company may redeem the Notes, in whole or in part, at any time at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to June 1, 2001, the Company may, subject to certain requirements, redeem up to 35% of the aggregate principal amount of the Notes with the cash proceeds received from one or more Equity
                         Offerings at a redemption price equal to 112.5% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after each such redemption. See
                         "Description of Exchange Notes--Optional Redemption."

Ranking.............     The Outstanding Notes are, and the Exchange Notes will
                         be, senior unsecured obligations of the Company and will rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the Company and senior to all subordinated indebtedness of the Company (including the Outstanding Notes), but will be effectively subordinated to secured indebtedness of the Company.


Subsidiary Guarantees    The Outstanding Notes are, and the Exchange Notes will
                         be, unconditionally guaranteed, jointly and severally, by each of the Subsidiary Guarantors. The Subsidiary
                         Guarantees will be senior unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment with all other existing and future unsecured and unsubordinated indebtedness of the respective
                         Subsidiary Guarantors and senior in right of payment to all future subordinated indebtedness of the respective
                         Subsidiary Guarantors and may be released upon the occurrence of certain events. The Subsidiary Guarantees will be effectively subordinated to the obligations under any secured debt of the Subsidiary Guarantors
                         (including under the Current Credit Agreement) to the extent of assets serving as security therefor. See
                         "Description of Notes--Subsidiary Guarantees."

Change of Control...     Upon the occurrence of a Change of Control (as
                         defined), the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase.
                         There can be no assurance that, in the event of a Change of Control, the Company will have, or be able to obtain, sufficient funds to repurchase the Notes. See
                         "Risk Factors--Change of Control" and "Description of
                         Notes--Repurchase at the Option of Holders--Change of Control."

Restrictive Covenants.........     The Indenture under which the Outstanding
                                   Notes were, and the Exchange Notes will be, issued contains certain covenants that, among other things, will limit (i) the incurrence of additional indebtedness by the Company and its subsidiaries, (ii) the payment of dividends on, and redemption of, capital stock of the Company and the redemption of certain subordinated Obligations of the
                                   Company, (iii) investments, (iv) sales of assets and subsidiary stock, (v) transactions with affiliates and (vi) consolidations, mergers and transfers of all or substantially all the assets of the Company. The Indenture will also prohibit certain restrictions on distributions from subsidiaries. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See
                                   "Description of Notes--Certain Covenants."

Exchange Offer;
Absence of a Public
Market for the Notes..........     The Exchange Notes will generally be freely
                                   transferable (subject to the restrictions discussed elsewhere herein) but will be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The
                                   Outstanding Notes have been designated for trading in the PORTAL market. The Company does not intend to apply for a listing of the Exchange Notes, on a securities exchange or on any automated dealer quotation system.

For more complete information regarding the Notes, see "Description of Exchange Notes" and "Description of Outstanding Notes."

                                  RISK FACTORS

          Prospective acquirors of the Exchange Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" for risks involved with an acquisition of the Exchange Notes.

                  SUMMARY HISTORICAL AND PRO FORMA INFORMATION

     The following summary historical and consolidated pro forma financial information for fiscal years 1995 through 1997 has been derived from the audited financial statements of Norton McNaughton, Inc. The information presented for the twenty-six weeks ended May 3, 1997 and May 2, 1998 was derived from the unaudited financial statements of the Company. The Norton McNaughton, Inc. statement of operations data for fiscal 1997 includes the results of operations of Miss Erika from its date of acquisition, September 30, 1997. The unaudited consolidated pro forma financial information for fiscal 1997 gives effect to (i) the Miss Erika Acquisition, (ii) the Jeri-Jo Acquisition, (iii) borrowings under the Current Credit Agreement and (iv) the Offering and the application of the net proceeds therefrom as if each had occurred at the beginning of fiscal 1997, in the case of the statement of operations data, and on May 2, 1998 in the case of balance sheet data. The summary historical financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and the notes thereto included and incorporated by reference herein. See "Unaudited Pro Forma Financial Information" for additional assumptions reflected in the pro forma financial information included in the following table.

                                               FISCAL YEAR ENDED(1)                                    TWENTY-SIX WEEKS ENDED
                                                                                                             (UNAUDITED)
                             -----------------------------------------------------   ----------------------------------------------

                                        NORTON MCNAUGHTON, INC.                       NORTON MCNAUGHTON, INC.
                                -------------------------------------    PRO FORMA    -----------------------
                                                                          NOV. 1,                                     PRO FORMA
                                 NOV. 4,     NOV. 2,      NOV. 1,          1997        MAY 3,         MAY 2,           MAY  2,
                                  1995        1996         1997        (UNAUDITED)      1997          1998(2)          1998(3)
                                --------    --------     --------      ----------     --------        -------         --------
                                                                    (Dollars in thousands)
Statement of Operations Data:
Net sales....................   $227,530    $220,823     $218,782         $404,710     $147,624         $94,469        $187,739
Gross profit.................     55,750      44,760       39,226           87,362       29,433          18,258          41,178
Selling, general and
 administrative
       expenses..............     37,456      39,317       44,015 (4)       69,833       23,963          23,410          29,286
Depreciation and amortization        481         662          984            3,778          751             477           1,882
                                --------    --------     --------         --------     --------         -------        --------
Income (loss) from operations     17,813       4,781       (5,773)(4)       13,751        4,719          (5,629)         10,010
Interest expense.............      1,440       2,294        2,500           17,886        3,815             716           9,519
Other expense (income), net..       (218)       (164)        (168)            (174)         (82)            (84)           (138)
                                --------    --------     --------         --------     --------         -------        --------
Income (loss) before income
       taxes.................     16,591       2,651       (8,105)(4)       (3,961)         986          (6,261)            629
Provision (benefit) for
 income taxes.................     6,888       1,127       (3,400)(4)       (1,624)         515          (2,753)            258
                                --------    --------     --------         --------     --------         -------        --------
Net income (loss)............   $  9,703    $  1,524     $ (4,705)(4)     $ (2,337)    $    471         $(3,508)       $    371
                                ========    ========     ========         ========     ========         =======        ========

OTHER DATA:
EBITDA(5)....................   $ 18,294    $  5,443     $ (4,789)        $ 17,529     $  5,470         $(5,152)       $ 11,892
Capital expenditures.........      1,599       1,841        1,571            2,026        1,077             974           1,110

                                                                                                        AS OF MAY 2, 1998
                                                                                                        -----------------
                                                                                                           (unaudited)
                                                                                                      NORTON             PRO
                                                                                                   MCNAUGHTON,          FORMA
                                                                                                     INC. (2)         COMBINED
                                                                                                   -----------        ---------
                                                                                                      (Dollars in thousands)
Working capital....................................................................................   $ 36,897        $103,870
Total assets.......................................................................................    130,879         196,878
Total debt.........................................................................................     71,015         134,788
Stockholders' equity...............................................................................     42,646          41,440

(1) The Company operates on a 52 or 53-week fiscal year. The Company's fiscal year ends on October 31, if such date falls on a Saturday, or the first Saturday following October 31. Closing its fiscal year on a Saturday enables the Company to report the results of its operations in a manner that is more consistent with both retail/apparel industry practice and the close of its actual business cycle. Data for fiscal years 1995 through 1997 for the Company include the results of operations for 52 weeks.

(2) Norton McNaughton, Inc.'s historical financial statements for the twenty-six weeks ended May 2, 1998 included herein combine the data for Norton McNaughton, Inc. and Miss Erika for this period. See "Consolidated Financial Statements--Norton McNaughton, Inc."

(3) The pro forma operating results for the twenty-six weeks ended May 2, 1998 may not be indicative of the results that are expected for the fiscal year 1998.

(4) Loss from operations for fiscal year 1997 includes special charges of approximately $9.4 million consisting of approximately $5.7 million and $3.7 million recorded in the second and fourth quarters of fiscal 1997, respectively. Approximately $3.4 million of such special charges caused a reduction in gross profit and the remainder of approximately $6.0 million was recorded in selling, general and administrative expenses. On an after-tax basis, these special charges aggregated approximately $5.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(5) EBITDA represents earnings before interest expense, interest income, provision for income taxes, and depreciation and amortization." EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur debt. EBITDA is not a measurement of operating performance calculated in accordance with generally accepted accounting principles and should not be considered as a substitute for operating income, net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of a Company's profitability or liquidity. EBITDA has been reduced by the special charges of $5.7 million and $3.7 million recorded by Norton in the second and fourth quarters of fiscal 1997, respectively. In addition, EBITDA is not adjusted for reductions in compensation expense resulting from personnel reductions at Norton during fiscal 1997 ($2.8 million), the elimination of rental expense resulting from the termination of lease obligations by Norton and the reduction in distribution expenses at Norton during fiscal 1997 ($0.8 million), charges taken by Miss Erika during fiscal 1997 in anticipation of the cancellation of lease obligations and other contingencies ($0.9 million) or the elimination of certain professional fees and other expenses at Jeri-Jo following the Jeri-Jo Acquisition ($0.3 million).

    Cash flow provided by (used for) operations for Norton McNaughton, Inc. for the fiscal years ended November 2, 1996 and November 1, 1997 was $5.4 million and a use of $(26.5) million, respectively. Cash flow used for operations in the fiscal year ended November 1, 1997 reflects the reclassification of short-term advances from due from factor to revolving credit loans. Excluding the effects of such reclassification, cash flow used by operations for fiscal 1997 would have been a use of $(4.0) million. Cash flow provided by operations for Miss Erika, Inc. for the fiscal years ended January 31, 1996 and 1997 was $5.0 million and $5.5 million, respectively. Cash flow provided by operations for the Jeri-Jo Companies for the fiscal years ended December 31, 1996 and 1997 was $20.1 million and $17.0 million, respectively.

                                  RISK FACTORS

     In addition to the other information set forth herein, prospective investors should carefully consider the following information in evaluating the Company and its business before making an acquisition of the Exchange Notes.
The information contained contains forward-looking statements that involve a number of risks and uncertainties. A number of factors, including those discussed below, could cause results to differ materially from those anticipated by such forward-looking statements. See "Special Cautionary Notice Regarding Forward-Looking Statements."

SUBSTANTIAL LEVERAGE

  The Company is highly leveraged. On May 2, 1998, after giving pro forma effect to the Transactions, the Company would have had consolidated funded indebtedness totalling approximately $134.8 million ($9.8 million of which would have consisted of loans under the Current Credit Agreement and $125.0 million which would have consisted of the Notes), obligations under undrawn letters of credit in the aggregate face amount of approximately $107.9 million and stockholders' equity of approximately $41.4 million. The Company and its Subsidiaries will be permitted to incur substantial additional indebtedness in the future. See "Capitalization," "Selected Financial Data," "Unaudited Pro Forma Financial Information," and "Description of Other Indebtedness."

  The Company's ability to make scheduled payments of principal of, or to pay the interest, if any, on, or to refinance, its indebtedness (including the Notes), or to fund planned capital expenditures will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the current level of operations, management believes that cash flow from operations and available cash, together with available borrowings under the Current Credit Agreement, will be adequate to meet the Company's liquidity needs for the foreseeable future. The Company may, however, need to refinance all or a portion of the principal amount of the Notes on or prior to maturity. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available under the Current Credit Agreement in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to fund its other liquidity needs. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The degree to which the Company will be leveraged following the Exchange Offer could have important consequences to holders of the Notes, including, but not limited to: (i) making it more difficult for the Company to satisfy its obligations with respect to the Notes; (ii) increasing the Company's vulnerability to general adverse economic and industry conditions; (iii) limiting the Company's ability to obtain additional financing to fund its growth strategy, future working capital, capital expenditures and other general corporate requirements; (iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund its growth strategy, working capital, capital expenditures or other general corporate requirements; (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry; and (vi) placing the Company at a competitive disadvantage vis-a-vis less leveraged competitors. In addition, the Indenture and the Current Credit Agreement contain financial and other restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, would have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

HOLDING COMPANY STRUCTURE

  The Company holds substantially all of its assets and conducts all of its operations through its subsidiaries. Therefore, the Company derives all of its operating income and cash flow from its subsidiaries and must rely upon earnings, cash flow, distributions, advances or other inter-company transfers from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal and premium, if any, and interest on the Notes. The Indenture generally prohibits the Company from permitting its subsidiaries to restrict their ability to pay dividends and other amounts to the Company. Any such restrictions could materially and adversely affect the ability of the Company to service and repay its existing debt, including the Notes.

RANKING; SUBSIDIARY GUARANTEES

  The Notes are senior, unsecured obligations of the Company and are unconditionally guaranteed on a senior, unsecured basis by the Subsidiary Guarantors. The Notes and each Subsidiary Guarantee rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the Company and the applicable Subsidiary Guarantors, respectively, and senior to all subordinated indebtedness of the Company and the applicable Subsidiary Guarantors, respectively, but are effectively subordinated to secured indebtedness of the Company and the respective Subsidiary Guarantors. As of May 2, 1998, on a pro forma basis after giving effect to the Transactions, the Company and the Subsidiary Guarantors would have had (i) approximately $9.8 million of secured funded indebtedness outstanding and (ii) no unsecured and unsubordinated funded indebtedness outstanding other than the Notes. In addition, the Company would have had the ability to incur approximately $19.6 million of secured indebtedness funded under the Current Credit Agreement.

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Outstanding Notes have not been registered under the Securities Act or any state securities laws, and therefore, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions, including the right of the Company and the Trustee (as defined) in certain cases to require the delivery of opinions of counsel, certifications and other information prior to any such transfer. Outstanding Notes that remain outstanding after the consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Outstanding Notes that remain outstanding will not be entitled to any rights to have such Outstanding Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to certain limited exceptions). The Company currently intends to register under the Securities Act Outstanding Notes that remain outstanding after consummation of the Exchange Offer only if such Outstanding Notes are held by Initial Purchasers or persons ineligible to participate in the Exchange Offer (other than due solely to the status of such holder as an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act). If Outstanding Notes are tendered and accepted in the Exchange Offer, the market for untendered Outstanding Notes is likely to diminish; accordingly, holders who do not tender their Outstanding Notes may encounter difficulties in selling such notes following the Exchange Offer. The Exchange Notes and any Outstanding Notes that remain outstanding after consummation of the Exchange Offer will constitute a single series of debt securities under the Indenture and, accordingly, will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of the Notes have taken certain actions or exercised certain rights under the Indenture.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

  The Indenture governing the terms of the Notes contains certain covenants limiting, subject to certain exceptions, the incurrence of additional indebtedness, the payment of dividends, the redemption of capital stock, the making of certain investments, the issuance of capital stock of subsidiaries, the creation of liens and other restrictions affecting the Company's subsidiaries, the issuance of guarantees, transactions with affiliates, asset sales and certain mergers and consolidations. A breach of any of these covenants could result in an event of default under the Indenture. In addition, the Current Credit Agreement contains similar and other restrictive covenants and requires the Company to satisfy certain financial tests. The Company's ability to comply with these covenants and to satisfy these financial tests may be affected by events beyond its control. A breach of any of these covenants could result in an event of default under the Current Credit Agreement and under the Indenture. In the event of a default under the Current Credit Agreement, the lenders thereunder could elect to declare all amounts borrowed, together with accrued interest, to be immediately due and payable, and the lenders under the Current Credit Agreement could terminate all commitments thereunder. In addition, a default under the Current Credit Agreement would constitute a cross-default under the Indenture, and a default under the Indenture would constitute a cross-default under the Current Credit Agreement.

ASSET ENCUMBRANCES IN FAVOR OF CURRENT CREDIT AGREEMENT

  The Company's obligations under the Current Credit Agreement are secured by liens on substantially all of the current and future assets of the Company and its subsidiaries (including the Subsidiary Guarantors) (including a pledge of all of the issued and outstanding shares of capital stock of the Company's subsidiaries). In the event of a default on secured indebtedness (whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise), the parties granted such security interests will have a prior secured claim on the assets of the Company and its subsidiaries (including the Subsidiary Guarantors). Moreover, if these parties should attempt to foreclose on their collateral, it is possible that there would be insufficient assets remaining after satisfaction in full of all such indebtedness to satisfy in full the claims of the holders of the Notes and the Company's financial condition and the value of the Notes would be materially adversely affected.

SUBSTANTIAL COMPETITION AND CHANGING FASHION TRENDS

  Competition is intense in the women's and juniors' apparel business. The Company must remain competitive in the areas of style, quality, price, comfort and customer service. The Company's competitors include numerous manufacturers, importers and distributors, some of which have certain resources not available to the Company. The Company competes with distributors that import women's apparel, domestic companies that have foreign manufacturing relationships and companies that produce women's apparel domestically. Any failure by the Company to identify and respond to emerging fashion trends could adversely affect consumer acceptance of the Company's brand names and product lines, which in turn could adversely affect the Company's financial condition and results of operations.

DEPENDENCE ON MAJOR RETAILERS

  In fiscal 1997, after giving effect to the Acquisitions, pro forma net sales to May Company, J.C. Penney and Federated would have accounted for approximately 18%, 13% and 12%, respectively, of the Company's net sales. As a result of the Company's dependence on these retailers, they may have the ability to influence the Company's business decisions. The Company expects that sales to its top retailers will continue to account for a significant percentage of its net sales. The Company does not have any long-term agreements with any of such retailers. The loss of or significant decrease in business from any of its major retailers would have a material adverse effect on the Company's financial condition and results of operations.

OWNERSHIP CHANGES IN THE RETAIL INDUSTRY

  In recent years, the retail industry has experienced consolidation and other ownership changes. In addition, some of the Company's customers have operated under the protection of the federal bankruptcy laws. In the future, retailers in the United States and in foreign markets may consolidate, undergo restructurings or reorganizations, or realign their affiliations, any of which could decrease the number of stores which carry the Company's products or increase the ownership concentration within the retail industry. While such changes in the retail industry to date have not had a material adverse effect on the Company's financial condition and results of operations, there can be no assurance as to the future effect of any such changes.

ECONOMIC CYCLICALITY AND THE APPAREL INDUSTRY; SEASONAL FLUCTUATION

  The apparel industry historically has been subject to substantial cyclical variation, with purchase of apparel and related goods tending to decline during recessionary periods when disposable income is low. This cyclical variation could have a material adverse effect on the Company's financial condition and results of operations.

  Historically, the Company has achieved its highest sales in the fourth quarter and, to a lesser extent, the second quarter of each fiscal year. This may result in shipments to customers occurring before or after a particular fiscal quarter, thereby affecting both fiscal quarter to quarter comparisons and quarter to quarter results during a fiscal year. Correspondingly, sales, gross profit and gross profit margins may be affected by the timing of shipping cycles or the delivery of finished goods. As a result of the Acquisitions, the Company anticipates that it will experience its highest sales in the second and fourth quarters somewhat equally. There can be no assurances that the Acquisitions will give greater balance to the Company's sales throughout the year.

RISKS RELATING TO THE ACQUISITIONS

  The Acquisitions have significantly increased the size of the Company's operations and have substantially increased the demands placed upon the Company's management, including demands resulting from the need to integrate the accounting systems, management information systems and other operations of the acquired companies with those of the Company. Successful integration of Miss Erika's and the Jeri-Jo Companies' operations will depend on the Company's ability to manage effectively their operations and to eliminate redundancies and excess costs. The success of the Company's integration of Miss Erika and the Jeri-Jo Companies will depend on the retention of certain current management of those companies. The Company has employment agreements with certain of these individuals, however, there can be no assurance that they will remain with the Company following the Acquisitions. The integration of Miss Erika and the Jeri-Jo Companies may result in unforeseen difficulties that require a disproportionate amount of management's attention and the Company's resources. There can be no assurance that the Company will be able to integrate effectively those operations. Failure to integrate effectively the operations of the acquired businesses with those of the Company would have a material adverse effect on the Company's financial condition and results of operations.

  Additionally, the Company's strategy includes pursuing additional strategic acquisitions that enhance or complement the Company's existing product offerings. Any such acquisition will also involve risks, including the possible increase in the Company's indebtedness, the possible inability to integrate the operations of the acquired business, the expenses incurred in connection with such acquisition, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired business. There can be no assurance that the Company will be able to make any such acquisitions or, if made, that the Company will be able to integrate effectively the operations of the acquired business, that it will achieve any anticipated cost savings as a result of such integration or that the costs of such integration will not exceed anticipated amounts.

  Finally, the Current Credit Agreement and the Indenture contain restrictions on the ability of the Company to make acquisitions. There can be no assurance that the Company will obtain any necessary consents under the Current Credit Agreement or the Indenture in order to consummate future acquisitions.

IMPACT OF FOREIGN MANUFACTURING RELATIONSHIPS; ASIAN INSTABILITY

  The Company contracts for the manufacture of all its products principally through its established network of over 100 contractors and buying agents in over 25 countries. The Company's future results of operations will partly depend on maintaining its close working relationships with its principal contract apparel manufacturers, both directly and through the Company's buying agents.

  To date, instability in the overseas political and economic environment has not had a material adverse effect on the Company's financial condition or results of operations. The Company cannot predict, however, the effect that the current conditions affecting various Asian economies or future changes in economic or political conditions abroad could have on the economics of doing business with its foreign contract apparel manufacturers. For example, in the event that bank failures or a tightening of credit availability results from the current conditions affecting these Asian economies, some of the Company's foreign manufacturers may be forced out of business or may seek advances or other financing from the Company to continue in operation. The failure of key manufacturers would have a material adverse effect on the Company until alternative sources could be secured. Any required expenditures to support key manufacturers would reduce credit available to the Company for other purposes. In addition, the inability of a supplier to ship its products to the Company in a timely manner or to meet the Company's quality standards would adversely affect its ability to meet customer delivery requirements.

  As is typical in the industry, the Company generally does not enter into long-term contracts with its suppliers. The failure of any key supplier to perform or the loss of any key supplier would have a material adverse effect on the Company's results of operations. In addition, the establishment of new contract apparel manufacturing relationships would involve various uncertainties, and the loss of a substantial portion of its foreign manufactured inventory supply before such alternative contract apparel manufacturing relationships could be fully developed would have a material adverse effect on the Company's financial condition and results of operations.

  In addition, the Company's business is subject to other risks of doing business abroad, such as fluctuations in exchange rates, the imposition of additional regulations relating to imports, and other risks relating to political instability and changes in local government administrations and policies and resulting changes in business customs and practices. The Company cannot predict whether additional United States or foreign restrictions will be imposed upon the importation of its non-domestically produced products in the future or what effect such actions could have on its financial condition or results of operations.

IMPORTS AND IMPORT RESTRICTIONS

  Substantially all of the Company's import operations are subject to the terms of bilateral textile agreements between the United States and a number of countries, which agreements impose quotas on the amount and type of goods that can be imported into the United States from these countries. These agreements allow the United States to impose restraints at any time on the importation of certain categories of merchandise. The Company's imported products are also subject to United States customs duties, which in fiscal 1997 represented approximately 9% of the Company's cost of sales on a pro forma basis. The United States and the countries in which the Company's products are manufactured may from time to time impose new quotas, duties, tariffs or other restrictions or adversely adjust presently prevailing quotas, duties or tariffs. In addition, the United States may impose penalties on imported products that are found to have been manufactured by convict, forced, indentured or under-aged labor and may withdraw the "most favored nation" status of certain countries, which could result in the imposition of reduced quotas and/or higher tariffs on products imported from such countries. Any such penalties or new or adjusted restrictions could have a material adverse effect on the Company's financial condition and results of operations.

GOVERNMENTAL INVESTIGATION OF THE NEW YORK CITY GARMENT INDUSTRY

  According to the U.S. Attorney for the Southern District of New York, there exists a widespread pattern of racketeering and extortion of businesses in the garment manufacturing and delivery industries in the greater New York City metropolitan area. This pattern of racketeering has been, and continues to be, the subject of Federal and state investigations which have led to the indictment and conviction of a number of individuals. For example, in February 1992, these investigations led to the governmental monitoring and forced sale of certain delivery and trucking concerns, and most recently, in April 1998, to the indictment of a number of individuals for extortion, conspiracy and other alleged criminal activity involving garment companies in the New York City metropolitan area. There is no allegation in either published reports or in these indictments that the alleged criminal activities involved, directly or indirectly, the Company.

  Norton has exclusive, long-term agreements with two independent contractors which provide it with finished goods distribution services (Railroad Enterprises, Inc.) and domestic cutting services (Cutting Edge Services, Inc., formerly Toni-Linda Productions, Inc.). In fiscal 1997, Norton's distribution contractor was responsible for distributing approximately 32% of the Company's units (representing 100% of Norton's units), representing 52% of the Company's sales, in each case on a pro forma basis after giving effect to the Acquisitions. Norton's principal contact and the operations manager of both the distribution and cutting contractor was an employee of Norton during 1994-1996. According to published reports, a person allegedly affiliated with these contractors, other than the foregoing operations manager, has a criminal record and is one of the individuals recently indicted on charges of racketeering and extortion involving the garment industry. There is no allegation in either the published reports or the indictment that the alleged criminal activities involved, directly or indirectly, the Company or that either of the distribution or cutting contractors has engaged in criminal activities.

  Since Norton currently intends to relocate its warehouse and perform its own distribution function and given the increasing amount of manufacturing it sources overseas, Norton notified its distribution and cutting contractors in March 1998 that it does not intend to renew its agreements with them in June 2000 and 2001, respectively. Although Norton currently intends to continue to utilize the services of these contractors until 2000 and 2001, respectively, the loss or disruption of Norton's distribution services would have an adverse effect on the Company's financial condition and results of operations until alternative arrangements could be secured.

  In April 1998, in response to Norton's notice of an intention not to renew its agreements with its distribution and cutting contractors, Norton received a letter from their attorney alleging that Norton has breached its agreements and, as a result, alleging that such contractors had incurred substantial damages. Norton does not believe that it has breached any of its agreements with these contractors. Under the terms of the agreements with these contractors, claims against Norton are to be resolved through arbitration proceedings. There can be no assurance that Norton would be successful in defending any proceeding, if commenced, or that any arbitration award would not have a material adverse effect on the financial condition and results of operations of the Company. See "Business--Sourcing and Manufacturing" and "Business--Legal Proceedings."

  On July 15, 1998, the distribution and cutting contractors filed an action entitled Cutting Edge Services, Inc. and Railroad Enterprises, Inc. v. Miss
         ------------------------------------------------------------------
Erika, Inc., Jeri-Jo Knitwear, Inc. and Jamie Scott, Inc. in the New York State
---------------------------------------------------------
Supreme Court, New York County, for breach of contract for failure to use their services. That action seeks substantial damages and related declaratory relief. Miss Erika and Jeri-Jo believe the claims are meritless and intend to defend this action vigorously. There can be no assurance that Miss Erika and Jeri-Jo will be successful in defending this action, or that any determination rendered would not have a material adverse effect on the business, financial condition and results of operations of the Company. See "Business--Legal Proceedings."

DEPENDENCE ON MANAGEMENT

  The Company and its subsidiaries, including Miss Erika and Jeri-Jo, are dependent upon the services of their respective executive officers. The loss or interruption of the continued full-time services of certain of these executives could have a material adverse effect on the Company, and there can be no assurance that the Company would be able to find replacements with equivalent skills or experience.

TRADEMARKS

  The Company believes that its trademarks and other proprietary rights are important to its success and its competitive position. Accordingly, the Company devotes substantial resources to the establishment of its trademarks. There can be no assurance that others will not assert rights in, or ownership of, trademarks and other proprietary rights of the Company or that the Company will be able to successfully resolve such conflicts. The loss of such trademarks and other proprietary rights, or the loss of the exclusive use of its trademarks and other proprietary rights could have a material adverse effect on the financial condition and results of operations of the Company.

YEAR 2000

  The Company has implemented a Year 2000 program to ensure that the Company's computer systems and applications will function properly beyond 1999. The Company believes that it has allocated adequate resources for this purpose and expects its Year 2000 date conversion program to be successfully completed on a timely basis. There can, however, be no assurance that this will be the case. The Company does not expect to incur significant expenditures to address this issue. The ability of third parties with whom the Company transacts business to address their Year 2000 issues adequately is outside of the Company's control. There can be no assurance that the failure of the Company or such third parties to address their respective Year 2000 issues adequately will not have a material adverse effect on the Company's financial condition and results of operations.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder of Notes may require the Company to purchase all or a portion of such holder's Notes at a purchase price of 101% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of purchase. In such circumstances, the Company may be required to (i) repay all or a portion of the outstanding principal of, and pay any accrued interest on, its senior debt, including indebtedness under the Current Credit Agreement or (ii) obtain any requisite consent from its lenders to permit the repurchase of the Notes. If the Company is unable to repay all of such indebtedness or is unable to obtain the necessary consents, the Company may be unable to offer to repurchase the Notes, which would constitute an event of default under the Indenture. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) as described above or that the Company would be able to refinance its outstanding indebtedness in order to permit it to repurchase the Notes or, if such refinancing were to occur, that such financing would be on terms favorable to the Company.

  The events that constitute a Change of Control under the Indenture may also be events of default under the Current Credit Agreement. Such events may permit the holders under such debt instruments to reduce the borrowing base thereunder or accelerate the debt and, if the debt is not paid, to enforce security interests on, or commence litigation that could ultimately result in a sale of, substantially all the assets of the Company and its subsidiaries, thereby limiting the Company's ability to raise cash to repurchase the Notes and thereby limiting or eliminating the benefit of the Change of Control provisions to the holders of the Notes.

FRAUDULENT CONVEYANCE

  The obligations of the Company under the Notes, and the application of the net proceeds therefrom in connection with the Jeri-Jo Acquisition, and related transactions, may be subject to review under various laws for the protection of creditors, including federal and state fraudulent conveyance and fraudulent transfer laws, if a bankruptcy case or other lawsuit (including in circumstances where bankruptcy is not involved) is commenced by or on behalf of any creditor of the Company or a representative of any of the Company's creditors. If a court in such case or lawsuit were to find that, at the time the Company issued the Notes or at the time of the Jeri-Jo Acquisition and related transactions, the Company (i) intended to hinder, delay or defraud any existing or future creditor or (ii) did not receive fair consideration or reasonably equivalent value for issuing the Notes or in connection with the Jeri-Jo Acquisition and related transactions, and the Company either (A) was insolvent or rendered insolvent by reason thereof, (B) was engaged or was about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (C) intended to or believed that it would incur debts beyond its ability to pay such debts as they matured or became due, such court could void the Company's obligations under the Notes, subordinate the Notes to other indebtedness of the Company, direct that holders of the Notes return any amounts paid thereunder to the Company or to a fund for the benefit of its creditors or take other action detrimental to the holders of the Notes.

  Similarly, indebtedness under the Subsidiary Guarantees may also be subject to review under relevant federal and state fraudulent conveyances laws in any bankruptcy of a Subsidiary Guarantor or in a lawsuit brought by or on behalf of creditors of a Subsidiary Guarantor under the same legal standards described above. A legal challenge of a Subsidiary Guarantee on fraudulent conveyance grounds could, among other things, focus on the benefits, if any, realized by a Subsidiary Guarantor as a result of the issuance by the Company of the Notes. Pursuant to the terms of the Subsidiary Guarantees, the liability of each Subsidiary Guarantor is limited to the maximum amount of indebtedness permitted, at the time of the grant of such Subsidiary Guarantee, to be incurred in compliance with fraudulent conveyance or similar laws.

  To the extent any Subsidiary Guarantee was voided as a fraudulent conveyance, limited as described above, or held unenforceable for any other reason, holders of Notes would, to such extent, cease to have a claim in respect of such Subsidiary Guarantee and, to such extent, would be creditors solely of the Company and any Subsidiary Guarantor whose Subsidiary Guarantee was not voided, limited or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of a voided, limited or unenforceable Subsidiary Guarantee would be subject to the prior payment of all liabilities of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes.

  The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts, including contingent liabilities, at that time is greater than the then fair value of its assets or if the fair saleable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and matured. There can be no assurance, however, as to what standard a court would apply to evaluate the parties' intent or to determine whether the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Offering or the Jeri-Jo Acquisition or that, regardless of the standard, a court would not determine that the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Offering or the Jeri-Jo Acquisition.

ABSENCE OF PUBLIC MARKET FOR THE NOTES

  The Outstanding Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. The Outstanding Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes. See " --Consequences of Failure to Exchange." Although the Exchange Notes will generally be permitted to be resold or otherwise transferred by the holders (who are not affiliates of the Company) without compliance with the registration and prospectus delivery requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. If the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors including general economic conditions and the results of operations and financial condition of the Company. The Company does not intend to apply for a listing or quotation of the Exchange Notes on any securities exchange or stock market. Accordingly, there can be no assurance as to the development or liquidity of any
market for the Exchange Notes.   The liquidity of, and trading market for, the
Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that, for a period of up to 180 days after the consummation of the Exchange Offer, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. However, under certain circumstance, the Company has the right to require that Participating Broker-Dealers suspend the resale of Exchange Notes pursuant to this Prospectus. Notwithstanding that the Company may cause the resale of Exchange Notes pursuant to this Prospectus to be suspended, the Company has no obligation to extend the 180-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with such resales. See "The Exchange Offer -- Resale of the Exchange Notes."

EXCHANGE OFFER ELIGIBILITY AND PROCEDURES

  Any holder of the Outstanding Notes who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or any broker-dealer who purchased Outstanding Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act will not be permitted or entitled to tender such Outstanding Notes in the Exchange Offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Outstanding Notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "The Exchange Offer -- Resale of the Exchange Notes."

  Each holder of Outstanding Notes who wishes to exchange its Outstanding Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company set forth in "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

  Issuance of the Exchange Notes in exchange for the Outstanding Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of the required documents. Therefore, holders of the Outstanding Notes desiring to tender such Outstanding Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Outstanding Notes for exchange. See "The Exchange Offer -- Procedures for Tendering."

                                THE ACQUISITIONS

THE JERI-JO ACQUISITION

  On June 18, 1998, pursuant to the Jeri-Jo Purchase Agreement, Jeri-Jo, a wholly-owned subsidiary of the Company, acquired substantially all of the assets and assumed substantially all of the liabilities of the Jeri-Jo Companies. The Jeri-Jo Acquisition expanded and diversified the Company's product offerings to include moderately-priced casual apparel for juniors and misses and further diversified the Company's channels of distribution. In addition to years of experience in the design and merchandising of casual apparel, Jeri-Jo's management also brings to the Company significant experience and long-standing relationships with foreign sources of supply. The Company believes these attributes will further strengthen the Company's ability to source and merchandise quality and fashionable women's and juniors' apparel.

  Jeri-Jo is a designer and marketer of updated sportswear, knitwear and casual wear for juniors and misses. The target consumers are teenaged girls and women aged 12 to 35 years old. First introduced in 1975, Jeri-Jo's products are sold under its proprietary brand names Energie(R), Currants(R) and Jamie Scott(R) and under various private labels to national chains, department stores, off-price retail chains and mass merchant stores.

  The purchase price paid in the Jeri-Jo Acquisition was (i) $55.0 million in cash at the closing of the acquisition and (ii) the assumption of funded indebtedness of $10.9 million and certain other contractual obligations (see "Use of Proceeds"). In addition, the Company has agreed to pay an additional contingent payment in cash and Common Stock in the event that certain earnings targets are achieved by Jeri-Jo for the two years subsequent to the closing of the Jeri-Jo Acquisition. The Jeri-Jo Purchase Agreement requires that the Company pay at least 50% of any required contingent payment in cash. The aggregate contingent payment, if any, payable by the Company is equal to the excess of (1) the sum of (A) five times Jeri-Jo's average EBITDA (as defined in the Jeri-Jo Purchase Agreement) for the two years ending June 30, 2000, plus (B)
0.50 times any such average EBITDA between $17.0 million and $20.0 million, plus
(C) one times any such average EBITDA over $20.0 million, over (2) $55.0 million (the initial closing purchase price under the Jeri-Jo Purchase Agreement). Under the terms of the Jeri-Jo Purchase Agreement, all of the shares of Common Stock and all of the cash payable as the contingent payment are payable on or before September 30, 2000. The Company has agreed to secure any obligation to pay the cash portion of the contingent payment by delivery of a stand-by letter of credit in the face amount of $30.0 million, which letter of credit may be drawn upon, in whole or in part, in certain circumstances, including in the event of a default under the cash contingent payment obligation, if any. The shares of Common Stock payable as part of the contingent payment amount are to be valued over a period of 30 consecutive business days prior to the payment date. The Company has agreed to cause offers and sales by the holders of any shares of Common Stock issued as a contingent payment to be registered under the Securities Act, including, if requested, in an underwritten offering. The Company has also agreed to provide the holders of any such shares of Common Stock with "piggy-back" registration rights under certain circumstances. The Company intends to pay the cash portion of the contingent payment, if any, from internally generated funds and from borrowings under the Current Credit Agreement.

  The Jeri-Jo Purchase Agreement provides that in certain events, the sellers under the Jeri-Jo Purchase Agreement will have the option to accelerate the Company's contingent payment obligation. In such events, the accelerated contingent payment obligation would be payable in cash in an amount equal to the amount by which (i) five times the greater of $17.0 million or an amount equal to Jeri-Jo's annualized EBITDA (as defined in the Jeri-Jo Purchase Agreement) at the time of such event exceeds (ii) $55.0 million.

  As part of the Jeri-Jo Acquisition, Jeri-Jo entered into employment agreements with key managers of Jeri-Jo. Adding the Jeri-Jo executives and employees to its management team will strengthen the Company's management depth and permit the Company to further enhance its market position. See "Management and Board of Directors--Employment Agreements."


THE MISS ERIKA ACQUISITION

  On September 30, 1997, the Company, through a wholly owned subsidiary, acquired substantially all of the assets and assumed substantially all of the liabilities of Miss Erika, Inc. The Company views the Miss Erika Acquisition as a complementary product line expansion which has also added significant managerial talents and experience. Additionally, the Miss Erika Acquisition has furthered the Company's goal to broaden its customer base and strengthen the appeal of its product offerings to existing retailers.

  The Erika(R) product line was introduced in 1967 and consists of women's moderately-priced casual separates, including knit tops and bottoms, sweaters, dresses and jackets, and more casual apparel such as shorts, skirts, tank tops and jumpers. The target consumer is a middle income, budget-minded but fashionable woman ranging in age from 15 to 50 years old. Miss Erika sells its products under its proprietary brand names Erika(R), Sugar Blues(R) and Ricki(R) and under various private labels to national chains, department stores, off-price retail chains and specialty stores.

  The purchase price for the Miss Erika Acquisition consisted of (i) $24.0 million in cash paid at closing and (ii) the assumption of indebtedness for borrowed money (approximately $2.5) and of certain other contractual obligations. In addition, the Company has agreed to pay an additional contingent payment in cash and/or Common Stock in the event that certain earnings targets are achieved by Miss Erika for the two fiscal years ending November 6, 1999. The aggregate contingent payment, if any, payable by the Company is equal to the amount by which (i) four times Miss Erika's average EBITDA (as defined in the Miss Erika Purchase Agreement) for the two fiscal years ending November 6, 1999, exceeds (ii) $24.0 million. At the Company's option, the Company may, subject to a maximum number of shares, pay all or any portion of the contingent payment in shares of Common Stock valued over a period of 30 consecutive business days prior to the payment date. The Miss Erika Purchase Agreement limits the number of shares of Common Stock payable by the Company to a number of shares which, after giving effect to their issuance, does not exceed 12% of the aggregate number of outstanding shares of Common Stock at the time of payment. The Company has agreed to cause any shares of Common Stock issued as a contingent payment to be registered under the Securities Act. The Company has also agreed to provide the holders of such shares of Common Stock with "piggy-back" registration rights under certain circumstances. The Company intends to pay any cash portion of the foregoing contingent consideration from internally generated funds and from borrowings under the Current Credit Agreement.

  The Miss Erika Purchase Agreement permits the sellers to require the Company, under certain circumstances, at the Company's option, to either (i) pay the sellers an amount not in excess of $5.0 million as a credit against the above-described contingent payment, or (ii) arrange for a stand-by letter of credit to secure the future payment of the foregoing amount. The circumstances under which the foregoing may be required by the sellers consist of the achievement by Miss Erika of an EBITDA target for the fiscal year ending October 31, 1998 and the decrease in the market capitalization of the Company's Common Stock below $30.0 million. The Company cannot predict whether Miss Erika will achieve the foregoing EBITDA target or what its market capitalization will be. In the absence of an event of default under the Current Credit Agreement which results in the termination of the lenders' commitment to provide credit, the Current Credit Agreement provides for stand-by letters of credit in amounts sufficient to satisfy the above obligations.

     As part of the Miss Erika Acquisition, Miss Erika has entered into employment agreements and bonus arrangements with key managers of Miss Erika. These persons have added significant design, merchandising and sourcing experience in the moderately-priced women's apparel industry to the Company's management. See "Management and Board of Directors--Employment Agreements."

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the Exchange Offer. Of the approximately $119.3 million in net proceeds received by the Company from the issuance of the Outstanding Notes (after deduction of the Initial Purchasers' discount and estimated expenses), approximately $64.9 million was used to fund the purchase price in the Jeri-Jo Acquisition (including the repayment of approximately $10.9 million of assumed funded debt), approximately $13.0 million was used to repay the Company's term debt under its then existing credit agreement (the "Prior Credit Agreement") and approximately $41.4 million was used to repay a portion of the Company's revolving credit loans under the Prior Credit Agreement.

                                 CAPITALIZATION

  The following table sets forth the unaudited consolidated capitalization of the Company as of May 2, 1998 (i) on a historical basis and (ii) as adjusted to give effect to the Jeri-Jo Acquisition and the Outstanding Notes Offering and the application of the net proceeds therefrom. This information should be read in conjunction with "Unaudited Pro Forma Financial Information" and the notes thereto and the consolidated financial statements of Norton, Miss Erika and the Jeri-Jo Companies, and the notes thereto included and incorporated by reference herein.



                                            AS OF MAY 2, 1998
                                          ----------------------

                                           ACTUAL    AS ADJUSTED
                                          --------   -----------

                                          (DOLLARS IN THOUSANDS)

   Prior Credit Agreement(1)...........   $ 71,015      $     --

   Current Credit Agreement(1).........         --         9,788

   12 1/2% Senior Notes due 2005.......         --       125,000
                                          --------      --------

       Total debt......................     71,015       134,788

       Total stockholders' equity(2)...     42,646        41,440
                                          --------      --------
       Total capitalization............   $113,661      $176,228
                                          ========      ========

--------------

(1) On June 18, 1998, the Company entered into a new secured financing arrangement (the Current Credit Agreement) with CIT, NationsBanc and Fleet, pursuant to which credit is made available to the Company as follows: revolving credit advances not to exceed $60.0 million, documentary letters of credit not to exceed $130.0 million and standby letters of credit not to exceed $45.0 million (including the $30.0 million standby letter of credit necessary to secure the Company's cash contingent payment obligation in connection with the Jeri-Jo Acquisition (see "Acquisitions--The Jeri-Jo Acquisition")), with the aggregate credit available to the Company equal to the lesser of (i) $175.0 million or (ii) the sum of 85% of eligible accounts receivable and 60% of eligible inventory. Initial borrowings under the Current Credit Agreement were used to refinance the outstanding borrowings under the Prior Credit Agreement remaining after application of the net proceeds of the Outstanding Notes Offering. See "Use of Proceeds" and "Description of Other Indebtedness."

(2) After the write-off of deferred financing costs on the Prior Credit Agreement, net of taxes.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The unaudited pro forma financial information presented herein gives effect to
(i) the Miss Erika Acquisition, (ii) the Jeri-Jo Acquisition, (iii) borrowings under the Current Credit Agreement and (iv) the Outstanding Note Offering and the application of the net proceeds therefrom to finance the Jeri-Jo Acquisition and repay amounts outstanding under the Prior Credit Agreement after giving effect to the application of the net proceeds from the Outstanding Note Offering as described in "Use of Proceeds." The pro forma financial information is based on the historical financial statements of Norton McNaughton, Inc., Miss Erika, Inc. and the Jeri-Jo Companies. The Company's fiscal year end is October 31, if such date falls on a Saturday, or the first Saturday following October 31 and, prior to the Acquisitions by the Company, Miss Erika, Inc.'s fiscal year ended on January 31 and the Jeri-Jo Companies' fiscal year ended on December 31.

  The Acquisitions have been accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair values, which are subject to further adjustment based upon appraisals and other analyses, with appropriate recognition given to the effect of the Company's borrowing rates and income tax rates.

  The unaudited pro forma condensed combined statement of operations for the fiscal year ended November 1, 1997 gives effect to the Acquisitions as if they had been consummated at the beginning of the Company's fiscal year on November 3, 1996. This pro forma statement of operations combines the historical consolidated statement of operations for the fiscal year ended November 1, 1997 for Norton McNaughton, Inc., the historical statement of operations for the eleven months ended September 30, 1997 for Miss Erika, Inc. and the historical statement of operations for the fiscal year ended December 31, 1997 for the Jeri-Jo Companies.

  The unaudited pro forma condensed combined statement of operations for the twenty-six weeks ended May 2, 1998 gives effect to the Jeri-Jo Acquisition as if it had been consummated at the beginning of the Company's fiscal year on November 2, 1997. This pro forma statement of operations combines the unaudited historical consolidated statement of operations for the twenty-six weeks ended May 2, 1998 for the Company and the unaudited historical statement of operations for the twenty-six weeks ended March 31, 1998 for the Jeri-Jo Companies.

  The unaudited pro forma condensed combined balance sheet as of May 2, 1998 gives effect to the Jeri-Jo Acquisition as if it had been consummated on May 2, 1998. This pro forma balance sheet combines the unaudited historical consolidated balance sheet at May 2, 1998 for the Company and the historical balance sheet at March 31, 1998 for the Jeri-Jo Companies.

  The pro forma adjustments are based upon available information and assumptions that management believes are reasonable at the time made. The unaudited pro forma condensed combined financial statements do not purport to present the financial position or results of operations of the Company had the Acquisitions occurred on the dates specified, nor are they necessarily indicative of the financial position or results of operations that may be achieved in the future. The unaudited pro forma condensed combined statements of operations do not reflect any adjustments for synergies that management expects to realize. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that may be realized.

  The Company's ability, including following the Acquisitions, to achieve its projected results is dependent on many factors which are outside of management's control. Some of the most significant factors, including following the Acquisitions, would be a further deterioration in retailing conditions for women's apparel, a further increase in price pressures and other competitive factors, any of which could result in an unanticipated decrease in gross profit margins, unanticipated problems arising with Miss Erika's and Jeri-Jo's businesses or the integration of Miss Erika's and Jeri-Jo's businesses with that of the Company, the unanticipated loss of a major customer, the unanticipated loss of a major contractor or supplier and weather conditions which could impact retail traffic and the Company's ability, including following the Acquisitions, to ship on a timely basis. Accordingly, there can be no assurance that the Company, following the Acquisitions, will achieve its anticipated operating results.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED NOVEMBER 1, 1997
                                  (UNAUDITED)

                                           NORTON
                                         MCNAUGHTON,    MISS ERIKA,     JERI-JO        PRO FORMA      PRO FORMA
                                            INC.           INC.        COMPANIES      ADJUSTMENTS      COMBINED
                                         -----------    -----------    ---------     ------------     ---------

                                                                 (DOLLARS IN THOUSANDS)
Net sales.............................      $218,782        $90,848      $95,080     $       --        $404,710
Cost of goods sold....................       179,556         70,373       67,419             --         317,348
                                            --------        -------      -------     ----------        --------
Gross profit..........................        39,226         20,475       27,661                         87,362
Selling, general and administrative
 expenses.............................        44,015         16,107       10,453           (271)(1)      69,833
                                                                                           (471)(2)
Depreciation and amortization.........           984            397          287          2,110 (4)       3,778
                                            --------        -------      -------     ----------        --------
Income (loss) from operations.........        (5,773)         3,971       16,921         (1,368)         13,751
Other expense (income):
  Interest expense....................         2,500            844          131         14,411 (3)      17,886
  Interest income.....................          (168)            (6)        (235)           235 (5)        (174)
                                            --------        -------      -------     ----------        --------
Income (loss) before provision
 (benefit) for income taxes...........        (8,105)         3,133       17,025        (16,014)         (3,961)
Provision (benefit) for income
 taxes................................        (3,400)         1,253          839           (316)(6)      (1,624)
                                            --------        -------      -------     ----------        --------
Net income (loss).....................      $ (4,705)       $ 1,880      $16,186     $  (15,698)       $ (2,337)
                                            ========        =======      =======     ==========        ========
Other data:
  EBITDA(7)...........................      $ (4,789)       $ 4,368      $17,208     $      742        $ 17,529
  Depreciation and
    amortization......................           984            397          287          2,110           3,778
  Capital expenditures................         1,571            328          127             --           2,026

 See accompanying notes to unaudited pro forma condensed combined statements of operations.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         FOR THE TWENTY-SIX WEEKS ENDED
                                  (UNAUDITED)

                                                     MAY 2,
                                                      1998       MARCH 31,
                                                     NORTON        1998
                                                  MCNAUGHTON,     JERI-JO        PRO FORMA      PRO FORMA
                                                      INC.       COMPANIES      ADJUSTMENTS      COMBINED
                                                  ------------   ----------   ---------------   ----------
                                                                  (Dollars in thousands)
Net sales......................................      $147,624      $40,115    $        --        $187,739
Cost of goods sold.............................       118,191       28,370             --         146,561
                                                     --------      -------        -------        --------
Gross profit...................................        29,433       11,745                         41,178
Selling, general and administrative expenses...        23,963        5,382            (59)(1)      29,286
Depreciation and amortization..................           751          131          1,000 (4)       1,882
                                                     --------      -------        -------        --------
Income (loss) from operations..................         4,719        6,232           (941)         10,010
Other expense (income):
 Interest expense..............................         3,815           81          5,623 (3)       9,519
 Interest income...............................           (82)        (141)            85 (5)        (138)
                                                     --------      -------        -------        --------
Income (loss) before provision (benefit) for
 income taxes..................................           986        6,292         (6,649)            629
Provision (benefit) for income taxes...........           515          299           (556)(6)         258
                                                     --------      -------        -------        --------
Net income (loss)..............................      $    471      $ 5,993        $(6,093)       $    371
                                                     ========      =======        =======        ========
Other data:
  EBITDA(7)....................................      $  5,470      $ 6,363        $    59        $ 11,892
  Depreciation and amortization................           751          131          1,000           1,882
  Capital expenditures.........................         1,077           33             --           1,110

 See accompanying notes to unaudited pro forma condensed combined statements of operations.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       COMBINED STATEMENTS OF OPERATIONS

                                                                                                             For the
                                                                                              For the       Twenty-Six
                                                                                             Year Ended    Weeks Ended
                                                                                            November 1,       May 2,
                                                                                                1997           1998
                                                                                            ------------   ------------
(1)  Net increase (decrease) to selling, general and administration expenses is as follows:

     Factoring fees under Current Credit Agreement, net of amounts recorded under
         Prior Credit Agreement  ............................................................. $   339        $   (27)

     Elimination of Miss Erika's historical management fee  ..................................    (550)            --

     Adjustment of compensation and benefits to current contractual levels  ..................     (78)            --

     Other  ..................................................................................      18            (32)
                                                                                               -------        -------

     Net increase (decrease)  ................................................................ $  (271)       $   (59)
                                                                                               =======        =======

(2)  Reclassification of Miss Erika letter of credit fees from selling, general and administrative expenses to interest expense to conform to the Company's accounting policies.



(3)  Net increase to interest expense as follows:

     Interest on Notes at a rate of 12.5%  ................................................... $15,625        $ 7,812

     Interest on borrowings under the Current Credit Agreement with assumed...................      --            321
         average annual interest rates of 7.75%  .

     Amortization of new financing costs (over term of Notes and Current Credit
         Agreement)  .........................................................................   1,249            624

     Letter of credit fees, including reclassification of fees of Miss Erika (see
         note(2))  ...........................................................................   1,084            840

     Interest income  ........................................................................     (72)           (78)

     Elimination of historical interest expense  .............................................  (3,475)        (3,896)
                                                                                               -------        -------

     Net increase  ........................................................................... $14,411        $ 5,623
                                                                                               =======        =======



(4)  Amortization expense as follows:
     Goodwill resulting from the Acquisitions (amortization over 20 years)  .................. $ 2,192        $ 1,000
     Elimination of amortization of prior Miss Erika financing costs  ........................     (82)            --
                                                                                               -------        -------
     Net increase  ........................................................................... $ 2,110        $ 1,000
                                                                                               =======        =======

(5) To eliminate the Jeri-Jo Companies' interest income on amounts not retained in the business.

(6) To record the net tax effect of the pro forma adjustments at an assumed effective combined tax rate of 41%. In addition, such amount includes an incremental tax provision to cause the total estimated provision for income taxes for the Jeri-Jo Companies to be 41%. The Jeri-Jo Companies are subject to taxation under subchapter S of the Internal Revenue Code of 1986, as amended, for federal income tax purposes only.

(7) EBITDA represents earnings before interest expense, interest income, provision for income taxes, depreciation and amortization. EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur debt. EBITDA is not a measurement of operating performance calculated in accordance with generally accepted accounting principles and should not be considered as a substitute for operating income, net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of a Company's profitability or liquidity. EBITDA has been reduced by the special charges of $5,737,000 and $3,664,000 recorded by Norton in the second and fourth quarters of fiscal 1997, respectively. In addition, EBITDA is not adjusted for reductions in compensation expense resulting from personnel reductions at Norton during fiscal 1997 ($2,817,000), the elimination of rental expense resulting from the termination of lease obligations by Norton and the reduction in distribution expenses at Norton during fiscal 1997 ($833,000), charges taken by Miss Erika during fiscal 1997 in anticipation of the cancellation of lease obligations and other contingencies ($900,000) or the elimination of certain professional fees and other expenses at Jeri-Jo following the Jeri-Jo Acquisition ($269,000).

     Cash flow provided by (used for) operations for Norton McNaughton, Inc. for the fiscal years ended November 2, 1996 and November 1, 1997 was $5.4 million and a use of $(26.5) million, respectively. Cash flow used for operations in the fiscal year ended November 1, 1997 reflects the reclassification of short-term advances from due from factor to revolving credit loans. Excluding the effects of such reclassification, cash flow used by operations for fiscal 1997 would have been a use of $(4.0) million. Cash flow provided by operations for Miss Erika, Inc. for the fiscal years ended January 31, 1996 and 1997 was $5.0 million and $5.5 million, respectively. Cash flow provided by operations for the Jeri-Jo Companies for the fiscal years ended December 31, 1996 and 1997 was $20.1 million and $17.0 million, respectively.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                                                    Jeri-Jo
                                                       Norton      Companies
                                                     McNaughton,     as of
                                                     Inc. as of    March 31,      Pro Forma      Pro Forma
                                                     May 2, 1998     1998        Adjustments     Combined
                                                     -----------   ---------     -----------     ---------
                                                                     (Dollars in thousands)
Assets
Current assets:
  Cash............................................     $    160     $ 6,012      $ (3,795)(1)    $       -
                                                                                   (2,377)(4)

  Due from factor.................................       69,264           -        10,008 (5)       79,272
  Accounts receivable, net........................            -      10,008       (10,008)(5)            -
  Inventory.......................................       35,583      10,092             -           45,675
  Income taxes receivable.........................        2,514           -           838 (7)        3,352
  Prepaid expenses and other current assets.......        5,379         250        (1,350)(3)        4,279
                                                       --------     -------      --------        ---------

     Total current assets.........................      112,900      26,362        (6,684)         132,578
Fixed assets, net.................................        6,339       1,328             -            7,667
Deferred financing costs..........................        2,044           -         5,700 (2)        6,650
                                                                                      950 (2)
                                                                                   (2,044)(7)

Goodwill..........................................        3,858           -        40,350 (3)       44,208
Notes receivable from management stockholders.....        2,655           -             -            2,655
Other assets......................................        3,083          37             -            3,120
                                                       --------     -------       -------        ---------

     Total assets.................................     $130,879     $27,727      $ 38,272        $ 196,878
                                                       ========     =======      ========        =========

Liabilities and stockholders' equity
Current liabilities:
       Accounts payable...........................     $ 11,549     $ 3,081      $      -        $  14,630
       Revolving credit loans.....................       57,515           -       (47,752)(2)        9,788
                                                                                   (3,098)(2)
                                                                                    3,123 (4)
  Term loan payable...............................        3,000           -        (3,000)(2)           -
  Accrued expenses and other current
    liabilities...................................        3,939       5,851        (5,500)(4)       4,290
                                                       --------     -------      --------        --------

     Total current liabilities....................       76,003       8,932       (56,227)         28,708
Term loan payable.................................       10,500           -       (10,500)(2)           -
Long-term obligations.............................            -           -       125,000 (2)     125,000
Other long term liabilities.......................        1,730           -             -           1,730
                                                       --------     -------      --------        --------

     Total liabilities............................       88,233       8,932        58,273         155,438
Stockholders' equity..............................       42,646      18,795        (3,795)(1)      41,440
                                                                                  (15,000)(3)
                                                                                   (1,206)(7)

                                                       --------     -------      --------        --------
     Total liabilities and stockholders' equity...     $130,879     $27,727      $ 38,272        $196,878
                                                       ========     =======      ========        ========

See accompanying notes to unaudited pro forma condensed combined balance sheet.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                             COMBINED BALANCE SHEET

(1) Reflects adjustments to the Jeri-Jo Companies' cash and stockholders' equity in accordance with required book value to be delivered upon closing of the Jeri-Jo Acquisition. Adjustments assume that excess net book value above the required amount was paid out prior to the closing of the Acquisition in the form of cash dividends.

(2) Reflects the consummation of the Transactions at May 2, 1998 as follows (see "Use of Proceeds"):

                                                                                          (DOLLARS IN THOUSANDS)
                                                                                          ----------------------
   Portion of purchase price funded by Outstanding Note Offering proceeds
     in the Jeri-Jo Acquisition.......................................................           $ 54,000(8)
   Estimated Outstanding Note Offering expenses.......................................              5,700
   Repayment of outstanding indebtedness of the Jeri-Jo Companies.....................              3,098(6)
   Repayment of the Company's term debt...............................................             13,500
   Repayment of the Company's revolving credit loans..................................             47,752
   Closing fees for Current Credit Agreement..........................................                950
                                                                                                 --------
   Proceeds from Outstanding Note Offering............................................           $125,000
                                                                                                 ========

(3) The excess of purchase price paid over the fair value of the assets acquired and the liabilities assumed represents goodwill. Allocation of the purchase price for the Jeri-Jo Acquisition and the calculation of goodwill is as follows:

                                                               (DOLLARS IN THOUSANDS)
                                                               ----------------------
   Closing cash purchase price in the Jeri-Jo Acquisition...           $55,000(8)
   Less: Net assets of the Jeri-Jo Companies................            15,000
                                                                       -------

   Goodwill.................................................            40,000
   Add: Jeri-Jo Acquisition expenses........................               350
                                                                       -------

   Total goodwill...........................................           $40,350
                                                                       =======

(4) Reflects payment of the Jeri-Jo Companies' dividends payable on dividends declared prior to March 31, 1998.

(5) Reflection of assignment of Jeri-Jo Companies' accounts receivable to the factor under the Company's new factoring agreement.

(6) As of June 18, 1998, the Jeri-Jo Companies had outstanding indebtedness of approximately $10.9 million (see "Use of Proceeds"). The effect of this change on the pro forma combined balance sheet would be an increase of $7.8 million in revolving credit loans.

(7) To write-off deferred financing costs on the Prior Credit Agreement, net of taxes.

(8) Total cash purchase price of $55.0 million of the Jeri-Jo Acquisition was funded by $54.0 million of proceeds from the Outstanding Note Offering and $1.0 million from monies previously placed in escrow.

                            SELECTED FINANCIAL DATA


  The following selected historical financial information as of and for the fiscal years 1993 through 1997 has been derived from the audited financial statements of Norton McNaughton, Inc. The information presented for the twenty-six weeks ended May 3, 1997 and May 2, 1998 was derived from the unaudited financial statements of Norton McNaughton, Inc. The statement of operations data for fiscal 1997 includes the results of operations of Miss Erika from its date of acquisition, September 30, 1997. The selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Norton McNaughton, Inc. and the notes thereto included and incorporated by reference herein.


                                                                                                                TWENTY-SIX WEEKS
                                                                                                                      ENDED
                                                                      FISCAL YEAR ENDED(1)                        (UNAUDITED)
                                         ------------------------------------------------------------------   ---------------------
                                          Nov. 5,       Nov. 4,       Nov. 4,     Nov. 2,       Nov. 1,        May 3,      May 2,
                                           1993          1994          1995        1996           1997          1997        1998
                                         ---------   -------------   ---------   ---------   --------------   ---------   ---------
                                                          (Dollars in thousands, except per share amounts)
Statement of Operations Data:

Net sales   ...........................  $133,329     $168,621       $227,530    $220,823    $  218,782        $94,469    $147,624

Gross profit  .........................    35,217       46,412         55,750      44,760        39,226 (3)     18,258      29,433

Selling, general and administrative
 expenses  ............................    27,286       28,443         37,456      39,317        44,015 (3)     23,410      23,963

Depreciation and amortization  ........       513          482            481         662           984            477         751
                                         --------     --------       --------    --------    ----------        -------    --------
Income (loss) from operations  ........     7,418       17,487         17,813       4,781        (5,773)(3)     (5,629)      4,719

Interest expense  .....................     2,639        1,341          1,440       2,294         2,500            716       3,815

Other expense (income), net  ..........       287          (87)          (218)       (164)         (168)           (84)        (82)
                                         --------     --------       --------    --------    ----------        -------    --------
Income (loss) before income
 taxes  ...............................     4,492       16,233(2)      16,591       2,651        (8,105)(3)     (6,261)        986

Provision (benefit) for income
                                            1,800        7,011(2)       6,888       1,127        (3,400)(3)     (2,753)        515
 taxes  ...............................  --------     --------       --------    --------    ----------        -------    --------

Net income (loss)   ...................  $  2,692     $  8,821(2)    $  9,703    $  1,524    $   (4,705)(3)    $(3,508)   $    471
                                         ========     ========       ========    ========    ==========        =======    ========
Other Data:

EBITDA(4)  ............................  $  7,931     $ 17,969       $ 18,294    $  5,443    $   (4,789)       $(5,152)   $  5,470

Capital expenditures  .................     1,727        1,042          1,599       1,841         1,571            974       1,077

Ratio of earnings to fixed
 charges(5)  ..........................       2.5x         9.7x           9.1x        1.9x           -- (6)         -- (6)     1.2x

Net income (loss) per common
  share  ..............................    $ 0.43 (7) $   1.22 (2)(7)$   1.20    $   0.20    $    (0.63) (3)   $ (0.46)   $   0.06
                                         ========     ========       ========    ========    ==========        ========== =========
Weighted average shares and common
 share equivalents outstanding  .......     5,086        7,084          8,056       7,781         7,488          7,563       7,412
                                         ========     ========       ========    ========    ==========        ========== =========

                                                                                   AS OF
                                         -----------------------------------------------------------------------------------------
                                          NOV. 5,      NOV. 4,        NOV. 4,     NOV. 2,      NOV. 1,          MAY 3,      MAY 2,
                                           1993         1994           1995        1996          1997           1997        1998
                                         --------     --------       --------    --------    ----------        -------    --------
                                                                          (Dollars in thousands)
Balance Sheet Data:
Working capital  ......................  $  6,651     $ 34,586       $ 43,502    $ 40,057    $   39,312        $35,494    $ 36,897
Total assets  .........................    35,226       55,331         73,524      61,109       118,762         60,919     130,879
Total debt  ...........................    14,280           --             --          --        59,473             --      71,015
Stockholders' equity
 (deficiency)  ........................    (5,352)      40,300         50,469      48,286        42,163         43,472      42,646

-----------
(1) The Company operates on a 52 or 53-week fiscal year. The Company's fiscal year ends on October 31, if such date fell on a Saturday, or the first Saturday following October 31. In fiscal years 1994 and prior, the Company's fiscal year ended on October 31, if such date fell on a Friday, or the first Friday following October 31. Closing its fiscal year on a Saturday enables the Company to report the results of its operations in a manner that is more consistent with both retail/apparel industry practice and the close of its actual business cycle. Data for all fiscal years shown include the results of operations for 52 weeks.

(2) Net income is shown after extraordinary item of $401,000, or $0.06 per share. As a result of the repayment of long-term indebtedness in March 1994, the Company wrote off the remaining unamortized balance of deferred financing costs of $704,000. This write-off was reflected as an extraordinary item, net of tax of $303,000, in the consolidated statement of income for the fiscal year ended November 4, 1994. Income before income taxes and provision for income taxes are shown before the extraordinary item.

(3) Loss from operations for fiscal year 1997 includes special charges of approximately $9.4 million, consisting of approximately $5.7 million and $3.7 million recorded in the second and fourth quarters of fiscal 1997, respectively. Approximately $3.4 million of such special charges caused a reduction in gross profit and the remainder of approximately $6.0 million was recorded in selling, general and administrative expenses. On an after-tax basis, these special charges aggregated approximately $5.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) EBITDA represents earnings before interest expense, interest income, provision for income taxes, depreciation and amortization. EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur debt. EBITDA and EBITDA, as defined, are not measurements of operating performance calculated in accordance with generally accepted accounting principles and should not be considered as substitutes for operating income, net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles, or as measures of a company's profitability or liquidity.
    EBITDA has been reduced by the special charges of $5.7 million and $3.7 million recorded by Norton in the second and fourth quarters of fiscal 1997, respectively. In addition, EBITDA is not adjusted for reductions in compensation expense resulting from personnel reductions at Norton during fiscal 1997 ($2.8 million), the elimination of rental expense resulting from the termination of lease obligations by Norton and the reduction in distribution expenses at Norton during fiscal 1997 ($0.8 million), charges taken by Miss Erika during fiscal 1997 in anticipation of the cancellation of lease obligations and other contingencies ($0.9 million) or the elimination of certain professional fees and other expenses at Jeri-Jo following the Jeri-Jo Acquisition ($0.3 million).

    Cash flow provided by (used for) operations for Norton McNaughton, Inc. for the fiscal years ended November 2, 1996 and November 1, 1997 was $5.4 million and a use of $(26.5) million, respectively. Cash flow used for operations in the fiscal year ended November 1, 1997 reflects the reclassification of short-term advances from due from factor to revolving credit loans. Excluding the effects of such reclassification, cash flow used by operations for fiscal 1997 would have been a use of $(4.0) million. Cash flow provided by operations for Miss Erika, Inc. for the fiscal years ended January 31, 1996 and 1997 was $5.0 million and $5.5 million, respectively. Cash flow provided by operations for the Jeri-Jo Companies for the fiscal years ended December 31, 1996 and 1997 was $20.1 million and $17.0 million, respectively.

(5) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes, plus fixed charges. Fixed charges consist of interest expense plus that portion of rental payments on operating leases deemed representative of the interest factor.

(6) The deficiency of earnings to fixed charges in the fiscal year ended November 1, 1997 and the twenty-six weeks ended May 3, 1997 were $8.1 million and $6.3 million, respectively.

(7) Reflects new income available to holders of Common Stock after payment of dividends on Class B Preferred Stock redeemable of $480,000 and $168,000 in fiscal 1993 and 1994, respectively. This stock was redeemed by the Company in March 1994.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


GENERAL

  On June 18, 1998, the Company completed the acquisition of substantially all of the assets of the Jeri-Jo Companies and assumed substantially all the liabilities of the privately-held apparel importers of moderately-priced juniors' and misses' updated sportswear. Jeri-Jo will operate as a separate subsidiary under the direction of current management. The purchase price paid in the Jeri-Jo Acquisition was (i) $55.0 million in cash at the closing of the acquisition, (ii) the assumption of funded indebtedness of $10.9 million and certain other contractual obligations. In addition, the Company agreed to pay an additional contingent payment in cash and its Common Stock, $0.01 par value, in the event that certain earnings targets are achieved by Jeri-Jo for the two years subsequent to the closing of the Jeri-Jo Acquisition. The Jeri-Jo Purchase Agreement requires that the Company pay at least 50% of the required contingent payment in cash. The aggregate contingent payment, if any, payable by the Company is equal to the excess of (1) the sum of (A) five times Jeri-Jo's average EBITDA (as defined in the Jeri-Jo Purchase Agreement) for the two years ending June 30, 2000, plus (B) 0.50 times any such average EBITDA between $17.0 million and $20.0 million, plus (C) one times any such average EBITDA over $20.0 million, over (2) $55.0 million. Any additional consideration paid for Jeri-Jo will be accounted for as additional purchase price and will be reflected in goodwill. The Company intends to pay the cash portion of the contingent consideration from internally generated funds and borrowings under the Current Credit Agreement. The Company cannot predict whether Jeri-Jo will achieve the necessary EBITDA targets to qualify for additional consideration.

  Concurrent with the closing of the acquisition, the Company entered into a $175.0 million secured revolving credit and letter of credit facility with NationsBanc Commercial Corporation, The CIT Group/Commercial Services, Inc. and Fleet Bank N.A., (the "Current Credit Agreement"). The facility will be used to finance ongoing working capital requirements of the combined entity. The Current Credit Agreement is a three-year secured revolving credit and letter of credit facility, with interest on outstanding borrowings determined, at the Company's option, based upon stated margins below the prime rate or in excess of LIBOR rates. Initially, the interest rate under the Current Credit Agreement is 75 basis points below the prime rate (based upon the current prime rate, the interest rate under the New Financing Agreement will be 7.75% per annum). Available credit under the Current Credit Agreement is as follows: revolving credit advances not to exceed $60.0 million, documentary letters of credit not to exceed $130.0 million and stand-by letters of credit not to exceed $45.0 million (including $30.0 million of stand-by letters of credit necessary to secure the Company's cash contingent payment obligation in connection with the Jeri-Jo Acquisition), with the aggregate credit available to the Company equal to the lesser of (i) $175.0 million or (ii) the sum of 85% of eligible accounts receivable and 60% of eligible inventory.

  The Current Credit Agreement contains a number of restrictive covenants, including covenants which limit incurrence of liens and indebtedness, limit transactions with affiliates, acquisitions, sales of assets, investments and other restricted payments, and require that the Company maintain certain fixed charge coverage, cash flow coverage and leverage ratios and meet specified minimum levels of working capital and net worth.

  On June 18, 1998, the Company also closed the sale of $125.0 million of 12 1/2% Senior Notes due 2005 (the "Outstanding Notes"). The proceeds of the sale were used to finance the Jeri-Jo Acquisition and to refinance then existing indebtedness of the Company and Jeri-Jo. The Outstanding Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered and sold in the United States absent registration under such act or an applicable exemption from registration. The Company's obligations under the Outstanding Notes are guaranteed by all of the Company's subsidiaries.

  The Company has recently adopted and implemented a new business strategy to expand its branded product lines, broaden its customer base and further develop its global product sourcing capabilities. A key component of this new business strategy involves the selective acquisition of complementary businesses and brands. In connection therewith, the Company completed the Miss Erika Acquisition and the Jeri-Jo Acquisition, at prices the Company believes are attractive. As a result of the Acquisitions, the following discussion of the Company's historical financial condition and results of operations is not necessarily indicative of future results.

  The Company's continuing focus on improving profitability has also led the Company to undertake certain initiatives to improve gross profit and gross profit margins. These include the implementation of certain merchandising changes, as well as the closure of underperforming divisions.

  In the merchandising area, the Company has recently reduced the number of products (i.e., reduced the number of SKU's) offered in any particular collection of its Norton McNaughton(R) product line in an effort to minimize the number of unrelated items unsold by retailers at the end of a selling period and to reduce any related sales allowances. In addition, by taking advantage of product sourcing opportunities, the Company has been able to offer higher quality and more diverse products to retailers at lower price points in an effort to further enhance sales of the Company's products and to further reduce sales allowances. As a result of these initiatives, the Company anticipates that revenue levels in its Norton-McNaughton(R) division in fiscal 1998 will decrease from those in fiscal 1997.

  The Company continually monitors the success, in terms of sales, profitability and customer acceptance, of its product lines. In the event that one or more of its product lines does not meet the Company's expectations, the Company will discontinue their production. During the third quarter of fiscal 1997, the Company began selling merchandise under its existing product lines to Sears, including Norton McNaughton(R) and Norton Studio(R) and, correspondingly, discontinued the Modiano(R) product line produced for Sears. In addition, in the first quarter of fiscal 1998, the Company discontinued the Lauren Alexandra(R) private label product line produced for Federated and the catalog division and, in the second quarter of fiscal 1998, the Company discontinued the Pant-her(R) private label product line produced for May Company.

  In addition, during the second quarter of fiscal 1997, the Company decided to close its retail outlet stores due to this division's inability to meet the Company's profitability targets. The Company utilized these retail outlets to liquidate excess inventory, including end-of-stock, out-of-season and other miscellaneous merchandise. Due to the Company's new merchandising strategy, the Company believes that it will reduce its need to liquidate excess inventory. To the extent that the Company is required to dispose of excess merchandise in the future, the Company believes that it can do so on a more cost-effective basis through off-price retail chains and other retailers.

  In fiscal 1997, the aforementioned closed divisions and product lines contributed approximately $33.4 million to net sales and experienced approximately breakeven operating results. The Company recorded special charges in the fourth quarter of fiscal 1997 of approximately $3.7 million in connection with the closure of these divisions.

  The Company implemented several other significant initiatives in fiscal 1997. In the second quarter of fiscal 1997, the Company appointed a new President and Chief Operating Officer, and the Company's former President and a consultant terminated their relationship with the Company. In addition, the Company terminated certain lease obligations, and made the determination to close its retail outlet stores as discussed above. In connection with these changes, the Company recorded special charges of approximately $5.7 million in the second quarter of fiscal 1997.

  During the fourth quarter of fiscal 1997, in an effort to further streamline operations and in conjunction with the Company's decision to discontinue the various divisions discussed earlier, the Company reduced its workforce by approximately 33%. Other cost savings measures implemented included merchandising changes, which will enable the Company to produce fewer samples, and reductions in executive compensation and ancillary expenses.

  As is the norm in the apparel industry, the Company engages in promotional activity with its customers which affects the Company's sales, gross profit and gross profit margins. Norton accomplishes this by granting its customers sales allowances, while Miss Erika sells merchandise at promotional prices. Accordingly, the Company's sales, gross profit and gross profit margins vary from quarter to quarter and year to year. In addition, the Company generally ships its products in accordance with normal apparel industry shipping cycles. This may result in shipments to customers occurring before or after a particular fiscal quarter end, thereby affecting both fiscal quarter to quarter comparisons and quarter to quarter results during a fiscal year. Correspondingly, sales, gross profit and gross profit margins may be affected by the timing of shipping cycles or the delivery of finished goods.

  The Company contracts for the manufacture of all of its products and continues to increase the proportion of its products produced overseas. Contract manufacturing allows the Company to avoid significant capital expenditures for manufacturing facilities and the fixed costs of maintaining a large production work force. Foreign contract manufacturing allows it to take advantage of lower manufacturing costs, thereby allowing it to reduce prices to its customers. The Company believes that foreign sourcing for moderately-priced merchandise also allows it to avail itself of a well equipped and skilled labor force, thereby allowing it to produce a higher quality, better-valued product for its customers. The Company offsets the longer lead-time necessary for foreign sourced fabrics and manufacturing by early and timely attention to production planning.

RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto included herein. The following table is derived from the Company's Consolidated Statements of Operations and sets forth, for the periods indicated, selected operating data as a percentage of net sales.

                                                                                                    TWENTY-SIX WEEKS
                                                                        FISCAL YEAR ENDED                ENDED
                                                                  ------------------------------   ------------------
                                                                  NOV. 4,    NOV. 2,    NOV. 1,     MAY 3,    MAY 2,
                                                                    1995       1996       1997       1997      1998
                                                                  --------   --------   --------   --------   -------

Net Sales  ....................................................     100.0%     100.0%     100.0%     100.0%    100.0%
Cost of goods sold  ...........................................      75.5       79.7       82.1       80.7      80.1
                                                                    -----      -----      -----      -----     -----
Gross profit  .................................................      24.5       20.3       17.9       19.3      19.9
Selling, general and administrative expenses  .................      16.5       17.8       20.1       24.8      16.2
Depreciation and amortization  ................................       0.2        0.3        0.5        0.5       0.5
                                                                    -----      -----      -----      -----     -----
Income (loss) from operations  ................................       7.8        2.2       (2.7)      (6.0)      3.2
Interest expense and amortization of deferred financing
 costs  .......................................................       0.6        1.1        1.1        0.7       2.6
Other income, net  ............................................      (0.1)      (0.1)      (0.1)      (0.1)     (0.1)
                                                                    -----      -----      -----      -----     -----
Income (loss) before provision (benefit) for income taxes  ....       7.3        1.2       (3.7)      (6.6)      0.7
Provision (benefit) for income taxes  .........................       3.0        0.5       (1.6)      (2.9)      0.4
                                                                    -----      -----      -----      -----     -----
Net income (loss)  ............................................       4.3%       0.7%      (2.1)%     (3.7)%     0.3%
                                                                    =====      =====      =====      =====     =====


TWENTY-SIX WEEKS ENDED MAY 2, 1998 COMPARED TO TWENTY-SIX WEEKS ENDED MAY 3,
1997

  Net Sales. Net sales were $147.6 million for the first half of fiscal 1998 compared to $94.5 million for the first half of fiscal 1997. The increase in net sales of $53.1 million was primarily attributable to the addition of net sales of the Erika(R) product line of $71.1 million, following the acquisition of Miss Erika on September 30, 1997, increased net sales in the in the Norton Studio(R) product line of $5.1 million and increased net sales in the D.P.S.(R) product line of $1.8 million. These increases were offset in part by a decrease in net sales of $10.0 million in the Norton McNaughton(R) product lines, and decreases in net sales of $14.1 million, in the aggregate, due to the discontinuation of the Modiano(R), Lauren Alexandra(R) and Pant-her(R) product lines.

  Gross Profit. The gross profit margin was 19.9% for the first half of fiscal 1998 compared to 19.3% for the first half of fiscal 1997. Gross profit margin in the second quarter of fiscal 1998 was negatively impacted by sales allowances of approximately $3.3 million granted to certain customers of discontinued divisions in order to encourage those customers to continue to do business with the Company's remaining divisions. Had these sales allowances not been granted, gross profit margin for the second quarter of fiscal 1998 would have been 21.7%. The increase in gross profit margin was primarily due to the addition of gross profit from the Erika(R) product line, following the acquisition of Miss Erika on September 30, 1997, which represented higher gross profit margins than those experienced in the Norton McNaughton(R) product lines.

  SG&A Expenses. Selling, general and administrative expenses ("SG&A" expenses) were $24.0 million, or 16.2% of net sales, in the first half of fiscal 1998 compared to $23.4 million, or 24.8% of net sales, in the first half of fiscal 1997. SG&A expenses for the first half of fiscal 1997 included special charges of $5.7 million for severance payments resulting from management changes, the termination of certain lease obligations and the establishment of reserves for certain contingencies, including the closing of the Company's retail outlet stores. Excluding the special charge, SG&A expenses for the first half of fiscal 1997 would have been $17.7 million, or 18.7% of net sales. The increase of $6.3 million, excluding the special charge, resulted primarily from Miss Erika whose SG&A for the first half of fiscal 1998 was $9.8 million. This increase was offset in part by savings experienced by Norton in the first half of fiscal 1998 due to cost savings measures implemented in fiscal 1997, including a significant reduction in Norton's workforce and a decrease in variable distribution and freight expenses due to a decrease in the volume of products shipped in the first half of fiscal 1998 for Norton.

  Interest Expense. Interest expense increased to $3.8 million in the first half of fiscal 1998 from $716,000 in the first half of fiscal 1997. The increase was primarily attributable to incremental interest expense and amortization of deferred financing costs associated with borrowings used to effect the acquisition of Miss Erika on September 30, 1997.

FISCAL 1997 COMPARED TO FISCAL 1996

  Net Sales.   Net sales decreased by $2.0 million, or 1.0%, to $218.8 million in fiscal 1997 from $220.8 million in fiscal 1996. This decrease in net sales resulted primarily from a decrease in net sales of $13.6 million in the Norton McNaughton(R) product lines, a decrease in net sales of $5.2 million in the Modiano(R) product line, a decrease in net sales of $3.8 million in the Pant-her(R) product line, a decrease in net sales of $2.1 million in the Lauren Alexandra(R) product line and a decrease in net sales of $3.0 million resulting from the discontinuation of the Kate McNaughton(R) product line in May 1996. These decreases were offset in part by an increase in net sales of $10.2 million in the Norton Studio(R) product line, an increase in net sales of $2.8 million in the D.P.S.(R) product line and one month of net sales of Erika(R) product lines of $10.4 million, following the Miss Erika Acquisition on September 30, 1997.

  Gross Profit.   Gross profit and gross profit margin in fiscal 1997 was $39.2 million and 17.9%, respectively, as compared to gross profit and gross profit margin of $44.8 million and 20.3%, respectively, in fiscal 1996. The gross profit in fiscal 1997 reflects special charges taken in the fourth quarter of fiscal 1997 of approximately $3.4 million, including sales allowances and inventory close-outs related to the closure of certain underperforming divisions. These charges included approximately $1.0 million, $1.0 million and $600,000 of sales allowances for the Modiano(R), Lauren Alexandra(R) and Pant-her(R) product lines, respectively, losses from close-outs of inventory for closed divisions and product lines of approximately $700,000. Excluding the special charges of $3.4 million, gross profit and gross profit margin for fiscal 1997 would have been $42.6 million and 19.5%, respectively. The decrease resulted primarily from sales of Norton McNaughton(R) holiday merchandise at lower gross profit margins than those experienced on such merchandise in fiscal 1996.

  SG&A Expenses.   SG&A expenses were $45.0 million in fiscal 1997, or 20.6% of net sales, as compared to $40.0 million in fiscal 1996, or 18.1% of net sales. SG&A expenses in fiscal 1997 included special charges recorded in the second quarter of fiscal 1997 of approximately $5.7 million. These charges included approximately $3.3 million related to the terminations of the Company's President and a consultant. Approximately $900,000 related to the termination of lease obligations of the Company's production, design and administrative facilities no longer deemed necessary due to restructuring initiatives implemented in fiscal 1996. This amount also included the establishment of approximately $650,000 of reserves related to the closure of the Company's retail outlet stores. SG&A expenses in fiscal 1997 also included special charges recorded in the fourth quarter of fiscal 1997 of approximately $300,000 of severance payments related to the closure of other divisions, including the Company's catalog division. Excluding these special charges aggregating approximately $6.0 million, SG&A expenses for fiscal 1997 would have been $39.0 million, or 17.8% of net sales. The net decrease of approximately $1.0 million, excluding the special charges, resulted primarily from the implementation of certain cost saving measures at the end of the third and fourth quarters of fiscal 1996. These included a significant reduction in the Company's workforce due to a further centralization of its production functions, resulting in savings of approximately $1.3 million, the elimination of its in-store specialist program which resulted in savings of approximately $600,000, a reduction in rent expense due to the termination of certain lease obligations of approximately $500,000, and a reduction in professional fees of $300,000 due primarily to the termination in the second quarter of a consulting agreement. These decreases were offset in part by the addition of approximately $1.7 million in overhead relating to Miss Erika, following the Miss Erika Acquisition on September 30, 1997.

  Operating Loss.   Operating loss for fiscal 1997 was $5.8 million as compared to operating income for fiscal 1996 of $4.8 million. Excluding the special charges of approximately $9.4 million, the Company would have had operating income of approximately $3.6 million. The reduction in fiscal 1997 operating income of approximately $1.2 million, after adjusting for the special charges, resulted primarily from the lower gross profit margins discussed above.

  Interest Expense.   Interest expense increased to $2.5 million in fiscal 1997
from $2.3 million in fiscal 1996. The increase is primarily attributable to incremental interest expense associated with the Miss Erika acquisition on September 30, 1997.


FISCAL 1996 COMPARED TO FISCAL 1995

  Net Sales.   Net sales decreased by $6.7 million, or 2.9%, to $220.8 million in fiscal 1996 from $227.5 million in fiscal 1995. This decrease in net sales resulted primarily from a decrease in net sales of $19.5 million in the Norton McNaughton(R) product lines and a decrease in net sales of $8.2 million resulting from the discontinuation of the Kate McNaughton(R) suit division in May 1996. The decrease in net sales in the Norton McNaughton(R) product lines resulted primarily from (i) the reallocation by retailers of purchases from Norton McNaughton(R) to Norton Studio(R) in fiscal 1996, (ii) a planned decrease in sales volume as the Company began to minimize the production of merchandise which it did not anticipate could be sold at a profit and (iii) the grant to customers of higher sales allowances in fiscal 1996 as compared to fiscal 1995 due to competitive pressures. These decreases were offset by an increase in net sales of $10.8 million resulting from the commencement of shipments of the Norton Studio(R) product line in January 1996, an increase in net sales of $8.1 million, in the aggregate, resulting from shipments of the Lauren Alexandra(R) and Danielle Paige(R) product lines, which commenced shipments in June 1995 and August 1995, respectively, and an increase in net sales of $2.6 million, or 19.3%, in the Pant-her(R) product line.

  Gross Profit.   Gross profit and gross profit margin in fiscal 1996 was $44.8 million and 20.3%, respectively, as compared to gross profit and gross profit margin of $55.8 million and 24.5%, respectively, in fiscal 1995. The decrease was primarily attributable to lower gross profit and gross profit margin experienced in the Norton McNaughton(R) product line in fiscal 1996 as compared to fiscal 1995 due to the sale of certain inventory at break-even or below cost, a higher level of sales allowances granted to customers in all divisions in fiscal 1996 as compared to fiscal 1995, and the liquidation of the Kate McNaughton(R) inventory in conjunction with the discontinuation of that product line in the second quarter of fiscal 1996.

  SG&A Expenses.   SG&A expenses were $40.0 million in fiscal 1996, or 18.1% of net sales, as compared to $37.9 million in fiscal 1995, or 16.7% of net sales. The increase in dollar amount of $2.1 million was primarily attributable to an increase in personnel costs resulting from the hiring of additional production, design, and selling staff necessitated by the introduction of the Danielle Paige(R) product line in August 1995 and the Norton Studio(R) product line in January 1996, and an increase in personnel costs, professional fees and other various expenses related to the Company's implementation of new management information systems. The increase in SG&A expenses as a percentage of net sales resulted from the spreading of the increased SG&A dollars over lower net sales in fiscal 1996.

  Operating Income.   Operating income decreased to $4.8 million in fiscal 1996
from $17.8 million in fiscal 1995. The decrease in operating income resulted from the decrease in gross profit and the increase in SG&A expenses in fiscal 1996 as compared to fiscal 1995.

  Interest Expense. Interest expense increased to $2.3 million in fiscal 1996 from $1.4 million in fiscal 1995. The increase was caused by higher working capital requirements associated with the build-up of inventory to support the introduction of the Lauren Alexandra(R), Danielle Paige(R) and Norton Studio(R) product lines, the earlier placement of goods into production in fiscal 1996 as compared to fiscal 1995 and the purchase of Common Stock under the Company's previously announced stock repurchase program.


LIQUIDITY AND CAPITAL RESOURCES OF THE COMPANY

  The Company is highly leveraged. On May 2, 1998, after giving pro forma effect to the Transactions, the Company would have had consolidated funded indebtedness totalling approximately $134.7 million ($9.7 million of which would have consisted of loans under the Current Credit Agreement and $125.0 million of which would have consisted of the Notes), obligations under undrawn letters of credit in the aggregate face amount of approximately $107.9 million and stockholders' equity of approximately $41.4 million. The Company and its Subsidiaries will be permitted to incur substantial additional indebtedness in the future. See "Capitalization," "Selected Financial Data" and "Unaudited Pro Forma Financial Information."

  The Company's ability to make scheduled payments of principal of, or to pay the interest, if any, on, or to refinance its indebtedness (including the Notes), or to fund planned capital expenditures will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the current level of operations, management believes that cash flow from operations and available cash, together with available borrowings under the Current Credit Agreement, will be adequate to meet the Company's liquidity needs for the foreseeable future. The Company may, however, need to refinance all or a portion of the principal of the Notes on or prior to maturity. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available under the Current Credit Agreement in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to fund its other liquidity needs. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all. See "Risk Factors--Substantial Leverage."

  The Company's liquidity requirements arise from the funding of the Company's working capital needs, primarily inventory and accounts receivable. The Company's primary sources of working capital are cash flow from operations and, prior to the closing of the Prior Credit Agreement on September 30, 1997, advances under the Company's factoring agreements for its trade accounts receivable. The Company's borrowing requirements for working capital purposes are seasonal, with peak working capital needs generally arising at the end of the first and third fiscal quarters and extending through the second and fourth fiscal quarters. The Company had working capital of $36.9 million at May 2, 1998 as compared to $39.3 million at November 1, 1997. The decrease was caused primarily by payments on the Company's term loan, fixed asset purchases and monies placed into escrow in connection with the Jeri-Jo Acquisition.

  The Company sells its accounts receivable to a factor without recourse, up to a maximum established by the factor for each customer. Receivables sold in excess of these limitations are subject to recourse in the event of nonpayment by the customer. The factor receives a commission for all purchased accounts receivable which is calculated based on the net amount of gross sales less sales discounts. Factor commissions for the fiscal years ended November 1, 1997, November 2, 1996 and November 4, 1995 were approximately $1.0 million, $1.0 million and $1.0 million, respectively.

  Prior to entering into the Prior Credit Agreement on September 30, 1997, the Company borrowed up to 90% of the net balance due on eligible accounts receivable, up to $10.0 million of additional advances and up to $20.0 million in letter of credit financing. Interest on factor advances was payable monthly at 0.75% below the NationsBank of Georgia, N.A. prime rate (the "Nations Prime Rate") for amounts advanced which were less than the purchase price of eligible accounts receivable, and 1.25% above the Nations Prime Rate for amounts advanced in excess of the purchase price of eligible accounts receivable.

  The Company entered into the Prior Credit Agreement, a $140.0 million secured term loan and revolving credit facility with CIT and NationsBanc on September 30, 1997 in connection with the Miss Erika Acquisition. The proceeds were used to finance the Miss Erika Acquisition and for ongoing working capital requirements of the combined entity. Pursuant to this financing arrangement, Norton continued to factor its accounts receivable, as well as the accounts receivable of Miss Erika.

  On June 18, 1998, the Company entered into the Current Credit Agreement and prepaid the term loans and repaid the revolving credit loans outstanding under the Prior Credit Agreement. The Current Credit Agreement is a three-year secured revolving credit and letter of credit facility, with interest on outstanding borrowing determined, at the Company's option, based on stated margins below the prime rate or in excess of LIBOR rates. Initially, the interest rate under the Current Credit Agreement, is 75 basis points below the prime rate (based upon the current prime rate, the interest rate to the Current Credit Agreement is 7.75% per annum) for the first six months, and thereafter will be determined by grid pricing based upon certain financial ratios set forth in the Current Credit Agreement. Available credit under the Current Credit Agreement is limited to the lesser of (i) $175.0 million or (ii) the sum of 85% of eligible accounts receivable and 60% of eligible inventory, with revolving credit advances not to exceed $60.0 million and letters of credit not to exceed $160.0 million. The Company will continue to factor the accounts receivable of Norton, Miss Erika and Jeri-Jo pursuant to factoring arrangements. See "Description of Other Indebtedness."

  The Company anticipates that in the remainder of fiscal 1998 it will incur capital expenditures of approximately $1.3 million to $1.5 million, principally in connection with the upgrade of its management information systems, which includes the Company's migration to a new financial reporting system during fiscal 1998 for which it expects to incur approximately $600,000. See "The Year 2000 Issue." The Company expects to finance these capital expenditures from internally generated funds and advances under the Current Credit Agreement. Additional expenditures will be required to modify portions of the Company's software so that it will function properly in the year 2000 and will not have a material impact on the Company's business, operations or its financial condition. Maintenance or modification costs will be expensed as incurred, while the costs of new software will be capitalized and amortized over the software's useful life.

  From time to time, the Company may grant stock options to eligible individuals to purchase Common Stock. The Company believes that the issuance of options rather than current cash compensation enhances future performance by employees as well as aligning the employees' interests with those of the Company's stockholders. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FASB 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Given that the

Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. Compensation expense relating to these grants in fiscal 1997 and fiscal 1996 would have been approximately $1.3 million and approximately $350,000, respectively, had the Company adopted the fair value accounting method of expense recognition under FASB 123.

  The Company's Board of Directors has authorized a stock repurchase program, under which the Company may repurchase up to $7.5 million of the Company's Common Stock. The Company expects that the shares may be purchased from time to time in the open market and in block transactions. In fiscal 1996, the Company purchased 396,000 shares of its stock in the open market at an aggregate cost of approximately $3.8 million. In fiscal 1997, the Company purchased 235,000 shares of its stock in the open market at an aggregate cost of approximately $1.5 million. As of May 2, 1998, the Company has purchased a total of 651,000 shares at an aggregate cost of approximately $5.5 million. The Company's ability to repurchase shares of Common Stock is restricted by the Indenture and the Current Credit Agreement.

  Management believes that cash generated from operations and advances under the Current Credit Agreement will provide sufficient cash resources to finance the Company's working capital and capital expenditure requirements for the foreseeable future.

  The moderate rate of inflation over the past few years has not had a significant impact on the Company's sales or profitability. Inflation is not expected to have a significant impact on the Company's business.


SEASONALITY

  Historically, the Company has achieved its highest sales in the fourth quarter and, to a lesser extent, the second quarter of each fiscal year. As a result of the Acquisitions, the Company anticipates that it will experience its highest sales in the second and fourth quarters equally. This pattern results primarily from the timing of shipments for each season, although the timing of shipments can vary from quarter to quarter and season to season. Spring season merchandise is generally shipped in the Company's second fiscal quarter between February and April, and fall season merchandise is generally shipped in the Company's fourth fiscal quarter between August and October.


THE YEAR 2000 ISSUE

  The nationwide issue which has arisen given the approach of the year 2000 is the result of computer programs being written using two digits rather than four digits to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  The Company has assessed that additional expenditures will be required to modify certain portions of the Company's existing software so that it will function properly in the year 2000. Preliminary estimates of the total costs to be incurred on existing software prior to the year 2000 will not have a material impact on the Company's business, operations or its financial condition. However, in connection with the Company's year 2000 compliance program, it intends to migrate to a new financial reporting system during fiscal 1998 and fiscal 1999 and expects to incur approximately $600,000, in the aggregate, in connection therewith.

  The Company has initiated communications with all of its significant suppliers and customers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remedy their own year 2000 issues. The Company's total year 2000 project cost and estimates to complete include the estimated costs and time associated with the impact of third party year 2000 issues based on presently available information. However, there can be no assurance that the systems of other companies on which the Company's systems rely will be timely converted and would not have a material adverse effect on the Company's systems.

                                    BUSINESS

GENERAL

  Norton McNaughton, Inc. is one of the leading women's and juniors' branded apparel companies in the United States. The Company designs, sources, markets and distributes moderately-priced separates and collections of career and casual clothing under such well-recognized brand names as Norton McNaughton(R), Erika(R) and Energie(R). The Company's primary design and merchandising strategies rely largely on interpretations of popular designer fashions, avoiding fashion-forward designs that are subject to rapidly changing trends. The Company believes that its primary brands enjoy long-established market positions and reputation for design, value and quality among retailers and consumers. The Company's products are sold nationwide in over 8,000 individual stores, operated by over 1,500 department stores, national chains, mass merchants, off-price retail chains and specialty retailers, including May Company, J.C. Penney, Federated, Sears, T.J. Maxx and Mervyn's. The Company contracts for the manufacture of all of its products, principally through an established network of foreign manufacturers and agents, thereby avoiding significant capital expenditures for manufacturing facilities and the costs of a large production work force.

  The Company conducts its business through three subsidiaries, Jeri-Jo, Norton and Miss Erika:

  . Jeri-Jo. Jeri-Jo is a designer and merchandiser of moderately-priced, updated sportswear, knitwear and casual wear for juniors and misses (ages 12 to 35), a category which the Company believes presents significant growth opportunities based upon the demographics and buying patterns of this segment. First introduced in 1975, Jeri-Jo's products are sold under its brand names Energie(R), Currants(R) and Jamie Scott(R) and under private labels to national chains, department stores, off-price retail chains, and mass merchants. The acquisition of the Jeri-Jo Companies diversified and expanded the Company's product offerings, distribution channels and sourcing relationships, and added further strength and depth to the Company's management team.

  . Norton. Norton designs, sources and markets moderately-priced separates and collections of career and casual clothing for women aged 25 to 55. The Norton product lines were first introduced in 1981, and are sold under Norton's brand names, including Norton McNaughton(R), Maggie McNaughton(R) and Norton Studio(R) primarily to department stores and national chains. Norton believes that it has a loyal customer base, a reputation for design, value and quality and, based upon industry data, that its Norton McNaughton(R) product line is one of the top five national brands in the moderately-priced women's segment of the apparel industry.

  . Miss Erika. Miss Erika designs, sources and distributes women's moderately-priced casual separates. Miss Erika's target customer is a middle income, budget-minded but fashionable woman ranging in age from 15 to 50 years old. First introduced in 1968, Miss Erika sells its products under its brand names Erika(R), Sugar Blues(R) and Ricki(R) and under private labels to national chains, department stores, off-price retail chains, and specialty stores. The acquisition of Miss Erika diversified and expanded the Company's product offerings, distribution channels and sourcing relationships, and provided the Company with access to management having long-standing business, merchandising and sourcing experience in the moderately-priced women's apparel industry. The Company believes that Miss Erika will benefit from the increased preference for and acceptance of casual wear generally, and specifically, in the workplace.


INDUSTRY OVERVIEW

  The Company competes in the moderately-priced women's and juniors' segments of the apparel market. According to industry data, women's apparel accounted for in excess of $17 billion or approximately 20% of total retail women's apparel sales in 1997. Juniors apparel is marketed to teenagers and young women. According to the U.S. Census Bureau, the so-called Generation Y (ages 10 to 24 years) number more than 56 million people and is expected to grow 10% to approximately 62 million people by 2005. An independent consumer research firm has estimated that the teenaged segment of the Generation Y consumer (ages 12 to 19 years) accounted for approximately $122 billion of retail sales in 1997 and estimated that approximately 37% of teenaged girls would choose to spend their discretionary cash on clothes, the largest category of any discretionary spending by that group. The Company's products are sold at retail for prices ranging from $10 to $80 which is consistent with pricing in the moderate women's and juniors' segments. The Company believes that the popularity of moderately-priced women's and juniors' clothing, especially in career and casual clothing, has resulted from an increased consumer preference for comfortable, yet value-priced and fashionable, apparel selections and a trend toward more flexible dress codes, including greater acceptance of casual wear in the workplace.

  The apparel industry is highly fragmented but is increasingly moving toward consolidation. Due to a similar consolidation in the retail industry, major retailers are now purchasing for a larger number of stores. As a result, it has become more efficient for these retailers to centralize their buying with a more select group of larger, established vendors, who are better positioned to accommodate their needs. These include the vendor's ability to fill larger orders, comply with more intensive quality control standards and accommodate the retailers' information system and distribution requirements. The Company believes that it is in a position to capitalize on this ongoing consolidation trend due to its extensive production and sourcing network, advanced distribution capabilities, sophisticated management information systems and access to capital.


KEY STRENGTHS

    The Company intends to enhance its industry position by capitalizing on what it believes are its competitive advantages:

 .  ESTABLISHED MARKET POSITION.   The Company's primary brands enjoy long-
    established market positions, having been sold to major apparel retailers nationwide for periods ranging between 15 and 30 years. The Company believes that its primary brand names, Norton McNaughton(R), Erika(R) and Energie(R), are well-recognized and enjoy a long-standing reputation for design, value and quality. Based upon the latest available industry data compiled by NPD American Shoppers Panel, the Company's Norton McNaughton(R) product line is one of the top five national brands in the moderately-priced women's apparel segment.

 . LOW COST PRODUCT SOURCING WITH MINIMAL CAPITAL EXPENDITURES. The Company contracts for the manufacture of all its products principally through its established network of over 100 contractors and buying agents in over 25 countries. Contract manufacturing allows the Company to avoid significant capital expenditures for manufacturing facilities and the fixed costs of maintaining a large production work force. The Company continues to increase its proportion of foreign contract manufacturing, which is expected to reach approximately 95% for fiscal 1998 on a pro forma basis. The Company believes that foreign sourcing for moderately-priced merchandise allows it to avail itself of a well-equipped and skilled labor force thereby enabling it to produce higher quality, better-valued products for its customers. The Company offsets the longer lead-time necessary for foreign sourced fabrics and manufacturing by early and timely attention to production planning.

 . LOW FASHION RISK WITH BROAD CONSUMER APPEAL. The Company interprets popular designer fashions at moderate prices. The Company does not seek to dictate fashion trends; rather, it offers current styles while avoiding fashion-forward designs that are subject to rapidly changing trends. In addition, the Company believes that its wide assortment of fashionable women's and juniors' career and casual clothing appeals to a large cross section of the moderately-priced women's and juniors' apparel market.

 . REDUCED SEASONALITY. Often, apparel manufacturers experience their highest sales at the end of the calendar year. As a result of the Acquisitions, the Company anticipates that it will enjoy substantially equal sales volume in the first half and second half of its fiscal year. At present, Miss Erika experiences its highest sales in the Spring season (the second fiscal quarter) and Jeri-Jo and Norton experience their highest sales in the Fall season (the fourth fiscal quarter). This reduced seasonality should enable the Company to better manage its working capital needs.

 . LONG-STANDING RELATIONSHIPS WITH RETAILERS. Each of Norton, Jeri-Jo and Miss Erika enjoy long-standing relationships with a large and diverse number of retailers many of which have been customers for over 15 years. In addition, the Company has established itself as an accepted vendor with the corporate buying offices of its department store and national chain store customers. The Company believes that these corporate relationships are difficult to obtain and provide significant barriers to entry while creating a stable base from which to pursue future business.

 . ABILITY TO MEET THE NEEDS OF LARGE RETAILERS. The Company's branded product lines provide retailers with a single source for a variety of moderately-priced women's and juniors' apparel. The Company believes that its buying power with its suppliers provides it with the capability to meet large orders and control quality, and that it has in place the necessary distribution and management information systems to meet retailers' logistical requirements. The Company believes that these strengths will permit it to benefit from the consolidation in the retail segment of the apparel industry.


STRATEGIC INITIATIVES AT NORTON

  Beginning in late fiscal 1996, Norton undertook a number of strategic initiatives to address a flattening of its sales and a decline in profitability. The Company believes that these initiatives will better position Norton for future growth. The Company strengthened its management team with the addition of a new President and Chief Operating Officer, a Vice President of Merchandise Planning at Norton, a Director of Design at Norton, and a Director of Production at Norton. In addition, Norton also implemented the following merchandising, sourcing and cost saving initiatives designed to increase its sales and improve profitability:

 .  discontinued five unprofitable product lines;

 .  closed its retail outlet division;

 . reduced headcount by over 100 employees or approximately 33% and reduced corporate overhead by terminating certain lease obligations and reducing executive compensation;

 . increased proportion of foreign contract manufacturing from approximately 40% in fiscal 1996 to an estimated 90% in fiscal 1998 to take advantage of lower costs and higher quality production;

 . lowered prices commencing in the first quarter of fiscal 1998 to improve sell-through at retail, without a reduction in quality; and

 . streamlined merchandise assortment through the reduction of SKU count by approximately 30%.

  In connection with these actions, the Company incurred approximately $9.4 million of special charges in fiscal 1997 and significantly reduced its ongoing operating expenses.


BUSINESS STRATEGIES

  The Company's business strategies are to focus on improving operating efficiencies, increasing sales and improving profitability. In order to implement these strategies, the Company is pursuing the following:

 . FOCUS ON OPERATING EFFICIENCIES AND COST REDUCTION. The Company will continue to focus on achieving enhanced operating efficiencies and lower costs. The Company believes that, over time, its acquisition strategy will allow it to realize economies of scale associated with sourcing, manufacturing, marketing, distribution and administration. As part of this strategy, the Company is presently investigating the feasibility of relocating Norton's and Miss Erika's warehousing and distribution activities to the southeastern United States, where it will perform these operations "in-house." The Company believes that this will allow it to achieve higher operating efficiencies and enjoy tax and other cost advantages in a lower-tax and lower-cost state.

 . ENHANCE MERCHANDISING. Norton is implementing new merchandising programs designed to increase sales and expand retail personnel and consumer awareness of its brands. For example, Norton is developing "in-store shops" for certain of its brand name products in a select number of stores of its major retail customers. Norton is also implementing other initiatives such as the development of merchandising plans to assist retailers in marketing Norton's products and the redesign of product logos and labels.

 . PURSUE SELECTED ACQUISITIONS OF COMPLEMENTARY BUSINESSES AND BRANDS. The Company believes that it is well-positioned to continue to participate in the further consolidation of the apparel industry. The Company has adopted a disciplined acquisition strategy focused on acquiring businesses that meet its criteria for attractive acquisition candidates, which may include such criteria as (i) diversifying and expanding the Company's product offerings, distribution channels and sourcing relationships, (ii) gaining access to the talents of key management, merchandising, design and sourcing personnel,
    (iii) acquisition prices which, coupled with the target company's existing results of operations, yield an immediate accretion to the Company's earnings, (iv) acquisitions structured to include future earn-out payments payable at the Company's option in the Company's common stock and/or cash and (v) achieving potential synergies resulting from improvements in finance, management information systems and other corporate overhead items, and consolidation and improvement in warehousing and shipping operations.

 . CONTINUE TO DIVERSIFY PRODUCT LINES AND DISTRIBUTION CHANNELS. With the Acquisitions, the Company has diversified its product offerings to include juniors' apparel and an expanded line of casual separates. In addition, the

  Acquisitions have allowed it to increase sales to its existing customers and to expand its distribution channels to include off-price retail chains, discounters and specialty retailers. The Company believes that this strategy will allow it to cover a larger portion of the retail market while reducing its exposure to any one market segment or customer. In addition, the Company believes that the expansion will provide opportunities for cross-marketing its product lines among its expanded customer base.


PRODUCTS

  The Company's clothing collections are moderately-priced and are designed for both career and casual women's and juniors' needs. All of the Company's products are fabricated from natural and synthetic fibers and blends, and many are manufactured in petite and large sizes, in addition to misses. The introduction of different collections in each season is staggered to ensure that consumers are introduced to fresh full-priced merchandise on a monthly basis.

  The Company's Norton McNaughton(R) and Norton Studio(R) product lines are marketed primarily as collections of related separates of updated jackets, skirts, pants, shorts, blouses and knit products, which, while sold as separates, are coordinated as to styles, colors and fabrics and are designed to be merchandised and worn together. New collections of coordinated separates are introduced in six principal selling seasons--spring, summer, transition, fall, winter and holiday. Products sold under the Erika(R), Energie(R), Currants(R), Jamie Scott(R) and D.P.S.(R) labels are marketed primarily as separates, and are introduced in four key selling seasons, namely, spring, transition, fall and holiday.

  The following table sets forth information concerning the Company's product lines:

                               JERI-JO                        NORTON MCNAUGHTON               MISS ERIKA

BRANDS                        Energie(R)                     Norton McNaughton(R)               Erika
                              Currants(R)                    Maggie McNaughton(R)
                             Jamie Scott(R)               Norton McNaughton Petite(R)
                                                               Norton Studio(R)
                                                                  D.P.S.(R)

PRODUCTS                    Moderately priced                  Moderately priced              Moderately priced
                             sportswear and                    women's career and          women's casual separates
                       knitwear for juniors and misses      casual related separates

AGE CATEGORY                    12 to 35                           25 to 55                        15 to 50

PRICE POINTS                    $10 to $40                         $20 to $80                      $10 to $50

DISTRIBUTION CHANNELS         National Chains                   Department Stores               National Chains
                             Department Stores                   National Chains               Departments Stores
                           Off-Price Retail Chains                                           Off-Price Retail Chains
                              Mass Merchants                                                   Specialty Retailers

SEASONAL MIX                  40% First Half                     40% First Half                  60% First Half
                             60% Second Half                     60% Second Half                 40% Second Half


 Energie(R), Currants(R) and Jamie Scott(R)

  The Jeri-Jo product lines (primarily comprised of Energie(R), Currants(R) and Jamie Scott(R)) were first introduced in 1975, and consist of juniors' and misses, moderately-priced separates, including updated sportswear, knitwear and other casual wear. The target consumers are teenaged girls and women aged 12 to 35 years old. The product line is distributed through a variety of distribution channels, including national chains, department stores, off-price retailers and mass merchants.


 Norton McNaughton(R)

  The Norton McNaughton(R) product line was introduced in 1981, and features moderately-priced color and style coordinated jackets, skirts, pants, shorts, blouses and sweaters for the career woman. The product lines are sold in misses, petite and large sizes under the Norton McNaughton(R), Norton McNaughton Petite(R), and Maggie McNaughton(R) labels to department stores and national chains. The target consumers for these product lines are working women aged 25 to 55 with annual income of $20,000 to $50,000.


 Norton Studio(R)

  The Norton Studio(R) product line was introduced in early 1996 and consists of moderately-priced women's career and casual knitwear collections offered in misses, petite and large sizes. The line is designed for the same target consumer as the Norton McNaughton(R) product line and is sold in department stores and national chains.


 D.P.S.(R)

  The D.P.S.(R) product line was introduced in 1995 and offers a line of moderately-priced weekend wear in misses and large sizes. The lines consist of casual separates, including jumpers, sport dresses, pants, shirts, skirts, shorts and jackets.

The lines are designed for the same target consumers as the Norton McNaughton(R) product line and are sold to department stores, national chains and mass merchants.


 Erika(R)

  The Erika(R) product line was first introduced in 1968 and consists of women's moderately-priced separates, including knit tops and bottoms, sweaters, dresses and jackets, and more casual apparel such as shorts, skirts, tank tops, jumpers and other weekend wear. The target consumers are middle income, budget-minded but fashionable women ranging in age from 15 to 50 years old. The product line is distributed in a variety of retail channels, including national chains and department stores.


 Private label

  In addition to products sold under Miss Erika's and Jeri-Jo's brand names, Miss Erika and Jeri-Jo consult with retailers to develop product lines sold under private labels. Sales of private label merchandise constitute less than 10% of the Company's sales on a pro forma basis. Miss Erika and Jeri-Jo coordinate with buyers to design and manufacture private label products in specified colors, fabrics and styles. These buyers may provide samples, select styles already offered by Miss Erika or Jeri-Jo or, together with Miss Erika's or Jeri-Jo's designers, create their own variations.


CUSTOMERS

  After giving effect to the Acquisitions, the Company estimates that its products are sold nationwide in over 8,000 individual stores operated by over 1,500 department stores, national chains, mass merchants, off-price retail chains and specialty retailers. The following table sets forth approximate percentages of the Company's pro forma net sales to the three largest customers in fiscal 1997 and Norton's historical net sales to its three largest customers in fiscal 1997, fiscal 1996 and fiscal 1995:

                                                       PRO FORMA
                         FISCAL    FISCAL    FISCAL      FISCAL
NAME                      1995      1996      1997        1997
----------------------   -------   -------   -------   ----------
     May Company(1)...       36%       34%       29%          18%
     J.C. Penney......        7        12        11           13
     Federated(2).....       19        20        17           12
                           ----      ----      ----         ----
       Total..........       62%       66%       57%          43%

--------------
(1) Included in the May Company group are Hechts, Foley's, Robinsons-May, Kaufmann's, Filene's, Famous Barr and Meier & Frank.
(2) Included in the Federated group are Macy's, Rich's, Burdines, Bon Marche and Stern's.


SALES AND MERCHANDISING

  The Norton, Miss Erika and Jeri-Jo noncommission sales forces of approximately 21, 11 and 12 individuals are located in their respective New York City showrooms. Members of senior management of the Company and its subsidiaries are also actively involved in the Company's marketing and selling efforts. The Company does not employ independent sales representatives and does not maintain any regional showrooms. The Company emphasizes the development of long-term customer relationships by consulting with retailers concerning the style and coordination of clothing purchased by the store, optimal delivery schedules, floor presentation, pricing and other merchandising considerations. Frequent communication between the Company's senior management and other sales personnel and their counterparts at various levels in the buying organizations of the Company's retailers is an important element of the Company's marketing and sales efforts. These contacts allow the Company to monitor retail sales volume and to adjust product mix and pricing in an attempt to maximize sales at acceptable profit margins for both the Company and retailers. The Company's marketing efforts attempt to build upon the success of prior selling seasons to encourage existing retailers to devote greater selling space to the Company's product lines, to penetrate different buying groups at large retailers, and to obtain additional retailers. The Company does not advertise, although its products are frequently featured by retailers in their advertisements.

  Norton has recently implemented significant merchandising initiatives which it believes will help it achieve stronger sales to consumers with improved gross margin levels in its Norton McNaughton(R) product lines. By capitalizing on product sourcing opportunities, Norton has adopted a new pricing strategy emphasizing lower retail prices, and a new product strategy by offering narrower product assortments in its fashion groups. See
"--Business Strategies."


DESIGN

  The Company's design philosophy is to interpret popular designer fashions at moderate prices. Each of the Company's design teams is responsible for the creation, development and coordination of product lines which mirror existing fashion trends in better women's apparel. In the case of its related separates groups, the design team also seeks to enhance consumer appeal by combining functional fabrics in creative looks and color schemes to encourage the coordination of outfits, resulting in the purchase of more than one garment. Through its design and marketing staff, the Company actively monitors the sales of its products to assess changes in consumer preferences, fashion trends and the marketplace at large.

  The design process begins with the development of fashion concepts, color schemes and fabric selections approximately six to twelve months before final designs are produced. Once color schemes, fabric selections and other concepts are developed, designs are finalized, fabric swatches and silhouettes are selected, and finally, samples are produced. Approximately three to nine months prior to a product line's release, previews are held with the Company's major retailers to exchange ideas and to review colors, patterns, fabrics, styling and price points. These previews allow the Company to redesign and refocus the components of its collections before significant fabric and production commitments are made.

  The Company maintains an in-house art department for its print design process to service its Norton McNaughton(R), Norton Studio(R) and D.P.S.(R) product lines. Rather than buying all of its printed fabrics from suppliers' open lines of fabrics, the Company's design staff starts with "art work" which the Company purchases from over 25 art studios worldwide. Working with the art departments at mills, converters and other fabric suppliers, the Company's art department redesigns the "art work" by altering colors, backgrounds, graphics, shapes and other items to make it suitable for printed fabrics which it believes will fit the fashion tastes of the Company's target retail consumers.


SOURCING AND MANUFACTURING

  The Company contracts for the manufacture of all of its products. The Company believes that contract manufacturing allows it to maximize production flexibility, while avoiding significant capital expenditures for manufacturing facilities and the fixed costs of managing a large production work force.

  The Company sources its products both domestically and abroad, and has continued to place a greater percentage of its production overseas over the last five years. During fiscal 1997 and fiscal 1996, approximately 63% and 43%, respectively, of the Company's Norton McNaughton(R) products were manufactured outside of the United States. After giving effect to the Acquisitions, during 1997, approximately 90% of the Company's products were produced outside of the United States. During fiscal 1998, the Company anticipates that approximately 95% of its contract manufacturing will be conducted outside of the United States.

  The Company attributes the increase in overseas production of its Norton McNaughton(R) products during the past few years and Miss Erika's and Jeri-Jo's use of foreign production sources to lower manufacturing costs resulting in more competitive pricing, the availability of a skilled and well-equipped labor force, higher quality standards and changes in its product lines (e.g., toward more knitwear) as dictated by fashion trends, including the increase in casual dressing in the work place. While domestic contract manufacturing provides shorter lead times between order and delivery, the Company believes that this benefit is more than offset by the cost, diversity and quality considerations of overseas production. The Company offsets the longer lead-time necessary for foreign sourced production by early and timely attention to production planning. See "Risk Factors--Impact of Foreign Manufacturing Relationships; Asian Instability" and "Risk Factors--Imports and Import Restrictions."

  In fiscal 1997, the Company engaged the services of approximately 45 sewing and knitting contractors in the United States and 55 overseas contractors in the Caribbean basin, Central America, the Far East, the Middle East, Africa and Europe. These contractors may in turn subcontract work to other sewing or knitting contractors. The Company does not have any long-term supply agreements with any of its sewing or knitting contractors. In fiscal 1997, no single sewing or knitting contractor accounted for more than 10% of the Company's domestic or foreign manufacturing, including after giving effect to the Acquisitions.

  Miss Erika and Jeri-Jo contract for the production of their garments through a network of independent agents located overseas. Although no long-term contractual obligations exist with any of these agents, both Miss Erika and Jeri-Jo have consistently ordered merchandise through these same agents, in several cases, for over ten years. In addition, Miss Erika and Jeri-Jo are the principal sources of income for substantially all of their agents. Although the agents facilitate the procurement process, Miss Erika and Jeri-Jo also maintain relationships with many factories. The development and maintenance of these relationships has provided Miss Erika and Jeri-Jo with what the Company believes to be a competitive advantage in the pricing, scheduling, delivery and quality of the garments produced for these companies. The knit and sweater components of the Norton McNaughton(R) and D.P.S.(R) product lines, as well as the Norton Studio(R) product lines, are also produced almost exclusively abroad through a network of agents. The Company believes that the number and geographical diversity of its agents and manufacturers minimize the risk of adverse consequences that would result from the termination of a particular agent or manufacturer and that replacements could be developed in a timely manner if necessary.

  In the case of production through agents and factories, the process begins with the development of detailed design specifications regarding fabric, fit and styling. Based upon these specifications, the factory creates the pattern and develops a first prototype. Upon approval of the prototype, the factory purchases all necessary fabric and other materials from various suppliers. As the garments are being manufactured, the agent obtains the necessary quota allocations and customs clearances, monitors production to ensure quality, compliance with the Company's specifications and timely delivery of finished goods and issues inspection certificates. Depending upon the size of the order, the time for this process ranges from four to eight months.

  The woven components of the Norton McNaughton(R) and D.P.S.(R) product lines are sourced primarily through import programs, largely in China. Generally, the production process starts with the design and selection of the fabric for the garments to be produced. The Company will source and develop the fabric with a local mill or converter. This portion of the process requires lead time of two to four months. Upon approval of the fabric, the Company will designate the fabric supplier to be used by the factory, including the quantities necessary to be purchased to satisfy the Company's purchase order. In most programs, the fabrics are purchased directly by the factory. In addition, the Company is responsible for the development of the patterns and markers, which the factory will use to cut the fabric for the garments. The time from fabric purchase commitment by the factory to finished goods receipt is generally an additional four to six months, creating total cycle time of six to ten months in the case of Far Eastern, Middle Eastern, African and European sourced manufacturing.

  The Company also sources a large portion of its woven products in the Caribbean basin and Mexico, utilizing favorable "807" customs regulations. In general, these regulations provide that articles assembled abroad from United States components may be exempt from United States duties on the value of these components. The remainder of the Company's woven product sourcing occurs domestically. The domestic and "807" manufacturing process begins with the receipt in the Company's warehouse of fabrics from mills, converters and other fabric suppliers. Over the next one to four weeks, fabrics are cut to the Company's design specifications. The cut goods are then shipped to various outside contractors for sewing. The sewing process generally takes one to two months for domestic contractors, and two to four months in the case of Caribbean and Mexican contractors.

  Norton has long-term agreements with its finished goods distribution contractor (Railroad Enterprises, Inc.) and its domestic cutting contractor (Cutting Edge Services, Inc., formerly Toni-Linda Productions, Inc.) who perform their functions in the contractors' leased cutting and warehouse facilities in New Jersey. These agreements do not cover the manufacturing or distribution activities of Miss Erika or Jeri-Jo. In addition, Norton has guaranteed the distribution contractor's obligations under its lease in an amount up to $500,000 and has guaranteed the cutting contractor's obligations under its lease in an amount up to approximately $250,000. Pursuant to the terms of these agreements, Norton is required to utilize the services of the contractors exclusively unless a contractor experiences limitations which prevent it from performing services for Norton. The agreements also require the contractors to provide their services exclusively to Norton. The agreements have terms ending on June 30, 2005 (distribution) and June 30, 2006 (cutting), respectively, and may be terminated by Norton upon notice and lapse of cure periods in the event that the contractors are not performing or cannot perform services under the agreements, including in accordance with procedures required by Norton. In addition, Norton may terminate either of the agreements, effective June 30 of any year commencing in 2000 (distribution) and 2001 (cutting), in the event that it no longer requires the services of an outside contractor or it elects to perform "in-house" the services provided by the applicable contractor. In such event, Norton would be obligated to pay the terminated contractor a fee equal to $0.10 for each garment distributed or $0.15 for each garment cut, as applicable, during the year preceding the date on which Norton terminates the agreement, but not less than $750,000 in the case of the distribution contractor, or $1,500,000, in the case of the cutting contractor. Based upon distribution and cutting activities for fiscal 1997, if the agreements were terminated as of January 1, 1998, Norton would have been required to pay the distribution contractor approximately $1,450,000 and to pay the cutting contractor $1,500,000. In addition, under certain circumstances, Norton would be required to assume certain continuing obligations of the terminated contractor arising under equipment leases and equipment purchase contracts, in either case, for equipment utilized solely in rendering services to Norton.

  In March 1998, Norton notified these contractors that it does not intend to renew the agreements. Norton has taken this step for a variety of reasons. In the case of distribution, Norton believes that by performing the distribution function "in-house" it will achieve higher operating efficiencies, particularly when Norton combines its distribution activities with those of Miss Erika, and that it would enjoy tax and other cost advantages if it were to relocate its distribution activities to a lower-tax and lower-cost State. In the case of the cutting function, Norton is increasingly purchasing a significant portion of its garments from overseas manufacturers as finished goods and not as piece goods which require cutting, sewing and other manufacturing activities. Accordingly, the cutting function, and the attendant need for a long-term cutting agreement, has significantly diminished and will continue to do so. In addition to these factors, as the Company continues to carry out its strategy of acquiring complimentary businesses and brands, it believes that the consolidation of warehousing, distribution, sourcing and manufacturing functions will be a long-term source of potential cost savings. Finally, published reports concerning the alleged affiliations of these contractors have led Norton to question the long-term contractual relationship between Norton and these contractors.

  Following the eventual termination of its distribution agreement, in order to provide for its distribution needs, Norton is presently investigating the feasibility of relocating its distribution activities to the southeastern United States, where it will perform this operation "in-house." Norton has engaged a consultant to outline the steps to be taken and the associated costs in connection with this relocation. Norton presently envisions an arrangement pursuant to which it will enter into a long-term lease, at prevailing market rates, of a warehouse and distribution center built to accommodate Norton's requirements. Preliminarily, Norton estimates that this process will take approximately 18 months and intends to initially house Norton's distribution activities and, eventually, Miss Erika's distribution activities in the new leased facility. Norton also believes that, if required, it could replace its current distribution function on an interim basis within 60 days and could promptly replace its domestic cutting function. See "Risk Factors--Governmental Investigation of the New York City Garment Industry" and "--Legal Proceedings" below.


QUALITY CONTROL AND DISTRIBUTION

  The Company's quality control personnel monitor the manufacturing processes at the Company's contractors domestically and abroad in order to ensure that they meet the Company's quality standards. Substantially all of the Company's fabrics for domestic and "807" production are inspected upon receipt in the Company's warehouse. In addition, the Company's quality control program includes on-site inspections of work-in-process and finished goods during the production process and inspection of finished goods upon receipt.

  Finished goods are received into the Company's three distribution centers located in New Jersey, where incoming merchandise is checked against the purchase order, entered into the Company's management information system, undergoes quality assurance procedures and is stored on racks by style number and color. Over the next one to six weeks, shipments are made to retailers in quantities, at locations and in packaging as specified by these retailers. Miss Erika ships to its retailers daily, principally through a local trucking company whose primary customer is Miss Erika and whose headquarters are in the Miss Erika warehouse. Miss Erika represents more than 95% of the trucking company's revenues and is therefore able to negotiate favorable rates and scheduling. The owner/manager of the trucking company is an employee of Miss Erika.

MANAGEMENT INFORMATION SYSTEMS

  The Company maintains and is continually upgrading management information systems to control its purchasing, shipping, production and financial functions, as well as a system to facilitate communications between the Company and its major retailers regarding customer specific requirements, purchase orders, invoices and shipping notices.

  The Company has expanded its Electronic Data Interchange (EDI) program to include the majority of its major retailers and allow the Company to comply with retailers' specific requirements. This technology allows the electronic exchange of purchase orders, invoices and advanced shipping notices. In addition, the Company bar codes all merchandise to allow retailers to track sales at store registers, monitor inventory levels and provide timely feedback.

  The Company operates separate management information systems for Norton, Miss Erika, and after the closing, Jeri-Jo. Norton's recently upgraded management information systems address the purchasing, shipping, production and financial functions in a fully integrated application. Miss Erika's and Jeri-Jo's stand-alone management information systems have similar capabilities to those of Norton. During fiscal 1997, Norton automated its design and production areas by implementing a CAD-based design specification system. Norton will continue to improve and upgrade its management information systems in fiscal 1998, and, over time, will integrate Miss Erika's and Jeri-Jo's management information systems with Norton's. New systems developments will include the implementation of a pattern making, marking and grading system to automate these currently manual production functions. The estimated cost to be incurred to modify portions of the Company's software so that it will function properly in the year 2000 is not deemed to be material. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

BACKLOG

  After giving effect to the Acquisitions at May 2, 1998, the Company had a total of approximately $152.6 million of unfilled customer orders compared to approximately $98.9 million for Norton McNaughton, Inc. at May 3, 1997. The increase is due to the acquisition of Miss Erika and Jeri-Jo whose unfilled orders were $34.6 million and $33.0 million, respectively, at May 2, 1998. Norton's unfilled customer orders decreased approximately $13.9 million at May 2, 1998 compared to May 3, 1997 due to the closure of certain unprofitable divisions during fiscal 1997 and the first and second quarters of fiscal 1998. These orders are generally scheduled for delivery within one to two months after confirmation. The amount of unfilled orders at a particular time is affected by a number of factors, including the scheduling of the manufacturing and shipping of the products which, in many instances, depends on retailers' demands. Accordingly, a comparison of orders from period to period is not necessarily meaningful and may not be indicative of eventual actual shipments. There can be no assurance that cancellations, rejections and returns will not reduce the amount of sales realized from the backlog of orders.

COMPETITION

  There is intense competition in the women's and juniors' apparel industry. The Company competes with numerous other manufacturers and distributors, many of which are larger and have substantially greater resources than the Company. The Company believes that it competes favorably on the basis of the style, quality and value of its products, production and sourcing strengths, and the long-term customer relationships which it has developed.


EMPLOYEES

     After giving effect to the Acquisitions, the Company has approximately 440 full-time employees, including 17 in executive positions, approximately 327 in production, design, marketing and sales positions and approximately 96 in administrative and accounting positions. None of the Company's employees are subject to a collective bargaining agreement. The Company considers its relations with its employees to be good.

PROPERTIES

  The Company conducts its business from the following leased facilities:

                                                                LEASE         APPROXIMATE
                                                              EXPIRATION       NUMBER OF
         FACILITY                        LOCATION               DATE          SQUARE FEET
-------------------------------   ---------------------   -----------------   -----------
  Executive, production and       463 Seventh Avenue      July 31, 2008            40,000
    design offices                9th and 10th Floors
                                  New York, NY

  Showrooms                       1407 Broadway           January 31, 2000         10,300
                                  New York, NY
                                  4th Floor
                                  (Miss Erika)

                                  26th Floor              January 31, 2004         11,600
                                  (Norton)

                                  28th and 29th Floors    January 31, 2004         12,100
                                  (Jeri-Jo)

  Fabric warehouse(1)             3349 Whelan Road,       December 31, 2003        25,000
                                  East Rutherford, NJ
                                  (Norton)

  Administrative offices and      333 North Street,       December 31, 2007       220,000
    finished goods warehouse      Teterboro, NJ
                                  (Miss Erika)

  Finished goods warehouse        80 Carter Drive,        June 30, 2003            93,000
                                  Edison, NJ
                                  (Jeri-Jo)

--------------
(1) This warehouse space is leased from the Company's cutting contractor. See "--Sourcing and Manufacturing."

  The Company believes that its existing facilities are well-maintained, in good operating condition and will be adequate for its operations for the foreseeable future.


LEGAL PROCEEDINGS

  In April 1998, in response to Norton's notice of an intention not to renew its agreements with its distribution and cutting contractors, Norton received a letter from their attorney alleging that Norton had breached its agreements and, as a result, alleging that such contractors had incurred substantial damages. Norton does not believe that it has breached any of its agreements with these contractors, believes that it has meritorious defenses to any claim, and will vigorously defend any proceeding. Under the terms of the agreements with these contractors, claims against Norton are to be resolved through arbitration proceedings. There can be no assurance that Norton would be successful in defending any such claim, if made, or that any determination rendered would not have a material adverse effect on the business, financial condition and results of operations of the Company. Subsequent to the receipt of the above-mentioned letter, in preliminary discussions between attorneys for the contractors and Norton, the contractors offered to sell the contractors' operations to Norton. Consistent with Norton's business strategy of relocating its distribution function to the southeastern United States, Norton has declined the offer to purchase the distribution and cutting activities of these contractors.

  On July 15, 1998, the distribution and cutting contractors filed an action entitled Cutting Edge Services, Inc. and Railroad Enterprises, Inc. v. Miss
         ------------------------------------------------------------------
Erika, Inc., Jeri-Jo Knitwear, Inc. and Jamie Scott, Inc. in the New York State
---------------------------------------------------------
Supreme

Court, New York County, for breach of contract for failure to use their services. That action seeks substantial damages and related declaratory relief. Miss Erika and Jeri-Jo believe the claims are meritless and intend to defend this action vigorously. There can be no assurance that Miss Erika and Jeri-Jo will be successful in defending this action, or that any determination rendered would not have a material adverse effect on the business, financial condition and results of operations of the Company. See "Risk Factors--Governmental Investigation of the New York City Garment Industry" and "--Sourcing and Manufacturing."

  The Company is involved in certain other legal actions and claims arising in the ordinary course of business. It is the opinion of management that such litigation and claims will be resolved without material adverse effect on the Company's financial position, results of operations and cash flow.

                       MANAGEMENT AND BOARD OF DIRECTORS

DIRECTORS AND EXECUTIVE OFFICERS

  The Company's directors and executive officers are as follows:

NAME:                      AGE:   POSITION:
-----                      ----   ---------
Sanford Greenberg .......    57   Chairman of the Board and Chief Executive Officer

Peter Boneparth  ........    39   President, Chief Operating Officer and Director

Amanda J. Bokman  .......    34   Chief Financial Officer, Vice President, Secretary,
                                  Treasurer and Director

Howard Greenberg  .......    34   Vice President

Stuart Bregman  .........    61   Director and Chief Executive Officer of Miss Erika

David M. Blumberg  ......    39   Director

Bradley P. Cost  ........    45   Director

Jerald S. Politzer ......    53   Director

  Certain information concerning the directors and executive officers of the Company is set forth below:

  SANFORD GREENBERG has been Chairman of the Board, Chief Executive Officer and a director of the Company since its founding in 1981.

  PETER BONEPARTH has been President and Chief Operating Officer of the Company since April 1997. Prior to that time, Mr. Boneparth was Executive Vice President and Senior Managing Director of Investment Banking for Rodman & Renshaw, Inc., an investment banking firm, from March 1995 to April 1997, and Managing Director of Investment Banking for Mabon Securities Corp., a financial services firm, from May 1989 to March 1995, in each case, providing financing and strategic support of apparel manufacturing and retail companies. Mr. Boneparth has been a Director of the Company since March 1997.

  AMANDA J. BOKMAN has been Vice President and Chief Financial Officer of the Company since June 1992, Secretary since March 1995, Treasurer since February 1996 and a director since January 1994. From 1987 to 1992, Ms. Bokman was employed by Tishman Speyer Properties as an associate in acquisitions and finance. From 1985 to 1987, Ms. Bokman was an audit professional with Arthur Andersen, LLP. Ms. Bokman has been a Certified Public Accountant since 1987.

  HOWARD GREENBERG has been a Vice President of the Company and Vice President of Sales of Norton since 1992. Mr. Greenberg has been employed by the Company in various positions since 1987.

  STUART BREGMAN has been Chief Executive Officer of Miss Erika, Inc., a wholly owned subsidiary of the Company, since October 1997. Mr. Bregman served as Chairman of the Board and Chief Executive Officer of Miss Erika, Inc. prior to its acquisition by the Company since January 1991 and as President since January 1978. Mr. Bregman has been a Director of the Company since October 1997.

  DAVID M. BLUMBERG has been Director of Wit Capital Group and Senior Investment Banker of Wit Capital Corporation, an investment banking firm, since May 1996. Prior to that time, Mr. Blumberg was President of Blumberg Associates, Inc., an investment advisory firm, since 1992. From 1991 to 1992, Mr. Blumberg was a Managing Director of Merrill Lynch & Co., and from 1988 to 1992, he was a Senior Vice President of Merrill Lynch Interfunding Inc. Mr. Blumberg has been a director of the Company since January 1994.

  BRADLEY P. COST has been a partner in the law firm of Haythe & Curley, New York, New York, since January 1988. Mr. Cost has been a director of the Company since December 1995.

  JERALD S. POLITZER has been Chief Executive Officer of Salant Corporation, an apparel manufacturer, since April 1997. Prior to that time Mr. Politzer was employed by Melville Corporation, a retail holding company, from June 1989 to November 1996. He held various positions at Melville Corporation, including Executive Vice President and Group Vice President and was a director and member of the Executive Committee and Operating Committee. Mr. Politzer was Chief Executive Officer of G. Fox, a division of May Company, from 1986 to 1989. From 1969 to 1986, he served in various executive positions with the Hecht Company, also a division of May Company. Mr. Politzer has been a director of the Company since January 1996.

  Executive officers serve at the discretion of the Board of Directors. Mr. H. Greenberg is the son of Mr. S. Greenberg.


COMPENSATION OF DIRECTORS

  The Company's policy is to pay directors who are not employees of the Company an annual fee of $20,000, payable quarterly, and to reimburse each such director for out-of-pocket expenses incurred in attending meetings of the Board of Directors and committees of the Board. On February 2, 1998, the Board of Directors of the Company adopted the Norton McNaughton, Inc. Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors' Plan"), which plan was approved by the stockholders of the Company on April 6, 1998. A maximum of 100,000 shares of Common Stock may be issued under the Non-Employee Directors' Plan. Pursuant to the Non-Employee Directors' Plan, each member of the Board of Directors who is not a full-time or part-time employee of the Company or its parent or subsidiary corporations and was not such an employee at any time during the 12 months immediately preceding his first election to the Board of Directors will be automatically granted an option to acquire 5,000 shares of Common Stock on April 15th of each year, beginning April 15, 1998.


EXECUTIVE COMPENSATION

  The following table sets forth information concerning the compensation paid or awarded to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for the fiscal years ended November 1, 1997, November 2, 1996 and November 4, 1995:

                                    SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION
                                                 FISCAL                                  ALL OTHER
        NAME AND PRINCIPAL POSITION(1)            YEAR        SALARY        BONUS        COMPENSATION
        ------------------------------           ------     -----------   ----------     ------------
Sanford Greenberg.............................     1997      $898,693(2)     $ --         $ 53,488(3)
   Chairman of the Board and CEO                   1996       872,693(2)       --           49,109(3)
                                                   1995       638,693          --           57,061(3)

Peter Boneparth...............................     1997      $250,000        $ --         $250,000(4)
   President and COO                               1996            --          --               --
                                                   1995            --          --               --

Andrew Miller(5)..............................     1997      $447,387        $ --         $     --
   Vice President                                  1996       446,674          --               --
                                                   1995       435,472          10,000           --

Howard Greenberg..............................     1997      $447,287        $ --         $     --
   Vice President                                  1996       446,674          --               --
                                                   1995       435,472          --               --

Amanda J. Bokman..............................     1997      $293,842        $ --         $     --
   Chief Financial Officer, Vice President,        1996       291,563          --               --
   Secretary and Treasurer                         1995       267,612          --               --

--------------

(1) Effective January 31, 1996, Mr. J. Greenberg retired from his positions as Executive Vice President, Treasurer and director of the Company. Effective April 30, 1997, Norton Sperling retired from his positions as President and director of the Company. See "--Employment Agreements."
(2) Amount includes a bonus paid in connection with Mr. S. Greenberg's agreement to extend the term of his employment agreement with the Company. See "-- Employment Agreements."
(3) Amount includes the current dollar value of the benefit to such executive officer of premiums paid by the Company with respect to the split-dollar insurance arrangement, which benefit was determined by calculating the time value of money (using the applicable federal rate) of the premiums paid by the Company in the fiscal years ended November 1, 1997, November 2, 1996 and November 4, 1995 for the period from the date on which premiums were paid until March 2015 (which is the earliest date on which the split-dollar arrangement could terminate and premiums paid could be refunded to the Company).
(4) Signing bonus paid to Mr. Boneparth in connection with the execution of his employment agreement with the Company in April 1997. See "--Employment Agreements."
(5) On November 4, 1997, Mr. Miller's Employment Agreement with the Company expired by its terms. Effective December 17, 1997, Mr. Miller resigned his position as a Vice President of the Company. See "--Employment Agreements."

    The following table sets forth the grants of stock options to the executive officers named in the Summary Compensation Table during the fiscal year ended November 1, 1997. The amounts shown for each of the named executive officers as grant date values are determined by the Black Scholes option pricing model. Actual gains, if any, on option exercises and holdings of Common Stock are dependent on the future performance of the Common Stock and overall stock market conditions.

                      STOCK OPTION GRANTS IN FISCAL 1997

                                         % OF TOTAL OPTIONS
                                             GRANTED TO                                               GRANT
                            OPTIONS         EMPLOYEES IN       EXERCISE OF BASE     EXPIRATION      DATE PRESENT
         NAME               GRANTED         FISCAL 1997          PRICE ($/SH)          DATE           VALUE (2)
-----------------------    ----------    ------------------   -----------------    -----------   ----------------
Sanford Greenberg  ......        --                --                 --                  --                --

Peter Boneparth  ........   700,000             53.69%            $  5.50             4/30/07       $2,129,400
                             10,000                               $  6.125            3/31/07       $   34,010

Andrew Miller  ..........    20,000              3.02%            $  6.00            10/22/07       $   65,192
                             20,000(1)                            $  6.50            10/22/07       $   62,684

Howard Greenberg  .......    20,000              3.02%            $  6.00            10/22/07       $   70,826
                             20,000(1)                            $  6.50            10/22/07       $   62,684

Amanda J. Bokman  .......     5,000              6.81%            $  6.00            10/22/07       $   16,298
                             85,000(1)                            $  6.50            10/22/07       $  266,407

--------------

(1) On October 22, 1997, the Board of Directors of the Company approved an option repricing offer to holders of options to purchase Common Stock with exercise prices of $13.25 and $14.00 per share. In connection with such repricing, holders of options to purchase Common Stock in the table above elected to cancel their options with exercise prices of $13.25 and $14.00 per share in exchange for new options to purchase the same number of shares of Common Stock at a new exercise price of $6.50 (the fair market value of the Common Stock on October 22, 1997 was $6.00) and on a longer vesting schedule.

(2) The Company used the Black-Scholes option pricing model in determining grant date present value. However, options will have no realizable value unless, and then only to the extent that, the Common Stock price appreciates from the grant date to the exercise date. The following key assumptions used in the valuation are based upon historical experience and are not a forecast of future stock price performance or volatility or of future dividend policy:

       Grant Dates: March 31, 1997, April 30, 1997 and October 22, 1997 Dividend Yield: N/A
       Volatility: 0.56
       Average Risk-Free Rate of Return: 6.474%
       Expected Exercise Period: Five years

     The following table sets forth the number and value of options and warrants held by the executive officers of the Company named in the Summary Compensation Table at November 1, 1997. None of such executive officers exercised options or warrants during the fiscal year ended November 1, 1997.

                   FISCAL YEAR END OPTION AND WARRANT VALUES

                          NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED IN-THE-MONEY
                          OPTIONS AND WARRANTS                OPTIONS AND WARRANTS
                       AT 1997 FISCAL YEAR END(#)          AT 1997 FISCAL YEAR END(1)
                    -------------------------------  --------------------------------------
        NAME           EXERCISABLE   UNEXERCISABLE      EXERCISABLE         UNEXERCISABLE
        ----           -----------   -------------      -----------         -------------
Sanford Greenberg         32,500          7,500                 (2)                   (2)
Peter Boneparth          105,000        605,000          $62,500(3)          $ 375,000(4)
Andrew Miller             10,000         40,000                 (2)          $   2,500(5)
Howard Greenberg          10,000         40,000                 (2)          $   2,500(5)
Amanda J. Bokman          10,000         90,000                 (2)          $     625(6)

_____________________

(1) In-the-money options and warrants are those where the fair market value of the underlying Common Stock exceeds the exercise price of the option or warrant. The value of in-the-money options and warrants is determined in accordance with regulations of the Securities and Exchange Commission by subtracting the aggregate exercise price of the option or warrant from the aggregate year-end value of the underlying Common Stock.

(2) These options were not in-the-money as of November 1, 1997, as the fair market value of the Common Stock was below the exercise price.

(3) Of the exercisable options, 100,000 are in-the-money.

(4) Of the unexercisable options 600,000 are in-the-money.

(5) Of the unexercisable options 20,000 are in-the-money.

(6) Of the unexercisable options 5,000 are in-the-money.

     In accordance with applicable Securities and Exchange Commission regulations, the following table sets forth information as to the repricing of options held by executive officers of the Company during the past ten fiscal years:

                           TEN-YEAR OPTION REPRICINGS

                                                                                                     LENGTH OF
                                                                                                     ORIGINAL
                                                 MARKET PRICE        EXERCISE                       OPTION TERM
                                   NUMBER OF      OF STOCK AT      PRICE AT TIME                    REMAINING AT
                                    OPTIONS         TIME OF        OF REPRICING                        DATE OF
                                  REPRICED OR    REPRICING OR          OR          NEW EXERCISE     REPRICING OR
    NAME                 DATE       AMENDED       AMENDMENT         AMENDMENT         PRICE         AMENDMENT(1)
    ----                 ----       -------       ---------         ---------       ----------      ---------
Andrew Miller(2)      10/22/97       20,000          $6.00           $13.25           $6.50          7 years

Howard Greenberg      10/22/97       20,000          $6.00           $13.25           $6.50          7 years

Amanda J. Bokman      10/22/97       20,000          $6.00           $13.25           $6.50          7 years
                                     65,000          $6.00           $14.00           $6.50          6 years

_____________________

(1) In connection with the repricing, the newly granted options are exercisable in cumulative annual installments of 20% of the shares covered thereby commencing October 22, 1998, and will terminate on the tenth anniversary of the date of grant if not exercised on or prior to such date.

(2) Effective December 17, 1997, Mr. Miller resigned from his position as Vice President of the Company.

COMPENSATION OF DIRECTORS

          The Company's policy is to pay directors who are not employees of the Company an annual fee of $20,000, payable quarterly, and to reimburse each such director for out-of-pocket expenses incurred in attending meetings of the Board of Directors and committees of the Board.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company made loans, as of November 5, 1993, in the principal amount of $920,000 to each of Messrs. S. Greenberg and other officers of the Company at the time and $120,000 to each of Mr. H. Greenberg and another officer of the Company at the time. Each loan is evidenced by a limited recourse promissory note with interest accruing at the rate of 5.84% per annum and a maturity date of November 5, 2003. Recourse on the promissory notes is limited to a pledge to the Company of each of the officer's Common Stock. Each of the promissory notes provides that in the event of any sale or other transfer of shares of Common Stock by any of the officers, such person is required to repay his note in an amount equal to the principal amount owing under the note on March 27, 1995 multiplied by a fraction, the numerator of which is the number of shares of Common Stock which are being sold or transferred, and the denominator of which is the number of shares owned by such officer on March 27, 1995. At January 31, 1998, the outstanding principal amounts of these promissory notes totalled $887,700, $887,700, $793,503, $62,966 and $22,811, respectively, and were secured by pledge of an aggregate of 250,000, 250,000, 250,000, 33,000 and 18,755 shares of Common Stock, respectively.


EMPLOYMENT AGREEMENTS

  Norton has Employment Agreements with the following executive officers:
Sanford Greenberg, Peter Boneparth, Howard Greenberg and Amanda J. Bokman. Miss Erika, a wholly owned subsidiary of the Company, has Employment Agreements with Stuart Bregman and Howard Zwilling and four other officers of Miss Erika. Jeri-Jo, a wholly owned subsidiary of the Company, has Employment Agreements with Susan Schneider, Leslie Schneider and Scott Schneider.

  Effective November 4, 1995, Norton entered into an Amended and Restated Employment Agreement with Mr. S. Greenberg, the Company's Chairman of the Board and Chief Executive Officer. The Amended and Restated Employment Agreement terminates on November 5, 1999 (a two-year extension over the prior Employment Agreement) and provides that Mr. S. Greenberg will receive a base salary of $750,000 and is eligible to receive annual bonuses as determined by the Compensation Committee of the Board of Directors. In addition, the Amended and Restated Employment Agreement provides for an extension bonus of approximately $600,000 payable in monthly increments over the term of the Agreement.

  Effective April 30, 1997, Norton entered into an Employment Agreement with Mr. Boneparth to serve as the President and Chief Operating Officer of the Company, providing for a base salary of $500,000 per annum and a signing bonus of $250,000. The Employment Agreement terminates on November 4, 2000. As provided in the Employment Agreement, the Company granted options to Mr. Boneparth to purchase an aggregate of 700,000 shares of Common Stock at an exercise price of $5.50 per share, which was the fair market value of the Common Stock on the date of grant. These options vest over the term of the Employment Agreement, with an acceleration of the vesting if certain target stock prices are attained. Under the Employment Agreement, 100,000 options vested on April 30, 1997; an additional 250,000 options are to vest on the earlier to occur of (i) December 10, 1998 or (ii) the date on which the Company's stock price equals or exceeds $10.00 per share for 20 consecutive trading days; an additional 250,000 options are to vest on the earlier to occur of (i) December 10, 1999 or (ii) the date on which the Company's stock price equals or exceeds $13.00 per share for 20 consecutive trading days; and the remaining 100,000 options are to vest on the earlier to occur of (i) November 4, 2000 or (ii) the date on which the Company's stock price equals or exceeds $20.00 per share for 20 consecutive trading days. The Employment Agreement also provides that in the event of a change in control involving the Company, all outstanding options will become vested and exercisable in full.

  Norton is a party to Employment Agreements with each of Ms. Bokman and Mr. H. Greenberg, Chief Financial Officer, Vice President, Secretary and Treasurer, and Vice President, of the Company, respectively. The Employment Agreements were amended on October 22, 1997 to extend the respective termination dates from November 4, 1997 to November 6, 1999 and to provide that Ms. Bokman and Mr. H. Greenberg will receive annual base salaries of $300,000 and $320,000, respectively. Under the terms of their existing Employment Agreements, both Ms. Bokman and Mr. H. Greenberg will be eligible to receive annual bonuses as determined by the Compensation Committee of the Board of Directors.

  All of the above Employment Agreements provide for participation in all employee benefit plans and programs offered by the Company to employees of comparable seniority, including any bonus plan. The Employment Agreements provide that if the employee dies, becomes disabled (i.e., unable to perform his or her normal duties for a cumulative period of six months in any consecutive 12-month period), or is terminated by the Company for "due cause," the Company will pay to such employee or the employee's legal representative the base salary (and, in the case of Mr. S. Greenberg, the unpaid portion of the extension bonus) and, except in the case of termination for due cause, to the extent approved by the Compensation Committee of the Board of Directors, bonus amounts, in all cases, accrued and unpaid to the date of such death, disability or termination. If the Company terminates the employee's employment without due cause, it will be required to pay salary and bonuses until the earlier to occur of the expiration date of the Employment Agreement or the death of the employee. Pursuant to the Employment Agreements, each executive officer has agreed that he or she will not compete with the Company so long as he or she is employed by Norton and for a period ranging from six months to three years thereafter, depending upon the circumstances.

  Effective October 1, 1997, Miss Erika entered into Employment Agreements with Mr. Stuart Bregman (Chief Executive Officer of Miss Erika) and Mr. Howard Zwilling (President of Miss Erika), providing for base salaries of $425,000 and $425,000, respectively, per annum subject to increase if certain earnings targets are achieved for any fiscal year during the term of the Employment Agreements. The Employment Agreements terminate on November 6, 1999 if certain earnings targets, averaged during fiscal years 1998 and 1999, are not achieved, or, if these averaged earnings targets are achieved, on October 31, 2001. In addition, the Employment Agreements provide for the participation of Messrs. Bregman and Zwilling in the Miss Erika Bonus Plan (as defined below) in effect during the term of the Employment Agreements. As provided in the Employment Agreements, the Company has granted to each of Messrs. Bregman and Zwilling currently exercisable options to purchase an aggregate of 50,000 shares of Common Stock of the Company at an exercise price of $5.44 per share, which was the fair market value of the Common Stock on the date of grant.

  The Employment Agreements of Messrs. Bregman and Zwilling provide for participation in all employee benefit plans and programs offered by the Company to employees of comparable seniority. The Employment Agreements provide that if the employee dies, becomes disabled (i.e., unable to perform his normal duties for a cumulative period of six months in any consecutive 12-month period), or is terminated by the Company for "due cause," the Company will pay to such employee or the employee's legal representative the base salary and, except in the case of termination for due cause, to the extent approved by the Compensation Committee of the Board of Directors, bonus amounts, in all cases, accrued and unpaid to the date of such death or disability. If the Company terminates the employee's employment without due cause, it will be required to pay salary and bonuses during the period ending one year following the end of the then current term of the Employment Agreement. Pursuant to the Employment Agreements, each of Messrs. Bregman and Zwilling has agreed that he will not compete with the Company so long as he is employed by Miss Erika and for a period ranging from one year to one year plus the unexpired term of the Employment Agreement, depending upon the circumstances.

  Miss Erika maintains a senior executive bonus plan (the "Miss Erika Bonus Plan") for Messrs. Bregman, Zwilling and other officers of Miss Erika. The Miss Erika Bonus Plan provides for the establishment of an annual cash Bonus Pool in the event that certain annual earnings targets have been attained by Miss Erika. In addition, the Miss Erika Bonus Plan provides for the establishment of an annual Option Pool of options to purchase an aggregate of 28,000 shares of Common Stock for each $500,000 earned by Miss Erika in excess of an annual earnings target. Each participant in the Miss Erika Bonus Plan is allocated a percentage of the Bonus Pool and Option Pool pursuant to that participant's Employment Agreement.

  Jeri-Jo entered into Employment Agreements with Susan Schneider and Leslie Schneider, each to serve as Co-Chief Executive Officer and Co-President, and Scott Schneider to serve as Executive Vice President of Jeri-Jo, and providing for base salaries of $400,000, $400,000 and $250,000, respectively, per annum. The Employment Agreements will terminate in June 2000. As provided in the Employment Agreements, the Company granted to these executives ten-year options to purchase an aggregate of 546,429 shares of Common Stock at an exercise price equal to $6.38 per share. These options are currently exercisable with respect to 100,000 of such options and will become exercisable upon the earlier of (i) the date which is nine years and six months from the date of grant and (ii) (A) with respect to 350,000 of such options, the date of delivery of a statement of operations of Jeri-Jo for the twelve-month period ending June 30, 1999, which statement of operations indicates that Jeri-Jo has achieved an EBITDA (as defined in the Employment Agreements) of at least $11.0 million for such twelve-month period and (B) with respect to 96,429 of such options, the date of delivery of a statement of operations of Jeri-Jo for the twelve-month period ending June 30, 1999, which statement of operations indicates that Jeri-Jo has achieved an EBITDA (as defined in the Employment Agreements) of at least $15.0 million for such twelve-month period. The Employment Agreements provide for the grant of options to purchase an aggregate of 50,000 shares of Common Stock in the event that EBITDA (as defined in the Jeri-Jo Purchase Agreement) attained by Jeri-Jo in either of the first two years following the closing of the Jeri-Jo Acquisition is equal to or in excess of $17.0 million and an aggregate of 30,000 shares of Common Stock for each $1.0 million of EBITDA in excess of $17.0 million attained by Jeri-Jo in either of the first two years following the closing of the Jeri-Jo Acquisition. Additionally, the Employment Agreements provide for participation in all employee benefit plans and programs offered by the Company to employees of comparable seniority. The Employment Agreements also provide that if the employee dies, becomes disabled (i.e., unable to perform his or her normal duties for a cumulative period of six months in any consecutive 12-month period), or is terminated by the Company for "due cause," the Company will pay to such employee or the employee's legal representative the base salary and, except in the case of termination for due cause a pro rata bonus amount and bonus options. If the Company terminates the employee's employment without due cause, it will be required to continue to pay salary until the expiration date of the Employment Agreement. Pursuant to the Employment Agreements, each executive officer agrees that she or he will not compete with the Company so long as she or he is employed by the Company and for a period of two years thereafter.

  The Company maintains a key-executive option plan (the "Jeri-Jo Bonus Plan"). Under the Jeri-Jo Bonus Plan options to purchase an aggregate of 50,000 shares of Common Stock have been granted to executive employees of Jeri-Jo. In addition, in keeping with historical practices, Jeri-Jo will continue to provide for a cash bonus pool for its key executives and employees. Additionally, all employees of Jeri-Jo will be eligible to participate in the Company's stock option plans and stock purchase plans. The number of options awarded to any employee in any year will be determined upon the recommendation of the senior management of Jeri-Jo, subject to the approval of the Stock Option Committee of the Board of Directors of the Company. Any options awarded to Jeri-Jo employees in any year, including under the 1998 LT Plan (as defined below), will be based upon a percentage of operating income contributed by Jeri-Jo to the consolidated operating income of the Company for such fiscal year.


1998 LONG TERM INCENTIVE PLAN

  On February 2, 1998, the Board of Directors of the Company adopted the Norton McNaughton, Inc. 1998 Long Term Incentive Plan (the "1998 LT Plan"), which plan was approved by the stockholders of the Company on April 6, 1998. A maximum of 300,000 shares of Common Stock may be issued under the 1998 LT Plan. A wide range of awards, including stock options, stock appreciation rights, restricted stock, performance awards and other stock-based awards, may be made under the 1998 LT Plan to senior executives, directors and other employees of the Company and its subsidiaries (including Jeri-Jo, Norton and Miss Erika) or affiliated companies.

                             PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The stockholders (including any "group," as that term is used in Section 13(d)(3) of the Exchange Act), who, to the knowledge of the Board of Directors of the Company, owned beneficially more than five percent of the Common Stock as of July 15, 1998, each director, each executive officer of the Company named in the Summary Compensation Table who owned beneficially shares of Common Stock, and all directors and executive officers as a group, and their respective shareholdings as of such date (based upon information obtained from such persons) are set forth in the following table. Except as indicated in the footnotes to the table, all of such shares are owned with sole voting and investment power.

                                                                              SHARES OF COMMON
                                                                                STOCK OWNED         PERCENT
  NAME                                                                          BENEFICIALLY       OF CLASS
  ----                                                                          ------------       --------
  Princeton Services, Inc.   .............................................         759,600(1)       10.25%
  Brinson Partners, Inc.   ...............................................         512,900(2)        6.92%
  Lighthouse Capital Management, Inc.   ..................................         499,650(3)        6.74%
  Dimensional Fund Advisors, Inc.   ......................................         498,900(4)        6.73%
  Sanford Greenberg  .....................................................         798,117(5)       10.72%
  Norton Sperling  .......................................................         696,516(6)        9.35%
  Jay Greenberg  .........................................................         561,717(7)        7.58%
  Peter Boneparth  .......................................................         105,100(8)        1.40%
  Amanda J. Bokman  ......................................................          10,000(9)           *
  Stuart Bregman  ........................................................          50,000(10)          *
  David M. Blumberg  .....................................................          32,000(11)          *
  Howard Greenberg  ......................................................          28,755(12)          *
  Bradley P. Cost  .......................................................          25,000(13)          *
  Jerald S. Politzer  ....................................................          15,000(14)          *
  All Directors and Executive Officers as a Group (eight persons)  .......       1,063,972(15)      13.85%

--------------
 *  Less than 1%.
(1) Information as to the holdings of Princeton Services, Inc. ("PS"), Fund Asset Management, L.P. ("FAM") and Merrill Lynch Special Value Fund, Inc. ("SVF") is based upon a report on Schedule 13G filed with the Commission. Such report indicates that PS owns 759,600 shares with shared voting power and shared dispositive power, FAM owns 700,500 shares with shared voting and shared dispositive power and SVF owns 700,500 shares with shared voting power and shared dispositive power. Such report indicates that PS is a parent holding company as defined in the Exchange Act, FAM is an investment adviser registered under the Investment Advisers Act of 1940 and SVF is an investment company registered under the Investment Company Act of 1940. PS disclaims any beneficial ownership interest in such shares. The address for PS, FAM and SVF is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.
(2) Information as to the holdings of Brinson Partners, Inc. ("BPI"), Brinson Holdings, Inc. ("BH"), SBC Holding (USA), Inc. ("SBC Holding") and Swiss Bank Corporation ("Swiss Bank") is based upon a report on Schedule 13G filed with the Commission. Such report indicates that each of BPI, BH, SBC Holding and Swiss Bank owns 512,900 shares with shared voting power and shared dispositive power. Such report indicates that BPI is an investment adviser registered under the Investment Advisers Act of 1940, and BH, SBC Holding and Swiss Bank are parent holding companies as defined in the Exchange Act. The address for BPI and BH is 209 South LaSalle, Chicago, Illinois 60604. The address for SBC Holding is 222 Broadway, New York, New York 10038. The address for Swiss Bank is Aeschenplatz 6 CH-4002, Basel, Switzerland.
(3) Information as to the holdings of Lighthouse Capital Management, Inc. ("Lighthouse") and its affiliates is based upon a report on Schedule 13G filed with the Commission. Such report indicates that 499,650 shares are owned by Lighthouse and its affiliates with sole voting power and sole dispositive power. Such report indicates that Lighthouse is an investment adviser registered under the Investment Advisers Act of 1940. The address for Lighthouse is 10000 Memorial Drive, Suite 660, Houston, Texas 77024.

(4) Information as to the holdings of Dimensional Fund Advisors Inc. ("DFA") and its affiliates is based upon a report on Schedule 13G filed with the Securities and Exchange Commission. Such report indicates that 498,900 shares are owned by DFA and its affiliates with sole voting power and sole dispositive power (of which shares an aggregate of 174,300 are voted by officers of DFA in their capacities as officers of affiliates of DFA). Such report indicates that DFA is an investment adviser registered under the Investment Advisers Act of 1940. The address for DFA is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(5) Includes 32,500 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. S. Greenberg.
(6) Includes 35,000 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. Sperling. The address for Mr. Sperling is c/o Norton McNaughton, Inc., 463 Seventh Avenue, New York, New York 10018.
(7) The address for Mr. J. Greenberg is c/o Norton McNaughton, Inc., 463 Seventh Avenue, New York, New York 10018.
(8) Includes 105,000 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. Boneparth. See "Management and Board of Directors--Employment Agreements."
(9) Consists of 10,000 shares issuable upon exercise of currently exercisable non-qualified stock options held by Ms. Bokman.
(10) Consists of 50,000 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. Bregman.
(11) Includes 25,000 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. Blumberg.
(12) Includes 10,000 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. H. Greenberg.
(13) Includes 20,000 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. Cost.
(14) Consists of 15,000 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. Politzer.
(15) Includes for all Directors and Executive Officers an aggregate of 267,500 shares issuable upon exercise of currently exercisable non-qualified stock options. The address for all directors and executive officers of the Company is 463 Seventh Avenue, New York, New York 10018.

  To the Company's knowledge, there have been no significant changes in stock ownership or control of the Company since July 15, 1998.

                        SHARES ELIGIBLE FOR FUTURE SALE

  As of July 15, 1998, the Company had a total of 7,414,429 shares of Common Stock outstanding. As of July 15, 1998, the Company had outstanding options (including options outstanding under the Company's stock option plans) entitling the holders thereof to acquire an aggregate of 2,106,429 shares of Common Stock, of which options 645,500 shares are currently exercisable. Various holders of Common Stock and options have "piggyback" and demand registration rights to register such Common Stock and shares issuable upon exercise of such options for public sale under the Securities Act. See "Description of Capital Stock." The preparation and filing of any registration statements filed in connection with the exercise of registration rights will be at the expense of the Company.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

  The Company is a Delaware corporation and its affairs are governed by its Certificate of Incorporation and Bylaws and by the Delaware General Corporation Law. The following description of the Company's capital stock is qualified in its entirety by reference to the provisions of the Company's Certificate of Incorporation and Bylaws. The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $.01 par value per share ("Common Stock"), and 1,000,000 shares of preferred stock, $1.00 par value per share (the "Preferred Stock"). As of July 15, 1998, there were 7,414,429 shares of Common Stock issued and outstanding, which were held of record by 78 shareholders, and there were no shares of Preferred Stock issued and outstanding. In addition, 2,836,429 shares of Common Stock have been reserved for issuance by the Company upon exercise of stock options.

COMMON STOCK

  Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and do not have cumulative voting rights. Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of the liquidation, dissolution, or winding up of the Company, subject to the rights of holders of outstanding Preferred Stock, if any, the holders of Common Stock are entitled to share ratably in all assets available for distribution to the shareholders after payment of the Company's liabilities. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable. The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company of New York, New York.

PREFERRED STOCK

  The Board of Directors, without any vote or action of the shareholders, has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, conversion and voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of the Company. Further, the issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no present plans to issue any shares of Preferred Stock.

OTHER SECURITIES

  Options. The Company has issued options to purchase an aggregate of 2,106,429 shares of Common Stock, with exercise prices ranging from $5.38 to $17.25 per share and various expiration dates through June 18, 2008. In connection with the contingent payments, if any, pursuant to the Miss Erika Purchase Agreement and the Jeri-Jo Purchase Agreement, the Company may issue to the sellers in each of the Miss Erika Acquisition and the Jeri-Jo Acquisition a number of Common Stock representing all or a portion of such contingent payments, if any, in accordance with the terms and conditions contained in the Miss Erika Purchase Agreement and the Jeri-Jo Purchase Agreement, respectively.

  Each of the foregoing options provide, among other things, for the adjustment of the price per share and number of shares issuable upon exercise of such options or warrants upon a merger or consolidation of the Company, reclassification of the Company's securities, or a stock split, subdivision or combination of the Company's securities. No optionee has any stockholder rights with respect to the shares issuable upon exercise of the options held by such holder until such options are exercised and the purchase price is paid for the shares.

  Registration Rights. Pursuant to agreements by and among the Company and certain holders of Common Stock and options to purchase Common Stock (the "Holders"), the Holders may request that the Company file a registration statement under the Securities Act and, upon such request and subject to certain conditions, the Company generally will be required to use its best efforts to effect any such registration. In addition, if the Company proposes to register any of its securities, either for its own account or for the account of other stockholders, the Company is required, with certain exceptions, to notify the Holders and, subject to certain conditions and limitations, to include in such registration all of the shares of Common Stock requested to be included by the Holders.

                       DESCRIPTION OF OTHER INDEBTEDNESS

  On June 18, 1998, the Company entered into the Current Credit Agreement (a secured revolving credit and letter of credit facility) and prepaid the term loans and the revolving credit loans then outstanding under the Prior Credit Agreement. Norton continues to factor its accounts receivable, as well as the accounts receivable of Miss Erika and Jeri-Jo, pursuant to factoring arrangements.

  The Current Credit Agreement is a three-year secured revolving credit and letter of credit facility, with interest on outstanding borrowings determined, at the Company's option, based upon stated margins below the prime rate or in excess of LIBOR rates. Initially, the interest rate under the Current Credit Agreement is 75 basis points below the prime rate (based upon the current prime rate, the interest rate under the Current Credit Agreement will be 7.75% per annum). Available credit under the Current Credit Agreement is as follows: revolving credit advances not to exceed $60.0 million, documentary letters of credit not to exceed $130.0 million and standby letters of credit not to exceed $45.0 million (including the $30.0 million standby letter of credit necessary to secure the Company's cash contingent payment obligation in connection with the Jeri-Jo Acquisition (see "Acquisitions--The Jeri-Jo Acquisition")), with the aggregate credit available to the Company equal to the lesser of (i) $175.0 million or (ii) the sum of 85% of eligible accounts receivables and 60% of eligible inventory.

  Borrowings under the Current Credit Agreement are secured by a security interest on substantially all of the assets of the Company and its subsidiaries. As such, borrowings under the Current Credit Agreement will be effectively senior to the Notes and the Subsidiary Guarantees to the extent of the assets serving as security therefor. The initial borrowing under the Current Credit Agreement were used to refinance the remaining outstanding borrowings under the Prior Credit Agreement after giving effect to the application of the net proceeds of the Outstanding Notes Offering and, in the future, borrowings thereunder will be used for the ongoing working capital requirements of the Company and its subsidiaries.

  The Current Credit Agreement contains a number of restrictive covenants, including covenants which limit incurrence of liens and indebtedness, limit transactions with affiliates, acquisitions, sales of assets, investments and other restricted payments, and require that the Company maintain certain fixed charge coverage, cash flow coverage and leverage ratios and meet specified minimum levels of working capital and tangible net worth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

  The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to the Indenture among the Company, the Subsidiary Guarantors and United States Trust Company of New York, as trustee (the "Trustee"). The Exchange Notes and the Outstanding Notes will constitute a single series of debt securities under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to such agreement, including the definitions therein of certain terms used below. Copies of the proposed form of such agreement are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to Norton McNaughton, Inc. and not to any of its Subsidiaries.

  The Notes are senior, unsecured obligations of the Company, ranking pari passu in right of payment with all other senior indebtedness of the Company and senior in right of payment with any subordinated indebtedness incurred by the Company in the future. As of May 2, 1998, after giving pro forma effect to the Transactions, the Company would have had approximately $134.8 million of funded indebtedness outstanding ($9.8 million of which would have consisted of loans under the Current Credit Agreement and $125 million of which would have consisted of the Notes). The Notes are effectively subordinated to all secured indebtedness of the Company, including borrowings under the Current Credit Agreement, to the extent of the assets securing such indebtedness. As of May 2, 1998, after giving pro forma effect to the Transactions, the Company would have had $9.8 million of secured indebtedness outstanding under the Current Credit Agreement, approximately $107.9 million in undrawn letters of credit under the Current Credit Agreement and approximately $19.6 million of borrowing availability under the revolving credit facility in the Current Credit Agreement. The Indenture permits the Company and its Subsidiaries to incur additional indebtedness, including additional secured indebtedness, in the future, subject to certain restrictions. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

  As of the date of this Prospectus, all of the Company's Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. See "--Certain Covenants-- Restricted Payments."

  For each Outstanding Note accepted for exchange, the holder of such Outstanding Note will receive an Exchange Note having a principal amount equal to that of the surrendered Outstanding Note.


PRINCIPAL, MATURITY AND INTEREST

  The Notes are limited in aggregate principal amount to $125.0 million. The Notes will mature on June 1, 2005. Interest on the Notes accrues at the rate of 12 1/2% per annum and is payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 1998, to Holders of record on the immediately preceding May 15 and November 15. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium and interest, if any, on the Notes are payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium and interest with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBSIDIARY GUARANTEES

  The Company's payment obligations under the Notes are jointly and severally guaranteed (the "Subsidiary Guarantees") by all of the Company's existing and future Restricted Subsidiaries. The Indenture provides that in the event of (i) a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, (ii) a sale or other disposition of all of the Capital Stock of any Subsidiary Guarantor or (iii) the designation of a Subsidiary Guarantor as an Unrestricted Subsidiary as described under "-- Certain Covenants--Restricted Payments," then such Subsidiary Guarantor, or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor), will be released and relieved of any obligations under its Subsidiary Guarantee.


OPTIONAL REDEMPTION

  The Notes will not be redeemable at the Company's option prior to June 1, 2003. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

         YEAR                               PERCENTAGE
         -----                              ----------
         2003..............................  107.000%
         2004..............................  103.500%

  Notwithstanding the foregoing, on or prior to June 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price of 112.50% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net cash proceeds of one or more offerings of Equity Interests (other than Disqualified Stock) of the Company; provided that (i) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries) and (ii) each such redemption shall occur within 90 days of the date of the closing of each such offering.


SELECTION AND NOTICE

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.


MANDATORY REDEMPTION

  The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

  Upon the occurrence of a Change of Control, the Company will be required to make an offer to each Holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

  On the Change of Control Payment Date, the Company will, to the extent lawful,
(i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

  A Change of Control could constitute a default under the Current Credit Agreement, and future credit agreements and other agreements relating to indebtedness to which the Company becomes a party may contain similar provisions, which could give the holders of such indebtedness the right to accelerate such indebtedness. There can be no assurances that, upon a Change of Control, the Company will have sufficient resources to repay or refinance all indebtedness that may be accelerated and to purchase all Notes tendered in a Change of Control Offer. See "Risk Factors--Change of Control."

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (b) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) shall, in each case, be deemed to be cash for purposes of this provision.

  Within 180 days after the receipt of any Net Proceeds from an Asset Sale, the Company may either (i) apply such Net Proceeds to the acquisition of a majority of the assets of, or all of the capital stock of, another business, the making of a capital expenditure or the acquisition of other long-term assets that are used or useful in the business of the Company or any of its Restricted Subsidiaries or (ii) repay Indebtedness under Credit Facilities (and to correspondingly reduce commitments with respect thereto in the case of revolving credit borrowings). Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.


CERTAIN COVENANTS

 Restricted Payments

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or a payment of principal at Stated Maturity; (iv) make any Earn-out Payment, other than any such payment in the form of Equity Interests (other than Disqualified Stock) of the Company; or (v) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (v) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

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  (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Closing Date (excluding (x) in the case of a determination of whether any Restricted Payment may be made, Restricted Payments permitted by clauses (ii),
(iii) and (iv) of the next succeeding paragraph and (y) in the case of a determination of whether a Restricted Payment which is an Earn-out Payment may be made, clause (vi) of the next succeeding paragraph), is less than the sum, without duplication, of (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds received by the Company since the Closing Date (A) as a contribution to its common equity capital, (B) from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or (C) from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus (3) to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

  The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any member of the Company's (or any of its Subsidiaries') management; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any two-year period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; and (vi) the payment of (1) any Existing Cash Earn-out Obligation and (2) any other Earn-out Payment in connection with the Miss Erika Acquisition provided that the aggregate amount of such other Earn-out Payment does not exceed $10.0 million in the aggregate and at the time of each such payment it would be permitted under clause (b) of the preceding paragraph.

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $2.5 million. Not later than 30 days following the end of any fiscal quarter of the Company in which the Company or any of its Restricted Subsidiaries have made any Restricted Payments, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payments were permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

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  The Board of Directors may designate any Restricted Subsidiary to be an
Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (i) the net book value of such Investments at the time of such designation, (ii) the fair market value of such Investments at the time of such designation and (iii) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence immediately following such designation.

 Incurrence of Indebtedness and Issuance of Preferred Stock

  The Indenture provides that (i) the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and (ii) the Company will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company (but not its Subsidiaries) may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness had been incurred, and such Disqualified Stock had been issued, and such application of net proceeds had occurred at the beginning of such four-quarter period.

  The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (i) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness pursuant to Credit Facilities in an aggregate amount not to exceed the greater of: (a) $175.0 million, provided that the amount of such Indebtedness that is represented by Indebtedness for borrowed money shall not exceed $60.0 million; and (b) the sum of 65% of the Company's Eligible Inventory plus 90% of the Company's Eligible Accounts Receivable;

  (ii) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

  (iii) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Notes, the Exchange Notes and the Subsidiary Guarantees;

  (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph hereof or clauses (ii), (iii), (vi), (viii) or (ix) of this paragraph;

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  (v) the incurrence by the Company or any of its Restricted Subsidiaries of
intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (b) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, that was not permitted by this clause (v);

  (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging currency exchange risk or interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

  (vii) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate amount not to exceed $15.0 million at any one time outstanding;

  (viii) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

  (ix) the incurrence of obligations (other than for borrowed money) under factoring arrangements entered into in the ordinary course of business; and

  (x) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (x).

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (x) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

 Liens

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.


 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries; provided, however, that the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (A) Existing Indebtedness as in effect on the Closing Date, (B) the Current Credit Agreement as in effect as of the Closing Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof or any other Credit Facility, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement, refinancings or other Credit Facilities are no more restrictive, taken as a

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whole, with respect to such dividend and other payment restrictions than those contained in the Current Credit Agreement as in effect on the Closing Date, (C) the Indenture and the Notes, (D) applicable law, (E) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (F) customary non-assignment provisions in leases entered into in the ordinary course of business, (G) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (H) any agreement for the sale of a Restricted Subsidiary or other assets that restricts distributions by such Restricted Subsidiary or other assets pending sale, (I) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (J) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness, (K) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, (L) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business and (M) customary restrictions imposed on copyrighted, trademarked or patented materials.


 Merger, Consolidation or Sale of Assets

  The Indenture provides that neither the Company nor any Subsidiary Guarantor may consolidate or merge with or into (whether or not the Company or such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company or such Subsidiary Guarantor is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company or such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;
(ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company or such Subsidiary Guarantor) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company or such Subsidiary Guarantor under the Notes, the Indenture and the Registration Rights Agreement pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company or such Subsidiary Guarantor), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the consolidated net worth of the Company immediately preceding the transaction and (b) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."


 Transactions with Affiliates

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any

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Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment or consulting agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business (and any amendment thereto); (ii) transactions between or among the Company and its Restricted Subsidiaries; (iii) reasonable director, officer and employee compensation and other benefits and indemnification provisions approved by the Board of Directors or the compensation committee of such Board of Directors; (iv) Affiliate Transactions existing on the Closing Date; and (v) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments."


 Additional Subsidiary Guarantees

  The Indenture provides that if (i) the Company or any of its Restricted Subsidiaries shall acquire or create another Restricted Subsidiary or (ii) an Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary or otherwise ceases to be an Unrestricted Subsidiary, then such newly acquired, created or redesignated Restricted Subsidiary shall execute a supplemental indenture becoming a Subsidiary Guarantor in accordance with the terms of the Indenture.


 Reports

  The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial information and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Subsidiary Guarantors will agree that, for so long as any Notes remain outstanding, they will furnish to Holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Act.


 Payments for Consent

  The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

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EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control" "--Repurchase at the Option of Holders-- Asset Sales," "--Certain Covenants--Restricted Payments," "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Certain Covenants--Merger, Consolidation or Sale of Assets; (iv) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) default by any Subsidiary Guarantor in the performance of any covenant set forth in its Subsidiary Guarantee, repudiation by any Subsidiary Guarantor of its obligations under its Subsidiary Guarantee, or the unenforceability of any Subsidiary Guarantee against a Subsidiary Guarantor for any reason; and (viii) certain events of bankruptcy or insolvency with respect to the Company, any Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, constitute a Significant Subsidiary.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to June 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of or interest on the Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

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NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS AND
STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.


LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of and premium and interest, if any, on the Notes when such payments are due from the trust referred to below,
(ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium and interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds (and related incurrence of Liens) to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel,

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each stating that all conditions precedent provided for relating to the Legal
Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered Holder of a Note will be treated as the owner of it for all purposes.


AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described under the caption "--Repurchase at the Option of Holders"); (iii) reduce the rate of or change the time for payment of interest on any Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium or interest on the Notes; (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described under the caption "--Repurchase at the Option of Holders"); or (viii) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or a Subsidiary Guarantor's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's or such Subsidiary Guarantor's assets, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.


CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject

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to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.


ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain copies of the form of Indenture without charge by writing to Norton McNaughton, Inc., 463 Seventh Avenue, New York, New York 10018, Attention: Secretary.


CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

  "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback), other than sales of inventory in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the sale by the Company or the issuance or sale by any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary of the Company; (ii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary of the Company; (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments;" (iv) transfers of damaged, worn-out or obsolete equipment or other assets no longer used or useful in the business of the Company or its Restricted Subsidiaries; (v) transfers of accounts receivable, and all instruments, contract rights, chattel paper, documents and general intangibles related thereto, pursuant to a bona fide factoring arrangement; and
(vi) licensing of intellectual property.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests

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(whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and
(vi) money market funds substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (v) of this definition.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act); (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 35% of the Voting Stock of the Company (measured by voting power rather than number of shares); or (iv) the first day during any consecutive two-year period on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

  "Closing Date" means the first date on which Notes were issued under the Indenture (i.e. June 18, 1998).

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in computing such Consolidated Net Income: (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale;
(ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries; (iii) consolidated interest expense of such Person and its Restricted Subsidiaries, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, net payments (if any) pursuant to Hedging Obligations and commissions, discounts and other fees and charges incurred in respect of bona fide factoring arrangements); (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries; less the amount of non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, (a) the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders, and (b) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries.

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

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of the Board of Directors on the Closing Date or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

  "Credit Facilities" means, with respect to the Company and its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Current Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, bankers acceptances or other extensions of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Debt.

  "Current Credit Agreement" means that certain amended and restated Credit Agreement, dated as of the Closing Date, by and among the Company, the Subsidiary Guarantors, CIT, NationsBanc, Fleet and the other lenders parties thereto from time to time, initially providing for up to $175.0 million of revolving credit borrowings and letters of credit, including any related notes, guarantees, security and other collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock.

  "Earn-out Payment" means any contingent consideration based on future operating performance of the acquired entity or assets payable following the consummation of an acquisition based on criteria set forth in the documentation governing or relating to such acquisition.

  "Eligible Accounts Receivable" means eligible accounts receivable or similar terms as defined in the documentation governing the Credit Facilities.

  "Eligible Inventory" means eligible inventory or similar terms as defined in the documentation governing the Credit Facilities.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

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

  "Existing Cash Earn-out Obligation" means the amount of the Company's and the applicable Subsidiary Guarantor's obligations to make an Earn-out Payment that, on the Closing Date, is contractually required to be paid in cash under (i) the Agreement of Purchase and Sale dated as of August 29, 1997, as amended, by and among the Company, Miss Erika, Inc., f/k/a ME Acquisition Corp., Old ME Corp., f/k/a Miss Erika, Inc., and the stockholders of Old ME Corp. and (ii) the Agreement of Purchase and Sale dated as of April 15, 1998, as amended, by and among the Company, JJ Acquisition Corp., Jeri-Jo Knitwear Inc., Jamie Scott, Inc., and the stockholders of Jamie Scott, Inc.

  "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Current Credit Agreement and Indebtedness being repaid with the net proceeds of the Offering) in existence on the Closing Date, until such amounts are repaid.

  "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of
(a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

  "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period; provided, however, that (i) in the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings and other than the opening of letters of credit) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period and (ii) for purposes of making the computation referred to above, (a) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (b) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and
(c) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

  "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged.

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  "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest or currency exchange rates.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. Notwithstanding anything to the contrary set forth in this definition of "Indebtedness," an Earn-out Payment shall not constitute Indebtedness if at the time such payment is required to be made and such payment is prohibited by the covenant described under the caption "--Certain Covenants-- Restricted Payments," such payment is required to be made in common Equity Interests of the Company.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding entertainment, commission, travel, relocation and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under the caption "--Certain Covenants--Restricted Payments."

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Miss Erika Acquisition" means the acquisition by Miss Erika, Inc., f/k/a ME Acquisition Corp., of substantially all the assets and assumption of substantially all the liabilities of Old ME Corp., f/k/a Miss Erika, Inc., pursuant to the Agreement of Purchase and Sale dated as of August 29, 1997, as amended, by and among the Company, Miss Erika, Inc., Old ME Corp. and the stockholders of Old ME Corp.

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

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

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the (i) direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and (iv) any payments to Persons having a Lien (which Lien secures obligations in respect of borrowed money) on the assets sold or required by such Persons to provide any required consent or approval to such Asset Sale.

  "Non-Recourse Debt" means Indebtedness: (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a Subsidiary Guarantor or otherwise) or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes and other than under a Credit Facility) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Investments" means (i) any Investment in the Company or in a Restricted Subsidiary of the Company; (ii) any Investment in Cash Equivalents;
(iii) any Investment or series of related Investments by the Company or any Restricted Subsidiary of the Company in a Person if, as a result of such Investment or series of related Investments, (a) such Person becomes a Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales;" (v) loans and advances to employees, officers and directors not to exceed $1.0 million at any time outstanding; (vi) Investments made in exchange for Equity Interests of the Company (other than Disqualified Stock); (vii) Investments acquired by the Company or any Restricted Subsidiary of the Company in the ordinary course of business (a) in exchange for any other Investment or account receivable held by the Company or any Restricted Subsidiary of the Company in connection with or as a result of a bankruptcy, reorganization, workout or recapitalization of the issuer of such other Investment or the obligor with respect to such account receivable or (b) as a result of the foreclosure by the Company or any Restricted Subsidiary of the Company with respect to any secured Investment or other transfer of title with respect to any such secured Investment which is then in default; (viii) Hedging Obligations otherwise permitted to be incurred under the Indenture; (ix) one or more Investments in or to contractors, suppliers, purchasing agents or similar persons having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (ix) that are at the time outstanding, not to exceed $5.0 million; and (x) Investments existing on the Closing Date.

  "Permitted Liens" means (i) Liens in favor of the Company or any of its Wholly Owned Restricted Subsidiaries; (ii) Liens securing borrowings, letter of credit reimbursement obligations and other obligations under the Credit Facilities, provided that such borrowings and obligations were permitted by the Indenture to be incurred; (iii) Liens on property of a Person existing at the time such Person's capital stock is acquired or such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition or merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision

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

as shall be required in conformity with GAAP shall have been made therefor;
(viii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (ix) Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof; (x) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (xi) judgment Liens not giving rise to an Event of Default; (xii) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; (xiii) any interest or title of a lessor under any Capital Lease Obligations; (xiv) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; (xv) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; (xvi) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof; (xvii) Liens securing Hedging Obligations that are otherwise permitted to be incurred under the Indenture; (xviii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries; (xix) Liens arising from filing Uniform Commercial Code financing statements regarding leases; and (xx) Liens arising under factoring arrangements entered into in the ordinary course of business.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or such Restricted Subsidiary (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date, and a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity, of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred by the Company and/or by the Restricted Subsidiary who are the obligor(s) on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Restricted Investment" means an Investment other than a Permitted Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

  "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof; provided , that any amendment to the original documentation governing such Indebtedness that extends the final maturity date of such Indebtedness but makes no other amendments or alterations to such original documentation shall be deemed to be part of the original documentation governing such Indebtedness.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and its other Wholly Owned Restricted Subsidiaries.

                        DESCRIPTION OF OUTSTANDING NOTES

     The terms of the Outstanding Notes are identical in all material respects to the Exchange Notes, except that the Outstanding Notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain registration rights under the Registration Rights Agreement (which rights terminate upon the consummation of the Exchange Offer, except under limited circumstances). In addition, the Registration Rights Agreement provides that if (i) within 60 days of the Issue Date (as defined herein) or a Notes Shelf Request (as defined herein), neither an exchange offer registration statement nor a resale shelf registration statement has been filed, (ii) within 150 days of the Issue Date or a Shelf Request, neither an exchange offer registration statement nor a resale shelf registration statement has been declared effective, (iii) within 180 days of the Issue Date, an exchange offer has not been consummated or (iv) either the exchange offer registration statement or the resale shelf registration statement has been declared effective and such registration statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of Outstanding Notes during periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv), a "Registration Default"), interest ("Additional Interest") will accrue on the Outstanding Notes (in addition to the stated interest on the Outstanding Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Additional Interest will accrue at a rate of 0.50% per annum during the 30-day period immediately following the occurrence of any Registration Default and shall increase by 0.50% per annum with respect to each subsequent 30-day period, but in no event shall such rate exceed 2.0% per annum. The Exchange Notes are not entitled to any such Additional Interest (subject to certain limited exceptions). The Outstanding Notes and the Exchange Notes will constitute a single series of debt securities under the Indenture. See "Description of Exchange Notes."

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

                                 EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Outstanding Notes were originally sold by the Company on June 18, 1998 to the Initial Purchasers pursuant to the Purchase Agreement among the Company, the Subsidiary Guarantors and the Initial Purchasers. The Initial Purchasers subsequently resold the Outstanding Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act, or institutional "accredited investors" (as defined in Rule 501(a) (1), (2), (3) or (7) of Regulation D under the Securities Act) or outside the United States in compliance with Regulation S under the Securities Act.

  The Company and the Initial Purchasers entered into an exchange and registration rights agreement on June 18, 1998, the original issue date of the Outstanding Notes (the "Registration Rights Agreement") pursuant to which the Company agreed, for the benefit of the holders of the Outstanding Notes, that it will, at its own cost, (i) within 60 days after the original issue date (the "Issue Date"), file a registration statement (the "Notes Exchange Offer Registration Statement") with the Commission with respect to the Exchange Offer for the Exchange Notes, (ii) use its best efforts to cause the Notes Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date and (iii) use its best efforts to consummate the Notes Exchange Offer within 180 days after the Issue Date. Upon the Notes Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Notes (and the related guarantees) in exchange for surrender of the Notes (and the related guarantees). The Company will keep the Notes Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Notes Exchange Offer is mailed to the holders of the Notes. For each of the Outstanding Notes surrendered pursuant to the Notes Exchange Offer, the holder who surrendered such Outstanding Note will receive an Exchange Note having a principal amount equal to that of the surrendered Outstanding Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Outstanding Note surrendered in exchange therefor or, if no interest has been paid on such Outstanding Note, from the Issue Date. Under existing Commission interpretations, the Exchange Notes would be freely transferable by holders thereof (other than affiliates of the Company and the Subsidiary Guarantors) after the Notes Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of business, that it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an affiliate of the Company or the Subsidiary Guarantors, as such terms are interpreted by the Commission; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Notes Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Commission has taken the position that the Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Notes Exchange Offer Registration Statement. The Company and the Subsidiary Guarantors have agreed for a period of 180 days after consummation of the Notes Exchange Offer to make available a prospectus meeting requirements of the Securities Act to Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of such Exchange Notes.

  For each Outstanding Note properly tendered and accepted pursuant to the Exchange Offer, the holder of such Outstanding Note will receive an Exchange Note having a principal amount equal to that of the Outstanding Note tendered. Interest on each Exchange Note will accrue from the last respective interest date on which interest was paid on the Outstanding Note tendered in exchange therefor or, if no interest has been paid on such Outstanding Note, from the Issue Date.

  Each holder who wishes to exchange its Outstanding Notes for Exchange Notes in the Notes Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Notes Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an affiliate of the Company.

  If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the applicable Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market making activities

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

or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect such Notes Exchange Offer, or if for any other reason the Notes Exchange Offer is not consummated within 180 days after the Issue Date, or, under certain circumstances, if the Initial Purchasers or any holder of Notes (other than the Initial Purchasers) who is not eligible to participate in the Notes Exchange Offer shall so request (each a "Notes Shelf Request"), the Company will at its cost, (a) within 60 days of such Notes Shelf Request, file a shelf registration resales of the Notes (a "Notes Shelf Registration Statement"), (b) use its best efforts to cause such Notes Shelf Registration Statement to be declared effective under the Securities Act no later than 150 days following a Notes Shelf Request and (c) use its best efforts to keep effective such Notes Shelf Registration Statement until the earlier of two years after the Issue Date and such time as all of the applicable Notes have been sold thereunder. The Company will, in the event of the filing of a Notes Shelf Registration Statement, provide to each holder of the Notes, copies of the prospectus which is a part of such Notes Shelf Registration Statement, notify each such holder when such Notes Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder that sells its Notes pursuant to a Notes Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Notes Exchange and Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

  If the Company or the Subsidiary Guarantors fail to comply with the above provisions or if such registration statement fails to become effective, then, as liquidated damages, additional interest (the "Notes Additional Interest") shall become payable with respect to the Outstanding Notes as follows:

  (i) if the Notes Exchange Offer Registration Statement or Notes Shelf Registration Statement is not filed within, in the case of the Notes Exchange Offer Registration Statement, 60 days following the Issue Date or, in the case of the Notes Shelf Registration Statement, 60 days following a Notes Shelf Request, Notes Additional Interest shall accrue over and above the stated interest at a rate of 0.50% per annum for the first 30 days commencing on the 61st day after the Issue Date or the Notes Shelf Request, respectively, such Notes Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 30-day period;

  (ii) if the Notes Exchange Offer Registration Statement or Notes Shelf Registration Statement is not declared effective within, in the case of the Notes Exchange Offer Registration Statement, 150 days following the Issue Date or, in the case of the Notes Shelf Registration Statement, 150 days following a Notes Shelf Request, Notes Additional Interest shall accrue over and above the stated interest at a rate of 0.50% per annum for the first 30 days commencing on the 151st day after the Issue Date or the Notes Shelf Request, respectively, such Notes Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 30-day period; or

  (iii) if (A) the Company has not exchanged all Notes validly tendered in accordance with the terms of the Notes Exchange Offer on or prior to 180 days after the Issue Date or (B) the Notes Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Notes Exchange Offer is consummated or (C) if applicable, the Notes Shelf Registration Statement has been declared effective and such Notes Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (unless all the Notes have been sold thereunder), then Notes Additional Interest shall accrue on the Outstanding Notes over and above the stated interest at a rate of 0.50% per annum for the first 30 days commencing on
(x) the 181st day after the Issue Date with respect to the Notes validly tendered and not exchanged by the Company, in the case of (A) above, or (y) the day the Notes Exchange Offer Registration Statement ceases to be effective or usable for its intended purpose in the case of (B) above, or (z) the day such Notes Shelf Registration Statement ceases to be effective in the case of (C) above, such Notes Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 30-day period; provided, however, that the Notes Additional Interest rate under clauses (i), (ii) or (iii) above, may not exceed in the aggregate 2.0% per annum; and provided further, that (1) upon the filing of the Notes Exchange Offer Registration Statement or Notes Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Notes Exchange Offer Registration Statement or Notes Shelf Registration Statement (in the case of (ii) above), or (3) upon the exchange of Exchange Notes for all Outstanding Notes tendered (in the case of clause
(iii)(A) above), or upon the effectiveness of the Notes Exchange Offer Registration Statement which had ceased to remain effective (in the case of clause (iii)(B) above), or upon the effectiveness of the Notes Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(C) above), Notes Additional Interest as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

  Any amounts of Notes Additional Interest due pursuant to clauses (i), (ii) or
(iii) above will be payable in cash, on the same original interest payment dates as the Outstanding Notes. The amount of Notes Additional Interest will be determined by multiplying the applicable Notes Additional Interest rate by the principal amount of the Outstanding Notes multiplied by a fraction, the numerator of which is the number of days such Notes Additional Interest rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Notes Exchange and Registration Rights Agreement, a copy of which will be available upon request to the Company.

  Following the consummation of the Exchange Offer, holders of the Outstanding Notes who were eligible to participate in the Exchange Offer but who did not tender their Outstanding Notes will not have any further exchange or registration rights and such Outstanding Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Outstanding Notes could be adversely affected.


TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Outstanding Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Outstanding Notes pursuant to the Exchange Offer. However, Outstanding Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Outstanding Notes and will be entitled to the benefits of the Indenture.

  As of the date of this Prospectus $125,000,000 aggregate principal amount of Outstanding Notes are outstanding. The Company has fixed the close of business _________ __, 1998 as the record date for the Exchange Offer for purposes of determining the person to whom this Prospectus and the Letter of Transmittal will be mailed initially.

  Holders of the Outstanding Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Outstanding Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Outstanding Notes from the Company.

  If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Outstanding Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions of the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than the transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fee and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on ______, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  The Company reserves the right, (i) to delay accepting any Outstanding Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

PROCEDURES FOR TENDERING

  The tender of Outstanding Notes pursuant to any of the procedures set forth in this Prospectus and in the Letter of Transmittal will constitute a binding agreement between the tendering Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. The tender of Outstanding Notes will constitute an agreement to deliver good and marketable title to all tendered Outstanding Notes prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind. Holders must follow the procedures set forth in this Prospectus in order to properly and effectively tender Outstanding Notes.

  EXCEPT AS PROVIDED IN "-- GUARANTEED DELIVERY PROCEDURES," UNLESS OUTSTANDING NOTES BEING TENDERED ARE DEPOSITED BY THE HOLDER WITH THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE (ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), THE COMPANY MAY, AT ITS OPTION, REJECT SUCH TENDER. ISSUANCE OF OUTSTANDING NOTES WILL BE MADE ONLY AGAINST DEPOSIT OF TENDERED OUTSTANDING NOTES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS. NOTWITHSTANDING THE FOREGOING, DTC PARTICIPANTS TENDERING THROUGH ATOP WILL BE DEEMED TO HAVE MADE VALID DELIVERY WHERE THE EXCHANGE AGENT RECEIVES AN AGENT'S MESSAGE (DEFINED BELOW) PRIOR TO THE EXPIRATION DATE.

  Outstanding Notes held through DTC. Each Beneficial Owner holding Outstanding Notes through a DTC Participant must instruct such DTC Participant to cause its Outstanding Notes to be tendered in accordance with the procedures set forth in the Prospectus.

  Pursuant to an authorization given by DTC to the DTC Participants, each DTC Participant holding Outstanding Notes through DTC must (i) electronically transmit its acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent's account at DTC and send an Agent's Message to the Exchange Agent for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth below and in the Notice of Guaranteed Delivery. See "-- Guaranteed Delivery Procedures."

  The Exchange Agent will (promptly after the date of this Prospectus) establish accounts at DTC for purposes of the Exchange Offer with respect to Outstanding Notes held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of interests in Outstanding Notes into the Exchange Agent's account through ATOP. However, although delivery of interests in the Outstanding Notes may be effected through book-entry transfer into the Exchange Agent's account through ATOP, an Agent's Message in connection with such book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at its address set forth under "-- Exchange Agent," or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Exchange Agent. The confirmation of a book-entry transfer into the Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

  The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participants have received a Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC Participants.

  Cede & Co., as the Holder of the global certificates representing the Outstanding Notes (a "Global Security"), will tender a portion of each Global Security equal to the aggregate principal amount due at the stated maturity or number of shares for which instructions to tender are given by DTC Participants.

  Outstanding Notes held by Holders. Each Holder must (i) complete and sign and mail or deliver the accompanying Letter of Transmittal, and any other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Outstanding Notes, to the Exchange Agent at its address set forth under "--Exchange Agent," or (ii) comply with the guaranteed delivery procedures set forth below and in the Notice of Guaranteed Delivery. See "-- Guaranteed Delivery Procedures."

  All signatures on a Letter of Transmittal must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution"); provided, however, that signatures on a Letter of Transmittal need not be guaranteed if such Outstanding Notes are tendered for the account of an Eligible Institution including (as such terms are defined in Rule 17Ad-15):
(i) a bank; (ii) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;
(iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings institution that is a participant in a Securities Transfer Association recognized program.

  If a Letter of Transmittal or any Outstanding Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

  Holders should indicate in the applicable box in the Letter of Transmittal the name and address to which substitute certificates evidencing Outstanding Notes for amounts not tendered are to be issued or sent, if different from the name and address of the person signing the Letter of Transmittal. In the case of issuance in a different name, the employer identification or social security number of the person named must also be indicated. If no instructions are given, such Outstanding Notes not tendered, as the case may be, will be returned to the person signing the Letter of Transmittal.

  By tendering, each Holder and each DTC Participant will make to the Company the representations set forth in the third paragraph under the heading -- Purpose and Effect of the Exchange Offer."

  No alternative, conditional, irregular or contingent tenders will be accepted (unless waived). By executing a Letter of Transmittal or transmitting an acceptance through ATOP, as the case may be, each Tendering Holder waives any right to receive any notice of the acceptance for purchase of its Outstanding Notes.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Outstanding Notes will be resolved by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any condition to the Exchange Offer and any irregularities or conditions of tender as to particular Outstanding Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. The Company and the Exchange Agent shall not be under any duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  LETTERS OF TRANSMITTAL AND OUTSTANDING NOTES MUST BE SENT ONLY TO THE EXCHANGE AGENT. DO NOT SEND LETTERS OF TRANSMITTAL OR OUTSTANDING NOTES TO THE COMPANY OR DTC.

  The method of delivery of Outstanding Notes and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance through ATOP, is at the election and risk of the persons tendering and delivering acceptances or Letters of Transmittal and, except as otherwise provided in the applicable Letter of Transmittal. Delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

  Outstanding Notes held through DTC. DTC Participants holding Outstanding Notes through DTC who wish to cause their Outstanding Notes to be tendered, but who cannot transmit their acceptances through ATOP prior to the Expiration Date, may cause a tender to be effected if:

  (a) guaranteed delivery is made by or through an Eligible Institution;

  (b) prior to 5:00 p.m., New York City time on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided by the Company herewith; and

  (c) Book-Entry Confirmation and an Agent's Message in connection therewith (as described above) are received by the Exchange Agent within three New York Stock Exchange ("NYSE") trading days after the date of the execution of the Notice of Guaranteed Delivery.

  Outstanding Notes held by Holders. Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available,
(ii) who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date. may effect a tender if:

  (a) the tender is made through an Eligible Institution;

  (b) prior to 5:00 p.m., New York City time on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three NYSE trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Outstanding Notes (or a confirmation of book-entry transfer of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

  (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Outstanding Notes in proper form for transfer (or a confirmation or book-entry transfer of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon three NYSE trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  Outstanding Notes held through DTC. DTC Participants holding Outstanding Notes who have transmitted their acceptances through ATOP may, prior to 5:00 p.m., New York City time, on the Expiration Date, withdraw the instruction given thereby by delivering to the Exchange Agent, at its address set forth under "-- Exchange Agent," a written, telegraphic or facsimile notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC Participant, the principal amount due at the Stated Maturity date of the Outstanding Notes to which such withdrawal related and the signature of the DTC Participant. Withdrawal of such an instruction will be effective upon receipt of such written notice of withdrawal by the Exchange Agent.

  Outstanding Notes held by Holders. Holders may withdraw a tender of Outstanding Notes in the Exchange Offer, by a telegram, telex, letter or facsimile transmission notice of withdrawal received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Outstanding Notes to be withdrawn (the "Depositor"),
(ii) identify the Outstanding Notes to be withdrawn (including the certificate number(s) and principal amount due at the Stated Maturity of such Outstanding Notes, or, in the case of Outstanding Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Outstanding Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Outstanding Notes register the transfer of such Outstanding Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Outstanding Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly retendered. Any Outstanding Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

  All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Outstanding Notes being withdrawn are held for the account of an Eligible Institution.

  A withdrawal of an instruction or a withdrawal of a tender must be executed by a DTC Participant or a Holder, as the case may be, in the same manner as the person's name appears on its transmission through ATOP or Letter of Transmittal, as the case may be, to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A DTC Participant or a Holder may withdraw an instruction or a tender, as the case may be, only if such withdrawal complies with the provisions of this Prospectus.

  A withdrawal of a tender of Outstanding Notes by a DTC Participant or Holder, as the case may be, may be rescinded only by a new transmission of an acceptance through ATOP or execution and delivery of a new Letter of Transmittal, as the case may be, in accordance with the procedures described herein.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange securities for, any Outstanding Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Outstanding Notes, if:

  (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the judgment of the Company upon written advice of counsel, could reasonably be expected to materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of the subsidiaries; or

  (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the judgment of the company and based on written advice of counsel, could reasonably be expected to materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

  (c) any governmental approval has not been obtained, which approval the Company shall, in its discretion and based on written advice of counsel, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If any of the conditions are not satisfied, the Company may (i) refuse to accept any Outstanding Notes and return all tendered Outstanding Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Outstanding Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Outstanding Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Outstanding Notes which have not been withdrawn.

EXCHANGE AGENT

  United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

  United States Trust Company of New York
  114 West 47th Street, 25th Floor
  New York, NY 10036-1532
  Attention: Margaret Ciesmelewski

Delivery to an address other than as set forth above, or transmission of instructions via a facsimile number other than the one set forth above, will not constitute a valid delivery.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company.

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Outstanding Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Outstanding Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Outstanding Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

  With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes in the ordinary course of business, whether or not such person is the holder (other than (i) a broker-dealer who purchases such Exchange Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who receives Exchange Notes in exchange for Outstanding Notes, and who is not participating, does not intend to participate, and has no arrangement or understanding with person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Exchange Notes, where such Securities were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes.

     As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers. See "Plan of Distribution."

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES


U.S. FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER AND OWNING AND DISPOSING OF OUTSTANDING NOTES OR EXCHANGE NOTES


     The following is a general discussion of the material U.S. Federal income tax considerations applicable to a holder that exchanges Outstanding Notes for Exchange Notes pursuant to the Exchange Offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary, and proposed regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service (the "IRS") and judicial decisions currently in effect, all of which are subject to different interpretations and to change, possibly with retroactive effect. The discussion does not deal with all aspects of U.S.Federal income taxation that may be relevant to particular investors in light of their personal investment circumstances (for example, to persons holding Outstanding Notes or Exchange Notes as part of a "conversion" transaction or as a part of a "hedge" or "hedging" transaction, "integrated" transaction, or as a position in a "straddle" for U.S. Federal income tax purposes), nor does it discuss U.S. Federal income tax considerations applicable to certain types of investors subject to special treatment under the U.S. Federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions, traders or dealers in securities or currencies or persons that have a "functional currency" other than the U.S. dollar, and taxpayers subject to the alternative minimum tax). In addition, the discussion does not consider the effect of any foreign, state, local, gift, estate or other tax laws that maybe applicable to a particular investor. The Company has not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. The discussion assumes that investors hold Outstanding Notes and will hold Exchange Notes as capital assets within the meaning of Section 1221 of the Code.

     EACH INVESTOR CONSIDERING THE EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER AND OWNING AND DISPOSING OF THE EXCHANGE NOTES, AND THE EFFECT THAT ITS PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH CONSEQUENCES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, GIFT, ESTATE, AND FOREIGN TAX LAWS.

U.S. HOLDERS

     The following discussion is limited to the U.S. Federal income tax consequences relevant to a holder of Outstanding Notes and Exchange Notes that is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States or any state thereof, (ii) a corporation or partnership created or organized under the laws of the United States or any political subdivision thereof (including the District of Columbia) (including any other partnership treated as a United States person under any applicable U.S. Treasury regulations, but excluding a partnership that meets the definition contained in this clause (ii) but is not treated as a United States person under any such U.S. Treasury regulations), (iii) an estate or trust described in Section 7701(a)(30) of the Code, or (iv) a person whose worldwide income or gain is otherwise subject to U.S. Federal income taxation on a net income basis (a "U.S.Holder").

OUTSTANDING NOTES AND EXCHANGE NOTES

     The Exchange Offer. The exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a significant modification of the terms of the Outstanding Notes and, accordingly, such exchange should not be treated as a taxable event for U.S. Federal income tax purposes. Therefore, such exchange should have no U.S. Federal income tax consequences to U.S.Holders of Outstanding Notes, and each U.S. Holder of Exchange Notes will continue to be required to include interest on the Exchange Notes in its gross income in accordance with its method of accounting for U.S. Federal income tax purposes.

     Payment of Interest and Additional Interest. Interest on an Outstanding Note or Exchange Note generally will be includible in the income of a U.S.Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. Federal income tax purposes. The

Outstanding Notes were treated by the Company as issued without original issue discount ("OID") within the meaning of the Code. Additional Interest will accrue on the Outstanding Notes upon the occurrence of certain events described under "The Exchange Offer -- Purpose and Effect of the Exchange Offer." Because the Company determined that, when the Outstanding Notes were issued, there was only a remote possibility that such events would occur, the Company determined that Additional Interest should not be taken into account in concluding that the Outstanding Notes were issued without OID.

AMORTIZABLE BOND PREMIUM

     Generally, the excess of a U.S. Holder's tax basis in an Outstanding Note or Exchange Note over the amount payable at maturity is bond premium that the U.S. Holder may elect to amortize under Section 171 of the Code on a yield to maturity basis over the period from the U.S. Holder's acquisition date to the maturity date of the Outstanding Note or Exchange Note. The amortizable bond premium is treated as an offset to interest income on the Outstanding Note or Exchange Note for United States Federal income tax purposes. A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the Outstanding Note or Exchange Note by the deductions allowable for amortizable bond premium. An election to amortize bond premium is revocable only with the consent of the IRS and applies to all obligations owned or acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies.

     An Outstanding Note or Exchange Note may be called or submitted for redemption at a premium prior to maturity. See "Description of Exchange Notes -- Optional Redemption." An earlier call date is treated as the maturity date of the Outstanding Note or Exchange Note and the amount of bond premium is determined by treating the amount payable on such call date as the amount payable at maturity, if such a calculation produces a smaller bond premium than the method described in the preceding paragraph. If a U.S. Holder is required to amortize and deduct the bond premium by reference to a certain call date, the Outstanding Note or Exchange Note will be treated as maturing on that date for the amount then payable. If the Outstanding Note or Exchange Note is not redeemed on that call date, the Outstanding Note or Exchange Note will be treated as reissued on that date for the amount of the call price on that date. If an Outstanding Note or Exchange Note purchased at a premium is redeemed prior to its maturity, a U.S. Holder who has elected to deduct the bond premium may be permitted to deduct any remaining unamortized bond premium as an ordinary loss in the taxable year of the redemption.

MARKET DISCOUNT

     The resale of Outstanding Notes or Exchange Notes may be affected by the market discount provisions of the Code. A U.S. Holder has market discount if an Outstanding Note or Exchange Note is purchased (other than at original issue) at an amount below the stated redemption price at maturity of the Outstanding Note or Exchange Note. A de minimis amount of market discount is ignored. A U.S. Holder of an Outstanding Note or Exchange Note with market discount must either elect to include market discount in income as it accrues or treat a portion of the gain recognized on the disposition or retirement of the Outstanding Note or Exchange Note as ordinary income. The amount of gain treated as ordinary income would equal the lesser of (i) the gain recognized (or the appreciation, in the case of a nontaxable transaction such as a gift) or (ii) the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) while the Outstanding Note or Exchange Note was held by the U.S. Holder.

     A U.S. Holder who acquires an Outstanding Note or Exchange Note at a market discount also may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such Outstanding Note or Exchange Note until the U.S. Holder disposes of the Outstanding Note or Exchange Note in a taxable transaction. Moreover, to the extent of any accrued market discount on such Outstanding Note or Exchange Note, (i) any partial principal payment received with respect to an Outstanding Note or Exchange Note will be includible as ordinary income and (ii) the fair market value of the Outstanding Note or Exchange Note on certain otherwise non-taxable transfers (such as gifts) will be includible as ordinary income.

     A U.S. Holder of Outstanding Notes or Exchange Notes acquired at a market discount may elect for United States Federal income tax purposes to include market discount in gross income as the discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If a U.S. Holder of Outstanding Notes or Exchange Notes makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such debt instruments and on any partial principal payment with respect to the Outstanding Notes or Exchange Notes, and the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such debt instruments, would not apply.

SALE, EXCHANGE OR REDEMPTION OF THE OUTSTANDING NOTES OR EXCHANGE NOTES

     Subject to the discussion of the Exchange Offer above, upon the sale, exchange or redemption of an Outstanding Note or Exchange Note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between
(i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income or market discount not previously included in income which is taxable as ordinary income) and (ii) such U.S.Holder's adjusted tax basis in the Outstanding Note or Exchange Note. A U.S. Holder's adjusted tax basis in an Outstanding Note or Exchange Note generally will equal the cost of the Outstanding Note or Exchange Note to such U.S. Holder increased by the amount of interest income on the Outstanding Note or Exchange Note previously taken into income by the U.S. Holder but not yet received by the U.S. Holder and by the amount of any market discount previously taken into income by the U.S. Holder and reduced by the amount of any bond premium amortized by the U.S. Holder with respect to the Outstanding Notes or Exchange Notes and by any principal payments on an Outstanding Note or Exchange Note. Gain or loss realized by a U.S. Holder on the sale, exchange, redemption or other disposition of an Outstanding Note or Exchange Note generally will be capital gain or loss. Such capital gain will be taxed at a reduced rate for a U.S. Holder who is not a corporation and who holds an Outstanding Note or Exchange Note for greater than one year.

NON-U.S. HOLDERS

     The following discussion is limited to the U.S. Federal income tax consequences relevant to a holder of Outstanding Notes and Exchange Notes who is not a U.S. Holder (a "Non-U.S. Holder").

     Interest on Outstanding Notes or Exchange Notes. Payments of interest on the Outstanding Notes or the Exchange Notes by the Company or any agent of the Company to any Non-U.S. Holder will not be subject to U.S. Federal withholding tax, provided that such interest income is not effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder and provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote; (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through stock ownership; (iii) either
(A) the beneficial owner of the Outstanding Notes or the Exchange Notes certifies (by submitting to the Company or its agent a Form W-8 (or a suitable substitute form)) in compliance with applicable laws and regulations to the Company or its agent, under penalties of perjury, that it is not a "United States person" as defined in the Code and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution"), holds the Outstanding Notes or the Exchange Notes on behalf of the beneficial owner and provides a statement to the Company or its agent in which it certifies that a Form W-8 (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; and (iv) the Non-U.S. Holder is not a bank which acquired the Outstanding Notes or the Exchange Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business. Recently promulgated Treasury regulations that will be effective January 1, 2000 (the "2000 Regulations"), provide alternative methods for establishing exemptions from withholding on payments to foreign persons. Under the 2000 Regulations, the furnishing of the names of the beneficial owners of Outstanding Notes or Exchange Notes and a copy of such beneficial owner's Form W-8 by a financial institution with respect to beneficial owners, described in clause (iii)(B) above, will not be required where the financial institution is a "qualified intermediary" which has entered into a withholding agreement with the IRS pursuant to such regulations. A Non-U.S. Holder that is not exempt from tax under these rules will be subject to U.S. Federal income tax withholding at a rate of 30% unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the U.S. Federal income tax on net income that applies to United States persons generally. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules, subject to compliance with certain requirements, to document entitlement to treaty benefits.

     Prior to the effective date of the 2000 Regulations, payments of interest to a Non-U.S. Holder that is a foreign partnership are subject to the rules described in the prior paragraph. The 2000 Regulations will require, in the case of Outstanding Notes or Exchange Notes held by a foreign partnership, that the certification described in clause (iii) of the preceding paragraph be provided by the partners rather than by the foreign partnership unless the foreign partnership has entered into a withholding agreement with the United States as a"withholding foreign partnership." A look-through rule will apply in the case of tiered partnerships.

     Except to the extent that an applicable treaty otherwise provides, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder with respect to interest if the interest income is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder. Effectively connected interest received by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Non-U.S. Holder delivers to the payor a withholding certificate stating that the income is effectively connected with a U.S. trade or business.

     Sale of Outstanding Notes or Exchange Notes. A Non-U.S. Holder generally will not be subject to U.S. Federal income tax on gain recognized, if any, upon the sale or exchange of Outstanding Notes or Exchange Notes unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is a non-resident alien individual and holds the Outstanding Notes or Exchange Notes as a capital asset, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present, or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Information reporting and backup withholding may apply to certain noncorporate holders with respect to (i) principal and interest payments on an Outstanding Note or Exchange Note or (ii) proceeds of a sale of an Outstanding Note or Exchange Note. Such payments generally will be subject to backup withholding at a rate of 31% unless the payee of such payments supplies the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

     The 2000 Regulations would modify certain of the rules discussed above generally with respect to payments on the Outstanding Notes and Exchange Notes made after December 31, 1999. In particular, in the case of payments to foreign partnerships (other than payments to foreign partnerships that qualify as "withholding foreign partnerships" within the meaning of such Treasury regulations and payments to foreign partnerships that are effectively connected with the conduct of a trade or business in the United States), the partners of such partnership will be required to provide the certification discussed above in order to provide an exemption from backup withholding tax and information reporting requirements.

     Any amount withheld under such backup withholding rules from a payment to a holder will be allowed as a credit against the holder's U.S. Federal income tax, provided that the holder furnishes the required information to the IRS. In addition, certain penalties may be imposed by the IRS on a holder who is required to supply information but does not do so in the proper manner.

     THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH PARTICIPANT IN THE EXCHANGE OFFER SHOULD CONSULT WITH ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH PARTICIPANT OF PARTICIPATING IN THE EXCHANGE OFFER AND OWNING AND DISPOSING OF THE EXCHANGE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Based on interpretations of the staff of the Division of Corporation Finance of the SEC set forth in no-action letters issued to third parties, the Company believes that, except as described below, Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the respective holders thereof without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that (i) such Exchange Notes are acquired in the ordinary course of such holder's business and (ii) such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes. A holder of Outstanding Notes that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or that is a broker-dealer that purchased Outstanding Notes from the Company to resell pursuant to an exemption from registration under the Securities Act (a) cannot rely on such interpretations by the staff of the Division of Corporation Finance of the SEC, (b) will not be permitted or entitled to tender such Outstanding Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Outstanding Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, any holder who tenders Outstanding Notes in the Exchange Offer with the intention or for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretations by the staff of the Division of Corporation Finance of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing selling security holders information required by Item 507 of Regulation S-K under the Securities Act. To date, the staff of the Division of Corporation Finance of the SEC has taken the position that a broker-dealer that has acquired securities in exchange for securities that were acquired by such broker-dealer as a result of market-making activities or other trading activities may fulfill the prospectus delivery requirements with the prospectus contained in an exchange offer registration statement.

     Each holder of Outstanding Notes who wishes to exchange its Outstanding Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company set forth in "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. This Prospectus may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that, for a period of up to 180 days after the consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Risk Factors -- Absence of Public Market" and "The Exchange Offer -- Resale of the Exchange Notes."

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit from any such resale of Exchange Notes and any commissions or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Subject to certain provisions set forth in the Registration Rights Agreement, for a period of 180 days after the date the Exchange Offer is consummated, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay the expenses incident to the Exchange

Offer, other than any discounts or commissions incurred upon the sale of the Exchange Notes. The Company will indemnify each Participating Broker-Dealer selling Exchange Notes against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

  The validity of the Exchange Notes issued pursuant to the Exchange Offer will be passed upon for the Company by Haythe & Curley, New York, New York. Bradley
P. Cost, a member of that firm, is a director of the Company and beneficially owns 25,000 shares of Common Stock. See "Management and Board of Directors" and "Principal Stockholders."

                                    EXPERTS

  The consolidated financial statements of Norton McNaughton, Inc. appearing herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included herein. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Miss Erika, Inc. as of January 31, 1997 and 1996 and for each of the three years ended January 31, 1997 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

  The combined financial statements of Jeri-Jo Companies as of and for the year ended December 31, 1997 appearing herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included herein. Such combined financial statements are included herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of Jeri-Jo Companies as of December 31, 1996 and for the years ended December 31, 1996 and 1995 included herein have been audited by Friedman, Alpren & Green LLP, independent auditors, as set forth in their report thereon included herein. Such combined financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

Report of Independent Auditors .......................................................................    F-2
Consolidated Balance Sheets as of November 1, 1997 and November 2, 1996...............................    F-3
Consolidated Statements of Operations for the Years Ended November 1, 1997, November 2, 1996 and
  November 4, 1995....................................................................................    F-4
Consolidated Statements of Stockholders' Equity for the Years Ended November 1, 1997, November 2,
  1996 and November 4, 1995...........................................................................    F-5
Consolidated Statements of Cash Flows for the Years Ended November 1, 1997, November 2, 1996 and
  November 4, 1995....................................................................................    F-6
Notes to Consolidated Financial Statements............................................................    F-7
Consolidated Balance Sheet as of May 2, 1998 (Unaudited)..............................................   F-21
Consolidated Statements of Operations for the Twenty-Six Weeks Ended May 2, 1998 and May 3, 1997
  (Unaudited).........................................................................................  F-22
Consolidated Statements of Stockholders' Equity for the Twenty-Six Weeks Ended May 2, 1998
  (Unaudited).........................................................................................   F-23
Consolidated Statements of Cash Flows for the Twenty-Six Weeks Ended May 2, 1998 and May 3, 1997
  (Unaudited).........................................................................................   F-24
Notes to Consolidated Financial Statements (Unaudited)................................................   F-25
MISS ERIKA, INC.
Report of Independent Auditors........................................................................   F-31
Balance Sheets at January 31, 1997 and 1996...........................................................   F-32
Statements of Operations and Retained Earnings (Deficit) for the Years Ended January 31, 1997, 1996
  and 1995............................................................................................   F-33
Statements of Cash Flows for the Years Ended January 31, 1997, 1996 and 1995..........................   F-34
Notes to Financial Statements.........................................................................   F-35
Condensed Balance Sheet at July 31, 1997 (Unaudited)..................................................   F-44
Condensed Statements of Income and Retained Earnings for the Six Months Ended July 31, 1997 and
  1996 (Unaudited)....................................................................................   F-45
Condensed Statements of Cash Flows for the Six Months Ended July 31, 1997 and 1996 (Unaudited)........   F-46
Notes to Condensed Financial Statements...............................................................   F-47
JERI-JO KNITWEAR, INC. AND AFFILIATE
Reports of Independent Auditors.......................................................................   F-48
Combined Balance Sheets as of December 31, 1997 and 1996..............................................   F-50
Combined Statements of Income and Retained Earnings for the Years Ended December 31, 1997, 1996
  and 1995............................................................................................   F-51
Combined Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and 1995................   F-52
Notes to Combined Financial Statements................................................................   F-53
Combined Balance Sheet as of March 31, 1998 (unaudited)...............................................   F-56
Combined Statements of Income and Retained Earnings for the Three Months Ended March 31, 1998 and
  1997 (unaudited)....................................................................................   F-57
Combined Statements of Cash Flows for the Three Months Ended March 31, 1998 and 1997
  (unaudited).........................................................................................   F-58
Notes to Combined Financial Statements................................................................   F-59

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Norton McNaughton, Inc.


   We have audited the accompanying consolidated balance sheets of Norton McNaughton, Inc. and Subsidiaries (the "Company") as of November 1, 1997 and November 2, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended November 1, 1997. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Norton McNaughton, Inc. and Subsidiaries at November 1, 1997 and November 2, 1996 and the consolidated results of their operations, changes in their stockholders' equity and their cash flows for each of the three years in the period ended November 1, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.


                                  Ernst & Young LLP

New York, New York
January 30, 1998

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                NOVEMBER 1,    NOVEMBER 2,
                                                                                    1997           1996
                                                                                ------------   ------------
ASSETS
Current assets:
Cash.........................................................................      $    529        $   333
   Due from factor...........................................................        64,644         30,794
   Inventory.................................................................        28,590         17,939
   Income taxes receivable...................................................         3,201             99
   Prepaid expenses and other current assets.................................         5,227          2,880
                                                                                   --------        -------
       Total current assets..................................................       102,191         52,045
Fixed assets, net............................................................         5,899          5,077
Notes receivable from management stockholders................................         2,655          2,655
Goodwill.....................................................................         3,853             --
Deferred financing costs.....................................................         2,481             --
Other assets.................................................................         1,683          1,332
                                                                                   --------        -------
       Total assets..........................................................      $118,762        $61,109
                                                                                   ========        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable..........................................................      $ 10,420        $11,334
   Revolving credit loan.....................................................        44,473             --
   Term loan payable.........................................................         3,000             --
   Accrued expenses and other current liabilities............................         4,986            654
                                                                                   --------        -------
       Total current liabilities.............................................        62,879         11,988
   Term loan payable.........................................................        12,000             --
   Other long-term liabilities...............................................         1,720            835
                                                                                   --------        -------
       Total liabilities.....................................................        76,599         12,823

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value, authorized 20,000,000 shares, 8,060,640 and
 8,052,718 shares issued, respectively, and 7,409,640 and 7,636,718 shares
 outstanding, respectively...................................................            81             80
Capital in excess of par.....................................................        23,903         23,865
Retained earnings............................................................        23,714         28,419
Treasury stock, at cost, 651,000 shares and 416,000 shares, respectively.....        (5,535)        (4,078)
                                                                                   --------        -------
Total stockholders' equity...................................................        42,163         48,286
                                                                                   --------        -------
       Total liabilities and stockholders' equity............................      $118,762        $61,109
                                                                                   ========        =======

                            See accompanying notes.

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In Thousands, Except Per Share Amounts)

                                                                                   Year Ended
                                                                   ------------------------------------------

                                                                   November 1,    November 2,    November 4,
                                                                       1997           1996           1995
                                                                   ------------   ------------   ------------
Net sales.......................................................      $218,782       $220,823       $227,530
Cost of goods sold..............................................       179,556        176,063        171,780
                                                                      --------       --------       --------
Gross profit....................................................        39,226         44,760         55,750
Selling, general and administrative expenses....................        44,015         39,317         37,456
Depreciation and amortization...................................           984            662            481
                                                                      --------       --------       --------
Income (loss) from operations...................................        (5,773)         4,781         17,813
Interest expense and amortization of deferred financing costs...         2,500          2,294          1,440
Other income, net...............................................          (168)          (164)          (218)
                                                                      --------       --------       --------
Income (loss) before provision (benefit) for income taxes.......        (8,105)         2,651         16,591
Provision (benefit) for income taxes............................        (3,400)         1,127          6,888
                                                                      --------       --------       --------
Net income (loss)...............................................      $ (4,705)      $  1,524       $  9,703
                                                                      ========       ========       ========
BASIC EARNINGS PER SHARE:
Net income (loss)...............................................      $  (0.63)      $   0.20       $   1.21
                                                                      ========       ========       ========
Weighted average number of common shares outstanding............         7,488          7,767          8,000
                                                                      ========       ========       ========
DILUTED EARNINGS PER SHARE:
Net income (loss)...............................................      $  (0.63)      $   0.20       $   1.20
                                                                      ========       ========       ========
Weighted average number of common shares outstanding assuming
   dilution.....................................................         7,488          7,781          8,056
                                                                      ========       ========       ========

                            See accompanying notes.

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

      YEARS ENDED NOVEMBER 1, 1997, NOVEMBER 2, 1996, AND NOVEMBER 4, 1995


                                                            COMMON STOCK
                                                           ---------------    CAPITAL IN      RETAINED    TREASURY
                                                           SHARES   AMOUNT   EXCESS OF PAR    EARNINGS      STOCK     TOTAL
                                                           ------   ------   -------------    --------    --------    -----
                                                                                   (IN THOUSANDS)
Balance at November 4, 1994.............................    7,999      $80      $23,028        $17,192    $     --     $40,300
 Net income for the year................................       --       --           --          9,703          --       9,703
 Treasury stock acquired, 20,000 shares, at cost........       --       --           --             --        (326)       (326)
 Issuance of common stock through stock purchase plan...        4       --           57             --          --          57
 Issuance of common stock through stock option plan.....       44       --          609             --          --         609
 Tax benefit from issuance of common stock through
    stock option plan...................................       --       --          126             --          --         126
                                                            -----    -----      -------        -------     -------      ------
Balance at November 4, 1995.............................    8,047       80       23,820         26,895        (326)     50,469

 Net income for the year................................       --       --           --          1,524          --       1,524
 Treasury stock acquired, 396,000 shares, at cost.......       --       --           --             --      (3,752)     (3,752)
 Issuance of common stock through stock purchase plan...        6       --           45             --          --          45
                                                            -----    -----      -------        -------     -------      ------
Balance at November 2, 1996.............................    8,053       80       23,865         28,419      (4,078)     48,286
 Net loss for the year..................................       --       --           --         (4,705)         --      (4,705)
 Treasury stock acquired, 235,000 shares, at cost.......       --       --           --             --      (1,457)     (1,457)
 Issuance of common stock through stock purchase plan...        8        1           38             --          --          39
                                                            -----    -----      -------        -------     -------     -------
Balance at November 1, 1997.............................    8,061      $81      $23,903        $23,714     $(5,535)    $42,163
                                                            =====    =====      =======        =======     =======     =======

                            See accompanying notes.

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                        YEAR ENDED
                                                                        ------------------------------------------
                                                                        NOVEMBER 1,    NOVEMBER 2,    NOVEMBER 4,
                                                                            1997           1996           1995
                                                                        ------------   ------------   ------------
Net income (loss)....................................................      $ (4,705)      $  1,524       $  9,703
Adjustments to reconcile net income (loss) to net cash provided by
 (used for) operating activities:
Depreciation and amortization of fixed assets........................           931            628            447
Write off of leasehold improvements..................................           492             --             --
Write off of fixed assets............................................           135             --             --
Amortization of intangibles..........................................           131             34             34
Changes in operating assets and liabilities:
  Due from factor....................................................       (19,014)         5,016         (5,171)
  Inventory..........................................................         4,084          9,577        (10,876)
  Trade credits receivable...........................................        (1,872)            --             --
  Income taxes receivable............................................        (3,102)           291         (7,393)
  Prepaid expenses and other current assets..........................           (73)        (1,111)          (100)
  Other assets.......................................................          (333)          (295)          (564)
  Accounts payable...................................................        (2,598)       (10,305)         8,629
  Accrued expenses and other current liabilities.....................          (736)          (134)         6,212
  Other long-term liabilities........................................           170            207            186
                                                                           --------       --------       --------
Net cash (used for) provided by operating activities.................       (26,490)         5,432          1,107
                                                                           --------       --------       --------
INVESTING ACTIVITIES
Purchase of fixed assets.............................................        (1,571)        (1,841)        (1,599)
Purchase of net assets of Miss Erika, net of cash of $70.............       (24,553)            --             --
Notes receivable from management stockholders........................            --              5            243
                                                                           --------       --------       --------
Net cash used for investing activities...............................       (26,124)        (1,836)        (1,356)
                                                                           --------       --------       --------
FINANCING ACTIVITIES
Purchase of treasury stock...........................................        (1,457)        (3,752)          (326)
Net advances under revolving credit agreement........................        44,287             --             --
Repayment of acquired company's debt.................................        (2,500)            --             --
Deferred financing costs.............................................        (2,559)            --             --
Proceeds from issuance of common stock, net..........................            39             45            792
Proceeds from term loan payable......................................        15,000             --             --
                                                                           --------       --------       --------
Net cash provided by (used for) financing activities.................        52,810         (3,707)           466
                                                                           --------       --------       --------
Increase (decrease) in cash..........................................           196           (111)           217
Cash at beginning of year............................................           333            444            227
                                                                           --------       --------       --------
Cash at end of year..................................................      $    529       $    333       $    444
                                                                           ========       ========       ========
SUPPLEMENTAL DISCLOSURES
Income taxes paid....................................................      $    361       $    529       $  8,429
Interest paid........................................................      $  1,999       $  2,272       $  1,440

                            See accompanying notes.

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Principles of Consolidation

  Norton McNaughton, Inc. (the "Company") was incorporated in Delaware on December 30, 1993. On January 14, 1994, in a reorganization effected in order to form a Delaware holding company, the Company became the owner of all of the issued and outstanding stock of Norton McNaughton of Squire, Inc., a New York corporation.

  On September 30, 1997, the Company completed the acquisition of substantially all the assets and the assumption of substantially all the liabilities of Miss Erika, Inc. ("Miss Erika"), a privately-held manufacturer of women's moderate apparel. The Company will, through a wholly-owned subsidiary, continue Miss Erika's business. The terms of the transaction provided for the payment of approximately $24 million in cash, with additional consideration payable at the Company's option in cash or Company common stock based on the profitability of Miss Erika in fiscal years 1998 and 1999.

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries (the "Company"). All material intercompany balances and transactions have been eliminated in consolidation.


 Principal Business Activity

  The Company designs, contracts for the manufacture of and markets a broad line of brand name, moderately priced women's career and casual clothing. The Company's customer base consists principally of department stores, national chains, mass merchandisers and specialty retailers.


 Fiscal Year

  The Company's fiscal year ends on October 31, if such date falls on a Saturday, or the first Saturday following October 31. Data for each of the fiscal years ended November 1, 1997, November 2, 1996 and November 4, 1995 includes the results of operations for 52 weeks. Data for the fiscal year ended November 1, 1997 reflects the acquisition of Miss Erika on September 30, 1997.


 Inventory

  Inventory is stated at the lower of cost (first-in, first-out) or market.


 Fixed Assets

  Fixed assets are stated at cost. Depreciation of fixed assets is provided for by the straight-line method over the estimated useful lives of the assets ranging from five to seven years for financial reporting purposes and by accelerated methods for income tax purposes. Leasehold improvements are amortized using the straight-line method over the term of the related lease.

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

 Deferred Financing Costs

  Deferred financing costs were incurred in fiscal 1997 in connection with obtaining the credit facility described in Note 8. Financing costs are amortized on a straight-line basis over the three year term of the related credit facility.

 Revenue Recognition

  Revenues are recorded at the time of shipment of merchandise. The Company establishes reserves for sales discounts, returns and allowances. Sales discounts represent customary trade discounts which may be negotiated with the Company's customers as a payment term of the sale. Sales allowances represent sales rebates which may be granted to customers and other miscellaneous deductions from accounts receivable. The Company records sales discounts granted as a reduction of sales at the time of shipment. Sales returns and allowances are reserved for as a reduction of sales based upon estimated future returns and allowances related to current sales.


 Goodwill

  Goodwill resulting from the acquisition of Miss Erika is being amortized by the straight-line method over twenty years.


 Deferred Rent

  Rent expense on leases is recorded by the straight-line method over the lease period. The excess of rent expense over the actual cash paid has been recorded as other long-term liabilities.


 Earnings Per Share

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share", which requires adoption for both interim and annual financial statements for periods ending after December 15, 1997. The Company changed the method previously used to compute earnings per share and has restated all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options is excluded.

  Basic earnings per share is computed based on the weighted average number of common shares outstanding during the periods presented. Diluted earnings per share is computed based on the weighted average number of common shares outstanding during the period and the effect of dilutive options outstanding during the period using the treasury stock method. For the fiscal year ended November 1, 1997, the dilutive effect of options outstanding during the period were excluded from the net loss per share computation of dilutive earnings per share because they were antidilutive. For the fiscal years ended November 2, 1996 and November 4, 1995, the dilutive effect of options outstanding during the period using the treasury stock method was 14,000 shares and 56,000 shares, respectively.


 Cash and Cash Equivalents

  For purposes of the statements of cash flows, cash and cash equivalents include all liquid debt instruments with a maturity of three months or less when purchased.

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

 Credit Risk

  In connection with the purchase of Miss Erika, the Company transferred Miss Erika's outstanding accounts receivable on the date of purchase to the Company's factor with recourse. The Company did not receive any cash from the factor at the time of transfer, but received cash as the receivables were collected. At November 1, 1997 the amount due from factor of $64.6 million included $5.6 million of Miss Erika's accounts receivables with recourse.

  Other financial instruments which potentially subject the Company to concentration of credit risk consist principally of temporary cash investments. The Company places its temporary cash investments with high quality financial institutions and limits the amount of credit exposure at any one financial institution.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.


  SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities"

  During fiscal 1997, the Company adopted Statement 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Statement 125 is required to be applied to transfers of assets occurring after January 1, 1997. The effect of adopting the new standard in fiscal 1997 was immaterial.


 Accounting for Stock Options

  The Company has elected to follow Accounting Principles Board Opinion No. 25. "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized. In the year of adoption, the effects of applying FASB Statement No. 123 for pro forma disclosures may not be representative of the effects on pro forma net income for future years.


  SFAS 130, "Reporting Comprehensive Income" and SFAS 131, "Disclosures about Segments of an Enterprise and Related Information"

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130. This new standard requires reclassification of financial statements for earlier periods provided for comparative purposes, and will be effective beginning with the Company's fiscal year ending October 31, 1998. The Company has determined that the effect of adopting the new standard will be immaterial.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131. This new standard will be effective for financial statement periods beginning after December 15, 1997. This Statement significantly changes the way that public business enterprises report information about operating segments in financial statements. The Company has not yet determined the impact of Statement 131 on disclosures in its financial statements.

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

2.   ACQUISITION

  On September 30, 1997, the Company completed the acquisition of substantially all the assets and the assumption of substantially all the liabilities of Miss Erika, a privately-held manufacturer of women's moderately priced apparel. The Company will, through a wholly-owned subsidiary, continue Miss Erika's business. The purchase price for Miss Erika consisted of $24.0 million in cash paid at the closing, the assumption of $2.5 million of indebtedness for borrowed money and certain other contractual obligations. In addition, the Company has agreed to pay an additional contingent payment in cash and/or Company Common Stock in the event that certain earnings targets are achieved by Miss Erika for the two fiscal years ending November 6, 1999. The aggregate contingent payment, if any, payable by the Company is equal to the amount by which four times the average of Miss Erika's earnings before income taxes, depreciation and amortization, as defined in the Miss Erika purchase agreement ("EBITDA"), for the two fiscal years ending November 6, 1999, exceeds $24.0 million. Any additional consideration paid for Miss Erika will be accounted for as additional purchase price and will be reflected in goodwill. At the Company's discretion, the Company may, subject to a maximum number of shares, pay all or any portion of the contingent payment in shares of Common Stock. The Miss Erika purchase agreement limits the number of shares of Common Stock payable by the Company to a number of shares which, after giving effect to their issuance, does not exceed 12% of the aggregate number of outstanding shares of Common Stock at the time of payment. The Company intends to pay the cash portion, if any, of the contingent consideration from internally generated funds and borrowings under the Company's revolving credit facility. The Company cannot predict whether Miss Erika will achieve the necessary EBITDA targets to qualify for additional consideration.

  In connection with the acquisition, the Company entered into a $140 million secured term loan and revolving credit facility with NationsBanc Commercial Corporation and The CIT Group/Commercial Services, Inc. The proceeds were used to finance the acquisition and will be for ongoing working capital requirements of the combined entity. Pursuant to the new financing arrangement, the Company will continue to factor its accounts receivable, as well as the accounts receivable of Miss Erika.

  The aggregate purchase price, as adjusted, of approximately $24.6 million was allocated to Miss Erika's assets and liabilities, based on their fair values, as follows:

                                           (IN THOUSANDS)
                                           -------------
   Current assets...........                     $30,043
   Fixed assets.............                         809
   Other assets.............                          52
   Goodwill.................                       3,872
   Current liabilities(a)...                      (6,938)
   Long-term debt(a)........                      (2,500)
   Other liabilities........                        (715)
                                                 -------
                                                 $24,623
                                                 =======

--------------
(a) Approximately $3.9 million was funded at closing for the repayment of assumed long-term debt of $2.5 million and other assumed current liabilities of $1.4 million.

  The acquisition was accounted for as a purchase, and Miss Erika's results are included in the consolidated results of operations beginning September 30, 1997. The following unaudited pro forma information indicates what net sales and income (loss) from operations and income (loss) from operations per share, would have been had the acquisition of Miss Erika been completed on November 2, 1996 and November 3, 1995, respectively.

  The pro forma adjustments are based upon available information and assumptions that management believes are reasonable at the time made. The unaudited pro forma financial information does not purport to present the

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES financial position or results of operations of the Company had the acquisition of Miss Erika occurred on the dates specified, nor is it necessarily indicative of the financial position or results of operations that may be achieved in the future. The unaudited pro forma financial information does not reflect any adjustments for synergies that management expects to realize. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that may be realized.

                                         YEAR ENDED
                         ------------------------------------------
                           NOVEMBER 1, 1997      NOVEMBER 2, 1996
                         --------------------   -------------------
                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  Net sales...........          $309,630              $315,566
  Net income (loss)...          $ (4,237)             $  3,351
  Per share:
  Net income (loss)...          $  (0.57)             $  (0.43)


3.  SALES TO MAJOR CUSTOMERS

  For the years ended November 1, 1997 and November 2, 1996, net sales made to three customers were approximately 29%, 17% and 11%, and, approximately 34%, 20% and 12%, respectively. For the year ended November 4, 1995 net sales made to two customers were approximately 36% and 19%.


4.  DUE FROM FACTOR

  The Company sells its accounts receivable to a factor without recourse, up to a maximum established by the factor for each customer. Receivables sold in excess of these limitations are subject to recourse in the event of nonpayment by the customer. The factor receives a commission for all purchased accounts receivable. Factor commissions for the fiscal years ended November 1, 1997, November 2, 1996 and November 4, 1995 were approximately $1.0 million, $1.0 million and $1.0 million, respectively.

  Prior to the Company's new revolving credit facility on September 30, 1997 (see Note 8), the Company's working capital requirements were funded by borrowings pursuant to its factoring agreement. Thereunder, the Company was able to borrow up to 90% of the net balance due on eligible accounts receivable, up to $10.0 million of additional advances and up to $20.0 million in letter of credit financing. Interest on factor advances was payable monthly at 0.75% below the NationsBank of Georgia, N.A. prime rate (the "Nations Prime Rate") for amounts advanced which were less than the purchase price of eligible accounts receivable, and 1.25% above the Nations Prime Rate for amounts advanced in excess of the purchase price of eligible accounts receivable. As of November 2, 1996, due from factor was shown net of outstanding advances of approximately $25.1 million.


5.  INVENTORIES

  Inventories consist of the following:

                                                       NOVEMBER 1,   NOVEMBER 2,
                                                          1997          1996
                                                       -----------   -----------
                                                             (IN THOUSANDS)
   Raw materials..................................     $ 2,979       $ 5,530
   Work-in-process................................       2,258         3,337
   Finished goods................................       23,353         9,072
                                                       -------       -------
                                                       $28,590       $17,939
                                                       =======       =======

6.  FIXED ASSETS

  Fixed assets are summarized as follows:

                                                       NOVEMBER 1,   NOVEMBER 2,
                                                          1997          1996
                                                       -----------   -----------
                                                            (IN THOUSANDS)
   Machinery and equipment..........................        $  872        $  693
   Furniture and fixtures...........................           448           404
   Computer equipment...............................         4,032         2,531
   Leasehold improvements...........................         2,863         2,991
                                                            ------        ------
       Total........................................         8,215         6,619
   Less accumulated depreciation and amortization...         2,316         1,542
                                                            ------        ------
                                                            $5,899        $5,077
                                                            ======        ======

7.  NOTES RECEIVABLE FROM MANAGEMENT STOCKHOLDERS

  In 1993, the Company loaned certain management stockholders $3,000,000 in the aggregate. Each loan is evidenced by a limited recourse promissory note with interest accruing at 5.84% per annum. The Company's recourse on the promissory notes is limited to the management stockholders' pledges of a portion of their Common Stock of the Company.

  In the event of any sale or transfer of shares of Common Stock by any of the management stockholders, such person is required to apply a portion of the net proceeds of the sale or transfer to the principal repayment of his loan from the Company. No other principal payments are required under the loans except for the payment at maturity. The loans mature on November 5, 2003 at which time full payment is to be made by the management stockholders for the balance of their respective loans. As of the end of the fourth quarter of fiscal 1997, all necessary payments have been made under the terms of the loans by the management stockholders.

  As of November 1, 1997, the fair market value of the Company's Common Stock pledged by the management stockholders as security for the loans was $4,910,749, and the aggregate principal balance of all loans to management stockholders was $2,654,680. The loan balance set forth above reflects the required principal payments of $345,320 resulting from sales of Common Stock by management stockholders. Interest income relating to these loans for the years ended November 1, 1997, November 2, 1996 and November 4, 1995 amounted to approximately $155,000, $155,000 and $158,000, respectively.

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

8.  BANK BORROWINGS

  The Company entered into a $140 million secured term loan and revolving credit facility with NationsBanc Commercial Corporation and The CIT Group/Commercial Services, Inc. as of September 30, 1997 (the "Financing Agreement"). The Financing Agreement provides for a $15 million term loan and $125 million revolving credit and letter of credit facility (the "RCF"). The Financing Agreement has an initial expiration date of October 2, 2000. Prior thereto, the Company's working capital requirements were funded by borrowings pursuant to its factoring agreement (see Note 4).

  Pursuant to the RCF, the Company has available credit of up to $125 million for working capital loans and letters of credit based upon a borrowing base of 85% and 60% of Eligible Accounts Receivable and Eligible Inventory, respectively, as defined in the Financing Agreement, and overadvances above the borrowing base of $10 million at month end and up to $15 million permitted at mid-month ($20 million in the months of August, September and October), provided that for any two consecutive month end periods, the combined overadvance amount is zero. The RCF provides for maximum sublimits of $70 million for letters of credit and $70 million for working capital loans.

  The Financing Agreement provides for interest to be paid monthly in arrears on revolving credit loan balances at an annual rate equal to, at the Company's option, the prime rate at NationsBank, N.A. less 0.25%, or the LIBOR rate plus 2.75%. The rates of interest decrease by 0.25% after the term loan is repaid. Under the letter of credit facility, the Company is required to pay a fee of 1.25% per annum of the stated amount of letters of credit upon opening, in addition to lender administrative fees. In addition, the Financing Agreement provides for a Co-agent fee of $150,000 per annum.

  At November 1, 1997, borrowings and letters of credit outstanding under the RCF were $44.5 million and $57.1 million, respectively. The Company had total additional available credit of $8.4 million under the Financing Agreement as of that date, pursuant to the borrowing base formula set forth above.


  Long-term debt as of November 1, 1997 consists of the following:

                                                 (IN THOUSANDS)
                                                 --------------
  Term Loan.................                           $15,000
     Less current portion...                             3,000
                                                       -------
                                                       $12,000
                                                       =======

  The Financing Agreement provides for interest to be paid monthly in arrears on the term loan at an annual rate equal to, at the Company's option, the prime rate at NationsBank, N.A. plus (i) 0.25% on and before September 27, 1999 and
(ii) 0.75% thereafter, or the LIBOR rate plus (i) 3.25% on and before September 27, 1999 and (ii) 3.75% thereafter. The term loan requires monthly principal payments of $250,000 on the first day of each month and a final installment of $6,250,000 on October 2, 2000. The Financing Agreement also provides for excess cash flow principal payments, as defined therein.

  The weighted average interest rates on the term loan and the revolving credit facility were 8.75% and 8.25%, respectively, for fiscal 1997.

  The Financing Agreement contains a number of restrictive covenants, including covenants which limit incurrence of liens, indebtedness and capital expenditures and payment of dividends, and requires that the Company maintain certain financial ratios and meet specified minimum levels of working capital and tangible net worth. The Company was in compliance with these covenants at November 1, 1997. The Financing Agreement imposes decreasing prepayment penalties in certain circumstances. The Company's assets are subject to lien or security interest under the Agreement.

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

  Future maturities of long-term debt at November 1, 1997 are as follows:

FISCAL YEAR                                 (IN THOUSANDS)
-----------                                 --------------
    1998................................      $ 3,000
    1999................................        3,000
    2000................................        9,000
                                              -------
                                              $15,000
                                              =======


9.  COMMITMENTS AND CONTINGENCIES

 Operating Leases

  The Company operates principally in leased premises and leases other assets under operating leases expiring through 2008. Some of the leases contain escalation clauses and renewal options. The future minimum rental commitments under noncancelable operating leases are as follows:


FISCAL YEAR                                (IN THOUSANDS)
-----------                                --------------

    1998................................     $ 3,147

    1999................................       3,074

    2000................................       2,760

    2001................................       2,645

    2002................................       2,494

    Thereafter..........................      10,830
                                             -------
                                             $24,950
                                             =======


  Rent expense for the years ended November 1, 1997, November 2, 1996 and November 4, 1995 amounted to approximately $2.1 million, $2.2 million and $1.8 million, respectively.


 Employment Agreements

  In the second quarter of fiscal 1997, the Company appointed a new President and Chief Operating Officer. In connection therewith, the Company entered into an employment agreement with this individual providing for a base salary of $500,000 per annum and a signing bonus of $250,000. The employment agreement terminates on November 4, 2000 (see Note 11).

  The Company has entered into employment agreements with certain executive officers which provide for aggregate minimum annual compensation of approximately $3.6 million through November 1999 and $0.5 million through November 2000. Such amounts reflect the retirement or resignation of two of its executive officers who had been serving pursuant to employment agreements with the Company. All employment agreements provide that the payment of bonuses will be determined at the discretion of the Compensation Committee of the Board of Directors. Other than the signing bonus described above and the annual contract term extension bonus paid to the Chief Executive Officer in fiscal 1997 and fiscal 1996, no bonuses were paid for the years ended November 1, 1997, November 2, 1996 and November 4, 1995.

  The Company entered into a Separation Agreement in the second quarter of fiscal 1997 with its former President which provided for a separation payment of $2.5 million and the termination of his employment agreement. This agreement also provides for a consulting arrangement through December 31, 2007.

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

 Contractor Agreements

  The Company has entered into agreements with a distribution contractor and a cutting contractor. The agreements have initial terms ending on June 30, 2000 and June 30, 2001, respectively, and may be terminated by the Company upon notice and lapse of cure periods in the event that the contractors are not performing their services under the agreements. In addition, after the years 2000 and 2001, respectively, the Company may terminate either agreement on June 30 of any year in the event that it elects to perform "in-house" the services provided by the applicable contractor, for minimum termination fees of $750,000 for the distribution agreement and $1,500,000 for the cutting agreement. In addition, each of the agreements provides that in the event that the agreement is terminated under such circumstances, the Company must assume certain obligations of the terminated contractor arising under real estate leases and equipment purchase contracts for property utilized to render services to the Company. At this time, the Company cannot determine the amount of these obligations. The Company guarantees its distribution contractor's obligation under its lease in an amount up to $500,000 in the aggregate. The Company subleases warehouse space from its cutting contractor and guarantees the contractor's obligations under its lease in an amount up to approximately $250,000 in the aggregate. For the years ended November 1, 1997, November 2, 1996 and November 4, 1995, the Company paid approximately $7.8 million, $8.6 million and $7.6 million, respectively, to its distribution contractor and approximately $3.9 million, $5.8 million and $7.7 million, respectively, to its cutting contractor.

  Miss Erika has an agreement for inland shipping services with a company owned by a Miss Erika employee. Shipping costs under this agreement are approximately $700,000 per annum.


 Stock Repurchase

  The Company's Board of Directors has authorized a stock repurchase program, under which the Company may repurchase up to $7.5 million of the Company's Common Stock. The Company expects that the shares may be purchased from time to time in the open market and in block transactions. In fiscal 1996, the Company purchased 396,000 shares of its stock in the open market at an aggregate cost of approximately $3.8 million. In fiscal 1997, the Company purchased 235,000 shares of its stock in the open market at an aggregate cost of approximately $1.5 million. As of January 30, 1998, the Company has purchased a total of 651,000 shares at an aggregate cost of approximately $5.5 million.


 Litigation

  The Company is involved in certain legal actions and claims arising in the ordinary course of business. It is the opinion of management that such litigation and claims will be resolved without material effect on the Company's financial position, results of operations and cash flow.


10. INCOME TAXES

  Income taxes are provided using the liability method prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes reflect tax carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates. The financial effect of changes in tax laws or rates is accounted for in the period of enactment. Provision for income taxes for the fiscal years ended November 1, 1997, November 2, 1996 and November 4, 1995 is comprised of the following:

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

                                              YEAR ENDED
                               -----------------------------------------
                               NOVEMBER 1,    NOVEMBER 2,    NOVEMBER 4,
                                  1997           1996           1995
                               -----------------------------------------
                                      (DOLLARS IN THOUSANDS)
  Current:
     Federal..............       $(2,788)        $  530        $5,779
     State and local......            65            180         1,545
                                 -------         ------        ------
                                  (2,723)           710         7,324
  Deferred:
     Federal..............           360            326          (342)
     State and local .....        (1,037)            91           (94)
                                 -------         ------        ------
                                    (677)           417          (436)
                                 -------         ------        ------
                                 $(3,400)        $1,127        $6,888
                                 =======         ======        ======

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities relating to research and development, fixed assets, inventory, and capitalized rent. At November 1, 1997, November 2, 1996 and November 4, 1995, there were net deferred tax assets of $741,000, $183,000 and $592,000, respectively, related primarily to uniform capitalization of inventory costs, the reporting of rent expense using the straight-line method and state net operating loss carryforwards.

  Reconciliation of the statutory federal tax rate and the effective rate for the fiscal years ended November 1, 1997, November 2, 1996 and November 4, 1995 is as follows:

                                                                        1997                  1996             1995
                                                                   ---------------   -----------------------   -----
                                                                    AMOUNT      %    AMOUNT     %    AMOUNT      %
                                                                   ---------   ---   -------   ---   -------   -----
                                                                                (DOLLARS IN THOUSANDS)
  Federal statutory tax rate  ................................      $(2,768)   34%    $  928   34%    $5,807     35%
  State and local taxes, net of federal income tax benefit  ..         (632)    8        176    7        995      6
  Other, net  ................................................           --     -         23    2         86      1
                                                                    -------    --     ------   --     ------   ----
  Provision for income taxes  ................................      $(3,400)   42%    $1,127   43%    $6,888     42%
                                                                    =======    ==     ======   ==     ======   ====


  The Company has ongoing federal and state tax audits. The Company believes any adjustments that may arise as a result of these audits will not be material to the Company's financial position, results of operations and cash flow.


11. EMPLOYEE BENEFIT PLANS

 Stock Option Plans

  Pursuant to the Company's 1994 Stock Option Plan, as amended, the Company may grant stock options to eligible individuals to purchase up to 850,000 shares of its Common Stock. The exercise price for stock options may not be less than 100% (110% for holders of 10% or more of the Company's outstanding stock) of the fair market value of the stock on the date of grant and the options will vest at the discretion of the Stock Option Committee of the Board of Directors. All options granted have 10 year terms.

  The Company granted stock options in fiscal 1997 to its newly appointed President and Chief Operating Officer, to purchase an aggregate of 700,000 shares of Common Stock of the Company at an exercise price of $5.50 per share, which was the fair market value of the Common Stock on the date of grant. Such options vest over the term of his Employment Agreement, with an acceleration of the vesting if certain target stock prices are attained. The Employment Agreement provides for 100,000 vested options on April 30, 1997; an additional 250,000 options to vest on the earlier to occur of (i) December 10, 1998 or (ii) the date on which the stock price equals or exceeds $10.00 per share for twenty consecutive trading days; an additional 250,000 options to vest on the earlier to occur

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES of (i) December 10, 1999 or (ii) the date on which the stock price equals or exceeds $13.00 per share for twenty consecutive trading days; and the remaining 100,000 options to vest on the earlier to occur of (i) November 4, 2000 or (ii) the date on which the stock price equals or exceeds $20.00 per share for twenty consecutive trading days. The Employment Agreement also provides that commencing on November 1, 1997, in the event of a change in control involving the Company, all outstanding options shall become vested and exercisable in full. Options granted have 10 year terms.

  The Company granted stock options to certain Miss Erika executives and employees in fiscal 1997 to purchase an aggregate of 140,000 shares of Common Stock of the Company at an exercise price of $5.44 per share, which was the fair market value of the Common Stock on the date of grant. Such options vested on the date of grant. All options granted have 10 year terms. In addition, the Miss Erika Bonus Plan provides for the annual grant of options in the event certain earnings targets for Miss Erika are exceeded.

  In fiscal 1997, the Stock Option Committee of the Board of Directors authorized, at the employees' discretion, the canceling and regranting, with new vesting schedules, of all stock options under the Company's 1994 Stock Option Plan with exercise prices of $13.25 and $14.00. As a result, 235,500 options were canceled and regranted, with new vesting schedules, at an exercise price of $6.50 per share when the fair market value on the date of grant was $6.00 per share.

  The change in outstanding options under the Company's stock option plans for each of the three years in the period ended November 1, 1997, expressed in number of shares, is as follows:

                                                           RANGE OF EXERCISE
                                        NUMBER OF SHARES     PRICE PER SHARE
                                        -----------------   -----------------
  Outstanding at November 4, 1994...            243,000        $14.00-$17.25
     Granted........................            207,000        $       13.25
     Canceled.......................                 --                   --
     Exercised......................            (43,500)       $       14.00
                                              ---------
  Outstanding at November 4, 1995...            406,500        $13.25-$17.25
     Granted........................            274,500        $ 6.00-$13.25
     Canceled.......................            (61,000)       $ 7.38-$14.00
     Exercised......................                 --                   --
                                              ---------
  Outstanding at November 2, 1996...            620,000        $ 6.00-$17.25
     Granted........................          1,322,500        $  5.44-$8.19
     Canceled.......................           (306,000)       $ 7.38-$14.00
     Exercised......................                 --                   --
                                              ---------
  Outstanding at November 1, 1997...          1,636,500        $ 5.44-$17.25
                                              =========

  Options outstanding at November 1, 1997 are as follows:

                                          WEIGHTED AVERAGE
                                              REMAINING           WEIGHTED
RANGE OF EXERCISE      NUMBER OF SHARES   CONTRACTUAL LIFE    AVERAGE EXERCISE     SHARES
     PRICES              OUTSTANDING         (IN YEARS)            PRICE         EXERCISABLE
--------------------   ----------------   -----------------   ----------------   -----------
    $5.44-$5.50                 885,000         9.6                $ 5.49          275,000
     6.00-8.19                  658,500         7.9                  6.75           25,000
    13.25-17.25                  93,000         6.5                 14.45           84,000
                              ---------                                           --------
                              1,636,500         8.7                  6.51          384,000
                              =========                                           ========

  As of November 1, 1997, 87 individuals held options, 10,000 shares were available for future grants under the Company's 1994 Stock Option Plan and 500,000 shares were available for future grants to Miss Erika employees under the Miss Erika Bonus Plan.

                   NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for fiscal 1997 and fiscal 1996: risk-free interest rates of 6.2% for both fiscal years; zero dividend yields; volatility factor of the expected market price of the Company's Common Stock of 0.56 for both fiscal years; a weighted average expected life of the option of 5 years for both fiscal years. Based on the assumptions set forth above, the weighted average fair value of the options granted in fiscal 1997 was $3.10 per share on the date of grant.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except for earnings per share information):


                                                YEAR ENDED
                                        -------------------------
                                        NOVEMBER 1,    NOVEMBER 2,
                                           1997           1996
                                        -----------   -----------
  Net income:
     As reported.....................       $(4,705)        $1,524
     Pro forma.......................       $(5,458)        $1,322
  Earnings per share:
     As reported.....................       $ (0.63)        $ 0.20
     Pro forma.......................       $ (0.73)        $ 0.17

  Stock Purchase Plan

  Pursuant to a Stock Purchase Plan adopted on January 7, 1994, an aggregate of 100,000 shares of Common Stock was made available for purchase to eligible employees. The purchase price of the Common Stock under the plan is 85% of the stock price, as defined. Participating employees may authorize the Company to withhold a portion of their compensation, subject to certain deemed limitations, to purchase the shares. As of November 1, 1997, 18,280 shares of Common Stock have been issued under this plan.

  Savings Plan

  Effective January 1, 1995, the Company began sponsoring an employee savings plan under Section 401(k) of the Internal Revenue Code for all full-time employees with six months of continuous service. Eligible employees may make pre-tax contributions of up to 15% of their annual compensation subject to the maximum allowable

                   NORTON MCNAUGHTON, INC. AND SUBSIDIARIES contribution. Employee contributions of up to 6% of compensation are matched by the Company at a rate of 35%. Employees are 100% vested in their pre-tax contributions immediately, and become vested in the employer matching contributions as follows: 25% vested after two years of service, 50% vested after three years of service, 75% vested after four years of service and 100% vested after five years of service. The Company's matching contributions for the years ended November 1, 1997, November 2, 1996 and November 4, 1995 were $193,220, $192,687 and $146,524, respectively.

  Profit Sharing Plan

  The Company sponsors a profit sharing plan covering Miss Erika employees with more than one year of continuous service. Vesting occurs at a rate of 25% per year and employees are fully vested after four years. The plan provides for an accrual of up to 15% of each employee's gross compensation plus bonus, up to a maximum contribution of approximately $22,500 per employee. From the acquisition date of September 30, 1997 to November 1, 1997, the accrual amounted to $46,815. Profit sharing plan assets consist primarily of stocks, bonds and U.S. Government securities.


12.   SPECIAL CHARGES

  The gross profit in fiscal 1997 reflects special charges taken in the fourth quarter of fiscal 1997 of approximately $3.7 million for sales allowances and inventory close-outs related to the closure of certain underperforming divisions. These charges included approximately $1.0 million, $1.0 million and $600,000 of sales allowances for the Modiano, Lauren Alexandra and Pant-her product lines, respectively, losses from close-outs of inventory for closed divisions and reserves for the liquidation of remaining inventory of the closed divisions totalling approximately $700,000 and approximately $300,000 of severance payments related to the closure of other divisions, including the Company's catalog division.

  Selling, general and administrative expenses in fiscal 1997 included special charges recorded in the second quarter of fiscal 1997 of approximately $5.7 million. These charges included approximately $3.3 million related to the terminations of the Company's former President and a consultant. Approximately $900,000 related to the termination of lease obligations at the Company's production, design and administrative offices for facilities no longer deemed necessary due to restructuring initiatives implemented in fiscal 1996. This amount also included the establishment of approximately $650,000 of reserves related to the closure of the Company's retail outlet stores.

  As of November 1, 1997, the remaining accrual for special charges was approximately $900,000 and related to remaining reserves for the closure of the retail outlet stores and reserves for the liquidation of remaining inventory of the closed divisions. All other special charges were incurred and utilized at the time they were recorded and no changes in estimates were required.


13.   SHAREHOLDER RIGHTS PLAN

  On January 19, 1996, the Company's Board of Directors adopted a Shareholder Rights Plan in which shareholders of record on February 8, 1996 received a dividend distribution of one common share purchase right for each outstanding share of the Company's Common Stock held. Each right entitles the holder to purchase from the Company Common Stock at an initial exercise price of $32.00.

  The rights are not exercisable or transferable apart from the Common Stock until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 20% or more of the outstanding Common Stock of the Company, or (ii) ten business days following the commencement of, or announcement of, an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding Common Stock.

                   NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

  The rights are redeemable by the Company's Board of Directors at a price of $0.01 per right at any time prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Company's Common Stock.

  If a person or group acquires 20% or more of the Company's outstanding Common Stock, each right will entitle the holder to purchase, at the right's exercise price, a number of shares of the Company's Common Stock having a market value at that time of twice the right's exercise price. If the Company is acquired in a merger or other business combination transaction, each right will entitle its holder to purchase, at the right's exercise price, a number of the acquiring company's common shares having a market value at that time of twice the right's exercise price.

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

ASSETS                                                                           May 2, 1998
                                                                                 ------------
Current assets:
  Cash  .....................................................................       $     160
  Due from factor  ..........................................................          69,264
  Inventory  ................................................................          35,583
  Income taxes receivable  ..................................................           2,514
  Prepaid expenses and other current assets  ................................           5,379
                                                                                    ---------
     Total current assets  ..................................................         112,900
Fixed assets, net of accumulated depreciation of $2,951  ....................           6,339
Notes receivable from management stockholders  ..............................           2,655
Goodwill  ...................................................................           3,858
Deferred financing costs  ...................................................           2,044
Other assets  ...............................................................           3,083
                                                                                    ---------
     Total assets  ..........................................................       $ 130,879
                                                                                    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable  .........................................................       $  11,549
  Revolving credit loan  ....................................................          57,515
  Term loan payable  ........................................................           3,000
  Accrued expenses and other current liabilities  ...........................           3,939
                                                                                    ---------
     Total current liabilities  .............................................          76,003
Term loan payable  ..........................................................          10,500
Other long-term liabilities  ................................................           1,730
                                                                                    ---------
     Total liabilities  .....................................................          88,233
Commitments and contingencies
Stockholders' equity:
  Common stock, $0.01 par value, authorized 20,000,000 shares and 8,063,613
    shares issued and 7,412,613 shares outstanding  .........................              81
  Capital in excess of par  .................................................          23,915
  Retained earnings  ........................................................          24,185
  Treasury stock, at cost, 651,000 shares  ..................................          (5,535)
                                                                                    ---------
     Total stockholders' equity  ............................................          42,646
                                                                                    ---------
     Total liabilities and stockholders' equity  ............................       $ 130,879
                                                                                    =========



                            See accompanying notes.

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                    THIRTEEN WEEKS          TWENTY-SIX WEEKS
                                                                         ENDED                    ENDED
                                                                    ---------------          ---------------
                                                                   MAY 2,      MAY 3,       MAY 2,      MAY 3,
                                                                    1998        1997         1998        1997
                                                                    ----        ----         ----        ----

Net sales  ...................................................     $94,116     $52,873     $147,624     $94,469
Cost of goods sold  ..........................................      76,080      43,914      118,191      76,211
                                                                   -------     -------     --------     -------
Gross profit  ................................................      18,036       8,959       29,433      18,258
Selling, general and administrative expenses  ................      13,290      14,646       23,963      23,410
Depreciation and amortization.................................         402         238          751         477
                                                                   -------     -------     --------     -------
Income (loss) from operations  ...............................       4,344      (5,925)       4,719      (5,629)
Other expense (income):
     Interest expense  .......................................       2,114         453        3,815         716
     Interest income  ........................................         (41)        (42)         (82)        (84)
                                                                   -------     -------     --------     -------
Income (loss) before provision (benefit) for income taxes  ...       2,271      (6,336)         986      (6,261)
Provision (benefit) for income taxes  ........................         955      (2,785)         515      (2,753)
                                                                   -------     -------     --------     -------
Net income (loss)  ...........................................     $ 1,316     $(3,551)    $    471     $(3,508)
                                                                   =======     =======     ========     =======
BASIC EARNINGS PER SHARE:
Net income (loss)  ...........................................     $  0.18     $ (0.47)    $   0.06     $ (0.46)
                                                                   =======     =======     ========     =======
Weighted average number of common shares outstanding  ........       7,413       7,489        7,412       7,563
                                                                   =======     =======     ========     =======
DILUTED EARNINGS PER SHARE:
Net income (loss)  ...........................................     $  0.18     $ (0.47)    $   0.06     $ (0.46)
                                                                   =======     =======     ========     =======
Weighted average number of common shares outstanding
  assuming dilution  .........................................       7,423       7,489        7,427       7,563
                                                                   =======     =======     ========     =======


                            See accompanying notes.

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)

                   FOR THE TWENTY-SIX WEEKS ENDED MAY 2, 1998






                                                       COMMON STOCK       CAPITAL IN      RETAINED   TREASURY
                                                      ---------------
                                                      SHARES   AMOUNT   EXCESS OF PAR    EARNINGS     STOCK      TOTAL
                                                      ------   ------   -------------    --------   ---------   -------
                                                                                (In Thousands)

Balance at November 1, 1997  ......................    8,061      $81         $23,903     $23,714    $(5,535)   $42,163
Net income for the twenty-six weeks ended May 2,
 1998  ............................................       --       --               --        471         --        471
Issuance of 2,973 shares of common stock through
 the employee stock purchase plan  ................        3       --               12         --         --         12
                                                       -----      ---          -------    -------    -------    -------
Balance at May 2, 1998  ...........................    8,064      $81          $23,915    $24,185    $(5,535)   $42,646
                                                       =====      ===          =======    =======    =======    =======



                            See accompanying notes.

                    NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                    TWENTY-SIX WEEKS ENDED
                                                                                    ----------------------
                                                                                     MAY 2,       MAY 3,
                                                                                      1998         1997
                                                                                     ------       ------
Net income (loss)...............................................................  $    471       $(3,508)
Adjustments to reconcile net income (loss) to net cash provided by (used for)
 operating activities:
Depreciation and amortization of fixed assets...................................       637           460
Amortization of intangibles.....................................................       582            17
Write-off of leasehold improvements.............................................        --           492

Changes in operating assets and liabilities:
  Due from factor, net..........................................................    (4,620)       12,296
  Inventory.....................................................................    (6,993)       (4,277)
  Refundable income taxes.......................................................       687            --
  Prepaid expenses and other current assets.....................................      (152)       (3,640)
  Other assets..................................................................    (1,417)          146
  Accounts payable..............................................................     1,129           509
  Accrued expenses and other current liabilities................................    (1,047)        4,005
  Other long-term liabilities...................................................        10           110
                                                                                  --------       -------
Net cash (used for) provided by operating activities............................   (10,713)        6,610
                                                                                  --------       -------

INVESTING ACTIVITIES
Additional purchase price.......................................................      (133)           --
Purchase of fixed assets........................................................    (1,077)         (974)
                                                                                  --------       -------
Net cash used for investing activities..........................................    (1,210)         (974)
                                                                                  --------       -------

FINANCING ACTIVITIES
Net advances under revolving credit agreement...................................    13,042            --
Payment on term loan............................................................    (1,500)           --
Proceeds from issuance of common stock..........................................        12            20
Net (repayments) advances under factoring agreement.............................        --        (4,443)
Purchase of Treasury Stock......................................................        --        (1,326)
                                                                                  --------       -------
Net cash provided by (used for) financing activities............................    11,554        (5,749)
                                                                                  --------       -------

Decrease in cash................................................................      (369)         (113)
Cash at beginning of period.....................................................       529           333
                                                                                  --------       -------
Cash at end of period...........................................................  $    160       $   220
                                                                                  ========       =======

SUPPLEMENTAL DISCLOSURES
  Income taxes paid.............................................................  $     50       $   279
  Interest paid.................................................................  $  3,367       $   691



                            See accompanying notes.

                   NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The accompanying unaudited consolidated financial statements of Norton McNaughton, Inc. and Subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial statements. Accordingly, they do not include all of the information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. In the opinion of management, all normal and recurring adjustments and accruals considered necessary for a fair presentation of the Company's financial position at May 2, 1998 and the results of operations for the thirteen weeks and twenty-six weeks ended May 2, 1998 and May 3, 1997 and cash flows for the twenty-six weeks ended May 2, 1998 and May 3, 1997 have been included. These statements should be read in conjunction with the audited consolidated financial statements included herein. Operating results for the thirteen and twenty-six weeks ended May 2, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending October 31, 1998.

  The consolidated financial statements include the accounts of Norton McNaughton, Inc. and its wholly-owned subsidiaries. All material balances and transactions have been eliminated in consolidation. Data for the thirteen and twenty-six weeks ended May 2, 1998 reflects the acquisition of Miss Erika, Inc. ("Miss Erika"), a wholly-owned subsidiary, on September 30, 1997.

  The Company operates on a 52-53 week accounting period. The Company's fiscal year ends on October 31, if such date falls on a Saturday, or the first Saturday following October 31.

USE OF ESTIMATES

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

DEFERRED FINANCING COSTS

  Deferred financing costs were incurred in fiscal 1997 in connection with obtaining the Company's credit facility. Financing costs are amortized on a straight line basis over the three year term of the related credit facility.

GOODWILL

  Goodwill resulting from the acquisition of Miss Erika is being amortized by the straight-line method over twenty years.

EARNINGS PER SHARE

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share", which requires adoption for both interim and annual financial statements for periods ending after December 15, 1997. In the first quarter of fiscal 1998, the Company changed the method previously used to compute earnings per share and has restated all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options is excluded.

  Basic earnings per share is computed based on the weighted average number of common shares outstanding during the period presented. Diluted earnings per share is computed based on the weighted average number of common shares outstanding during the period and the effect of dilutive options outstanding during the period using the treasury stock method. For the thirteen and twenty-six weeks ended May 2, 1998, the dilutive effect of options outstanding during the period using the treasury stock method was 10,000 shares and 15,000 shares, respectively. For the thirteen and twenty-six weeks ended May 3, 1997, options outstanding during the period using the treasury stock method were excluded from the net loss per share computation of dilutive earnings per share because they were antidilutive.

                   NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


CASH AND CASH EQUIVALENTS

  For purposes of the statements of cash flows, cash and cash equivalents include all liquid debt instruments with a maturity of three months or less when purchased.

ACCOUNTING FOR STOCK OPTIONS

  The Company has elected to follow Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

SFAS NO.130, "REPORTING COMPREHENSIVE INCOME" AND SFAS NO. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION"

  The Financial Accounting Standards Board issued SFAS No. 130, which requires reclassification of financial statements for earlier periods provided for comparative purposes, and is effective for fiscal years beginning after December 15, 1997. The Company believes that the effect of adopting the new standard will be immaterial.

  The Financial Accounting Standards Board issued SFAS No. 131, which is effective for fiscal years beginning after December 15, 1997. This statement changes the way that companies report information about operating segments in financial statements. The Company has not yet determined the impact of SFAS No. 131 on disclosures in its financial statements.

2.   INVENTORY

Inventory is stated at the lower of cost (first-in, first-out basis) or market.

Inventories consist of the following:

                         MAY 2,
                          1998
                         ------
                     (IN THOUSANDS)
Raw materials              $ 5,633
Work in process              5,703
Finished Goods              24,247
                           -------
                           $35,583
                           =======



3.   STOCK REPURCHASE

  The Company's Board of Directors has authorized a stock repurchase program, under which the Company may repurchase up to $7.5 million of the Company's Common Stock. The Company expects that the shares may be purchased from time to time in the open market and in block transactions. As of May 2, 1998, the Company has purchased a total of 651,000 shares at an aggregate cost of approximately $5.5 million.

                   NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


4.   NOTES RECEIVABLE FROM MANAGEMENT STOCKHOLDERS

  In 1993, the Company loaned certain management stockholders $3,000,000 in the aggregate. Each loan is evidenced by a limited recourse promissory note with interest accruing at 5.84% per annum. The Company's recourse on the promissory notes is limited to the management stockholders' pledges of a portion of their Common Stock of the Company.

  In the event of any sale or transfer of shares of Common Stock by any of the management stockholders, such person is required to apply a portion of the net proceeds of the sale or transfer to the principal repayment of his loan from the Company. No other principal payments are required under the loans except for the payment at maturity. The loans mature on November 5, 2003 at which time full payment is to be made by the management stockholders for the balance of their respective loans. As of the end of the fourth quarter of fiscal 1997, all necessary payments have been made under the terms of the loans by the management stockholders.

  As of May 2, 1998, the fair market value of the Company's Common Stock pledged by the management stockholders as security for the loans was $5,161,699, and the aggregate principal balance of all loans to management stockholders was $2,654,680. The loan balance set forth above reflects the required principal payments of $345,320 resulting from sales of Common Stock by management stockholders.

5.   ACQUISITION OF MISS ERIKA

  On September 30, 1997, the Company completed the acquisition of substantially all the assets and the assumption of substantially all the liabilities of Miss Erika, a privately-held manufacturer of women's moderately priced apparel. The Company will, through a wholly-owned subsidiary, continue Miss Erika's business. The purchase price of Miss Erika consisted of $24.0 million in cash paid at the closing, the assumption of $2.5 million of indebtedness for borrowed money and certain other contractual obligations. In addition, the Company has agreed to pay an additional contingent payment in cash and/or Company Common Stock in the event that certain earnings targets are achieved by Miss Erika for the two fiscal years ending November 6, 1999. The aggregate contingent payment, if any, payable by the Company is equal to the amount by which four times the average of Miss Erika's earnings before income taxes, depreciation and amortization, as defined in the Miss Erika purchase agreement ("EBITDA"), for the two fiscal years ending November 6, 1999, exceeds $24.0 million. Any additional consideration paid for Miss Erika will be accounted for as additional purchase price and will be reflected in goodwill. At the Company's discretion, the Company may, subject to a maximum number of shares, pay all or any portion of the contingent payment in shares of Common Stock. The Miss Erika purchase agreement limits the number of shares of Common Stock payable by the Company to a number of shares which, after giving effect to their issuance, does not exceed 12% of the aggregate number of outstanding shares of Common Stock at the time of payment. The Company intends to pay the cash portion, if any, of the contingent consideration from internally generated funds and borrowings under the Company's revolving credit facility. The Company cannot predict whether Miss Erika will achieve the necessary EBITDA targets to qualify for additional consideration.

  In connection with the acquisition, the Company entered into a $140 million secured term loan and revolving credit facility with NationsBanc Commercial Corporation and The CIT Group/Commercial Services, Inc. The proceeds were used to finance the acquisition and for ongoing working capital requirements of the combined entity. Pursuant to the financing arrangement, the Company continued to factor its accounts receivable, as well as the accounts receivable of Miss Erika.

  The acquisition was accounted for as a purchase, and Miss Erika's results are included in the consolidated statements of operations beginning September 30, 1997. The following unaudited pro forma information indicates what net sales, income (loss) from operations, net loss and net loss per share would have been had the acquisition of Miss Erika been completed on November 2, 1996.

                   NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                                          THIRTEEN WEEKS ENDED       TWENTY-SIX WEEKS ENDED
                                               MAY 3, 1997                 MAY 3, 1997
                                        -------------------------   ------------------------
                                        AS REPORTED    PRO FORMA    AS REPORTED    PRO FORMA
                                        -----------    ---------    -----------    ---------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Net sales.............................      $52,873      $94,061        $94,469     $149,491
Income (loss) from operations.........      $(5,925)     $   174        $(5,629)    $   (619)
Net loss..............................      $(3,551)     $  (763)       $(3,508)    $ (1,828)
Net loss per share:
   Basic..............................      $ (0.47)     $ (0.10)       $ (0.46)    $  (0.24)
   Diluted............................      $ (0.47)     $ (0.10)       $ (0.46)    $  (0.24)


  The pro forma adjustments are based upon available information and assumptions that management believes are reasonable at the time made. The unaudited pro forma financial information does not purport to present the results of operations of the Company had the acquisition of Miss Erika occurred on the date specified, nor is it necessarily indicative of the financial position or results of operations that may be achieved in the future. The unaudited pro forma financial information does not reflect any adjustments for synergies that management expects to realize. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that may be realized.

6.   SHAREHOLDER RIGHTS PLAN

  On January 19, 1996, the Company's Board of Directors adopted a Shareholder Rights Plan in which shareholders of record on February 8, 1996 received a dividend distribution of one common share purchase right for each outstanding share of the Company's Common Stock held. Each right entitles the holder to purchase from the Company Common Stock at an initial exercise price of $32.00.

  The rights are not exercisable or transferable apart from the Common Stock until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 20% or more of the outstanding Common Stock of the Company, or (ii) ten business days following the commencement of, or announcement of, an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding Common Stock.

  The rights are redeemable by the Company's Board of Directors at a price of $0.01 per right at any time prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Company's Common Stock.

  If a person or group acquires 20% or more of the Company's outstanding Common Stock, each right will entitle the holder to purchase, at the right's exercise price, a number of shares of the Company's Common Stock having a market value at that time of twice the right's exercise price. If the Company is acquired in a merger or other business combination transaction, each right will entitle its holder to purchase, at the right's exercise price, a number of the acquiring company's common shares having a market value at that time of twice the right's exercise price.

7.   SUBSEQUENT EVENTS

  On June 18, 1998, the Company completed the acquisition of Jeri-Jo Knitwear Inc. and Jamie Scott, Inc. (collectively "Jeri-Jo"), acquiring substantially all the assets and assuming substantially all the liabilities of the privately-held apparel importers of moderately-priced juniors' and misses' updated sportswear. Jeri-Jo will operate as a separate subsidiary under the direction of current management. The purchase price paid in the Jeri-Jo acquisition was (i) $55.0 million in cash at the closing of the acquisition, (ii) the assumption of indebtedness of $10.9 million for borrowed money and certain other contractual obligations. In addition, the Company agreed to pay an additional contingent payment in cash and its Common Stock, $0.01 par value, in the event that certain earnings targets are achieved by Jeri-Jo for the two years subsequent to the closing of the Jeri-Jo acquisition. The Jeri-Jo purchase agreement requires that the Company pay at least 50% of the required contingent payment in cash.

                   NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The aggregate contingent payment, if any, payable by the Company is equal to the excess of (1) the sum of (A) five times Jeri-Jo's average EBITDA (as defined in the Jeri-Jo purchase agreement) for the two years ending June 30, 2000, plus (B)
0.50 times any such average EBITDA between $17.0 million and $20.0 million, plus
(C) one times any such average EBITDA over $20.0 million, over (2) $55.0 million. Any additional consideration paid for Jeri-Jo will be accounted for as additional purchase price and will be reflected in goodwill. The Company intends to pay the cash portion of the contingent consideration from internally generated funds and borrowings under the Company's revolving credit facility. The Company cannot predict whether Jeri Jo will achieve the necessary EBITDA targets to qualify for additional consideration.

  Concurrent with the closing of the acquisition, the Company entered into a $ 175 million secured revolving credit and letter of credit facility with NationsBanc Commercial Corporation, The CIT Group/Commercial Services, Inc. and Fleet Bank N.A. (the "New Financing Agreement"). The facility will be used to finance ongoing working capital requirements of the combined entity. The New Financing Agreement is a three-year secured revolving credit and letter of credit facility, with interest on outstanding borrowings determined, at the Company's option, based upon stated margins below the prime rate or in excess of LIBOR rates. Initially, the interest rate under the New Financing Agreement is 75 basis points below the prime rate (based upon the current prime rate, the interest rate under the New Financing Agreement will be 7.75% per annum). Available credit under the New Financing Agreement is as follows: revolving credit advances not to exceed $60.0 million, documentary letters of credit not to exceed $ 130.0 million and stand-by letters of credit not to exceed $45.0 million (including $30.0 million of stand-by letters of credit necessary to secure the Company's cash contingent payment obligation in connection with the Jeri-Jo acquisition), with the aggregate credit available to the Company equal to the lesser of (i) $ 175.0 million or (ii) the sum of 85% of eligible accounts receivable and 60% of eligible inventory. The New Financing Agreement contains a number of restrictive covenants, including covenants which limit incurrence of liens and indebtedness, limit transactions with affiliates, acquisitions, sales of assets, investments and other restricted payments, and require that the Company maintain certain fixed charge coverage, cash flow coverage and leverage ratios and meet specified minimum levels of working capital and net worth.

  On June 18, 1998, the Company also closed the sale of $125.0 million of 12 1/2% Senior Notes due 2005 (the "Senior Notes"). The proceeds of the sale were used to finance the Jeri-Jo acquisition and to refinance existing indebtedness of the Company and Jeri-Jo. The Senior Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered and sold in the United States absent registration under such act or an applicable exemption from registration. The Company's obligations under the Senior Notes are guaranteed by all of the Company's subsidiaries.

8.   LEGAL PROCEEDINGS

  In April 1988, in response to Norton's notice of an intention not to renew its agreements with its distribution and cutting contractors, Norton received a letter from their attorney alleging that Norton had breached its agreements and, as a result, alleging that such contractors had incurred substantial damages. Norton does not believe that it has breached any of its agreements with these contractors, believes that it has meritorious defenses to any claim, and will vigorously defend any proceeding. Under the terms of the agreements with these contractors, claims against Norton are to be resolved through arbitration proceedings. There can be no assurance that Norton would be successful in defending any such claim, if made, or that any determination rendered would not have a material adverse effect on the business, financial condition and results of operations of the company. Subsequent to the receipt of the above-mentioned letter, in preliminary discussions between attorneys for the contractors and Norton, the contractors offered to sell the contractors' operations to Norton. Norton has declined the offer to purchase the distribution and cutting activities of these contractors.

  On July 15, 1998, the distribution and cutting contractors filed an action entitled Cutting Edge Services, Inc. and Railroad Enterprises, Inc. v. Miss
         ------------------------------------------------------------------
Erika, Inc., Jeri-Jo Knitwear, Inc. and Jamie Scott, Inc. in the New york State
---------------------------------------------------------
Supreme Court, New York County, for breach of contract for failure to use their services. That action seeks substantial damages and related declaratory relief. Miss Erika and Jeri-Jo believe the claims are meritless and intend to defend this action vigorously. There can be no assurance that Miss Erika and Jeri-Jo will be successful in defending this action, or that any determination rendered would not have a material adverse effect on the business, financial condition and results of operations of the Company.

                   NORTON MCNAUGHTON, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

  The Company is involved in certain other legal actions and claims arising in the ordinary course of business. It is the opinion of management that such litigation and claims will be resolved without material adverse effect on the Company's financial position, results of operations and cash flow.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
and Stockholders of
Miss Erika, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations and retained earnings (deficit) and of cash flows present fairly, in all material respects, the financial position of Miss Erika, Inc. at January 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended January 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in Note 8 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," effective February 1, 1995.


Price Waterhouse LLP


New York, New York

April 16, 1997

                                MISS ERIKA, INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                        JANUARY 31,    JANUARY 31,
                                                                                            1997           1996
                                                                                        -----------    -----------
                                       ASSETS
Current assets:
     Cash............................................................................       $   123        $   246
     Accounts receivable, less allowance for doubtful accounts of $500 in
      1997 and 1996..................................................................         9,602          8,520

     Inventories.....................................................................        29,976         28,773
     Prepaid expenses and other current assets.......................................           229            160
     Prepaid income taxes............................................................            --            366
     Deferred tax assets.............................................................           198            199
                                                                                            -------        -------
          Total current assets.......................................................        40,128         38,264
Fixed assets, net....................................................................           843            771
Deferred charges, net of accumulated amortization of $2,526 in 1997 and $2,075 in                --
 1996................................................................................                          451
Deferred tax assets--noncurrent......................................................           311            267
Other assets.........................................................................            48             43
                                                                                            -------        -------
          Total assets...............................................................       $41,330        $39,796
                                                                                            =======        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accrued drafts payable..........................................................       $ 6,857        $ 4,807
     Notes payable -- banks -- current portion.......................................            --          3,500
     Other payables and accrued expenses.............................................         4,639          4,007
     Income taxes payable............................................................           468             --
                                                                                            -------        -------
          Total current liabilities..................................................        11,964         12,314
Notes payable--banks.................................................................         5,700             --
Subordinated notes payable to related entities.......................................         2,800          2,800
Other subordinated liabilities payable to certain stockholders.......................           420            420
Other liabilities....................................................................           163            165
                                                                                            -------        -------
          Total liabilities..........................................................        21,047         15,699
                                                                                            -------        -------
Stockholders' equity:
 Preferred stock.....................................................................        14,484         21,000
 Other preferred interests...........................................................         2,172          3,150
 Common stock........................................................................            10             10
 Additional paid-in capital..........................................................           990            990
 Retained earnings (deficit).........................................................         2,633         (1,053)
 Treasury stock......................................................................            (6)            --
                                                                                            -------        -------
  Total stockholders' equity.........................................................        20,283         24,097
                                                                                            -------        -------
  Total liabilities and stockholders' equity.........................................       $41,330        $39,796
                                                                                            =======        =======


    The accompanying notes are an integral part of the financial statements.

                                MISS ERIKA, INC.

            STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)
                                 (IN THOUSANDS)

                                                                                          YEARS ENDED
                                                                           ------------------------------------------
                                                                           JANUARY 31,    JANUARY 31,    JANUARY 31,
                                                                               1997           1996           1995
                                                                           ------------   ------------   ------------
Net sales...............................................................       $94,744        $86,069        $91,583
Cost of sales...........................................................        81,322         77,841         78,977
                                                                               -------        -------        -------
Gross profit............................................................        13,422          8,228         12,606
                                                                               -------        -------        -------
Selling, general and administrative expenses............................         6,060          6,350          6,306
Amortization of intangible assets.......................................           451            492          1,734
Depreciation of fixed assets............................................           288            232            229
                                                                               -------        -------        -------
Operating expenses......................................................         6,799          7,074          8,269
                                                                               -------        -------        -------
Income from operations..................................................         6,623          1,154          4,337
Interest expense, net of interest income of $35 in 1997, $13 in 1996
   and $11 in 1995......................................................         1,026          1,596          1,880
                                                                               -------        -------        -------
Income (loss) before provision (benefit) for income taxes...............         5,597           (442)         2,457
Provision (benefit) for income taxes....................................         1,911           (154)           969
                                                                               -------        -------        -------
Income (loss) before effect of a change in accounting principle.........         3,686           (288)         1,488
Effect of a change in accounting principle, net of tax benefit of $63...            --            (95)            --
                                                                               -------        -------        -------
Net income (loss).......................................................         3,686           (383)         1,488
Accumulated deficit, beginning of period................................        (1,053)          (670)        (2,158)
                                                                               -------        -------        -------
Retained earnings (deficit), end of period..............................       $ 2,633        $(1,053)       $  (670)
                                                                               =======        =======        =======



    The accompanying notes are an integral part of the financial statements.

                                MISS ERIKA, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       YEARS ENDED
                                                                        ------------------------------------------
                                                                        JANUARY 31,    JANUARY 31,    JANUARY 31,
                                                                            1997           1996           1995
                                                                        ------------   ------------   ------------
Cash flows from operating activities
Net income (loss)  ...................................................      $ 3,686        $  (383)       $ 1,488
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization  .....................................          739            724          1,963
  Effect of a change in accounting principle  ........................           --             95             --
  Changes in:
    Accounts receivable  .............................................       (1,082)         1,642         (3,037)
    Inventories  .....................................................       (1,202)         6,057         (2,266)
    Prepaid expenses and other current assets  .......................          (69)          (134)           182
    Prepaid income taxes  ............................................          366           (366)            --
    Deferred tax assets  .............................................          (44)           (52)           (70)
    Other assets  ....................................................           (5)            (2)            --
    Accrued drafts payable  ..........................................        2,050         (1,031)           551
    Other payables and accrued expenses  .............................          632         (1,119)           963
    Income taxes payable  ............................................          468           (475)           331
    Other liabilities  ...............................................           (2)            70             --
                                                                            -------        -------        -------
Net cash provided by operating activities  ...........................        5,537          5,026            105
                                                                            -------        -------        -------
Cash flows from investing activities
Capital expenditures  ................................................         (360)          (155)          (505)
                                                                            -------        -------        -------
Net cash used in investing activities  ...............................         (360)          (155)          (505)
                                                                            -------        -------        -------
Cash flows from financing activities
Net borrowing (repayments) of notes payable--banks  ..................        2,200         (4,800)         5,300
Redemptions of preferred stock  ......................................       (6,516)            --             --
Redemptions of other preferred interests  ............................         (978)            --             --
Repurchase of treasury stock  ........................................           (6)            --             --
Repayment of subordinated notes payable  .............................           --             --         (4,200)
Repayment of other subordinated liabilities  .........................           --             --           (630)
                                                                            -------        -------        -------
Net cash (used in) provided by financing activities  .................       (5,300)        (4,800)           470
                                                                            -------        -------        -------
Net (decrease) increase in cash  .....................................         (123)            71             70
Cash at beginning of period  .........................................          246            175            105
                                                                            -------        -------        -------
Cash at end of period  ...............................................      $   123        $   246        $   175
                                                                            =======        =======        =======
Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest  ............................................................      $ 1,065        $ 1,599        $ 1,966
Income taxes  ........................................................        1,121            674            752



    The accompanying notes are an integral part of the financial statements.

                                MISS ERIKA, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.   ORGANIZATION AND OPERATIONS

  Miss Erika, Inc. (the "Company") designs and imports women's apparel for wholesale distribution to major department stores and other retailers in the U.S. Miss Erika, Inc. is the successor to a former indirect subsidiary of Sears Plc which was acquired by an investor group in 1991 (the "Acquisition").


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Inventories

  Inventories, consisting primarily of finished goods, are stated at the lower of cost or market. Cost is determined based on average cost. Average cost includes all expenditures incurred to bring clothing to a saleable condition and location, including certain warehousing and purchasing costs. Approximately $4,186,000 and $3,853,000 of these costs are capitalized in inventory at January 31, 1997 and 1996, respectively.

  Charges to cost of sales resulting from the capitalization of these warehousing and purchasing costs amounted to approximately $8,737,000, $7,825,000 and $7,772,000 for the years ended January 31, 1997, 1996 and 1995, respectively.


 Fixed Assets

  The Company's equipment, furniture and fixtures are depreciated over their estimated useful lives, generally five to seven years, using a declining-balance method. Leasehold improvements are amortized over the shorter of the life of the related lease or their estimated useful lives using the straight-line method.


 Deferred Charges

  Deferred charges primarily represent financing costs incurred during 1991 in connection with obtaining the credit facility described in Note 4. Financing costs were amortized on a straight-line basis over the original five year term of the related revolving credit facility. These deferred charges were fully amortized as of January 31, 1997.


 Other Payables and Accrued Expenses

  Under the Company's cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes and are classified as other payables and accrued expenses in the balance sheet. At January 31, 1997 and 1996, such overdrafts amounted to $747,875 and $1,118,044, respectively.


 Advertising Costs

  Advertising costs included in selling, general and administrative expenses are expensed as incurred and were approximately $62,000, $111,000 and $70,000 for the years ended January 31, 1997, 1996 and 1995, respectively.

                                MISS ERIKA, INC.

 Noncompete Agreement

  In connection with the Acquisition, the Company entered into an agreement with Sears Plc prohibiting Sears Plc and any of its affiliates from starting any business in the United States that directly competes with the Company and from requesting customers, suppliers or purchasing agents of the Company to cease doing business with the Company. The cost of $4 million relating to this agreement was being amortized on a straight-line basis over the three-year term of the agreement which ended December 31, 1994.


 Stock-Based Compensation

  The Company uses the intrinsic value method of recording compensation expense associated with stock option grants.


 Income Taxes

  Income taxes are accounted for under the liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse.


 Significant Customer

  For the year ended January 31, 1997, 10% of the Company's total sales were made to one customer. During the years ended January 31, 1996 and 1995, there were no customers who made up 10% of the Company's total sales.


 Accounting Changes

  Effective February 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", as described in Note 8.


 Cash Flows

  The Company presents cash flows under the indirect method. Cash includes demand deposits with banks and cash on hand.


 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


3.   FIXED ASSETS

  Fixed assets consist of the following:

                                MISS ERIKA, INC.

                                                                   JANUARY 31,
                                                                  1997     1996
                                                                 ------   ------
                                                                 (IN THOUSANDS)
  Leasehold improvements  .................................      $1,224   $1,040
  Office and warehouse equipment, furniture and fixtures  .         541      424
  Computer equipment  .....................................         279      220
                                                                 ------   ------
                                                                  2,044    1,684
  Less -- Accumulated depreciation and amortization  ......       1,201      913
                                                                 ------   ------
                                                                 $  843   $  771
                                                                 ======   ======

4.   NOTES PAYABLE--BANKS

  At January 31, 1997, the Company had a $50 million senior revolving credit and letter of credit facility ("credit agreement"), as amended, provided by a syndicate of banks, which expires on January 31, 2000. This agreement supersedes the original $60 million credit agreement which began on December 31, 1991. Outstanding borrowings bear interest, payable monthly, at the prime lending rate plus .5%, 1.5% and 1.5% at January 31, 1997, 1996 and 1995, respectively. Outstanding borrowings accrued interest at rates of 8.75%, 10% and 10% as of January 31, 1997, 1996 and 1995, respectively. As of September 1996, a commitment fee of one-quarter of 1% on the unused portion of the facility is payable quarterly. Prior to September 1996, the commitment fee was one-half of 1% on the unused portion of the facility. Interest related to this facility, including commitment fees, amounted to approximately $501,000, $1,041,000 and $852,000 for the years ended January 31, 1997, 1996 and 1995, respectively.

  At January 31, 1997, direct borrowings and open letters of credit against the Company's credit facility totaled $5,700,000 and $28,739,000, respectively. With respect to the open letters of credit, $6,857,279 related to inventory in-transit to which the Company had taken title as of January 31, 1997. The remaining balance of $21,881,721 related to commitments for future inventory purchases.

  At January 31, 1996, direct borrowings and open letters of credit against the Company's credit facility totaled $3,500,000 and $29,850,726, respectively. With respect to the open letters of credit, $4,807,189 related to inventory in-transit to which the Company had taken title as of January 31, 1996. The remaining balance of $25,043,537 related to commitments for future inventory purchases.

  Pursuant to the financial covenants of the credit agreement, the Company must maintain certain key ratios and meet certain limits (minimum tangible net worth, leverage ratio, minimum net income, capital expenditures) which vary throughout the life of the agreement. Further, restrictions imposed by this credit agreement exist relating to dividend distributions to common and preferred stockholders, as well as the Company's prepayment of the subordinated debt (Note
10).

  The agreement provides for direct debt sublimits and debt advance ratios based on inventory and accounts receivable in varying amounts and percentages set over the term of the agreement. A secured lien exists on all assets of the Company.

  As of January 31, 1997 and 1996, the Company was in compliance with all financial covenants, as amended.

  At January 31, 1997 and 1996, the Company had issued standby irrevocable letters of credit for $825,000 and $750,000, respectively, relating to an operating lease.

                                MISS ERIKA, INC.

5.   CAPITALIZATION

  Capital stock consists of the following:

                                                                                       JANUARY 31,
                                                                                      1997      1996
                                                                                    --------   -------
                                                                                      (IN THOUSANDS)
   Preferred stock, $.01 par value; authorized--1,000,000 shares; issued and outstanding--689,441 shares at January 31, 1997 and 1,000,000 shares at
       January 31, 1996  .......................................................    $14,484    $21,000
   Common stock, $.01 par value; authorized and issued--1,000,000 shares at
       January 31, 1997 and 1996  ..............................................         10         10
   Treasury stock--2,247 shares, at cost  ......................................         (6)        --
                                                                                    -------    -------
                                                                                    $14,488    $21,010
                                                                                    =======    =======

  The preferred and common stock were issued at the time of the Acquisition. The $.01 par value common stock was issued for $1 per share resulting in additional paid-in capital of $990,000. The preferred stock carries a 10% cumulative dividend per annum, payable quarterly, at the option of the Board of Directors and subject to certain financial covenants. In September 1996, the Company redeemed 310,559 shares of its preferred stock. All accumulated and unpaid dividends associated with the redeemed shares were forgiven by the shareholders. At January 31, 1997, accumulated dividends on the remaining outstanding shares amounted to approximately $7,242,000. The liquidation value of the preferred stock is $14,484,508 plus all dividends accumulated and unpaid thereon.

  In September 1996, the Company repurchased 2,247 shares of its common stock at a cost of $2.78 per share. The treasury stock is being held for purposes of future exercises under the Company's stock option plan (see Note 9).

  In connection with the Acquisition, the Company entered into two executive compensation agreements (the "agreements") effective December 31, 1991. Pursuant to the agreements, the two executives will each receive 7.5% of the principal amounts of the subordinated notes and the preferred stock when redeemed by the Company or upon the sale or other disposition by the holders. In September 1996, the Company paid $489,000 to each executive related to the redemption of the preferred shares in accordance with these agreements. The Company's remaining obligation under these agreements is recorded at a historical cost of $2,591,739 and $3,750,000 as of January 31, 1997 and 1996, respectively. The remaining portion of the obligation which relates to the subordinated notes is $420,000 and is classified as other subordinated liabilities payable to certain stockholders in the accompanying balance sheet as of January 31, 1997 and 1996. That portion relating to the preferred stock is $2,171,739 and $3,150,000 at January 31, 1997 and 1996, respectively, and is classified as other preferred interests since the interests of the two executives pursuant to the agreements are similar to those of the preferred stockholders.

  When interest or dividends are paid in cash to the holders of the subordinated notes and preferred stock, each executive receives from the Company a payment equivalent to 5% of interest and dividends paid. Additional executive compensation related to the subordinated note interest payments during each of the years ended January 31, 1997, 1996 and 1995 amounted to $56,000, $56,000 and $103,833, respectively, and is included in selling, general and administrative expenses. Payments relating to the preferred stock dividends will be accrued as dividends when declared. Such obligation, which was accumulated and unpaid, amounted to $724,200 as of January 31, 1997.

                                MISS ERIKA, INC.

6.   INCOME TAXES

  The provision (benefit) for income taxes for the fiscal years ended January 31 is as follows:

                        1997      1996     1995
                       -------   ------   ------
                            (IN THOUSANDS)

Federal
     Current  ....     $1,548    $ (91)   $ 905
     Deferred  ...        (36)     (43)     (57)
                       ------    -----    -----
                        1,512     (134)     848

State and local
     Current  ....        407      (11)     134
     Deferred  ...         (8)      (9)     (13)
                       ------    -----    -----
                          399      (20)     121
                       ------    -----    -----
                       $1,911    $(154)   $ 969
                       ======    =====    =====

  Deferred tax assets principally reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting purposes and the amounts used for income tax purposes attributable to postretirement benefits, allowance for doubtful accounts and the differing amortization periods of leasehold improvements.

  For the years ended January 31, 1997, 1996 and 1995, the Company's effective tax rate differs from the federal statutory rate principally due to the impact of state and local taxes and other provision adjustments.

  For the year ended January 31, 1996 the Company adopted Statement of Financial Accounting Standards No. 106 resulting in a tax benefit of $62,694 which has been excluded from the tax benefit provided from operations.


7.   EXECUTIVE INCENTIVES

  One of the executives of the Company is paid an executive incentive each year in addition to his salary compensation. Effective December 31, 1991, this executive had an employment contract, expiring in 5 years, under which he is entitled to an incentive, calculated at a rate of 7.5% on profit before interest on subordinated debt, executive bonus, taxes and incentives less an adjustment for a specified percentage by which the average of the subordinated notes and preferred stock exceeds an established threshold. Under this arrangement, incentive compensation amounted to approximately $390,000, $0 and $230,000 for the years ended January 31, 1997, 1996 and 1995.

  Additionally, certain senior executives are entitled to bonuses calculated as a percentage of base salary. The percentage applied to base salary is based upon certain predetermined financial performance measures attained by the Company. Bonuses amounted to approximately $810,000, $0 and $485,000 for the years ended January 31, 1997, 1996 and 1995.


8.   EMPLOYEE PENSION, POSTRETIREMENT BENEFITS AND PROFIT SHARING PLANS

 Pension Plan

  The Company maintains a noncontributory defined benefit pension plan (the "Plan") covering substantially all employees. The Plan provides pension benefits that are based on the employee's compensation and years of service. Plan assets consist primarily of stocks, bonds and U.S. Government securities.

                                MISS ERIKA, INC.

  The Company funds pension costs as they accrue.

  Net periodic pension cost includes the following components:

                                                           YEARS ENDED JANUARY 31,
                                                            1997      1996     1995
                                                          --------   ------   ------
                                                               (IN THOUSANDS)
  Service cost--benefits earned during the period  ..       $ 125    $ 118    $ 162
  Interest cost on projected benefit obligation  ....         102       92       97
  Actual return on plan assets  .....................        (225)    (253)     (18)
  Net amortization and deferral  ....................         131      187      (56)
                                                            -----    -----    -----
  Net periodic pension cost  ........................       $ 133    $ 144    $ 185
                                                            =====    =====    =====

  The following table sets forth the Plan's funded status at:

                                                                          JANUARY 31,
                                                                        1997      1996
                                                                       -------   -------
                                                                        (IN THOUSANDS)
  Actuarial present value of benefit obligations:
     Accumulated benefit obligation, vested  .......................   $1,208    $1,087
                                                                       ------    ------
  Projected benefit obligation  ....................................    1,606     1,455
  Plan assets at market value  .....................................    1,591     1,269
                                                                       ------    ------
  Excess of projected benefit obligation over Plan assets  .........       15       186
  Unrecognized prior service cost  .................................      (64)      (68)
  Unrecognized net gain (loss)  ....................................      433       285
  Unrecognized net obligation being amortized over 21.48 years  ....     (164)     (176)
                                                                       ------    ------
  Accrued pension cost recognized in the Balance Sheet  ............   $  220    $  227
                                                                       ======    ======

  The discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations were 7.25% and 3.0%, respectively, for the year ended January 31, 1997, and 7.0% and 3.0%, respectively, for the year ended January 31, 1996 and 7.0% and 4.0%, respectively, for the year ended January 31, 1995. The expected long-term rate of return on Plan assets was 7.5% for all periods presented.


 Postretirement Benefits

  The Company provides medical insurance premium benefits for two executives pursuant to the agreements (Note 5) during their employment and subsequent to retirement. These benefits are not funded. Effective February 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("FAS 106"). FAS 106 requires recognition of the cost of postretirement benefits during the employee's period of service to the Company. Such costs were previously expensed as paid.

  The Company elected immediate recognition of the February 1, 1995 accumulated postretirement benefit obligations of approximately $158,000, based on a valuation date of January 1, 1995. The adoption of this standard resulted in a charge of approximately $95,000 (net of a tax benefit of approximately $63,000), which is reflected in the statement of operations for the year ended January 31, 1996.

                                MISS ERIKA, INC.

  Net periodic postretirement benefit cost approximated $12,000 and $13,000 for the years ended January 31, 1997 and 1996, respectively.

  The following table sets forth the funded status at December 31, the valuation date:

                                                                             DECEMBER 31,
                                                                             1996    1995
                                                                            ------   -----
                                                                            (IN THOUSANDS)
  Accumulated postretirement benefit obligation:
     Retiree  ............................................................   $ 122   $ 132
     Other active employee  ..............................................      34      39
                                                                             -----   -----
  Accumulated postretirement benefit obligation  .........................     156     171
  Unrecognized net gain  .................................................      18      --
                                                                             -----   -----
  Accrued postretirement benefit cost included in the balance sheet  .....   $ 174   $ 171
                                                                             =====   =====

  The discount rate used in determining the accumulated benefit obligation was 7.25% for the years ended January 31, 1997 and 1996. The annual rate of increase in health care costs was assumed at 9% for the years ended January 31, 1997 and 1996. The effect of a 1% increase in the assumed health care cost trend rate would increase the December 31, 1996 accumulated postretirement benefit obligation by approximately $16,000 and the net periodic postretirement benefit cost for the fiscal year ended January 31, 1997 by approximately $1,000.


 Profit Sharing Plan

  The Company sponsors a profit-sharing plan covering employees with more than one year of continuous service. Vesting occurs at a rate of 25% per year and employees are fully vested after four years. The Company contributed 15% of each employee's gross compensation plus bonus, up to a maximum contribution of approximately $22,500 per employee for the year ended January 31, 1997, which amounted to approximately $680,000. The Company did not make a profit sharing contribution during the year ended January 31, 1996. The Company contributed 7.5% of each employee's gross compensation plus bonus, up to a maximum contribution of approximately $11,250 per employee, for the year ended January 31, 1995 which amounted to approximately $294,000, in the aggregate. Profit sharing plan assets consist primarily of stocks, bonds and U.S. Government securities.


9.   STOCK OPTIONS

  The Company entered into stock option agreements, dated December 31, 1991 ("1991 Option Plan"), with certain employees which provide for the purchase of 110,000 shares of common stock of the Company for $1.00 per share. These options are fully vested and expire on December 31, 2001. Through January 31, 1997, none of these options were exercised. For the Company to issue stock currently under the 1991 Option Plan, it must purchase the number of shares to be delivered to the exercising option holders from the current shareholders on a pro rata basis for $1.00 per share. If at December 31, 2001 stock options are unexercised, the Company is obliged to purchase the equivalent number of shares at $1.00 per share from the current stockholders, provided that such purchase and sale is not and shall not cause a default or event of default to occur under the credit agreement.

  On November 30, 1996, the Company entered into additional stock option agreements with certain employees which provide for the purchase of 65,071 shares and 21,690 shares of common stock of the Company for $1.00 per share and $2.78 per share, respectively. These options vest over a three year period and have a term of 10 years. Through January 31, 1997, none of these options were exercised.

                                MISS ERIKA, INC.

  In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," which requires companies to establish a fair value based method of accounting for stock-based compensation plans. However, the statement permits the continued application of the intrinsic value method prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," with pro forma disclosure of net income as if the fair value based accounting method had been used to account for stock-based compensation cost. The Company adopted the disclosure-only provisions of new standard for the options granted in the year ended January 31, 1997. Pro forma disclosure has not been provided as the effect on net income for the year ended January 31, 1997 was not material.


10.   RELATED PARTY TRANSACTIONS

  Subordinated notes payable to stockholders bear interest, which is payable quarterly on a calendar basis, at a rate of 20%. These notes, 55% of which are payable directly to holders of preferred and common stock with the remaining balance payable to an entity that is affiliated with preferred and common stockholders, were issued to finance a portion of the Acquisition and are subordinated to the bank indebtedness. These notes mature on June 30, 2000.

  Interest expense related to these notes amounted to $560,000 for each of the years ended January 31, 1997 and 1996 and $1,038,334 for the year ended January 31, 1995. As described in Note 5, additional executive compensation of $56,000 was incurred during each of the years ended January 31, 1997 and 1996 and $103,833 during the year ended January 31, 1995 related to the subordinated note interest. At January 31, 1997 and 1996, interest payable related to these notes amounted to approximately $46,700.

  For the years ended January 31, 1997, 1996 and 1995, the Company was charged approximately $478,000, $481,000 and $258,000, respectively, primarily for business management and consulting services provided by certain holders and their affiliates of the Company's preferred and common stock. The two executives referred to in Note 5 each receive a payment from the Company equivalent to 5% of the annual management fees which are included in the amounts above. During each of the years ending January 31, 1997, 1996 and 1995, additional executive compensation relating to the payment of management fees was approximately $44,500, $44,500 and $19,000, respectively.

  The Company has an agreement for inland shipping services with a company owned by an employee. Shipping costs under this agreement amounted to approximately $697,000, $697,000 and $645,000 for the years ended January 31, 1997, 1996 and
1995, respectively.


11.   COMMITMENTS AND CONTINGENCIES

  The Company leases office, showroom and warehouse space under separate operating lease agreements expiring through December 2007. These operating leases consist of basic annual rents plus escalation charges, as defined in the lease agreements.

                                MISS ERIKA, INC.

  Minimum annual rentals under non-cancelable operating leases are payable as follows:


FISCAL YEAR ENDING JANUARY 31:                                          (IN THOUSANDS)
------------------------------                                          --------------
     1998  ....................                                               $ 1,688
     1999  ....................                                                 1,688
     2000  ....................                                                 1,714
     2001  ....................                                                 1,404
     2002  ....................                                                 1,411
     2003 and thereafter  .....                                                 8,103
                                                                              -------
                                                                              $16,008
                                                                              =======

  Rent expense amounted to approximately $1,602,746, $1,512,337 and $1,373,270 for the years ended January 31, 1997, 1996 and 1995, respectively.


 Contingent Earn-Out

  In addition to the cash paid at closing, Sears Plc is entitled to earn-out payments for the twelve month periods ended December 31, 1992 through December 31, 1996 of up to $750,000 in the aggregate provided that certain operating income targets have been attained. For the twelve month periods ended December 31, 1996, 1995 and 1994, the Company's operating income did not exceed the 1996, 1995 and 1994 operating income targets, respectively, as defined in the related agreement.


12.   EVENT (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITORS'
REPORT

  On September 30, 1997, Norton McNaughton, Inc. completed the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of the Company.

                                MISS ERIKA, INC.

                      CONDENSED BALANCE SHEET (UNAUDITED)
                                 (IN THOUSANDS)

                                                                       JULY 31, 1997
                                                                       --------------
                               ASSETS

Current assets:
  Cash    .........................................................          $   401
  Accounts receivable, net  .......................................           12,204
  Inventories  ....................................................           23,759
  Prepaid expenses and other current assets  ......................              284
  Deferred tax assets  ............................................              198
                                                                             -------
     Total current assets  ........................................           36,846
Fixed assets, net  ................................................              852
Deferred tax assets--noncurrent  ..................................              311
Other assets  .....................................................               52
                                                                             -------
     Total assets  ................................................          $38,061
                                                                             =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accrued drafts payable  .........................................          $ 4,111
  Other payables and accrued expenses  ............................            4,668
  Income taxes payable  ...........................................            1,391
                                                                             -------
     Total current liabilities  ...................................           10,170
Notes payable--banks  .............................................              750
Subordinated notes payable to related entities  ...................            2,800
Other subordinated liabilities payable to certain stockholders  ...              420
Other liabilities  ................................................              163
                                                                             -------
     Total liabilities  ...........................................           14,303
                                                                             -------
Stockholders' equity:
  Preferred stock  ................................................           14,484
  Other preferred interests  ......................................            2,172
  Common stock  ...................................................               10
  Additional paid-in capital  .....................................              990
  Retained earnings  ..............................................            6,108
  Treasury stock  .................................................               (6)
                                                                             -------
     Total stockholders' equity  ..................................           23,758
                                                                             -------
     Total liabilities and stockholders' equity  ..................          $38,061
                                                                             =======



                            See accompanying notes.

                                MISS ERIKA, INC.

        CONDENSED STATEMENTS OF INCOME AND RETAINED EARNINGS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                      SIX MONTHS ENDED
                                                                          JULY 31,
                                                                      1997       1996
                                                                     -------   --------
Net sales  .....................................................     $62,835   $54,017
Cost of sales  .................................................      52,277    45,543
                                                                     -------   -------
Gross profit  ..................................................      10,558     8,474
Selling, general and administrative expenses  ..................       3,984     3,196
Amortization of intangible assets  .............................          --       246
Depreciation of fixed assets  ..................................         150       129
                                                                     -------   -------
Operating expenses  ............................................       4,134     3,571
                                                                     -------   -------
Income from operations  ........................................       6,424     4,903
Interest expense, net  .........................................         631       623
                                                                     -------   -------
Income before provision for income taxes  ......................       5,793     4,280
Provision for income taxes  ....................................       2,317     1,462
                                                                     -------   -------
Net income  ....................................................       3,476     2,818
Accumulated retained earnings (deficit), beginning of period  ..       2,632    (1,053)
                                                                     -------   -------
Retained earnings, end of period  ..............................     $ 6,108   $ 1,765
                                                                     =======   =======



                            See accompanying notes.

                                MISS ERIKA, INC.

                 CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                            SIX MONTHS
                                                                                          ENDED JULY 31,
                                                                                          1997       1996
                                                                                        --------   --------
Cash flows from operating activities:
 Net income  .........................................................................  $ 3,476    $ 2,818
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization  .....................................................      150        375
  Changes in:
    Accounts receivable  .............................................................   (2,602)    (2,757)
    Inventories  .....................................................................    6,217      4,967
    Prepaid expenses and other current assets  .......................................      (55)       (10)
    Prepaid income taxes  ............................................................       --        366
    Other assets  ....................................................................       (4)        (2)
    Accrued drafts payable  ..........................................................   (2,747)       971
    Other payables and accrued expenses  .............................................       29       (441)
    Income taxes payable  ............................................................      923        800
                                                                                        -------    -------
Net cash provided by operating activities  ...........................................    5,387      7,087
                                                                                        -------    -------
Cash flows from investing activities:
 Capital expenditures  ...............................................................     (159)      (180)
                                                                                        -------    -------
Net cash used in investing activities  ...............................................     (159)      (180)
                                                                                        -------    -------
Cash flows from financing activities:
 Net repayments of notes payable--banks  .............................................   (4,950)    (3,500)
                                                                                        -------    -------
Net cash used in financing activities  ...............................................   (4,950)    (3,500)
                                                                                        -------    -------
Net increase in cash  ................................................................      278      3,407
Cash at beginning of period  .........................................................      123        246
                                                                                        -------    -------
Cash at end of period  ...............................................................  $   401    $ 3,653
                                                                                        =======    =======
Supplemental disclosures of cash flow information
Cash paid during the period for:
 Interest  ...........................................................................  $   674    $   643
 Income taxes  .......................................................................  $ 1,347    $   492



                            See accompanying notes.

                                MISS ERIKA, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying unaudited consolidated financial statements of Miss Erika, Inc. ("Miss Erika") do not include all of the information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. In the opinion of management, all normal and recurring adjustments and accruals considered necessary for a fair presentation of the Miss Erika's financial position at July 31, 1997 and the results of operations and cash flows for the six months ended July 31, 1997 and July 31, 1996 have been included. Operating results for the six months ended July 31, 1997 are not necessarily indicative of the results that may be expected for the full fiscal year. These statements should be read in conjunction with the Miss Erika audited annual financial statements and footnotes thereto included herein.

  On September 30, 1997, the Norton McNaughton, Inc. ("Norton") completed the acquisition of substantially all the assets and the assumption of substantially all the liabilities of Miss Erika. The transaction provided for the payment of approximately $24 million in cash, with additional consideration payable at the Norton's option in cash or Norton's common stock based on the profitability of Miss Erika in fiscal years 1998 and 1999. The accompanying financial statements do not give effect to the sale.


 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


2.   INVENTORY

     Inventory is stated at the lower of cost (first-in, first-out basis) or market. At July 31, 1997, inventory consisted solely of finished goods.

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
 Jeri-Jo Knitwear, Inc. and Affiliate

  We have audited the accompanying combined balance sheet of Jeri-Jo Knitwear, Inc. and Affiliate as of December 31, 1997, and the related combined statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Jeri-Jo Knitwear, Inc. and Affiliate as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                                  Ernst & Young LLP

New York, New York
February 27, 1998

                          INDEPENDENT AUDITORS REPORT

To the Shareholders of
 Jeri-Jo Knitwear, Inc. and Affiliate

  We have audited the accompanying combined balance sheet of Jeri-Jo Knitwear, Inc. and Affiliate as of December 31, 1996, and the related combined statements of income and retained earnings and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Jeri-Jo Knitwear, Inc. and Affiliate as of December 31, 1996, and the results of their operations and their cash flows for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.


                                  Friedman Alpren & Green LLP

New York, New York
February 14, 1997

                      JERI-JO KNITWEAR, INC. AND AFFILIATE

                             COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                           DECEMBER 31,
                                                                                        -----------------
                                                                                          1997      1996
                                                                                        -------   -------
ASSETS
Current assets:
  Cash and cash equivalents  ........................................................   $12,713   $17,672
  Accounts receivable, less allowance for doubtful accounts of $31 in 1997 and
    $35 in 1996  ....................................................................     5,485     7,398
  Inventories  ......................................................................     9,265    10,227
  Prepaid expenses and other current assets  ........................................       297       425
                                                                                        -------   -------
     Total current assets  ..........................................................    27,760    35,722
Property and equipment at-cost less accumulated depreciation and amortization  ......     1,359     1,519
Other assets  .......................................................................        43        45
                                                                                        -------   -------
                                                                                        $29,162   $37,286
                                                                                        =======   =======
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable (including commissions payable)  .................................   $ 5,758   $ 8,373
  Accrued expenses and other current liabilities  ...................................     1,190     1,027
  Dividends payable  ................................................................     4,000     9,000
                                                                                        -------   -------
     Total current liabilities  .....................................................    10,948    18,400
                                                                                        -------   -------
Commitments
Shareholder's equity:
  Common stock  .....................................................................       121       121
  Additional paid-in capital  .......................................................       204       204
  Retained earnings  ................................................................    18,127    18,799
                                                                                        -------   -------
                                                                                         18,452    19,124
  Less treasury stock, at cost  .....................................................       238       238
                                                                                        -------   -------
  Total shareholder's equity  .......................................................    18,214    18,886
                                                                                        -------   -------
  Total liabilities and shareholder's equity  .......................................   $29,162   $37,286
                                                                                        =======   =======

   The accompanying notes are an integral part of these financial statements.

                      JERI-JO KNITWEAR, INC. AND AFFILIATE

               COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
                                 (IN THOUSANDS)

                                                                                  YEARS ENDED DECEMBER 31,
                                                                              ---------------------------------
                                                                                1997        1996        1995
                                                                              ---------   ---------   ---------
Net sales  .................................................................  $ 95,080    $ 89,400    $120,918
Cost of sales  .............................................................    67,419      62,586      88,559
                                                                              --------    --------    --------
Gross profit  ..............................................................    27,661      26,814      32,359
Operating expenses:
  Employee compensation  ...................................................     5,525       5,264       5,952
  Selling and shipping  ....................................................     2,247       2,347       2,752
  General and administrative  ..............................................     2,967       2,909       3,528
                                                                              --------    --------    --------
     Total operating expenses  .............................................    10,739      10,520      12,232
                                                                              --------    --------    --------
Income from operations  ....................................................    16,922      16,294      20,127
Interest and financing, net of interest income of $235, $482 and
 $507  .....................................................................      (104)       (382)       (345)
                                                                              --------    --------    --------
Income before income taxes  ................................................    17,026      16,676      20,472
Income taxes  ..............................................................       839         831       1,049
                                                                              --------    --------    --------
Net income  ................................................................    16,187      15,845      19,423
Retained earnings, beginning of year  ......................................    18,799      30,001      32,409
Dividends  .................................................................   (16,859)    (27,047)    (21,831)
                                                                              --------    --------    --------
Retained earnings, end of year  ............................................  $ 18,127    $ 18,799    $ 30,001
                                                                              ========    ========    ========



   The accompanying notes are an integral part of these financial statements.

                      JERI-JO KNITWEAR, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                 YEARS ENDED DECEMBER 31,
                                                                             ---------------------------------
                                                                               1997        1996        1995
                                                                             ---------   ---------   ---------
Cash flows from operating activities:
  Net income  ............................................................   $ 16,187    $ 15,845    $ 19,423
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization  .......................................        287         306         376
    Provision for doubtful accounts  .....................................        141           9         271
    Changes in assets and liabilities:
     Account receivable  .................................................      1,772       2,230       5,186
     Inventories  ........................................................        962      (2,474)     22,495
     Prepaid expenses and other current assets  ..........................        128          73         450
     Other assets  .......................................................          2           2          81
     Accounts payable  ...................................................     (2,615)      3,839      (5,337)
     Accrued expenses and other current liabilities  .....................        163         247         (97)
                                                                             --------    --------    --------
Net cash provided by operating activities  ...............................     17,027      20,077      42,848
                                                                             --------    --------    --------
Cash flows from investing activities:
  Additions to property and equipment--net  ..............................       (127)       (124)       (851)
  Loan receivable, shareholder  ..........................................         --          --       3,576
                                                                             --------    --------    --------
Net cash provided by (used in) investing activities  .....................       (127)       (124)      2,725
Cash flows from financing activities:
  Proceeds from sale of treasury stock  ..................................         --          --       4,076
  Dividends paid  ........................................................    (21,859)    (20,247)    (30,631)
  Distribution charged to additional paid-in capital  ....................         --      (1,051)     (2,291)
                                                                             --------    --------    --------
Net cash used in financing activities  ...................................    (21,859)    (21,298)    (28,846)
Net increase (decrease) in cash and cash equivalents  ....................     (4,959)     (1,345)     16,727
Cash and cash equivalents, beginning of year  ............................     17,672      19,017       2,290
                                                                             --------    --------    --------
Cash and cash equivalents, end of year  ..................................   $ 12,713    $ 17,672    $ 19,017
                                                                             ========    ========    ========
SUPPLEMENTAL CASH FLOW DISCLOSURES
  Interest paid  .........................................................   $     26    $      1    $     41
  Income taxes paid  .....................................................        657         707         924

   The accompanying notes are an integral part of these financial statements.

                      JERI-JO KNITWEAR, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Combination

  The accompanying combined financial statements include the accounts of Jeri-Jo Knitwear, Inc. (the "Company") and Jamie Scott, Inc., a company affiliated through common ownership (collectively, the "Companies"). All significant intercompany transaction and balances have been eliminated.


 Use of Estimates

  Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities. The disclosure of contingent assets and liabilities, and the reported revenues and expenses.


 Inventories

  Inventories which are comprised of finished goods, are valued at the lower of cost (first-in, first-out) or market.


 Depreciation and Amortization

  Property and equipment are recorded at cost. Depreciation is calculated using straight-line and accelerated methods over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of the lease.


 Income Taxes

  Jeri-Jo Knitwear, Inc. has elected S Corporation status for Federal income tax purposes only. Under this election, taxable income is reportable by the shareholder on his individual income tax return, and no provision is made for Federal income tax. Provisions are made for New Jersey corporation business tax, New York State franchise tax and New York City general corporation tax.

  Jamie Scott, Inc. has elected S Corporation status for Federal New Jersey and New York State income tax purposes. Under these elections, its taxable income is reportable by the shareholders on their individual income tax returns, and no provision is made for Federal income tax. Provisions are made for New Jersey S Corporation business tax, New York State S Corporation franchise tax and New York City general corporation tax.


 Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                      JERI-JO KNITWEAR, INC. AND AFFILIATE

2.   PROPERTY AND EQUIPMENT

  Property and equipment consists of:

                                                            1997         1996
                                                         ----------   ----------
Furniture and equipment ..........................       $1,555,913   $1,498,306
Automobiles ......................................           95,913      102,792
Leasehold improvements ...........................          842,872      842,872
                                                         ----------   ----------
                                                          2,494,698    2,443,970
Less accumulated depreciation and amortization ...        1,135,611      925,238
                                                         ----------   ----------
                                                         $1,359,087   $1,518,732
                                                         ==========   ==========

3.   LINE OF CREDIT

  The Companies have a line of credit with two banks for $50,000,000, which includes direct borrowing, acceptance financing and letters of credit. Interest is charged at 1% over the prevailing Federal funds rate. The line of credit is collateralized by a security interest in the Companies' accounts receivable and all inventories. At December 31, 1997, 1996 and 1995, there were no outstanding balances.

  Interest expense under the line of credit for the years ended December 31, 1997 and 1995 were $18,859 and $26,988, respectively. There were no borrowings and no interest expense for the year ended December 31, 1996.


4.   COMMON STOCK AND TREASURY STOCK

Common stock at December 31, 1997 consists of the following:

     Jeri-Jo Knitwear, Inc., no par value; 200 shares authorized, 10 shares issued  .      $ 21,000
     Jamie Scott, Inc., no par value; 200 shares authorized, 30 shares issued  ......       100,000
                                                                                           --------
                                                                                           $121,000
                                                                                           ========

  Treasury stock at December 31, 1997 and 1996 consists of 2 1/2 shares of the common stock of Jeri-Jo Knitwear, Inc., with a cost of $238,250.

  On March 1, 1995, twelve shares of common stock of Jamie Scott, Inc. previously held in the treasury were sold for $4,075,616. Additional paid-in capital was credited for $3,475,616, the excess of the sales price over cost of the treasury stock.


5.   MAJOR CUSTOMER

  Sales to one customer for the year ended December 31, 1997 accounted for approximately 11.1% of the Companies' net sales. There were no major customers for the years ended December 31, 1996 and 1995.


6.   PENSION PLAN

  The Company has a savings and investment plan which qualifies under Section 401(k) of the Internal Revenue Code (the "Code"). The Plan allows eligible employees to voluntarily contribute up to 15% of compensation limited to the maximum allowed under the Code. The Company contributes 3% of all eligible employees' compensation to the plan and matches employee contributions up to 50% of the first 5% of compensation. In addition, the

                      JERI-JO KNITWEAR, INC. AND AFFILIATE

Company may contribute additional amounts, as determined by the Board of Directors. Pension plan expense for the years ended December 31, 1997, 1996 and 1995 was $216,000, $190,390 and $195,026, respectively.


7.   COMMITMENTS

 Lease Commitments

  The Company occupies warehouse, distribution and office space in Edison, New Jersey. The premises are owned by a partnership whose partners are shareholders of the Companies. The Partnership's obligation of $1,440,000 at December 31, 1997, incurred in the purchase of the property, is guaranteed by the Company. The Company entered into a lease agreement with the partnership expiring June 30, 2003, with a five-year renewal option. The operating lease requires the Company to pay all costs and expenses related to the property, in addition to the minimum rentals. The minimum annual rental payments are $396,000.

  The Company also has executed noncancelable operating leases for its New York City showroom which expire on May 31, 1998. The Company anticipates entering into a new lease for the same premises. At December 31, 1997, approximate future minimum rentals through May 31, 1998, exclusive of required payments for increases in real estate taxes and operating expenses, are $177,000.

  Rent expense for the years ended December 31, 1997, 1996 and 1995 was $832,696, $829,186 and $967,545, respectively, of which $395,884 in each year is for the property leased from the related partnership.


 Letters of Credit

  At December 31, 1997, open letters of credit totaled approximately
$20,211,000.


8.   CONCENTRATIONS OF CREDIT RISK

  The Companies import ladies' apparel, predominantly from the Far East and Europe. Their customers include a cross section of retailers throughout the United States.

  The Company's total cash includes $10,233,149, $16,676,979 and $18,636,773 held in an uninsured money market fund at December 31, 1997, 1996 and 1995, respectively. In addition, the Companies had $2,480,771, $995,578 and $379,066 in four banks at December 31, 1997, 1996 and 1995, respectively. Accounts at each bank are insured by the Federal Deposit Insurance Corporation for up to $100,000.

                      JERI-JO KNITWEAR, INC. AND AFFILIATE

                             COMBINED BALANCE SHEET

                                MARCH 31, 1998

                                                         1998
                                                     -----------

                                     ASSETS
                                     ------
Current assets
 Cash and cash equivalents                           $ 6,011,562
 Accounts receivable, net                             10,008,369
 Inventories                                          10,092,138
 Prepaid expenses and other current assets               249,458
                                                     -----------
 Total current assets                                 26,361,527

Property and equipment, net                            1,328,234

Other assets                                              37,000
                                                     -----------
                                                     $27,726,761
                                                     ===========

                     LIABILITIES AND SHAREHOLDERS' EQUITY
                     ------------------------------------

Current liabilities
 Accounts payable                                    $ 3,080,948
 Dividends payable                                     5,500,000
 Accrued expenses and other current liabilities          350,647
                                                      ----------
 Total current liabilities                             8,931,595
                                                     -----------
Shareholders' equity
 Common stock                                            121,000
 Additional paid-in capital                              204,068
 Retained earnings                                    18,708,348
                                                     -----------
                                                      19,033,416
 Less - Treasury stock, at cost                         (238,250)
                                                     -----------
                                                      18,795,166
                                                     -----------
                                                     $27,726,761
                                                     ===========

    The accompanying notes are an integral part of these combined financial statements.

                      JERI-JO KNITWEAR, INC. AND AFFILIATE

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997




                              1998              1997
                          -----------       -----------

Net sales                 $18,508,780       $21,882,545
Cost of sales              11,994,606        15,035,520
                          -----------       -----------
Gross profit                6,514,174         6,847,025
                          -----------       -----------
Operating expenses:
Employee
 compensation               1,246,392         1,292,443
Selling and shipping          465,609           621,383
General and
 administrative             1,133,032           864,138
Interest and
 financing, net               (29,193)          (48,038)
                          -----------       -----------
                            2,815,840         2,729,926
                          -----------       -----------
Income before
 income taxes               3,698,334         4,117,099
Income taxes                  160,000           205,000
                          -----------       -----------
Net income                  3,538,334         3,912,099
Retained earnings,
 beginning of period       18,127,014        18,799,064
Dividends paid             (2,957,000)       (3,777,475)
                          -----------       -----------
Retained earnings,
 end of period            $18,708,348       $18,933,688
                          ===========       ===========

    The accompanying notes are an integral part of these combined financial statements.

                      JERI-JO KNITWEAR, INC. AND AFFILIATE

                        COMBINED STATEMENT OF CASH FLOWS

                      THREE MONTHS ENDED MARCH 31, 1998



                                                                 1998
                                                             -----------
Cash flows from operating activities
 Net income                                                  $ 3,538,334
 Adjustments to reconcile net income to net cash
   used in operating activities
    Depreciation and amortization                                 60,296
    Provision for doubtful accounts                               53,861
    Changes in assets and liabilities
Accounts receivable                                           (4,577,001)
Inventories                                                     (826,641)
Prepaid expenses and other current assets                         46,185
Other assets                                                       5,913
Accounts payable                                              (2,677,455)
Accrued expenses and other current liabilities                  (839,407)
                                                             -----------
 Net cash used in operating activities                        (5,215,915)

Cash flows from investing activities
 Additions to property and equipment                             (29,443)

Cash flows from financing activities
 Dividends paid                                               (1,457,000)
                                                             -----------
Net decrease in cash and cash equivalents                     (6,702,358)

Cash and cash equivalents, beginning of year                  12,713,920
                                                             -----------
Cash and cash equivalents, end of year                       $ 6,011,562
                                                             ===========
Supplemental cash flow disclosures
 Income taxes paid                                           $   223,000
                                                             ===========

                      JERI-JO KNITWEAR, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS


1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination

     The accompanying combined financial statements include the accounts of Jeri-Jo Knitwear, Inc. (the "Company") and Jamie Scott, Inc., a company affiliated through common ownership (collectively, the "Companies"). All significant intercompany transactions and balances have been eliminated.

  Use of Estimates

     Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

  Inventories

     Inventories, which are comprised of finished goods, are valued at the lower of cost (first-in, first-out) or market.

  Depreciation and Amortization

     Property and equipment are recorded at cost. Depreciation is calculated using straight-line and accelerated methods over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of the lease.

  Income Taxes

     Jeri-Jo Knitwear, Inc. has elected S Corporation status for Federal income tax purposes only. Under this election, taxable income is reportable by the shareholder on his individual income tax return, and no provision is made for Federal income tax. Provisions are made for New Jersey corporation business tax, New York State franchise tax and New York City general corporation tax.

     Jamie Scott, Inc. has elected S Corporation status for Federal, New Jersey and New York State income tax purposes. Under these elections, its taxable income is reportable by the shareholders on their individual income tax returns, and no provision is made for Federal income tax. Provisions are made for New Jersey S Corporation business tax, New York State S Corporation franchise tax and New York City general corporation tax.

                      JERI-JO KNITWEAR, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS



1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.


2 - PROPERTY AND EQUIPMENT

     Property and equipment consists of:


  Furniture and equipment              $1,590,356
  Automobiles                              90,913
  Leasehold improvements                  842,872
                                       ----------
                                        2,524,141
  Less - Accumulated depreciation
   and amortization                     1,195,907
                                       ----------
                                       $1,328,234
                                       ==========


3 - LINE OF CREDIT

     The Companies have a line of credit with two banks for $50,000,000, which includes direct borrowing, acceptance financing and letters of credit. Interest is charged at 1% over the prevailing Federal funds rate. The line of credit is collateralized by a security interest in the Companies' accounts receivable and inventories. At March 31, 1998 and 1997, there were no outstanding balances.

     There was no borrowings and no interest expense for the three months ended March 31, 1998 and 1997, respectively.

                      JERI-JO KNITWEAR, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS

4 --  COMMON STOCK AND TREASURY STOCK

     Common stock consists of the following:

Jeri-Jo Knitwear, Inc., no par value;

         200 shares authorized, 10 shares issued       $ 21,000
     Jamie Scott, Inc., no par value;
         200 shares authorized, 30 shares issued        100,000
                                                       --------
                                                       $121,000
                                                       ========

     Treasury stock at March 31, 1998 consists of 2-1/2 shares of the common stock of Jeri-Jo Knitwear, Inc., with a cost of $238,250.


5  -  MAJOR CUSTOMERS

     Sales to one customer for the three months ended March 31, 1998 accounted for approximately 26.3% of the Companies' net sales. Sales to two customers for the three months ended March 31, 1997 accounted for approximately 19.1% of the Companies' net sales.


6 - PENSION PLAN

     The Company has a savings and investment plan which qualifies under Section 401(k) of the Internal Revenue Code (the "Code"). The plan allows eligible employees to voluntarily contribute up to 15% of compensation, limited to the maximum allowed under the Code. The Company contributes 3% of all eligible employees' compensation to the plan and matches employee contributions up to 50% of the first 5% of compensation. In addition, the Company may contribute additional amounts, as determined by the Board of Directors. Pension plan expense for the three months ended March 31, 1998 and 1997 was $42,000 and $54,000, respectively.

7 - COMMITMENTS AND CONTINGENCIES

     Lease Commitments

     The Company occupies warehouse, distribution and office space in Edison, New Jersey. The premises are owned by a partnership whose partners are shareholders of the Companies. The partnership's obligation of $1,260,000 at March 31, 1998, incurred in the purchase of the property, is guaranteed by the Company. The Company entered into a lease agreement with the partnership expiring December 31, 2001, with a five-year renewal option. The operating lease requires the Company to pay all costs and expenses related to the property, in addition to the minimum rentals. Minimum annual rental payments are $396,000.

     The Company has also entered into noncancelable operating leases for its New York City showroom which expire on May 31, 1998. The Company anticipates entering into a new lease for the same premises. At March 31, 1998, approximate future minimum rentals through May 31, 1998, exclusive of required payments for increases in real estate taxes and operating expenses, are $177,000.

     Rent expense for the three months ended March 31, 1998 and 1997 was $208,817 and $204,605, respectively, of which $98,971 in each period is for the property leased from the related partnership.

     Letters of Credit

     At March 31, 1998, open letters of credit totaled approximately
  $33,591,000.

8 - CONCENTRATIONS OF CREDIT RISK

     The Companies import ladies' apparel, predominantly from the Far East and Europe. Their customers include a cross section of retailers throughout the United States.

     The Company's total cash includes $4,187,604 held in an uninsured money market fund at March 31, 1998. In addition, the Companies had $1,823,958 in four banks at March 31, 1998. Accounts at each bank are insured by the Federal Deposit Insurance Corporation for up to $100,000.

===============================================================================

   NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.


                           ------------------------

                               TABLE OF CONTENTS

                                                                     Page
                                                                     ----
Prospectus Summary.................................................    1
Risk Factors.......................................................   14
The Acquisitions...................................................   22
Use of Proceeds....................................................   24
Capitalization.....................................................   25
Unaudited Pro Forma
 Financial Information.............................................   26
Selected Financial Data............................................   33
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations....................................................   35
Business...........................................................   42
Management and Board of Directors..................................   54
Principal Stockholders.............................................   62
Shares Eligible For Future Sale....................................   64
Description of Capital Stock.......................................   64
Description of Other Indebtedness..................................   66
Description of Exchange Notes......................................   67
Description of Outstanding Notes...................................   87
Exchange Offer.....................................................   88
Certain United States Federal Tax
  Considerations...................................................   97
Plan of Distribution..............................................   101
Legal Matters.....................................................   102
Experts...........................................................   102
Index to Consolidated Financial Statements........................   F-1

================================================================================

                                 $125,000,000

                                EXCHANGE OFFER

                            NORTON MCNAUGHTON, INC.


                         12 1/2% SENIOR NOTES DUE 2005



                                 ------------
                                  PROSPECTUS
                                 ------------

                                    , 1998

================================================================================

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Under Section 145 of the Delaware General Corporation Law, as amended, the Registrant has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of such person's being a director or officer of the Registrant if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

  The Registrant's Certificate of Incorporation contains a provision which eliminates the personal liability of a director of the Registrant to the Registrant or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or obtained an improper personal benefit.

  The Registrant has entered into indemnification agreements with its directors and executive officers. These agreements provide that the directors and executive officers will be indemnified to the fullest possible extent permitted by Delaware law against all expenses (including attorneys' fees), judgments, fines, penalties, taxes and settlement amounts paid or incurred by them in any action or proceeding (including any action by or in the right of the Registrant or any of its subsidiaries or affiliates), on account of their service as directors, officers, employees, fiduciaries or agents of the Registrant or any of its subsidiaries or affiliates, and their service at the request of the Registrant or any of its subsidiaries or affiliates, as directors, officers, employees, fiduciaries or agents of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

  The Registrant maintains liability insurance for its officers and directors, insuring them against certain losses arising from claims or charges made against them while acting in their capacities as officers or directors of the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  A list of Exhibits required to be filed as part of this Registration Statement on Form S-4 is listed in the attached Index to Exhibits and is incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

   (A) The undersigned Co-Registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (B) The Co-Registrants undertake that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Co-Registrants pursuant to the provisions of the Certificate of Incorporation of the Co-Registrants or the laws of the State of Delaware or otherwise, the Co-Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Co-Registrants of expenses incurred or paid by a director, officer or controlling person of the Co-Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Co-Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (D) The undersigned Co-Registrants hereby undertake that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Co-Registrants pursuant to Rule 424(b) ( l ) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (E) The undersigned Co-Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request' and to send the incorporated documents by first class mail or other equally prompt means. This includes the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (F) The undersigned Co-Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                               POWER OF ATTORNEY

   The Registrant and each person whose signature appears below hereby appoints the agent for service named in the Registration Statement, Sanford Greenberg and Peter Boneparth as attorneys-in-fact with full power of substitution, severally, to execute in their respective names and on behalf of the Registrant and each such person individually and in each capacity stated below, one or more amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact acting in the premises deems appropriate and to file any such amendment to this Registration Statement with the Securities and Exchange Commission.

                                   SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK THE 5TH DAY OF AUGUST, 1998.

                              NORTON MCNAUGHTON, INC.


                              By:   /s/ Sanford Greenberg
                                 ----------------------------
                                    (Sanford Greenberg
                                    Chairman of the Board and
                                    Principal Executive Officer)

                              NORTON MCNAUGHTON OF SQUIRE, INC.


                              By:   /s/ Sanford Greenberg
                                 ----------------------------
                                    (Sanford Greenberg
                                    Chairman of the Board and
                                    Principal Executive Officer)

                              MISS ERIKA, INC.


                              By:   /s/ Sanford Greenberg
                                 ----------------------------
                                    (Sanford Greenberg
                                    Chairman of the Board)

                              JERI-JO KNITWEAR, INC.


                              By:   /s/ Sanford Greenberg
                                 ----------------------------
                                    (Sanford Greenberg
                                    Chairman of the Board)

                              NORTY'S, INC.


                              By:   /s/ Sanford Greenberg
                                 ----------------------------
                                    (Sanford Greenberg
                                    Chairman of the Board and
                                    Principal Executive Officer)

                            NORTON MCNAUGHTON, INC.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Date                                     Signature/Title
----                                     ---------------




Dated: August 5, 1998                    /s/ Sanford Greenberg
                              ---------------------------------------------
                                         Sanford Greenberg
                              Director, Chairman of the Board and Principal
                                         Executive Officer


Dated: August 5, 1998                    /s/ Amanda J. Bokman
                              ---------------------------------------------
                                         Amanda J. Bokman
                                    Director and Principal Financial Officer



Dated: August 5, 1998                    /s/ Laura Lentini
                              ---------------------------------------------
                                         Laura Lentini
                                    Principal Accounting Officer



Dated: August 5, 1998                    /s/ Peter Boneparth
                              ---------------------------------------------
                                         Peter Boneparth
                                         Director



Dated: August 5, 1998                    /s/ David M. Blumberg
                              ---------------------------------------------
                                         David M. Blumberg
                                         Director



Dated: August 5, 1998                    /s/ Stuart Bregman
                              ---------------------------------------------
                                         Stuart Bregman
                                         Director



Dated: August 5, 1998                    /s/ Bradley P. Cost
                              ---------------------------------------------
                                         Bradley P. Cost
                                         Director



Dated: August 5, 1998                    /s/ Jerald S. Politzer
                              ---------------------------------------------
                                         Jerald S. Politzer
                                         Director

                       NORTON MCNAUGHTON OF SQUIRE, INC.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Date                                     Signature/Title
----                                     ---------------



Dated: August 5, 1998                    /s/ Sanford Greenberg
                              ---------------------------------------------
                                         Sanford Greenberg
                              Director, Chairman of the Board and Principal
                                         Executive Officer



Dated: August 5, 1998                    /s/ Amanda J. Bokman
                              ---------------------------------------------
                                         Amanda J. Bokman
                                    Director and Principal Financial Officer



Dated: August 5, 1998                    /s/ Laura Lentini
                              ---------------------------------------------
                                         Laura Lentini
                                    Principal Accounting Officer



Dated: August 5, 1998                    /s/ Peter Boneparth
                              ---------------------------------------------
                                         Peter Boneparth
                                         Director



Dated: August 5, 1998                    /s/ David M. Blumberg
                              ---------------------------------------------
                                         David M. Blumberg
                                         Director



Dated: August 5, 1998                    /s/ Stuart Bregman
                              ---------------------------------------------
                                         Stuart Bregman
                                         Director



Dated: August 5, 1998                    /s/ Bradley P. Cost
                              ---------------------------------------------
                                         Bradley P. Cost
                                         Director



Dated: August 5, 1998                    /s/ Jerald S. Politzer
                              ---------------------------------------------
                                         Jerald S. Politzer
                                         Director

                                MISS ERIKA, INC.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Date                                     Signature/Title
----                                     ---------------


Dated: August 5, 1998                    /s/ Sanford Greenberg
                              ---------------------------------------------
                                         Sanford Greenberg
                              Director and Chairman of the Board



Dated: August 5, 1998                    /s/ Stuart Bregman
                              ---------------------------------------------
                                         Stuart Bregman
                              Director and Principal Executive Officer



Dated: August 5, 1998                    /s/ Amanda J. Bokman
                              ---------------------------------------------
                                         Amanda J. Bokman
                              Director and Principal Financial Officer



Dated: August 5, 1998                    /s/ Laura Lentini
                              ---------------------------------------------
                                         Laura Lentini
                                    Principal Accounting Officer



Dated: August 5, 1998                    /s/ Peter Boneparth
                              ---------------------------------------------
                                         Peter Boneparth
                                         Director


Dated: August 5, 1998                    /s/ David M. Blumberg
                              ---------------------------------------------
                                         David M. Blumberg
                                         Director


Dated: August 5, 1998                    /s/ Bradley P. Cost
                              ---------------------------------------------
                                         Bradley P. Cost
                                         Director


Dated: August 5, 1998                    /s/ Jerald S. Politzer
                              ---------------------------------------------
                                         Jerald S. Politzer
                                         Director

                             JERI-JO KNITWEAR, INC.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Date                                     Signature/Title
----                                     ---------------



Dated: August 5, 1998                    /s/ Sanford Greenberg
                              ---------------------------------------------
                                         Sanford Greenberg
                              Director and Chairman of the Board



Dated: August 5, 1998                    /s/ Peter Boneparth
                              ---------------------------------------------
                                          Peter Boneparth
                         Director, Vice Chairman of the Board and Principal
                                         Executive Officer



Dated: August 5, 1998                    /s/ Amanda J. Bokman
                              ---------------------------------------------
                                         Amanda J. Bokman
                              Director and Principal Financial Officer



Dated: August 5, 1998                    /s/ Laura Lentini
                              ---------------------------------------------
                                         Laura Lentini
                                    Principal Accounting Officer



Dated: August 5, 1998                    /s/ David M. Blumberg
                              ---------------------------------------------
                                         David M. Blumberg
                                         Director



Dated: August 5, 1998                    /s/ Stuart Bregman
                              ---------------------------------------------
                                         Stuart Bregman
                                         Director



Dated: August 5, 1998                    /s/ Bradley P. Cost
                              ---------------------------------------------
                                         Bradley P. Cost
                                         Director


Dated: August 5, 1998                    /s/ Jerald S. Politzer
                              ---------------------------------------------
                                         Jerald S. Politzer
                                         Director

                                 NORTY'S, INC.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Date                                     Signature/Title
----                                     ---------------



Dated: August 5, 1998                    /s/ Sanford Greenberg
                              ---------------------------------------------
                                         Sanford Greenberg
                              Director, Chairman of the Board and Principal
                                         Executive Officer



Dated: August 5, 1998                    /s/ Amanda J. Bokman
                              ---------------------------------------------
                                         Amanda J. Bokman
                              Director and Principal Financial Officer



Dated: August 5, 1998                    /s/ Laura Lentini
                              ---------------------------------------------
                                         Laura Lentini
                                    Principal Accounting Officer


Dated: August 5, 1998                    /s/ Peter Boneparth
                              ---------------------------------------------
                                         Peter Boneparth
                                         Director



Dated: August 5, 1998                    /s/ David M. Blumberg
                              ---------------------------------------------
                                         David M. Blumberg
                                         Director



Dated: August 5, 1998                    /s/ Stuart Bregman
                              ---------------------------------------------
                                         Stuart Bregman
                                         Director



Dated: August 5, 1998                    /s/ Bradley P. Cost
                              ---------------------------------------------
                                         Bradley P. Cost
                                         Director



Dated: August 5, 1998                    /s/ Jerald S. Politzer
                              ---------------------------------------------
                                         Jerald S. Politzer
                                         Director

REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                              -------------------



                                    EXHIBITS
                                       to
                                    FORM S-4



                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933


                              -------------------



                            NORTON MCNAUGHTON, INC.



--------------------------------------------------------------------------------

                            NORTON MCNAUGHTON, INC.

                                 Exhibit Index
                                 -------------

Exhibit No.                   Description
-----------                   -----------
2.1x                          Agreement of Purchase and Sale made as of the 29th day of August,
                              1997 by and among Miss Erika, Inc., a Delaware corporation;
                              Terbem Limited, a British Virgin Islands corporation, Bobst
                              Investment Corp., a British Virgin Islands corporation, TCRI
                              Offshore Partners C.V., a Netherlands Antilles corporation and
                              TCR International Partners L.P., a Delaware limited partnership,
                              Triumph Capital, L.P. II, a Delaware limited partnership, Stuart
                              Bregman, Howard Zwilling, Sidney Goldstein, Christian Baillet, ME
                              Acquisition Corp., a Delaware corporation, and Norton McNaughton,
                              Inc., a Delaware corporation. Schedules to this Agreement have been omitted and the Company shall furnish to the Securities and
                              Exchange Commission a copy of any omitted schedule as
                              supplemental information upon request.

2.2                           Agreement of Purchase and Sale by and among Jeri-Jo Knitwear
                              Inc., Jamie Scott, Inc., the Stockholders of Jamie Scott, Inc.,
                              JJ Acquisition Corp. and Norton McNaughton, Inc. dated as of
                              April 15, 1998 (incorporated herein by reference to Exhibit 2.1 to Registrant's Current Report on Form 8-K filed April 22, 1998).
                              Schedules to this Agreement have been omitted and the Company shall furnish to the Securities and Exchange Commission a copy of any omitted schedule as supplemental information upon request.
3.1                           Certificate of Incorporation of Norton McNaughton, Inc., as
                              amended (incorporated herein by reference to Exhibit 3 to the
                              Registrant's Quarterly Report on Form 10-Q for the quarter ended
                              May 5, 1995).

3.2*                          By-Laws of the Company.

4.1*                          Specimen form of Common Stock Certificate.

4.2                           Rights Agreement between Norton McNaughton, Inc. and American
                              Stock Transfer and Trust Company dated as of January 19, 1996
                              (incorporated herein by reference to Exhibit 4.1 to Registrant's
                              Current Report on Form 8-K filed January 26, 1996).

4.3                           Indenture dated as of June 18, 1998 between Norton McNaughton,
                              Inc., the Subsidiary Guarantors named therein and United States

                            Norton McNaughton, Inc.
                           Exhibit Index (continued)

Exhibit No.                   Description
-----------                   -----------

                              Trust Company of New York, as Trustee (incorporated herein by reference to Exhibit 4.1 to Registrant's Current Report on Form
                              8-K filed July 2, 1998).

4.4                           Exchange and Registration Rights Agreement dated as of June 18,
                              1998 among Norton McNaughton, Inc., NatWest Capital Markets
                              Limited and ING Baring (U.S.) Securities, Inc. (incorporated herein by reference to Exhibit 4.2 to Registrant's Current Report on Form 8-K filed July 2, 1998).

5++                           Opinion of Haythe & Curley.

10.1*****                     1994 Stock Option Plan.

10.1(a)                       Amended Norton McNaughton, Inc. 1994 Stock Option Plan
                              (incorporated herein by reference to Exhibit 10.2 to the
                              Registrant's Quarterly Report on Form 10-Q for the quarter ended
                              May 4,1996).

10.2**                        1994 Employee Stock Purchase Plan.

10.3****                      Amended and Restated Employment Agreement dated as of November 4,
                              1995 between Sanford Greenberg and Norton McNaughton of Squire,
                              Inc.

10.3(a)+                      Amendment dated September 22, 1997 to Amended and Restated
                              Employment Agreement dated November 4, 1995 between Sanford
                              Greenberg and Norton McNaughton of Squire, Inc.

10.4****                      Amended and Restated Employment Agreement dated as of November 4,
                              1995 between Norton Sperling and Norton McNaughton of Squire, Inc.

10.4(a)                       Separation Agreement between Norton McNaughton of Squire, Inc.
                              and Norton Sperling dated May 3, 1997 (incorporated herein by reference to Exhibit 10.1 to the Registrant's Current Report on
                              Form 8-K filed May 9, 1997).

10.4(b)xx                     Amendment dated November 25, 1997 to Separation Agreement dated
                              May 3, 1997 between Norton McNaughton of Squire, Inc. and Norton
                              Sperling.

10.5                          Letter Agreement dated January 31, 1996 terminating Jay

                            Norton McNaughton, Inc.
                           Exhibit Index (continued)

Exhibit No.                   Description
-----------                   -----------

                              Greenberg's Employment Agreement with Norton McNaughton of
                              Squire, Inc. dated as of November 5, 1993 (incorporated herein by reference to Exhibit 10.2 to the Registrant's Quarterly Report on
                              Form 10-Q for the quarter ended February 3, 1996).

10.5(a)                       Consulting Agreement dated January 19, 1996 between Norton
                              McNaughton of Squire, Inc. and Jay Greenberg (incorporated herein by reference to Exhibit 10.1 to the Registrant's Quarterly Report
                              on Form 10-Q for the quarter ended February 3, 1996).

10.5(b)                       Separation Agreement between Jay Greenberg and Norton McNaughton of Squire, Inc. dated May 2, 1997 (incorporated herein by
                              reference to Exhibit 10 to the Registrant's Quarterly Report on
                              Form 10-Q for the quarter ended May 3, 1997).

10.6*                         Amended and Restated Employment Agreement dated as of November 5,
                              1993 between Andrew Miller and Norton McNaughton of Squire, Inc.

10.6(a)+                      Separation Agreement between Andrew Miller and Norton McNaughton of Squire, Inc. dated December 17, 1997.

10.7*                         Amended and Restated Employment Agreement dated as of November 4,
                              1993 between Howard Greenberg and Norton McNaughton of Squire,
                              Inc.

10.7(a)xx                     Amendment dated October 22, 1997 to the Amended and Restated
                              Employment Agreement dated November 4, 1993 between Norton
                              McNaughton of Squire, Inc. and Howard Greenberg.

10.8*                         Employment Agreement dated as of November 4, 1993 between Amanda
                              J. Bokman and Norton McNaughton of Squire, Inc.

10.8(a)                       Amendment dated April 1, 1995 to Employment Agreement as of
                              November 4, 1993, between Amanda J. Bokman and Norton McNaughton of Squire, Inc. (incorporated herein by reference to Exhibit 10 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended May 5, 1995).

10.8(b)xx                     Amendment dated October 22, 1997 to the Employment Agreement dated November 4, 1993 between Norton McNaughton of Squire, Inc.
                              and Amanda J. Bokman.

                            Norton McNaughton, Inc.
                           Exhibit Index (continued)

Exhibit No.                   Description
-----------                   -----------

10.9                          Employment Agreement dated April 30, 1997 between Norton
                              McNaughton of Squire, Inc. and Peter Boneparth (incorporated herein by reference to Exhibit 10 to the Registrant's Current
                              Report on Form 8-K filed May 9, 1997).

10.10                         Guaranty dated as of April 15, 1998 made by Norton McNaughton,
                              Inc. in favor of Jeri-Jo Knitwear Inc., Jamie Scott, Inc., Susan
                              Schneider, Leslie Schneider and Scott Schneider (incorporated herein by reference to Exhibit 10.1 to Registrant's Current
                              Report on Form 8-K filed April 22, 1998).

10.11x                        Financing Agreement dated as of September 25, 1997 by and among
                              Norton McNaughton, Inc., Norton McNaughton of Squire, Inc., Miss
                              Erika, Inc., the Financial Institutions from time to time party thereto, NationsBanc Commercial Corporation and The CIT
                              Group/Commercial Services, Inc.

10.11(a)                      First Amendment dated as of November 21, 1997 to Financing
                              Agreement dated as of September 25, 1997 among Norton McNaughton,
                              Inc., Norton McNaughton of Squire, Inc., Miss Erika, Inc., the
                              Lenders from time to time party thereto, NationsBanc Commercial
                              Corporation, as collateral agent for the Lenders, and The CIT
                              Group/Commercial Services, Inc., as administrative agent for the
                              Lenders (incorporated herein by reference to Exhibit 10.3 to
                              Registrant's Current Report on Form 8-K filed July 2, 1998).

10.11(b)                      Second Amendment dated as of January 30, 1998 to Financing
                              Agreement dated as of September 25, 1997 among Norton McNaughton,
                              Inc., Norton McNaughton of Squire, Inc., Miss Erika, Inc., the
                              Lenders from time to time party thereto, NationsBanc Commercial
                              Corporation, as collateral agent for the Lenders, and The CIT
                              Group/Commercial Services, Inc., as administrative agent for the
                              Lenders (incorporated herein by reference to Exhibit 10.4 to
                              Registrant's Current Report on Form 8-K filed July 2, 1998).

10.11(c)                      Third Amendment, dated as of June 12, 1998, to the Financing
                              Agreement, dated as of September 25, 1997, as amended, by and among Norton McNaughton, Inc., Norton McNaughton of Squire, Inc.,
                              Miss Erika, Inc., the Lenders from tine to time party thereto,
                              NationsBanc Commercial Corporation and The CIT Group/Commercial
                              Services, Inc. (incorporated herein by

                            Norton McNaughton, Inc.
                           Exhibit Index (continued)

Exhibit No.                   Description
-----------                   -----------

                              reference to Exhibit 10.1 to the Registrant's Quarterly Report on
                              Form 10-Q for the quarter ended May 2,1998).

10.11(d)                      Fourth Amendment dated as of June 18, 1998 to Financing Agreement dated as of September 25, 1997 among Norton McNaughton, Inc.,
                              Squire, Miss Erika, the Lenders from time to time party thereto,
                              ., Norton McNaughton of Squire, Inc., Miss Erika, Inc., the
                              Lenders from time to time party thereto, NationsBanc Commercial
                              Corporation, as collateral agent for the Lenders, and The CIT
                              Group/Commercial Services, Inc., as administrative agent for the
                              Lenders (incorporated herein by reference to Exhibit 10.5 to
                              Registrant's Current Report on Form 8-K filed July 2, 1998).

10.12x                        Factoring Agreement entered into between Miss Erika, Inc. and
                              Nationsbanc Commercial Corporation dated September 25, 1997.

10.13x                        Amended and Restated Factoring Agreement entered into between
                              Norton McNaughton of Squire, Inc. and NationsBanc Commercial
                              Corporation dated September 25, 1997.

10.14*                        Pledge Agreement dated as of January 14, 1994 made by Sanford
                              Greenberg in favor of Norton McNaughton of Squire, Inc.

10.14(a)***                   First Amendment to Pledge Agreement dated July 15, 1994, amending and supplementing the Pledge Agreement dated as of January 14,
                              1994 made by Sanford Greenberg in favor of Norton McNaughton of
                              Squire, Inc.

10.14(b)                      Second Amendment to Pledge Agreement dated March 27, 1995, amending and supplementing the Pledge Agreement dated as of
                              January 14, 1994 made by Sanford Greenberg in favor of Norton
                              McNaughton of Squire, Inc. (incorporated herein by reference to
                              Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q
                              for the quarter ended May 5, 1995).

10.15*                        Pledge Agreement dated as of January 14, 1994 made by Norton
                              Sperling in favor of Norton McNaughton of Squire, Inc.

10.16***                      First Amendment to Pledge Agreement dated July 15, 1994, amending and supplementing the Pledge Agreement dated as of January 14,
                              1994 made by Norton Sperling in favor of Norton McNaughton of
                              Squire, Inc.

                            Norton McNaughton, Inc.
                           Exhibit Index (continued)

Exhibit No.                   Description
-----------                   -----------

10.16(a)                      Second Amendment to Pledge Agreement dated March 27, 1995, amending and supplementing the Pledge Agreement dated as of
                              January 14, 1994 made by Norton Sperling in favor of Norton
                              McNaughton of Squire, Inc. (incorporated herein by reference to
                              Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q
                              for the quarter ended May 5, 1995).

10.17*                        Pledge Agreement dated as of January 14, 1994 made by Jay
                              Greenberg in favor of Norton McNaughton of Squire, Inc.

10.17(a)***                   First Amendment to Pledge Agreement dated July 15, 1994, amending and supplementing the Pledge Agreement dated as of January 14,
                              1994 made by Jay Greenberg in favor of Norton McNaughton of
                              Squire, Inc.

10.17(b)                      Second Amendment to Pledge Agreement dated March 27, 1995, amending and supplementing the Pledge Agreement dated as of
                              January 14, 1994 made by Jay Greenberg in favor of Norton
                              McNaughton of Squire, Inc. (incorporated herein by reference to
                              Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q
                              for the quarter ended May 5, 1995).

10.18*                        Pledge Agreement dated as of January 14, 1994 made by Andrew
                              Miller in favor of Norton McNaughton of Squire, Inc.

10.18(a)***                   First Amendment to Pledge Agreement dated July 15, 1994, amending and supplementing the Pledge Agreement dated as of January 14,
                              1994 made by Andrew Miller in favor of Norton McNaughton of Squire,
                              Inc.

10.18(b)                      Second Amendment to Pledge Agreement dated March 27, 1995, amending and supplementing the Pledge Agreement dated as of
                              January 14, 1994 made by Andrew Miller in favor of Norton
                              McNaughton of Squire, Inc. (incorporated herein by reference to
                              Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q
                              for the quarter ended May 5, 1995.

10.19*                        Pledge Agreement dated as of January 14, 1994 made by Howard
                              Greenberg in favor of Norton McNaughton of Squire, Inc.

10.19(a)***                   First Amendment to Pledge Agreement dated July 15, 1994, amending and supplementing the Pledge Agreement dated as of

                            Norton McNaughton, Inc.
                           Exhibit Index (continued)

Exhibit No.                   Description
-----------                   -----------

                              January 14, 1994 made by Howard Greenberg in favor of Norton
                              McNaughton of Squire, Inc.

10.19(b)                      Second Amendment to Pledge Agreement dated March 27, 1995, amending and supplementing the Pledge Agreement dated as of
                              January 14, 1994 made by Howard Greenberg in favor of Norton
                              McNaughton of Squire, Inc. (incorporated herein by reference to
                              Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-Q
                              for the quarter ended May 5, 1995).

10.20*                        Amended and Restated Non-Negotiable Limited Recourse Promissory
                              Note of Sanford Greenberg dated as of November 5, 1993 payable to
                              Norton McNaughton of Squire, Inc. in the principal amount of
                              $920,000.

10.20(a)***                   Second Amended and Restated Non-Negotiable Limited Recourse
                              Promissory Note dated July 15, 1994, amending the Amended and
                              Restated Non-Negotiable Limited Recourse Promissory Note of
                              Sanford Greenberg dated as of November 5, 1993 payable to Norton
                              McNaughton of Squire, Inc. in the principal amount of $920,000.

10.20(b)                      Third Amended and Restated Non-Negotiable Limited Recourse
                              Promissory Note dated March 27, 1995 amending the Amended and
                              Restated Non-Negotiable Limited Recourse Promissory Note of
                              Sanford Greenberg dated as of November 5, 1993 payable to Norton
                              McNaughton of Squire, Inc. in the principal amount of $920,000
                              (incorporated herein by reference to Exhibit 10.6 to the
                              Registrant's Quarterly Report on Form 10-Q for the quarter ended
                              May 5, 1995).

10.21*                        Amended and Restated Non-Negotiable Limited Recourse Promissory
                              Note of Norton Sperling dated as of November 5, 1993 payable to
                              Norton McNaughton of Squire, Inc. in the principal amount of
                              $920,000.

10.21(a)***                   Second Amended and Restated Non-Negotiable Limited Recourse
                              Promissory Note dated July 15, 1994, amending the Amended and
                              Restated Non-Negotiable Limited Recourse Promissory Note of
                              Norton Sperling dated as of November 5, 1993 payable to Norton
                              McNaughton of Squire, Inc. in the principal amount of $920,000
                              (incorporated herein by reference to Exhibit 10.7 to the
                              Registrant's Quarterly Report on Form 10-Q for the quarter ended

                            Norton McNaughton, Inc.
                           Exhibit Index (continued)

Exhibit No.                   Description
-----------                   -----------

                              May 5, 1995).

10.22*                        Amended and Restated Non-Negotiable Limited Recourse Promissory
                              Note of Jay Greenberg dated as of November 5, 1993 payable to
                              Norton McNaughton of Squire, Inc. in the principal amount of
                              $920,000.

10.22(a)***                   Second Amended and Restated Non-Negotiable Limited Recourse
                              Promissory Note dated July 15, 1994, amending the Amended and
                              Restated Non-Negotiable Limited Recourse Promissory Note of Jay
                              Greenberg dated as of November 5, 1993 payable to Norton
                              McNaughton of Squire, Inc. in the principal amount of $920,000.

10.22(b)                      Third Amended and Restated Non-Negotiable Limited Recourse
                              Promissory Note dated March 27, 1995 amending the Amended and
                              Restated Non-Negotiable Limited Recourse Promissory Note of Jay
                              Greenberg dated as of November 5, 1993 payable to Norton
                              McNaughton of Squire, Inc. in the principal amount of $920,000
                              (incorporated herein by reference to Exhibit 10.8 to the
                              Registrant's Quarterly Report on Form 10-Q for the quarter ended
                              May 5, 1995).

10.23*                        Amended and Restated Non-Negotiable Limited Recourse Promissory
                              Note of Andrew Miller dated as of November 5, 1993 payable to
                              Norton McNaughton of Squire, Inc. in the principal amount of
                              $120,000.

10.23(a)***                   Second Amended and Restated Non-Negotiable Limited Recourse
                              Promissory Note dated July 15, 1994, amending the Amended and
                              Restated Non-Negotiable Limited Recourse Promissory Note of
                              Andrew Miller dated as of November 5, 1993 payable to Norton
                              McNaughton of Squire, Inc. in the principal amount of $120,000.

10.23(b)                      Third Amended and Restated Non-Negotiable Limited Recourse
                              Promissory Note dated March 27, 1995 amending the Amended and
                              Restated Non-Negotiable Limited Recourse Promissory Note of
                              Andrew Miller dated as of November 5, 1993 payable to Norton
                              McNaughton of Squire, Inc. in the principal amount of $120,000
                              (incorporated herein by reference to Exhibit 10.9 to the
                              Registrant's Quarterly Report on Form 10-Q for the quarter ended
                              May 5, 1995).

10.24*                        Amended and Restated Non-Negotiable Limited Recourse

                            Norton McNaughton, Inc.
                           Exhibit Index (continued)

Exhibit No.                   Description
-----------                   -----------

                              Promissory Note of Howard Greenberg dated as of November 5, 1993 payable to Norton McNaughton of Squire, Inc. in the principal amount of $120,000.

10.24(a)***                   Second Amended and Restated Non-Negotiable Limited Recourse
                              Promissory Note dated July 15, 1994, amending the Amended and
                              Restated Non-Negotiable Limited Recourse Promissory Note of
                              Howard Greenberg dated as of November 5, 1993 payable to Norton
                              McNaughton of Squire, Inc. in the principal amount of $120,000.

10.24(b)                      Third Amended and Restated Non-Negotiable Limited Recourse
                              Promissory Note dated March 27, 1995 amending the Amended and
                              Restated Non-Negotiable Limited Recourse Promissory Note of
                              Howard Greenberg dated as of November 5, 1993 payable to Norton
                              McNaughton of Squire, Inc. in the principal amount of $120,000
                              (incorporated herein by reference to Exhibit 10.10 to the
                              Registrant's Quarterly Report on Form 10-Q for the quarter ended
                              May 5, 1995).

10.25*                        Form of Indemnification Agreement with Directors and Executive
                              Officers.

10.26*                        Agreement dated March 17, 1993 between Norton McNaughton of
                              Squire, Inc. and Toni-Linda Productions, Inc., as amended
                              December 15, 1993.

10.26(a)****                  Amendment dated November 7, 1995 to Agreement dated March 17,
                              1993 between Norton McNaughton of Squire, Inc. and Toni-Linda
                              Productions, Inc., now known as Cutting Edge Services, Inc.

10.27*                        Sublease Agreement dated January 17, 1994 between Norton
                              McNaughton of Squire, Inc. and Toni-Linda Productions, Inc.

10.27(a)****                  Amendment dated November 7, 1995 to Sublease Agreement dated
                              January 17, 1994 between Norton McNaughton of Squire, Inc. and
                              Toni-Linda Productions, Inc., now known as Cutting Edge Services,
                              Inc.

10.28*                        Limited Guaranty dated December 30, 1993 made by Norton
                              McNaughton of Squire, Inc. in favor of Braun Management Inc.

10.28(a)****                  Amendment dated November 7, 1995 to Limited Guaranty dated

                            Norton McNaughton, Inc.
                           Exhibit Index (continued)

Exhibit No.                   Description
-----------                   -----------

                              December 30, 1993 made by Norton McNaughton of Squire, Inc. in favor of Braun Management Inc.

10.29*                        Agreement dated January 7, 1993 between Norton McNaughton of
                              Squire, Inc. and Railroad Enterprises, Inc.

10.30                         6.00% Promissory Note of Railroad Enterprises, Inc. dated May 1,
                              1996 payable to Norton McNaughton of Squire, Inc., in the
                              principal amount of $300,000 (incorporated herein by reference to
                              Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q
                              for the quarter ended May 4, 1996).

10.31*                        Guaranty dated May 19, 1992 made by Norton McNaughton of Squire,
                              Inc. in favor of 5 Empire Boulevard Associates.

10.32*                        Agreement dated February 1, 1993 between Norton McNaughton of
                              Squire, Inc. and May Company.

10.33*                        Lease Agreement dated December 7, 1993 between Gettinger
                              Associates and Norton McNaughton of Squire, Inc.

10.34*                        Lease Agreement dated October 4, 1991 between 1400 Broadway
                              Associates and McNaughton Affiliates Inc.

10.35*                        Lease Agreement dated April 30, 1993 between The Arsenal Company and Norton McNaughton of Squire, Inc.

10.36                         Lease Agreement dated February 1, 1995 between Norton McNaughton of Squire, Inc. and The Arsenal Company (incorporated herein by reference to Exhibit 10 to the Registrant's Quarterly Report on
                              Form 10-Q for the quarter ended February 3, 1995).

 10.36(a)                     Cancellation Agreement between The Arsenal Company, LLC and
                              Norton McNaughton of Squire, Inc. dated April 30, 1997
                              (incorporated herein by reference to Exhibit 10.1 to the
                              Registrant's Quarterly Report on Form 10-Q for the quarter ended
                              May 3, 1997).

 10.37****                    Split Dollar Agreement dated March 8, 1994 between Norton
                              McNaughton, Inc. and Northwestern Mutual Life Insurance Company
                              for Sanford Greenberg.

                            Norton McNaughton, Inc.
                           Exhibit Index (continued)

Exhibit No.                   Description
-----------                   -----------

10.38****                     Split Dollar Agreement dated March 8, 1994 between Norton
                              McNaughton, Inc. and Northwestern Mutual Life Insurance Company
                              for Norton Sperling.

10.39****                     Split Dollar Agreement dated March 8, 1994 between Norton
                              McNaughton, Inc. and Northwestern Mutual Life Insurance Company
                              for Jay Greenberg.

10.40                         5.96% Non-Negotiable Promissory Note between Jay Greenberg and
                              Norton McNaughton of Squire, Inc. dated December 1, 1996 in the principal amount of $50,000 (incorporated herein by reference to
                              Exhibit 10 to the Registrant's Quarterly Report on Form 10-Q for
                              the quarter ended February 1, 1997).

10.41xxx                      ME Acquisition Corp. Bonus Plan for Senior Executives.

10.42xxx                      Employment Agreement dated August 29, 1997 between ME Acquisition
                              Corp. and Stuart Bregman.

10.43xxx                      Employment Agreement dated August 29, 1997 between ME Acquisition
                              Corp. and Howard Zwilling.

10.44xxx                      Employment Agreement dated August 29, 1997 between ME Acquisition
                              Corp. and Roberta Ciacci.

10.45xxx                      Employment Agreement dated August 29, 1997 between ME Acquisition
                              Corp and Samuel Glaser.

10.46xxx                      Employment Agreement dated August 29, 1997 between ME Acquisition
                              Corp. and Elizabeth Moser.

10.47xxx                      Employment Agreement dated August 29, 1997 between ME Acquisition
                              Corp. and Kenny Tse.

10.48+                        Agency Agreement dated October 9, 1997 between The Ozer Group LLC and Norty's, Inc.

10.49+                        Consulting Agreement dated November 7, 1997 between DJM Asset
                              Management, Inc. and Norton McNaughton of Squire, Inc.

10.50xxxx                     Norton McNaughton, Inc. Executive Stock Option Plan.

10.51+                        Lease Agreement dated December 16, 1993 between Gettinger

                            Norton McNaughton, Inc.
                           Exhibit Index (continued)

Exhibit No.                   Description
-----------                   -----------

                              Associates, LP and Miss Erika, Inc.

10.52+                        Lease Agreement dated April 1, 1975 between Empire Carpet
                              Corporation and Miss Erika, Inc.

10.52(a)+                     Amendment dated January 17, 1978 to Lease Agreement dated April
                              1, 1975 between Empire Carpet Corporation and Miss Erika, Inc.

10.52(b)+                     Second Amendment dated February 17, 1981 to Lease Agreement dated
                              April 1, 1975 between Empire Carpet Corporation and Miss Erika,
                              Inc.

10.52(c)+                     Third Amendment dated March 5, 1982 to Lease Agreement dated
                              April 1, 1975 between Empire Carpet Corporation and Miss Erika,
                              Inc.

10.52(d)+                     Fourth Amendment dated August 15, 1983 to Lease Agreement dated
                              April 1, 1975 between Empire Carpet Corporation and Miss Erika,
                              Inc.

10.52(e)+                     Lease Modification and Extension Agreement dated January 24, 1985 between Teterboro Associates and Miss Erika, Inc. to Lease
                              Agreement dated April 1, 1975.

10.52(f)+                     Amendment to Lease dated August 8, 1985 to Lease Modification and
                              Extension Agreement dated January 24, 1985 between Teterboro
                              Associates and Miss Erika, Inc.

10.52(g)+                     Second Lease Modification and Extension Agreement dated December
                              18, 1986 to the Amended Lease Modification and Extension
                              Agreement dated August 8, 1985 between Teterboro Associates and
                              Miss Erika, Inc.

10.52(h)+                     Third Lease Modification and Extension Agreement dated January
                              18, 1989 to the Amended Lease Modification and Extension
                              Agreement dated August 8, 1985 between Teterboro Associates and
                              Miss Erika, Inc.

10.52(i)+                     Fourth Lease Modification and Extension Agreement dated June,
                              1991 to the Amended Lease Modification and Extension Agreement
                              dated August 8, 1985 between Teterboro Associates and Miss Erika,
                              Inc.

                            Norton McNaughton, Inc.
                           Exhibit Index (continued)

Exhibit No.                   Description
-----------                   -----------

10.52(j)+                     Fifth Lease Modification and Extension Agreement dated May 30,
                              1995 to the Amended Lease Modification and Extension Agreement
                              dated August 8, 1985 between Teterboro Associates and Miss Erika,
                              Inc.

10.52(k)+                     Sixth Lease Modification and Extension Agreement dated March 5,
                              1997 to the Amended Lease Modification and Extension Agreement
                              dated August 8, 1985 between Teterboro Associates and Miss Erika,
                              Inc.

10.53(a)                      Form of Employment Agreement between JJ Acquisition Corp. and
                              Susan Schneider (incorporated herein by reference to Exhibit 10.2 to Registrant's Current Report on Form 8-K filed April 22, 1998).

10.53(b)                      Form of Employment Agreement between JJ Acquisition Corp. and
                              Leslie Schneider (incorporated herein by reference to Exhibit
                              10.2 to Registrant's Current Report on Form 8-K filed April 22,
                              1998).

10.53(c)                      Form of Employment Agreement between JJ Acquisition Corp. and
                              Scott Schneider (incorporated herein by reference to Exhibit 10.2 to Registrant's Current Report on Form 8-K filed April 22, 1998).

10.54                         Lease dated June 18, 1998 between 80 Carter Drive Associates and
                              Jeri-Jo Knitwear, Inc. (incorporated herein by reference to
                              Exhibit 10.1 to Registrant's Current Report on Form 8-K filed
                              July 2, 1998).

10.55                         Guaranty of Lease dated June 18, 1998 by Norton McNaughton, Inc.
                              in favor of 80 Carter Drive Associates (incorporated herein by reference to Exhibit 10.2 to Registrant's Current Report on Form
                              8-K filed July 2, 1998).

10.56                         Amended and Restated Financing Agreement dated as of June 18,
                              1998 among Norton McNaughton, Inc., Norton McNaughton of Squire,
                              Inc., Miss Erika, Inc., Jeri-Jo Knitwear, Inc., the Lenders from time to time party thereto, NationsBanc Commercial Corporation, as collateral agent for the Lenders, and The CIT Group/Commercial
                              Services, Inc., as administrative agent for the Lenders and Fleet
                              Bank N.A., as documentation agent for the

                            Norton McNaughton, Inc.
                           Exhibit Index (continued)

Exhibit No.                   Description
-----------                   -----------

                              Lenders (incorporated herein by reference to Exhibit 10.6 to
                              Registrant's Current Report on Form 8-K filed July 2, 1998).

10.57                         Norton McNaughton, Inc. 1998 Long Term Incentive Plan
                              (incorporated herein by reference to the Registrant's
                              Registration Statement on Form S-8 No. 333-60881).

10.58                         Norton McNaughton, Inc. Stock Option Plan for Non-employee
                              Directors (incorporated herein by reference to the Registrant's
                              Registration Statement on Form S-8 No. 333-60881).

10.59                         Norton McNaughton, Inc. Option Bonus Plan for Senior Executives
                              of JJ Acquisition Corp. (incorporated herein by reference to the
                              Registrant's Registration Statement on Form S-8 No. 333-60881).

10.60                         Lease dated June 1, 1998 by and between Gettinger Associates and
                              Jeri-Jo Knitwear, Inc. (incorporated herein by reference to
                              Exhibit 10.1 to Registrant's Current Report on Form 8-K/A filed
                              August 6, 1998).

12.1++                        Statement re:  Computation of Ratio of Earnings to Fixed Charges.

21++                          Subsidiaries of the Registrant.

23.1++                        Consent of Ernst & Young LLP.

23.2++                        Consent of Ernst & Young LLP.

23.3++                        Consent of PricewaterhouseCoopers LLP.

23.4++                        Consent of  Friedman Alpren & Green LLP.

23.5                          Consent of Haythe & Curley (contained in Exhibit 5 hereto)

27++                          Financial Data Schedule (For SEC use only).

99++                          Form of Letter of Transmittal.

                              Norton McNaughton, Inc.
                              Exhibit Index (continued)

* Incorporated herein by reference to Exhibits to the Registrant's Registration Statement on Form S-1 No. 33-74200.

** Incorporated herein by reference to the Registrant's Registration Statement on Form S-8 No. 33-80370.

*** Incorporated herein by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the period ended November 4, 1994.

**** Incorporated herein by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the period ended November 4, 1995.

***** Incorporated herein by reference to the Registrant's Registration
      Statement on Form S-8 No. 33-92252.

x Incorporated herein by reference to the Registrant's Current Report on Form 8-K filed October 15, 1997.

xx Incorporated herein by reference to the Registrant's Current Report on Form 8-K/A filed December 15, 1997.

xxx Incorporated herein by reference to the Registrant's Registration Statement on Form S-8 No. 333-39049.

xxxx Incorporated herein by reference to the Registrant's Registration Statement on Form S-8 No. 333-29195.

+ Incorporated herein by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended November 1, 1997 filed February 17, 1998.

++    Filed herewith.

      Exhibits have been included in copies of this Report filed with the Securities and Exchange Commission. Stockholders of the Registrant will be provided with copies of these exhibits upon written request to the Registrant.